Exhibit 4.1

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.,
Depositor,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Master Servicer,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Special Servicer,

SITUS HOLDINGS, LLC,
Operating Advisor,

CITIBANK, N.A.,
Certificate Administrator,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Trustee

POOLING AND SERVICING AGREEMENT
Dated as of April 1, 2015

Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	4
Section 1.02	Certain Calculations	113
Section 1.03	Certain Constructions	117

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans	118
Section 2.02	Acceptance by the Trustee, the Custodian and the Certificate Administrator	122
Section 2.03	Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties	124
Section 2.04	Representations and Warranties of the Depositor	131
Section 2.05	Representations, Warranties and Covenants of the Master Servicer	133
Section 2.06	Representations, Warranties and Covenants of the Special Servicer	135
Section 2.07	Representations and Warranties of the Trustee	136
Section 2.08	Representations and Warranties of the Certificate Administrator	138
Section 2.09	Representations, Warranties and Covenants of the Operating Advisor	139
Section 2.10	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	141
Section 2.11	Miscellaneous REMIC and Grantor Trust Provisions	142

ARTICLE III

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 3.01	Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans; Sub-Servicing Agreements; Outside Serviced Trust Loans	143
Section 3.02	Liability of the Master Servicer	154
Section 3.03	Collection of Certain Mortgage Loan Payments	155
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	156
Section 3.05	Collection Account; Distribution Accounts; and Excess Liquidation Proceeds Reserve Account; and Excess Interest Distribution Account	159

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TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-AB Certificate
Exhibit A-6	Form of Class X-A Certificate
Exhibit A-7	Form of Class X-B Certificate
Exhibit A-8	Form of Class A-S Certificate
Exhibit A-9	Form of Class B Certificate
Exhibit A-10	Form of Class PEZ Certificate
Exhibit A-11	Form of Class C Certificate
Exhibit A-12	Form of Class D Certificate
Exhibit A-13	Form of Class X-D Certificate
Exhibit A-14	Form of Class E Certificate
Exhibit A-15	Form of Class F Certificate
Exhibit A-16	Form of Class G Certificate
Exhibit A-17	Form of Class H Certificate
Exhibit A-18	Form of Class R Certificate
Exhibit A-19	Form of Class S Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Request for Release
Exhibit D	Form of Distribution Date Statement
Exhibit E	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit F	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit H	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit J	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit K	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit L-1	Form of Affidavit Pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended
Exhibit L-2	Form of Transferor Letter
Exhibit L-3	Form of Transferee Letter
Exhibit L-4	Form of Investment Representation Letter
Exhibit M-1	Form of Investor Certification for Obtaining Information and Notices
Exhibit M-2	Form of Investor Certification for Exercising Voting Rights
Exhibit M-3	Form of Online Vendor Certification

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Exhibit M-4	Form of Confidentiality Agreement
Exhibit M-5	Form of NRSRO Certification
Exhibit N	Custodian Certification
Exhibit O	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit P	Supplemental Servicer Schedule
Exhibit Q	[Reserved]
Exhibit R	Form of Operating Advisor Annual Report
Exhibit S	Sub-Servicing Agreements
Exhibit T	Form of Recommendation of Special Servicer Termination
Exhibit U	Additional Form 10-D Disclosure
Exhibit V	Additional Form 10-K Disclosure
Exhibit W	Form of Additional Disclosure Notification
Exhibit X	Form Certification to be Provided with Form 10-K
Exhibit Y-1	Form of Certification to be Provided to Depositor by the Certificate Administrator
Exhibit Y-2	Form of Certification to be Provided to Depositor by the Master Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by the Special Servicer
Exhibit Y-4	Form of Certification to be Provided to Depositor by the Operating Advisor
Exhibit Y-5	Form of Certification to be Provided to Depositor by the Custodian
Exhibit Y-6	Form of Certification to be Provided to Depositor by the Trustee
Exhibit Z	Form 8-K Disclosure Information
Exhibit AA-1	Form of Power of Attorney for Master Servicer
Exhibit AA-2	Form of Power of Attorney for Special Servicer
Exhibit BB	Class A-AB Scheduled Principal Balance
Exhibit CC-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit CC-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit DD	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit EE	Form of Notice of Exchange of Exchangeable Certificates
Exhibit FF	Form of Notice Regarding Outside Serviced Trust Loan
Exhibit GG	Specified Serviced Mortgage Loans

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Pooling and Servicing Agreement, dated as of April 1, 2015, among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator, and Deutsche Bank Trust Company Americas, as Trustee.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary
Statement shall have the meanings
specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Certificate Administrator will elect that two segregated portions of the Trust Fund (other than the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Excess Interest Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the proceeds of the foregoing) be treated for federal income tax purposes as two separate REMICs (designated as the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, respectively). The Regular Certificates and the Class PEZ Regular Interests will represent “regular interests” in the Upper-Tier REMIC, and the Upper-Tier Residual Interest will be the sole class of “residual interests” in the Upper-Tier REMIC.

There are also (i) 13 classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (designated as the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LH Interests), each of which will constitute a class of “regular interests” in the Lower-Tier REMIC, and (ii) the Lower-Tier Residual Interest, which will be the sole class of “residual interests” in the Lower-Tier REMIC.

The Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC. The Class R Certificates will represent both the Lower-Tier Residual Interest and the Upper-Tier Residual Interest.

The parties intend that (i) the portion of the Trust Fund representing the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, the Excess Interest Grantor Trust Assets and the proceeds of the foregoing will be treated as assets of a grantor trust under subpart E of Part I of subchapter J of the Code and (ii) the beneficial interests in such grantor trust will be represented by the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class PEZ Certificates and the Excess Interest Certificates.

UPPER-TIER REMIC

The following table sets forth the Class designation, the approximate initial pass-through rate and the aggregate initial principal amount (the “Original Certificate Principal Amount”) or, in the case of the Class X-A, Class X-B and Class X-D Certificates, notional amount (the “Original Notional Amount”), as applicable, for each Class of Certificates and each Class PEZ Regular Interest comprising or evidencing the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Principal Amount / Original Notional Amount
Class A-1	1.450%	$29,302,000
Class A-2	2.674%	$146,427,000
Class A-3	2.935%	$220,000,000
Class A-4	3.192%	$334,415,000
Class A-AB	2.984%	$52,822,000
Class X-A(1)	1.178%	$838,892,000
Class X-B(1)	0.398%	$72,704,000
Class X-D(1)	1.046%	$65,713,000
Class A-S Regular Interest	3.457%	$55,926,000
Class B Regular Interest	3.758%	$72,704,000
Class C Regular Interest	4.156%	$51,732,000
Class D	3.110%	$65,713,000
Class E	4.156%	$23,769,000
Class F	4.156%	$11,185,000
Class G	4.156%	$15,380,000
Class H	4.156%	$39,148,505
Class R(2)	N/A	N/A

(1)
The Class X-A, Class X-B and Class X-D Certificates will not have Certificate Principal Amounts; rather, each such Class of Certificates will accrue interest as provided herein on the related Notional Amount.

(2)
The Class R Certificates will not have a Certificate Principal Amount or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Funds remaining in the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made with respect to the Regular Certificates and the Class PEZ Regular Interests, will be distributed to the Holders of the Class R Certificates.

LOWER-TIER REMIC

The following table sets forth the Class designation, the corresponding Lower-Tier Regular Interest (the “Corresponding Lower-Tier Regular Interest”) and its original Lower-Tier Principal Balance, and the corresponding component of the Class X Certificates (the

“Corresponding Component”) for each Class of Regular Certificates and each Class PEZ Regular Interest. Each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest constitutes the “Corresponding Certificates” with respect to that Class’ or Class PEZ Regular Interest’s Corresponding Lower-Tier Regular Interest and Corresponding Component.

Class Designation	Corresponding Lower-Tier Regular Interest(1)(2)	Original Lower-Tier Principal Balance	Corresponding Component(2)
Class A-1	LA-1	$29,302,000	Class A-1
Class A-2	LA-2	$146,427,000	Class A-2
Class A-3	LA-3	$220,000,000	Class A-3
Class A-4	LA-4	$334,415,000	Class A-4
Class A-AB	LA-AB	$52,822,000	Class A-AB
Class A-S Regular Interest	LA-S	$55,926,000	Class A-S
Class B Regular Interest	LB	$72,704,000	Class B
Class C Regular Interest	LC	$51,732,000	N/A
Class D	LD	$65,713,000	Class D
Class E	LE	$23,769,000	N/A
Class F	LF	$11,185,000	N/A
Class G	LG	$15,380,000	N/A
Class H	LH	$39,148,505	N/A

(1)	The interest rate of each Lower-Tier Regular Interest is the WAC Rate.

(2)
The Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to any Class of Regular Certificates or any Class PEZ Regular Interest are also the Corresponding Lower-Tier Regular Interest and Corresponding Component with respect to each other.

GRANTOR TRUST

The portions of the Trust Fund consisting of the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets and the Excess Interest Grantor Trust Assets shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes. The Class A-S Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-S Specific Grantor Trust Assets. The Class B Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class B Specific Grantor Trust Assets. The Class PEZ Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class PEZ Specific Grantor Trust Assets. The Class C Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class C Specific Grantor Trust Assets. The Excess Interest Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Excess Interest Grantor Trust Assets. As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of either Trust REMIC.

The following table sets forth the Class designation, the approximate initial Pass-Through Rate and the Original Certificate Principal Amount for each Class of Exchangeable Certificates representing a beneficial ownership interest in one or more of the Class PEZ Regular Interests:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Principal Amount
Class A-S(1)	3.457%	$55,926,000
Class B(2)	3.758%	$72,704,000
Class PEZ(3)	N/A(4)	$0
Class C(5)	4.156%	$51,732,000

(1)
The Class A-S Certificates represent a beneficial ownership interest in the Class A-S Percentage Interest of the Class A-S Regular Interest. The aggregate Certificate Principal Amount of the Class A-S Certificates and the Class PEZ Component A-S will at all times equal the Certificate Principal Amount of the Class A-S Regular Interest.

(2)
The Class B Certificates represent a beneficial ownership interest in the Class B Percentage Interest of the Class B Regular Interest. The aggregate Certificate Principal Amount of the Class B Certificates and the Class PEZ Component B will at all times equal the Certificate Principal Amount of the Class B Regular Interest.

(3)
The Class PEZ Certificates represent a beneficial ownership interest in the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest, the Class B-PEZ Percentage Interest of the Class B Regular Interest and the Class C-PEZ Percentage Interest of the Class C Regular Interest.

(4)
The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Percentage Interest of the Class PEZ Regular Interests.

(5)
The Class C Certificates represent a beneficial ownership interest in the Class C Percentage Interest of the Class C Regular Interest. The aggregate Certificate Principal Amount of the Class C Certificates and the Class PEZ Component C will at all times equal the Certificate Principal Amount of the Class C Regular Interest.

As of the Cut-Off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $1,118,523,506.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“170 Broadway Co-Lender Agreement”: With respect to the 170 Broadway Loan Combination, the related co-lender agreement, dated as of March 20, 2015, by and between the holder of the 170 Broadway Mortgage Loan and the 170 Broadway Companion Loan Holder, relating to the relative rights of the holder of the 170 Broadway Mortgage Loan and the 170 Broadway Companion Loan Holder, as the same may be amended from time to time in accordance with the terms thereof.

“170 Broadway Companion Loan”: With respect to the 170 Broadway Loan Combination, the related promissory note made by the related Mortgagor and secured by the 170 Broadway Mortgage and designated as promissory note A-2, which is not included in the Trust and is pari passu in right of payment with the 170 Broadway Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the 170 Broadway Co-Lender Agreement.

“170 Broadway Companion Loan Holder”: The holder of the 170 Broadway Companion Loan.

“170 Broadway Loan Combination”: The 170 Broadway Mortgage Loan, together with the 170 Broadway Companion Loan, each of which is secured by the 170 Broadway Mortgage. References herein to the 170 Broadway Loan Combination shall be construed to refer to the aggregate indebtedness secured under the 170 Broadway Mortgage.

“170 Broadway Mortgage”: The Mortgage securing the 170 Broadway Mortgage Loan and the 170 Broadway Companion Loan.

“170 Broadway Mortgage Loan”: With respect to the 170 Broadway Loan Combination, the Mortgage Loan included in the Trust, which is (i) secured by the Mortgaged Property identified on the Mortgage Loan Schedule as 170 Broadway, (ii) evidenced by a promissory note A-1 and (iii) pari passu in right of payment with the 170 Broadway Companion Loan to the extent set forth in the related Loan Documents and as provided in the 170 Broadway Co-Lender Agreement.

“3 Columbus Circle Co-Lender Agreement”: With respect to the 3 Columbus Circle Loan Combination, the related co-lender agreement, dated as of March 6, 2015, by and between the holder of the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Companion Loan Holders, relating to the relative rights of the holder of the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Companion Loan Holders, as the same may be amended from time to time in accordance with the terms thereof.

“3 Columbus Circle Companion Loans”: With respect to the 3 Columbus Circle Loan Combination, the related promissory notes made by the related Mortgagor and secured by the 3 Columbus Circle Mortgage and designated as promissory notes A-1, A-3, A-4 and A-6, which are not included in the Trust and are pari passu in right of payment with the 3 Columbus Circle Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the 3 Columbus Circle Co-Lender Agreement.

“3 Columbus Circle Companion Loan Holder”: The holder of a 3 Columbus Circle Companion Loan.

“3 Columbus Circle Controlling Companion Loan”: The 3 Columbus Circle Companion Loan evidenced by the promissory note A-1 in the original principal amount of $90,000,000.

“3 Columbus Circle Controlling Note Securitization Date”: With respect to the 3 Columbus Circle Loan Combination, the date on which the 3 Columbus Circle Controlling Companion Loan is included in an Other Securitization Trust, provided that the related 3 Columbus Circle Companion Loan Holder provides the Master Servicer, the Special Servicer, the Certificate Administrator and/or the Trustee, as applicable, with notice in accordance with the terms of the 3 Columbus Circle Co-Lender Agreement.

“3 Columbus Circle Loan Combination”: The 3 Columbus Circle Mortgage Loan, together with the 3 Columbus Circle Companion Loans, each of which is secured by the 3 Columbus Circle Mortgage. References herein to the 3 Columbus Circle Loan Combination shall be construed to refer to the aggregate indebtedness secured under the 3 Columbus Circle Outlets Mortgage.

“3 Columbus Circle Mortgage”: The Mortgage securing the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Companion Loans.

“3 Columbus Circle Mortgage Loan”: With respect to the 3 Columbus Circle Loan Combination, the Mortgage Loan included in the Trust, which is (i) secured by the Mortgaged Property identified on the Mortgage Loan Schedule as 3 Columbus Circle, (ii) evidenced by promissory notes A-2 and A-5 and (iii) pari passu in right of payment with the 3 Columbus Circle Companion Loans to the extent set forth in the related Loan Documents and as provided in the 3 Columbus Circle Co-Lender Agreement.

“3 Columbus Circle Pooling and Servicing Agreement”: (i) Prior to the 3 Columbus Circle Controlling Note Securitization Date, the pooling and servicing agreement governing the issuance of the COMM 2015-CCRE22 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, dated as of March 1, 2015, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as a special servicer, Midland Loan Services, a Division of PNC Bank, National Association, as a special servicer, Park Bridge Lender Services LLC, as operating advisor, Wilmington Trust, National Association, as trustee, and Deutsche Bank Trust Company Americas, as certificate administrator and custodian, as the same may be amended from time to time in accordance with the terms thereof, and (ii) on or after the 3 Columbus Circle Controlling Note Securitization Date, the pooling and servicing agreement governing the creation of the Outside Securitization Trust that holds the 3 Columbus Circle Controlling Companion Loan.

“10-K Filing Deadline”: As defined in Section 10.05 of this Agreement.

“AB Loan Combination”: A Loan Combination that includes a Subordinate Companion Loan. There are no AB Loan Combinations related to the Trust and all references in this Agreement to “AB Loan Combinations” shall be disregarded.

“Acceptable Insurance Default”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination), any Default arising when the related Loan Documents require that the related Mortgagor must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and, with the consent of the related Directing Holder, unless an applicable Control Termination Event has occurred and is continuing), that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided, however, that the related Directing Holder shall have no more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer shall not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Accrued Component Interest”: With respect to each Component for any Distribution Date, one month’s interest at the Class X Strip Rate applicable to such Component for such Distribution Date, accrued on the Component Notional Amount of such Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Component and any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

“Act” or “Securities Act”: The Securities Act of 1933, as it may be amended from time to time and the rules and regulations thereunder.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit W.

“Additional Form 10-D Disclosure”: As defined in Section 10.04 of this Agreement.

“Additional Form 10-K Disclosure”: As defined in Section 10.05 of this Agreement.

“Additional Information”: As defined in Section 4.02(a) of this Agreement.

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Depositor, any Mortgage Loan Seller or any of the Underwriters that Services any of the Mortgage Loans, each Outside Servicer, each Outside Special Servicer and each Person, other than the Special Servicer or the Certificate Administrator, who is not an Affiliate of the Master Servicer, the Certificate Administrator, the Trustee, the Depositor, any Mortgage Loan Seller or any of the Underwriters who Services 10%

or more of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Additional Trust Fund Expenses”: (i) Special Servicing Fees, Workout Fees and Liquidation Fees, (ii) interest in respect of unreimbursed Advances, (iii) the cost of various default-related or unanticipated Opinions of Counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the Trust Fund, (iv) unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including indemnities and expense reimbursements to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Depositor and federal, state and local taxes, and tax-related expenses, specifically payable out of the Trust Fund and (v) any other default-related or unanticipated expense of the Trust Fund that is not covered by an Advance and for which there is no corresponding collection from a Mortgagor.

“Administrative Cost Rate”: As of any date of determination, a rate equal to the sum of the Servicing Fee Rate, the Operating Advisor Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate and the Trustee/Certificate Administrator Fee Rate.

“Advance”: Any P&I Advance or Property Advance.

“Advance Interest Amount”: Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer or the Trustee, as applicable, have not been reimbursed for the number of days from the date on which such Advance was made through, but not including, the date of reimbursement of the related Advance, less any amount of interest previously paid on such Advance; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period (or, if there is no grace period, on or prior to the related Due Date), interest on such P&I Advance shall accrue only from and after the expiration of such grace period (or, if there is no grace period, from and after the related Due Date) and only if the subject Mortgage Loan is then still delinquent; and provided, further, that interest at the Advance Rate shall not accrue on any Advance made to cover a delinquent Applicable Monthly Payment that has been received after the Determination Date and prior to 2:00 p.m. (Eastern Time) on the related Master Servicer Remittance Date.

“Advance Rate”: A per annum rate equal to the Prime Rate, compounded annually.

“Affected Loan(s)”: As defined in Section 2.03(a) of this Agreement.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliate Ethical Wall”: Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, and (2) that the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, will not obtain information regarding Investments in the Certificates from such Affiliate. Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, to such Affiliate and (b) policies and procedures against the disclosure of information regarding Investments in Certificates from such Affiliate to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“A.M. Best”: A.M. Best Company, Inc. or its successors in interest. If neither A.M. Best nor any successor remains in existence, “A.M. Best” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of A.M. Best herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Ancillary Fees”: With respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, Assumption Fees, assumption application fees and defeasance fees) actually received from the related Mortgagor.

“Anticipated Repayment Date”: With respect to any ARD Mortgage Loan, the date upon which such ARD Mortgage Loan commences accruing interest at its Revised Rate.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Laws”: As defined in Section 3.01(l), Section 3.21(g) and Section 8.02(h), respectively, of this Agreement.

“Applicable Monthly Payment”: For any Mortgage Loan (including an Outside Serviced Trust Loan) with respect to any month (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment; provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Mortgage Rate less the Servicing Fee Rate; and provided, further, that for purposes of determining the amount of any P&I Advance, the Monthly Payment shall be as reduced pursuant to any modification of a Mortgage Loan pursuant to Section 3.24 of this Agreement or pursuant to the applicable Other Pooling and Servicing Agreement, or pursuant to any bankruptcy, insolvency, or other similar proceeding involving the related Mortgagor.

“Applicant”: As defined in Section 5.07(a) of this Agreement.

“Appraisal”: An appraisal prepared by an Appraiser, which shall be prepared in accordance with MAI standards.

“Appraisal Reduction Amount”: For any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which an Appraisal Reduction Event has occurred and an Appraisal Reduction Amount is required to be calculated, an amount (subject to the operation of the final paragraph of Section 3.10(a)) equal to the excess, if any, of (a) the Stated Principal Balance of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Properties (as determined by one or more Appraisals obtained by the Special Servicer (the cost of which shall be advanced by the Master Servicer as a Property Advance unless such Property Advance would be a Nonrecoverable Advance)), minus such downward adjustments as the Special Servicer may make in accordance with the Servicing Standard (without implying any obligation to do so) based upon the Special Servicer’s review of the Appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of the calculation over (ii) the sum, as of the Due Date occurring in the month of the date of determination, of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to its Mortgage Rate (and with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances (which shall include, without limitation, (1) any Advances as to which the advancing party was reimbursed from a source other than the related Mortgagor and (2) any Unliquidated Advances), with interest thereon at the Advance Rate in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts, due and unpaid with respect to such Serviced Mortgage Loan (or Serviced Loan Combination) (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and/or for which funds have not been escrowed). Promptly upon the occurrence of an Appraisal Reduction Event (or a longer period so long as the Special Servicer is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain such), if an Appraisal has not been obtained within the immediately preceding nine (9) months (or if the Special Servicer has determined in accordance with the Servicing Standard such Appraisal to be materially inaccurate), the Special Servicer shall obtain an Appraisal, the costs of which shall be paid by the Master Servicer as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance). The Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify Appraisal Reduction Amounts. On the first Determination Date occurring on or after the delivery of such Appraisal, the Special Servicer shall calculate or adjust, as applicable, the Appraisal Reduction Amount to take into account such Appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. Notwithstanding the foregoing, if an Appraisal is required to be obtained in accordance with Section 3.10(a) of this Agreement but is not obtained within 120 days following the events described in the applicable clause of the definition “Appraisal Reduction Event” (without regard to the time periods stated therein), then, until such Appraisal is obtained and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will equal 25% of the Stated Principal Balance of such related Serviced Mortgage Loan; provided that, upon receipt of an Appraisal, however, the Appraisal Reduction Amount for such Serviced Mortgage Loan (or Serviced Loan Combination) will be recalculated in accordance with this definition without regard to this sentence. With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred during the preceding three months), the Special Servicer shall, within 30 days of each anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of the prior Appraisal) (the cost of which will be covered by, and reimbursable as, a Property Advance by the Master Servicer or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance), provided, however, no new or updated Appraisal will be required if the Serviced Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the Special Servicer reasonably believes such sale is likely to close. Based upon such Appraisal or letter updates thereto, the Special Servicer shall determine and report to the Master Servicer and the Certificate Administrator the Appraisal Reduction Amount, if any, with respect to such Serviced Mortgage Loan (or Serviced Loan Combination), and each of those parties shall be entitled to rely conclusively on such determination by the Special Servicer. The Special Servicer shall deliver a copy of any such Appraisal to the Master Servicer and the Certificate Administrator, which shall be in electronic format. Each Appraisal Reduction Amount shall also be adjusted with respect to the next Distribution Date to take into account any subsequent Appraisal and annual letter updates, as of the date of each such subsequent Appraisal or letter update.

Upon payment in full or liquidation of any Serviced Loan for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated. In addition, with respect to any Serviced Loan, as to which an Appraisal Reduction Event has occurred, such Serviced Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and such Serviced Loan becomes and remains current for three consecutive Monthly Payments and (b) no other Appraisal Reduction Event has occurred and is continuing.

Appraisal Reduction Amounts with respect to each Serviced Loan Combination shall be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan.

Notwithstanding the foregoing, with respect to each Outside Serviced Trust Loan, the Appraisal Reduction Amount shall be the portion of any “Appraisal Reduction Amount” relating to such Outside Serviced Loan Combination, that is calculated pursuant to the applicable Other Pooling and Servicing Agreement by the related Outside Special Servicer or related Outside Servicer, as applicable, and that is allocable to such Outside Serviced Trust Loan pursuant to such Outside Pooling and Servicing Agreement and the related Co-Lender Agreement. The parties hereto shall be entitled to rely on such calculations as reported to them by the related Outside Servicer. By their acceptance of their Certificates, the Certificateholders shall be deemed to have acknowledged that the applicable Other Pooling and Servicing Agreement, and the related Co-Lender Agreement taken together, provide that any such “Appraisal Reduction Amount” will be calculated under the applicable Other Pooling and Servicing Agreement by the applicable party thereto.

“Appraisal Reduction Event”: With respect to any Serviced Loan, the earliest of (i) the date on which such Serviced Loan becomes a Modified Asset, (ii) the date on which such Serviced Loan is 60 days or more delinquent in respect of any Monthly Payment, except for a Balloon Payment, (iii) in the case of a delinquent Balloon Payment, (A) the date occurring 60 days after the date on which such Balloon Payment was due (except as described in clause B below) or (B) if the related Mortgagor has delivered to the Master Servicer (who shall promptly deliver a copy thereof to the Special Servicer) or the Special Servicer (who shall promptly deliver a copy thereof to the Master Servicer) a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, the date occurring 120 days after the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur), (iv) the date on which the related Mortgaged Property has become an REO Property,

(v) a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, (vi) 60 days after the related Mortgagor is subject to a bankruptcy, insolvency or similar proceedings, which, in the case of an involuntary bankruptcy, insolvency or similar proceeding, is not dismissed within those 60 days, or (vii) the date on which such Serviced Loan remains outstanding five (5) years following any extension of its maturity date pursuant to Section 3.24 of this Agreement. If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event shall be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event shall be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination. No Appraisal Reduction Event may occur at any time when the aggregate Certificate Principal Amount of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero. The Special Servicer shall notify the Master Servicer and the Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

“Appraised Value”: As of any date of determination, (i) with respect to any Mortgaged Property (other than a Mortgaged Property securing an Outside Serviced Trust Loan), the appraised value thereof based upon an appraisal or update thereof prepared by an Appraiser that is contained in the related Servicing File obtained within the time parameters required by this Agreement, and (ii) with respect to each Mortgaged Property securing an Outside Serviced Trust Loan, the appraised value allocable thereto, as determined pursuant to the Other Pooling and Servicing Agreement.

“Appraised-Out Class”: As defined in Section 3.10(a) of this Agreement.

“Appraiser”: An Independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five years’ experience in the related property type and market.

“ARD Mortgage Loan”: Any Mortgage Loan that is identified as having an Anticipated Repayment Date and a Revised Rate on the Mortgage Loan Schedule.

“Asset Status Report”: As defined in Section 3.21(b) of this Agreement.

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumption Fees”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), any and all assumption fees of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) for transactions effected under Section 3.09(a), 3.09(b) and 3.09(c) of this Agreement (excluding assumption application fees), actually paid by the related Mortgagor and other applicable fees (not including assumption fees and/or assumption application fees) actually paid by the related Mortgagor in accordance with the related Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust (or, in the case of a Serviced Loan Combination, on behalf of the Trust and the Serviced Companion Loan Holder) pursuant to Section 3.09(a) of this Agreement or paid by the related Mortgagor with respect to any transfer of an interest in such Mortgagor pursuant to Section 3.09(a) of this Agreement.

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 5.09 of this Agreement.

“Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)           the aggregate amount relating to the Trust Fund on deposit in the Collection Account and the Lower-Tier Distribution Account, as of the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date, exclusive of (without duplication) any portion of the foregoing that represents:

(i)             all Monthly Payments and Balloon Payments paid by the Mortgagors that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period;

(ii)           all unscheduled payments of principal (including Principal Prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), Net Liquidation Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds and other unscheduled recoveries, together with any Monthly Payments and any Balloon Payments, that were received in respect of the Mortgage Pool subsequent to the related Determination Date (other than any remittances on the Outside Serviced Trust Loans or the Trust’s interest in any related REO Property contemplated by clause (b) of this definition);

(iii)          all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (viii), inclusive, of Section 3.06(a) of this Agreement;

(iv)          all amounts representing Excess Interest;

(v)           all Yield Maintenance Charges;

(vi)          all Penalty Charges retained in the Collection Account pursuant to Section 3.14 of this Agreement;

(vii)         all amounts deposited in the Collection Account or the Lower-Tier Distribution Account, as the case may be, in error; and

(viii)        with respect to the Mortgage Loans (including REO Mortgage Loans) for which Withheld Amounts are required to be deposited in the Interest Reserve Account, and any Distribution Date in January (except in a leap year) or February of each calendar year (commencing in 2016) (unless, in either case, such Distribution Date is the final Distribution Date), an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which the subject Distribution Date occurs at the related Mortgage Rate, less the Administrative Cost Rate, to the extent such amounts are on deposit in the Collection Account and held pending transfer to the Interest Reserve Account;

(b)           if and to the extent not already included in clause (a) of this definition, the aggregate amount transferred from any REO Account or Loan Combination Custodial Account to the Collection Account for such Distribution Date pursuant to Section 3.16 or Section 3.06A, as applicable, of this Agreement, and all remittances received on the Outside Serviced Trust Loans or the Trust’s interest in any related REO Property in the month of such Distribution Date, in each case to the extent that such transfer is made or such remittances are received, as the case may be, by the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date;

(c)           the aggregate amount of any Compensating Interest Payments made by the Master Servicer and P&I Advances made by the Master Servicer or the Trustee, as applicable, for such Distribution Date (net of the related Trustee/Certificate Administrator Fee with respect to the Mortgage Loans (including REO Mortgage Loans) for which such Compensating Interest Payments or P&I Advances are made, to the extent not already deducted from Available Funds pursuant to clause (a)(iii) of this definition); and

(d)           for the Distribution Date occurring in each March (or February if the final Distribution Date occurs in such month), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.23 of this Agreement.

Notwithstanding the investment of funds held in the Collection Account or the Lower Tier Distribution Account pursuant to Section 3.07 of this Agreement, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

“Balloon Loan”: Any Mortgage Loan or Serviced Companion Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its Maturity Date, unless such extension results solely from the accrual of interest on the basis of the actual number of days elapsed in a year of 360 days, notwithstanding calculation of Monthly Payments based on a 360-day year consisting of twelve 30-day months.

“Balloon Payment”: With respect to any Balloon Loan as of any date of determination, the amount outstanding on the Maturity Date of such Mortgage Loan in excess of the related Monthly Payment.

“Base Interest Fraction”: With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates or any Class PEZ Regular Interest, a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or Class PEZ Regular Interest exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents) and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge or that is otherwise described in the related Loan Documents); provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If the discount rate referred to in the preceding sentence is greater than or equal to both of (x) the Mortgage Rate on the related Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal one.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence (which may be in the form of an Investor Certification) at its expense of its status as a Beneficial Owner hereunder.

“Borrower Delayed Reimbursements”: Any Additional Trust Fund Expenses and reimbursements of Advances that the related Mortgagor is required, pursuant to a written modification agreement, to pay in the future to the Trust in its capacity as owner of the related Mortgage Loan.

“Breach”: As defined in Section 2.03(a) of this Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking institutions in the States of New York, Pennsylvania, Kansas and California, the cities in which the principal offices of the Operating Advisor, the Master Servicer or the Special Servicer are located, or the city in which the Corporate Trust Office of the Certificate Administrator or the Trustee is located, are authorized or obligated by law, executive order or governmental decree to be closed.

“Calculation Rate”: A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on a Mortgage Loan or proceeds from the sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagors on similar debt of the Mortgagors as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

“CCR Consultation Termination Event”: The event that (i) occurs when none of the Classes of Class E, Class F, Class G and Class H Certificates has an outstanding Certificate Principal Amount, without regard to the allocation of any Appraisal Reduction Amounts, that is equal to or greater than 25% of the initial Certificate Principal Amount of that Class of Certificates or (ii) is deemed to occur pursuant to Section 6.09(d) or Section 6.09(h) of this Agreement.

“CCR Control Termination Event”: The event that (i) occurs when none of the Classes of Class E, Class F, Class G and Class H Certificates has an outstanding Certificate Principal Amount (as notionally reduced by any Appraisal Reduction Amounts then allocable to such Class in accordance with Section 3.10(a) of this Agreement) that is at least equal to 25% of the initial Certificate Principal Amount of such Class of Certificates or (ii) is deemed to occur pursuant to Section 6.09(d) or Section 6.09(h) of this Agreement.

“Certificate”: Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class S and Class R Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”: Citibank, N.A., a national banking association, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator Accounts”: As defined in Section 3.07(a) of this Agreement.

“Certificate Administrator Personnel”: The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.sf.citidirect.com.

“Certificate Factor”: With respect to any Class of Regular Certificates and any Class PEZ Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Certificate Principal Amount or the Notional Amount, as the case may be, and the denominator of which is the related initial Certificate Principal Amount or the initial Notional Amount, as the case may be.

“Certificate Principal Amount”: With respect to any Class of Sequential Pay Certificates or Class PEZ Regular Interest, (a) as of any date of determination on or prior to the first Distribution Date, an amount (adjusted in the case of any Class of Class A-S, Class B and Class C Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement from and including the Closing Date up to and including such date of determination) equal to the aggregate initial Certificate Principal Amount of such Class of Sequential Pay Certificates or such Class PEZ Regular Interest, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, an amount (adjusted in the case of any Class of Class A-S, Class B and Class C Certificates to take into account any Certificate exchanges pursuant to Section 5.12 of this Agreement after the Distribution Date immediately prior to such date of determination up to and including such date of determination) equal to the Certificate Principal Amount of such Class of Sequential Pay Certificates or such Class PEZ Regular Interest on the Distribution Date immediately prior to such date of determination, after any actual distributions of principal thereon and allocations of Realized Losses thereto on such prior Distribution Date, and after any increases to such Certificate Principal Amount on such prior Distribution Date (as and to the extent provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement) in connection with recoveries of Nonrecoverable Advances previously reimbursed out of collections of principal on the Mortgage Loans. The Certificate Principal Amount of the Class PEZ Component A-S shall at all times equal the Class A-S-PEZ Percentage Interest of the Certificate Principal Amount of the Class A-S Regular Interest. The Certificate Principal Amount of the Class PEZ Component B shall at all times equal the Class B-PEZ Percentage Interest of the Certificate Principal Amount of the Class B Regular Interest. The Certificate Principal Amount of the Class PEZ Component C shall at all times equal the Class C-PEZ Percentage Interest of the Certificate Principal Amount of the Class C Regular Interest. The Certificate Principal Amount of the Class PEZ Certificates shall at all times equal the aggregate Certificate Principal Amount of the Class PEZ Components.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.03(a) of this Agreement.

“Certificateholder”: With respect to any Certificate, the Person whose name is registered in the Certificate Register (including, solely for the purposes of distributing reports, statements or other information pursuant to this Agreement, Beneficial Owners or potential transferees of Certificates to the extent the Person distributing such information has been provided with an Investor Certification by or on behalf of such Beneficial Owner or potential transferee); provided, however, that, except to the extent provided in the next proviso, solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a manager of a Mortgaged Property, a Mortgagor or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a manager of a Mortgaged Property or a Mortgagor shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, however, that for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor shall be deemed to be outstanding, provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or any of their Affiliates, then such Certificate so owned shall be deemed not to be outstanding; provided, however, if the Master Servicer, the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it shall be permitted to act in such capacity and exercise all rights under this Agreement bestowed upon the Controlling Class; provided, further, if an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor has provided an Investor Certification in which it has certified as to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable, then any Certificates beneficially owned by such Affiliate shall be deemed to be outstanding.

“Certification Parties”: As defined in Section 10.06 of this Agreement.

“Certifying Certificateholder”: A Certificateholder or Beneficial Owner of a Certificate that has provided the Trustee or the Certificate Administrator, as applicable, with an executed Investor Certification.

“Certifying Person”: As defined in Section 10.06 of this Agreement.

“Certifying Servicer”: As defined in Section 10.08 of this Agreement.

“CGMRC”: Citigroup Global Markets Realty Corp., a New York corporation, and its successors in interest.

“CGMRC Loan Purchase Agreement”: The mortgage loan purchase agreement, dated as of April 1, 2015, by and between CGMRC and the Depositor.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical or alphanumeric class designation, and with respect to the Lower-Tier Regular Interests, each interest set forth in the Preliminary Statement hereto.

“Class A-1 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-1 hereto.

“Class A-1 Component”: The Component having such designation.

“Class A-1 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 1.450%.

“Class A-2 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-2 hereto.

“Class A-2 Component”: The Component having such designation.

“Class A-2 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 2.674%.

“Class A-3 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-3 hereto.

“Class A-3 Component”: The Component having such designation.

“Class A-3 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 2.935%.

“Class A-4 Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-4 hereto.

“Class A-4 Component”: The Component having such designation.

“Class A-4 Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.192%.

“Class A-AB Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-5 hereto.

“Class A-AB Component”: The Component having such designation.

“Class A-AB Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 2.984%.

“Class A-AB Scheduled Principal Balance”: For any Distribution Date, the scheduled principal balance for such Distribution Date set forth on Exhibit BB to this Agreement.

“Class A-S Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-8 hereto. The Class A-S Certificates represent undivided beneficial interests in the Class A-S Specific Grantor Trust Assets.

“Class A-S Component”: The Component having such designation.

“Class A-S Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class A-S Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date.

“Class A-S Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.457%.

“Class A-S Percentage Interest”: As of any date of determination, with respect to the Class A-S Regular Interest and the Class A-S Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class A-S Certificates, and the denominator of which is the Certificate Principal Amount of the Class A-S Regular Interest.

“Class A-S Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class A-S Percentage Interest and (ii) the Class A-S Regular Interest Principal Distribution Amount for such Distribution Date.

“Class A-S Regular Interest”: The uncertificated interest corresponding to the Class A-S Certificates and the Class PEZ Certificates (to the extent of the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class A-S Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class A-S Regular Interest with respect to such Distribution Date.

“Class A-S Regular Interest Pass-Through Rate”: The Class A-S Pass-Through Rate.

“Class A-S Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date.

“Class A-S Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class A-S Percentage Interest of the Class A-S Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class A-S Percentage Interest in the Class A-S Regular Interest.

“Class A-S-PEZ Percentage Interest”: As of any date of determination, with respect to the Class A-S Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class A-S Percentage Interest.

“Class B Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in

Exhibit A-9 hereto. The Class B Certificates represent undivided beneficial interests in the Class B Specific Grantor Trust Assets.

“Class B Component”: The Component having such designation.

“Class B Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the lesser of 3.758% and the WAC Rate.

“Class B Percentage Interest”: As of any date of determination, with respect to the Class B Regular Interest and the Class B Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class B Certificates, and the denominator of which is the Certificate Principal Amount of the Class B Regular Interest.

“Class B Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class B Percentage Interest and (ii) the Class B Regular Interest Principal Distribution Amount for such Distribution Date.

“Class B Regular Interest”: The uncertificated interest corresponding to the Class B Certificates and the Class PEZ Certificates (to the extent of the Class B-PEZ Percentage Interest of the Class B Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class B Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class B Regular Interest with respect to such Distribution Date.

“Class B Regular Interest Pass-Through Rate”: The Class B Pass-Through Rate.

“Class B Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date.

“Class B Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class B Percentage Interest of the Class B Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class B Percentage Interest in the Class B Regular Interest.

“Class B-PEZ Percentage Interest”: As of any date of determination, with respect to the Class B Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class B Percentage Interest.

“Class C Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-11 hereto. The Class C Certificates represent undivided beneficial interests in the Class C Specific Grantor Trust Assets.

“Class C Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class C Percentage Interest”: As of any date of determination, with respect to the Class C Regular Interest and the Class C Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Principal Amount of the Class C Certificates, and the denominator of which is the Certificate Principal Amount of the Class C Regular Interest.

“Class C Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class C Percentage Interest and (ii) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class C Regular Interest”: The uncertificated interest corresponding to the Class C Certificates and the Class PEZ Certificates (to the extent of the Class C-PEZ Percentage Interest of the Class C Regular Interest), constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class C Regular Interest Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (including Yield Maintenance Charges), properly made on or in respect of the Class C Regular Interest with respect to such Distribution Date.

“Class C Regular Interest Pass-Through Rate”: The Class C Pass-Through Rate.

“Class C Regular Interest Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class C Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class C Percentage Interest of the Class C Regular Interest and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class C Percentage Interest in the Class C Regular Interest.

“Class C-PEZ Percentage Interest”: As of any date of determination, with respect to the Class C Regular Interest and the Class PEZ Certificates, a percentage interest equal to 100.0% minus the Class C Percentage Interest.

“Class D Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-12 hereto.

“Class D Component”: The Component having such designation.

“Class D Pass-Through Rate”: For any Distribution Date, a per annum rate equal to 3.110%.

“Class E Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-14 hereto.

“Class E Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class E Transfer”: As defined in Section 6.09(h) of this Agreement.

“Class F Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-15 hereto.

“Class F Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class G Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-16 hereto.

“Class G Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class H Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-17 hereto.

“Class H Pass-Through Rate”: For any Distribution Date, a per annum rate equal to the WAC Rate.

“Class PEZ Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in

Exhibit A-10 hereto. The Class PEZ Certificates represent undivided beneficial interests in the Class PEZ Specific Grantor Trust Assets.

“Class PEZ Component”: Any of the Class PEZ Component A-S, Class PEZ Component B or Class PEZ Component C.

“Class PEZ Component A-S”: The portion of the Class A-S Regular Interest equal to the Class A-S-PEZ Percentage Interest of the Class A-S Regular Interest.

“Class PEZ Component A-S Principal Amount”: The product of the Class A-S-PEZ Percentage Interest and the Certificate Principal Amount of the Class A-S Regular Interest.

“Class PEZ Component B”: The portion of the Class B Regular Interest equal to the Class B-PEZ Percentage Interest of the Class B Regular Interest.

“Class PEZ Component B Principal Amount”: The product of the Class B-PEZ Percentage Interest and the Certificate Principal Amount of the Class B Regular Interest.

“Class PEZ Component C”: The portion of the Class C Regular Interest equal to the Class C-PEZ Percentage Interest of the Class C Regular Interest.

“Class PEZ Component C Principal Amount”: The product of the Class C-PEZ Percentage Interest and the Certificate Principal Amount of the Class C Regular Interest.

“Class PEZ Interest Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-S-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-S Regular Interest on such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class B Regular Interest on such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class C Regular Interest on such Distribution Date.

“Class PEZ Percentage Interest”: Any of the Class A-S-PEZ Percentage Interest, the Class B-PEZ Percentage Interest or the Class C-PEZ Percentage Interest.

“Class PEZ Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Class A-S-PEZ Percentage Interest and (b) the Class A-S Regular Interest Principal Distribution Amount for such Distribution Date, (ii) the product of (a) the Class B-PEZ Percentage Interest and (b) the Class B Regular Interest Principal Distribution Amount for such Distribution Date and (iii) the product of (a) the Class C-PEZ Percentage Interest and (b) the Class C Regular Interest Principal Distribution Amount for such Distribution Date.

“Class PEZ Regular Interests”: The Class A-S, Class B and Class C Regular Interests.

“Class PEZ Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of (i) the Class PEZ Components and (ii) amounts held from time to time in the Exchangeable Distribution Account that represent distributions on the Class PEZ Components.

“Class R Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-18 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

“Class S Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-19 hereto and evidencing an undivided beneficial interest in the Excess Interest Grantor Trust Assets. The Class S Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

“Class X Certificates”: The Class X-A Certificates, the Class X-B Certificates and/or the Class X-D Certificates, as the context requires.

“Class X Strip Rate”: With respect to each Component for any Distribution Date, a rate per annum equal to (i) the WAC Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates.

“Class X-A Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-6 hereto.

“Class X-A Components”: The Class A-1 Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-AB Component and Class A-S Component, each of which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-A Notional Amount”: With respect to the Class X-A Certificates as of any date of determination, the sum of the Component Notional Amounts of the Class X-A Components.

“Class X-A Pass-Through Rate”: For any Distribution Date, the weighted average of Class X Strip Rates for the Class X-A Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

“Class X-B Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-7 hereto.

“Class X-B Component”: The Class B Component, which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier

REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-B Notional Amount”: With respect to the Class X-B Certificates as of any date of determination, the Component Notional Amount of the Class X-B Component.

“Class X-B Pass-Through Rate”: For any Distribution Date, the Class X Strip Rate for the Class X-B Component for such Distribution Date.

“Class X-D Certificate”: Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent in substantially the form set forth in Exhibit A-13 hereto.

“Class X-D Component”: The Class D Component, which constitutes a separate class of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Upper-Tier REMIC with a pass-through rate equal to its Class X Strip Rate from time to time and a notional amount equal to its Component Notional Amount from time to time.

“Class X-D Notional Amount”: With respect to the Class X-D Certificates as of any date of determination, the Component Notional Amount of the Class X-D Component.

“Class X-D Pass-Through Rate”: For any Distribution Date, the Class X Strip Rate for the Class X-D Component for such Distribution Date.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: Clearstream Banking, société anonyme, and its successors in interest.

“Closing Date”: April 15, 2015.

“Co-Lender Agreement”: With respect to any Loan Combination, the co-lender agreement, intercreditor agreement, agreement among noteholders or similar agreement governing the relative rights of the holders of the related Mortgage Loan and Companion Loan(s). The only Co-Lender Agreements related to the Trust as of the Closing Date are the Selig Office Portfolio Co-Lender Agreement, the 3 Columbus Circle Co-Lender Agreement, the 170 Broadway Co-Lender Agreement, the Crowne Plaza Bloomington Co-Lender Agreement, the Eastmont Town Center Co-Lender Agreement and the Commerce Point I & II Co-Lender Agreement.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collection Account”: The account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29” and which must be an Eligible Account.

“Collection Period”: With respect to a Distribution Date and each Mortgage Loan (including an REO Mortgage Loan), the period beginning on the day immediately following the Due Date (without regard to grace periods) in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in May 2015, beginning on the day after the Cut-Off Date) and ending on and including the Due Date (without regard to grace periods) in the month in which such Distribution Date occurs.

“Commerce Point I & II Co-Lender Agreement”: With respect to the Commerce Point I & II Loan Combination, the related co-lender agreement, dated as of March 26, 2015, by and between the holder of the Commerce Point I & II Mortgage Loan and the Commerce Point I & II Companion Loan Holder, relating to the relative rights of the holder of the Commerce Point I & II Mortgage Loan and the Commerce Point I & II Companion Loan Holder, as the same may be amended from time to time in accordance with the terms thereof.

“Commerce Point I & II Companion Loan”: With respect to the Commerce Point I & II Loan Combination, the related promissory note made by the related Mortgagor and secured by the Commerce Point I & II Mortgage and designated as promissory note A-1, which is not included in the Trust and is pari passu in right of payment with the Commerce Point I & II Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Commerce Point I & II Co-Lender Agreement.

“Commerce Point I & II Companion Loan Holder”: The holder of the Commerce Point I & II Companion Loan.

“Commerce Point I & II Loan Combination”: The Commerce Point I & II Mortgage Loan, together with the Commerce Point I & II Companion Loan, each of which is secured by the Commerce Point I & II Mortgage. References herein to the Commerce Point I & II Loan Combination shall be construed to refer to the aggregate indebtedness secured under the Commerce Point I & II Mortgage.

“Commerce Point I & II Mortgage”: The Mortgage securing the Commerce Point I & II Mortgage Loan and the Commerce Point I & II Companion Loan.

“Commerce Point I & II Mortgage Loan”: With respect to the Commerce Point I & II Loan Combination, the Mortgage Loan included in the Trust, which is (i) secured by the Mortgaged Property identified on the Mortgage Loan Schedule as Commerce Point I & II, (ii) evidenced by a promissory note A-2 and (iii) pari passu in right of payment with the Commerce Point I & II Companion Loan to the extent set forth in the related Loan Documents and as provided in the Commerce Point I & II Co-Lender Agreement.

“Commission”: The Securities and Exchange Commission.

“Companion Loan”: Any mortgage loan that is part of a Loan Combination but is not an asset of the Trust. The only Companion Loans related to the Trust as of the Closing Date are the Selig Office Portfolio Companion Loans, the 3 Columbus Circle Companion Loans, the 170 Broadway Companion Loan, the Crowne Plaza Bloomington Companion Loan, the Eastmont Town Center Companion Loan and the Commerce Point I & II Companion Loan.

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Holder Representative”: With respect to each Serviced Companion Loan, any representative appointed by the related Companion Loan Holder.

“Companion Loan Rating Agency”: With respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Serviced Companion Loan or any related REO Property as to which any Serviced Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of such Serviced Companion Loan Securities (if then rated by the Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from the Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Loan Rating Agency Declination”: As defined in the definition of “Companion Loan Rating Agency Confirmation” in this Agreement.

“Compensating Interest Payments”: Any payment required to be made by the Master Servicer pursuant to Section 3.13 of this Agreement to cover Prepayment Interest Shortfalls.

“Component”: With respect to the Class X-A Certificates, the Class A-1 Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-AB Component and Class A-S Component; with respect to the Class X-B Certificates, the Class B Component; and with respect to the Class X-D Certificates, the Class D Component.

“Component Notional Amount”: With respect to each Component and any date of determination, an amount equal to the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest for that Component.

“Condemnation Proceeds”: All proceeds received in connection with the taking of all or a part of a Mortgaged Property or REO Property (including with respect to the Outside Serviced Trust Loans) by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the terms of the related Mortgage; provided that, in the case of an Outside Serviced Trust Loan, “Condemnation Proceeds” under this Agreement shall be limited to any related proceeds of the type described above in this definition that are received by the Trust Fund in connection with such Outside Serviced Trust Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“Confidential Information”: With respect to each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor the Certificate Administrator, and the Trustee, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Pooling and Servicing Agreement with respect to any Mortgage Loan (or Serviced Loan Combination), any Mortgagor and any Mortgaged Property, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, or (iii) is or becomes generally available to the public other than as a result of a disclosure by the Master Servicer Servicing Personnel, the Special Servicer Servicing Personnel, the Operating Advisor Personnel, the Certificate Administrator Personnel or the Trustee Personnel.

“Consent Fees”: With respect to any Serviced Loan, any and all fees actually paid by a Mortgagor with respect to any consent or approval required pursuant to the terms of the Loan Documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Loan Documents.

“Consultation Termination Event”: (i) With respect to any Serviced Outside Controlled Pari Passu Loan Combination, the event that exists when a related Outside Consultation Termination Event has occurred and is continuing; (ii) with respect to any Serviced AB Loan Combination, the event that exists when both a CCR Consultation Termination Event has occurred and is continuing, and an applicable Subordinate Companion Loan Control Termination Event has occurred and is continuing; and (iii) with respect to any other Serviced Loan, the event that exists when a CCR Consultation Termination Event has occurred and is continuing.

“Control Eligible Certificates”: Any of the Class E, Class F, Class G and Class H Certificates.

“Control Termination Event”: (i) With respect to any Serviced Outside Controlled Pari Passu Loan Combination, the event that exists when a related Outside Control Termination Event has occurred and is continuing, (ii) with respect to any Serviced AB Loan Combination, the event that exists when both a CCR Control Termination Event has occurred and is continuing, and an applicable Subordinate Companion Loan Control Termination Event has occurred and is continuing, and (iii) with respect to any other Serviced Loan, the event that exists when a CCR Control Termination Event has occurred and is continuing.

“Controlling Class”: As of any time of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a Certificate Principal Amount (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.10(a) of this Agreement) at least equal to 25% of the initial Certificate Principal Amount of such Class or if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates. The Controlling Class as of the Closing Date will be the Class H Certificates.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

“Controlling Class Representative”: The Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders by Certificate Principal Amount, as identified by notice to the Certificate Registrar by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee and the Certificate Administrator; provided that, (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Principal Amount of the Controlling Class that a Controlling Class Representative is no longer so designated, the Controlling Class Representative shall be the Controlling Class Certificateholder that owns Certificates representing the largest aggregate Certificate Principal Amount of the Controlling Class as identified to the Certificate Registrar; provided, however, that, in the case of the preceding proviso, in the event two or more holders (collectively, the “Subject Holders”) each owns Certificates representing the same aggregate Certificate Principal Amount of the Controlling Class that is, in each case, larger than the aggregate Certificate Principal Amount of the Controlling Class owned by any other particular holder besides the Subject Holders, then the Controlling Class Representative shall be the Subject Holders acting unanimously (and for the avoidance of doubt, if both or all of the Subject Holders do not act unanimously in accordance with this proviso, any direction and/or consent received will not apply and the deemed consent provisions in this Agreement will be applicable).

The initial Controlling Class Representative on the Closing Date shall be Eightfold Real Estate Capital, L.P., and the Certificate Registrar and the other parties to this Agreement shall be entitled to assume Eightfold Real Estate Capital, L.P. is the Controlling Class Representative on behalf of the Controlling Class Certificateholder, until the Certificate Registrar receives (a) written notice of a replacement Controlling Class Representative or (b) written notice that Eightfold Real Estate Capital, L.P. is no longer the Holder (or Beneficial Owner) of a majority of the applicable Controlling Class.

“Corporate Trust Office”: The office of the Trustee or the Certificate Administrator, at which at any particular time its corporate trust business shall be principally administered. At the date of this Agreement, the corporate trust office of (i) the Trustee is located at 1761 East St. Andrew Place, Santa Ana, California, 92705-4934, Attention: Trust Administration – CI1527, (ii) the Certificate Administrator is located, for certificate transfer purposes, at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention - Citibank Agency & Trust, CGCMT 2015-GC29, and for all other purposes, except as specifically set forth herein, 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Citibank Agency & Trust, CGCMT 2015-GC29.

“Corrected Loan”: Any Serviced Loan that had been a Specially Serviced Loan but has ceased to be such in accordance with the definition of “Specially Serviced Loan” (other than by reason of a Liquidation Event occurring in respect of such Serviced Loan or a related Mortgaged Property becoming an REO Property).

“Corresponding Certificates”: As identified in the Preliminary Statement with respect to any Lower-Tier Regular Interest or Component.

“Corresponding Component”: As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class PEZ Regular Interest or Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”: As identified in the Preliminary Statement with respect to any Class of Regular Certificates, Class PEZ Regular Interest or Component.

“CREFC®”: CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Special Servicer and, for so long as no CCR Control Termination Event has occurred and is continuing, the Controlling Class Representative.

“CREFC® Advance Recovery Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Assumption Modification Posting Instructions Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Assumption Modification Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Capitalized Amounts/Non-Recoverable Trust Expense Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Capitalized Amounts/Non-Recoverable Trust Expense Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on, in the case of the initial Distribution Date, the Cut-Off Date Principal Balance of such Mortgage Loan and, in the case of any subsequent Distribution Date, the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in the related Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be payable from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Investor Reporting Package (IRP)”: Collectively: (a) the following seven electronic files (and any other files as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File;

(b)           the following ten supplemental reports (and any other reports as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watchlist/Portfolio Review Guidelines, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, and (x) CREFC® Total Loan Report;

(c)           the following fifteen templates (and any other templates as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (i) CREFC® Appraisal Reduction Template, (ii) CREFC® Servicer Realized Loss Template, (iii) CREFC® Reconciliation of Funds Template, (iv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC® Historical Liquidation Loss Template, (vi) CREFC® Interest Shortfall Reconciliation Template, (vii) CREFC® Servicer Remittance to Certificate Administrator Template, (viii) CREFC® Significant Insurance Event Template, (ix) CREFC® Loan Modification Report Template; (x) CREFC® Loan Liquidation Report Template, (xi) CREFC® REO Liquidation Report Template; (xii) CREFC® Payment Posting Instructions Template; (xiii) CREFC® Modification Posting Instructions Template; (xiv) CREFC® Assumption Modification Posting Instructions Template, and (xv) CREFC® Capitalized Amounts/Non-Recoverable Trust Expense Template; and

(d)           such other reports and data files as CREFC® may designate, or has designated, as part of the “CREFC® Investor Reporting Package (CREFC® IRP)” from time to time.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Modification Posting Instructions Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Modification Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The monthly report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Payment Posting Instructions Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Payment Posting Instructions Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Remittance to Certificate Administrator Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Servicer Remittance to Certificate Administrator Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Watch List/Portfolio Review Guidelines”: As of each Determination Date a report, including and identifying each Performing Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Significant Insurance Event Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Significant Insurance Event Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: The report in the “Total Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Website”: The CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Collateralized Group”: Any group of Mortgage Loans that are cross-collateralized and cross-defaulted with each other; provided that a Mortgage Loan shall be part of a Cross-Collateralized Group only if and for so long as such Mortgage Loan is cross-collateralized and cross-defaulted with each other Mortgage Loan in such Cross-Collateralized Group. There are no Cross-Collateralized Groups included as assets of the Trust as of the Closing Date.

“Cross-Collateralized Mortgage Loan”: Any Mortgage Loan that is part of a Cross-Collateralized Group.

“Cross-Over Date”: The Distribution Date on which the Certificate Principal Amount of each Class of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and other than the Exchangeable Certificates) and each Class PEZ Regular Interest is (or will be) reduced to zero due to the application of Realized Losses.

“Crowne Plaza Bloomington Co-Lender Agreement”: With respect to the Crowne Plaza Bloomington Loan Combination, the related co-lender agreement, dated as of April 9, 2015, by and between the holder of the Crowne Plaza Bloomington Mortgage Loan and the Crowne Plaza Bloomington Companion Loan Holder, relating to the relative rights of the holder of the Crowne Plaza Bloomington Mortgage Loan and the Crowne Plaza Bloomington Companion Loan Holder, as the same may be amended from time to time in accordance with the terms thereof.

“Crowne Plaza Bloomington Companion Loan”: With respect to the Crowne Plaza Bloomington Loan Combination, the related promissory note made by the related Mortgagor and secured by the Crowne Plaza Bloomington Mortgage and designated as promissory note A-2, which is not included in the Trust and is pari passu in right of payment with the Crowne Plaza Bloomington Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Crowne Plaza Bloomington Co-Lender Agreement.

“Crowne Plaza Bloomington Companion Loan Holder”: The holder of the Crowne Plaza Bloomington Companion Loan.

“Crowne Plaza Bloomington Loan Combination”: The Crowne Plaza Bloomington Mortgage Loan, together with the Crowne Plaza Bloomington Companion Loan, each of which is secured by the Crowne Plaza Bloomington Mortgage. References herein to the

Crowne Plaza Bloomington Loan Combination shall be construed to refer to the aggregate indebtedness secured under the Crowne Plaza Bloomington Mortgage.

“Crowne Plaza Bloomington Mortgage”: The Mortgage securing the Crowne Plaza Bloomington Mortgage Loan and the Crowne Plaza Bloomington Companion Loan.

“Crowne Plaza Bloomington Mortgage Loan”: With respect to the Crowne Plaza Bloomington Loan Combination, the Mortgage Loan included in the Trust, which is (i) secured by the Mortgaged Property identified on the Mortgage Loan Schedule as Crowne Plaza Bloomington, (ii) evidenced by a promissory note A-1 and (iii) pari passu in right of payment with the Crowne Plaza Bloomington Companion Loan to the extent set forth in the related Loan Documents and as provided in the Crowne Plaza Bloomington Co-Lender Agreement.

“Custodial Agreement”: The custodial agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, as the same may be amended or modified from time to time in accordance with the terms thereof. For avoidance of doubt, as of the Closing Date, the Custodian is the Trustee.

“Custodian”: Any Custodian appointed pursuant to Section 5.10 of this Agreement and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. The Custodian may (but need not) be the Trustee, the Certificate Administrator or the Master Servicer or any Affiliate or agent of the Trustee, the Certificate Administrator or the Master Servicer, but may not be the Depositor or any Affiliate thereof.

“Cut-Off Date”: With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

“Cut-Off Date Principal Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-Off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”: DBRS, Inc. or its successors in interest.

“Debt Service Coverage Ratio”: With respect to any Mortgage Loan (or Serviced Loan Combination, if applicable), for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan (or Serviced Loan Combination, if applicable) during such period; provided that with respect to the Mortgage Loans (and with respect to any Serviced Loan Combination that includes a Mortgage Loan) identified on the Mortgage Loan Schedule as paying interest only for a specified period of time set forth in the related Loan Documents and then paying principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

“Default”: An event of default under the Mortgage Loan (or Serviced Loan Combination, if applicable) or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Mortgage Loan (or Serviced Loan Combination, if applicable).

“Default Interest”: With respect to any Mortgage Loan or Serviced Companion Loan, all interest other than Excess Interest accrued in respect of such Mortgage Loan or Serviced Companion Loan as provided in the related Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate.

“Default Rate”: With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan, as the case may be, following any event of default on such Mortgage Loan or Serviced Companion Loan, as the case may be, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Loan”: A Serviced Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Note.

“Defaulted Mortgage Loan”: A Mortgage Loan that is a Defaulted Loan.

“Defaulted Serviced Loan Combination”: Any Serviced Loan Combination with respect to which the related Serviced Mortgage Loan or Serviced Companion Loan is a Defaulted Loan.

“Defeasance Loan”: Those Mortgage Loans which provide the related Mortgagor with the option to defease the related Mortgaged Property.

“Defective Mortgage Loan”: As defined in Section 2.03(a) of this Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such item and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article X of this Agreement, that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and/or the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form without interest coupons.

“Depositor”: Citigroup Commercial Mortgage Securities Inc., a Delaware corporation, and its successors and assigns.

“Depositor’s Rule 17g-5 Website”: A website to be maintained (or caused to be maintained) by the Depositor in order to comply with Exchange Act Rule 17g-5.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Servicing Documents”: With respect to any Serviced Mortgage Loan or Serviced Loan Combination, if applicable, collectively the following documents:

(1)           (A) a copy of the executed Note for such Mortgage Loan (or, alternatively, if the original executed Note has been lost, a copy of a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of a Serviced Loan Combination, a copy of the executed Note for the related Companion Loan;

(2)           a copy of the related Loan Agreement, if any;

(3)           a copy of the Mortgage;

(4)           a copy of the lock box agreement or cash management agreement relating to such Mortgage Loan or Serviced Loan Combination, if any;

(5)           any pre-funding insurance review documentation and insurance certificates (for insurance policies other than title insurance policy and environmental policy) or a marked up commitment therefor;

(6)           a copy of any related title insurance policy or a marked up commitment therefor;

(7)           a copy of any environmental insurance policy or a marked up commitment therefor;

(8)           legal description of the related Mortgaged Property;

(9)           a copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Loan Agreement and the Mortgage);

(10)         a copy of the agreement governing post-closing obligations (if such item is a document separate from the Loan Agreement and the Mortgage), if any;

(11)         a copy of the closing statement and/or sources and uses statement;

(12)         the related Mortgage Loan Seller’s asset summary, if any (provided that the delivery of such item shall not result in any liability to the related Mortgage Loan Seller);

(13)         the related Mortgagor tax ID;

(14)         a PIP Schedule (if such item is a document separate from the Loan Agreement and the Mortgage), if any;

(15)         a copy of an approved operating budget, if applicable;

(16)         a copy of the related Ground Lease relating to such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; and

(17)         in the case of a Serviced Loan Combination, a copy of the related Co-Lender Agreement.

“Determination Date”: With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if the sixth day is not a Business Day, the next Business Day, commencing in May 2015.

“Directing Holder”: (i) With respect to any Serviced Loan other than (x) a Serviced AB Loan Combination and (y) a Serviced Outside Controlled Pari Passu Loan Combination, the Controlling Class Representative, (ii) with respect to any Serviced AB Loan Combination, (a) prior to the occurrence and continuance of an applicable Subordinate Companion Loan Control Termination Event, the holder of the related Subordinate Companion Loan and (b) following the occurrence and during the continuance of an applicable Subordinate Companion Loan Control Termination Event, the Controlling Class Representative, and (iii) with respect to any Serviced Outside Controlled Pari Passu Loan Combination, the related Outside Controlling Note Holder.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or an interest in an REO Property related to a Serviced Loan Combination, if applicable) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Special Servicing Compensation which is payable to the Special Servicer under this Agreement, and (2) any Permitted Special Servicer/Affiliate Fees.

“Disqualified Non-U.S. Tax Person”: With respect to a Class R Certificate, any Non-U.S. Tax Person or agent thereof other than (i) a Non-U.S. Tax Person that holds the Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (ii) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC for federal income tax purposes at any time that the Certificates are outstanding. For purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Code Section 7701 or successor provisions.

“Distribution Account”: Collectively, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, each of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth Business Day following the Determination Date in each month, commencing in May 2015. The first Distribution Date shall be May 12, 2015.

“Distribution Date Statement”: As defined in Section 4.02(a) of this Agreement.

“Document Defect”: As defined in Section 2.03(a) of this Agreement.

“Due Date”: With respect to (i) any Mortgage Loan or Serviced Companion Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Serviced Companion Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Serviced Companion Loan, as the case may be, had been scheduled to be first due, and (iii) any REO Mortgage Loan or REO Companion Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Mortgage Loan or Serviced Companion Loan, as the case may be, had been scheduled to be first due.

“Early Termination Notice Date”: Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) is less than 1.0% of the sum of the aggregate Cut-Off Date Principal Balance of the Mortgage Pool initially included in the Trust Fund.

“Eastmont Town Center Co-Lender Agreement”: With respect to the Eastmont Town Center Loan Combination, the related co-lender agreement, dated as of March 25, 2015, by and between the holder of the Eastmont Town Center Mortgage Loan and the Eastmont Town Center Companion Loan Holder, relating to the relative rights of the holder of the Eastmont Town Center Mortgage Loan and the Eastmont Town Center Companion Loan Holder, as the same may be amended from time to time in accordance with the terms thereof.

“Eastmont Town Center Companion Loan”: With respect to the Eastmont Town Center Loan Combination, the related promissory note made by the related Mortgagor and secured by the Eastmont Town Center Mortgage and designated as promissory note A-2, which is not included in the Trust and is pari passu in right of payment with the Eastmont Town Center Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Eastmont Town Center Co-Lender Agreement.

“Eastmont Town Center Companion Loan Holder”: The holder of the Eastmont Town Center Companion Loan.

“Eastmont Town Center Controlling Note Securitization Date”: With respect to the Eastmont Town Center Loan Combination, the date on which the Eastmont Town Center Companion Loan is included in an Other Securitization Trust, provided that the Eastmont Town Center Companion Loan Holder provides the Master Servicer, the Special Servicer, the Certificate Administrator and/or the Trustee, as applicable, with notice in accordance with the terms of the Eastmont Town Center Co-Lender Agreement.

“Eastmont Town Center Loan Combination”: The Eastmont Town Center Mortgage Loan, together with the Eastmont Town Center Companion Loan, each of which is secured by the Eastmont Town Center Mortgage. References herein to the Eastmont Town Center Loan Combination shall be construed to refer to the aggregate indebtedness secured under the Eastmont Town Center Mortgage.

“Eastmont Town Center Mortgage”: The Mortgage securing the Eastmont Town Center Mortgage Loan and the Eastmont Town Center Companion Loan.

“Eastmont Town Center Mortgage Loan”: With respect to the Eastmont Town Center Loan Combination, the Mortgage Loan included in the Trust, which is (i) secured by the Mortgaged Property identified on the Mortgage Loan Schedule as Eastmont Town Center, (ii) evidenced by a promissory note A-1 and (iii) pari passu in right of payment with the Eastmont Town Center Companion Loan to the extent set forth in the related Loan Documents and as provided in the Eastmont Town Center Co-Lender Agreement.

“Eastmont Town Center Pooling and Servicing Agreement”: (i) Prior to the Eastmont Town Center Controlling Note Securitization Date, this Agreement and (ii) on and after the Eastmont Town Center Controlling Note Securitization Date, the pooling and servicing agreement governing the creation of the Outside Securitization Trust that holds the Eastmont Town Center Companion Loan.

“EDGAR”: The Commission’s Electronic Data Gathering and Retrieval System.

“EDGAR-Compatible Format”: Any format compatible with EDGAR, including HTML, Word, Excel or clean, searchable PDFs.

“Eligible Account”: Any of (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee and the Certificate Administrator), the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated by Fitch and Moody’s in its highest rating category at all times (or, in the case of the REO Account, Collection Account, Loan Combination Custodial Account, Interest Reserve Account, Excess Liquidation Proceeds Reserve Account and Escrow Account, the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) of which are rated at least “AA-” by Fitch (or “A” by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such depository institution or trust company are rated no less than “F1” by Fitch) and “A2” by Moody’s or, if applicable, the short-term rating equivalent thereof, which is at least “F1” by Fitch and “P-1” by Moody’s), (ii) an account or accounts maintained with PNC Bank, National Association or Citibank, N.A. so long as PNC Bank, National Association’s or Citibank, N.A.’s, as applicable, long-term unsecured debt rating or deposit account rating shall be at least “A-” by Fitch and “A2” by Moody’s (if the deposits are to be held in the account for more than 30 days) or PNC Bank, National Association’s or Citibank, N.A.’s, as applicable, short-term deposit account or short-term unsecured debt rating shall be at least “F1” by Fitch and “P-1” by Moody’s (if the deposits are to be held in the account for 30 days or less), (iii) an account or accounts maintained with KeyBank National Association, so long as KeyBank National Association’s long term unsecured debt rating shall be at least “A2” from Moody’s (or “A3” from Moody’s so long as (x) the Mortgage Loans for which such account or accounts are maintained represent less than 10% of the principal balance of all of the Mortgage Loans in the Trust Fund and (y) such account or accounts are limited to escrow and/or reserve accounts) and “A-” from Fitch (if the deposits are to be held in the account for more than thirty (30) days) or KeyBank National Association’s short-term deposit or short-term unsecured debt rating shall be at least “P-1” from Moody’s and

“F1” from Fitch (if the deposits are to be held in the account for thirty (30) days or less), (iv) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, which institution or trust company has a combined capital and surplus of at least $50,000,000, is (in the case of a state chartered depository institution or trust company) subject to regulations substantially similar to 12 C.F.R. §9.10(b), and is subject to supervision or examination by federal and state authority, and the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s, (v) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (iv) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, or (vi) such other account or accounts not listed in clauses (i) - (iv) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Operating Advisor”: An institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, Morningstar and/or DBRS but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, Morningstar and/or DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.09(a) of this Agreement, (iii) that is not the Special Servicer or any Directing Holder or an Affiliate of the Special Servicer or any Directing Holder and (iv) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor special servicer (x) in respect of its obligations under this Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Mortgage Loan Seller in connection with the origination or acquisition of the related Mortgage Loan.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Restricted Certificate”: Any Class E, Class F, Class G or Class H Certificate; provided that any such Certificate: (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions with respect to ERISA Restricted Certificates contained in Section 5.03(m) of this Agreement if, as of the date of a proposed transfer of such Certificate, it is rated in one of the four highest generic ratings categories by a credit rating agency that meets the requirements of the Underwriter Exemption or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

“Escrow Account”: As defined in Section 3.04(b) of this Agreement.

“Escrow Payment”: Any payment made by any Mortgagor to the Master Servicer pursuant to the related Mortgage, Lock-Box Agreement or Loan Agreement for the account of such Mortgagor for application toward the payment of taxes, insurance premiums, assessments, ground rents, mandated improvements and similar items in respect of the related Mortgaged Property.

“Euroclear”: Euroclear Bank, as operator of the Euroclear System, and its successors in interest.

“Excess Interest”: With respect to each ARD Mortgage Loan, additional interest accrued on such ARD Mortgage Loan after the Anticipated Repayment Date allocable to the difference between the Revised Rate and the Mortgage Rate, plus any compound interest thereon, to the extent permitted by applicable law and the related Loan Documents. The Excess Interest on any ARD Mortgage Loan shall not be an asset of any Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Certificates”: Any class of commercial mortgage pass-through certificates issued under this Agreement that are designated as evidencing an interest in the Excess Interest Grantor Trust Assets. The Class S Certificates shall be the only class of Excess Interest Certificates issued under this Agreement.

“Excess Interest Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement in trust for the Holders of the Excess Interest Certificates, which (subject to changes in the identities of the Certificate Administrator and/or the Trustee) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 – Excess Interest Distribution Account”. Any such account shall be an Eligible Account. The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Excess Interest Certificates. The Excess Interest Distribution Account shall not be an asset of the Lower Tier REMIC or the Upper Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Grantor Trust Assets”: The portion of the Trust Fund consisting of the Excess Interest, the Excess Interest Distribution Account and amounts held from time to time in the Excess Interest Distribution Account.

“Excess Liquidation Proceeds”: With respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a Principal Payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Trust Loan, Excess Liquidation Proceeds shall mean such Outside Serviced Trust Loan’s pro rata share of any “Excess Liquidation Proceeds” determined in accordance with the applicable Other Pooling and Servicing Agreement and the related Co-Lender Agreement that are received by the Trust.

“Excess Liquidation Proceeds Reserve Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(c) of this Agreement in trust for the Certificateholders, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Excess Liquidation Proceeds Reserve Account.” Any such account shall be an Eligible Account.

“Excess Modification Fees”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to any modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and Additional Trust Fund Expenses (other than (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred hereunder with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which such Additional Trust Fund Expenses shall be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer shall offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan shall no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Serviced Mortgage Loan (or modified Serviced Loan Combination, if applicable). In such case, the Special Servicer shall be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or full payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment shall be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12-month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) shall be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction, and (ii) $25,000.

“Excess Penalty Charges”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Mortgage Loan (or

Serviced Loan Combination, if applicable) during such Collection Period, over (ii) all unpaid or unreimbursed Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust (and, if applicable, the related Serviced Companion Loan Holder) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Penalty Charges (which such Additional Trust Fund Expenses shall be reimbursed from such Penalty Charges) in accordance with Section 3.14 of this Agreement and (B) expenses previously paid or reimbursed from Penalty Charges as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise.

“Excess Prepayment Interest Shortfall”: With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfalls with respect to all Principal Prepayments received with respect to the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest Payment with respect to the Mortgage Loans.

“Excess Servicing Fees”: With respect to each Mortgage Loan (including an REO Mortgage Loan), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”: With respect to each Mortgage Loan (including an REO Mortgage Loan), a rate per annum equal to the Servicing Fee Rate (minus the applicable fee rate, if any, set forth under the column labeled “Subservicing Fee Rate (%)” on the Mortgage Loan Schedule) minus 0.0025%; provided that such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan (including an REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”: The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Exchange Date”: As defined in Section 5.12(g) of this Agreement.

“Exchangeable Certificate”: Any of the Class A-S, Class B, Class PEZ or Class C Certificates.

“Exchangeable Distribution Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.05(d) of this Agreement in trust for the Holders of the Exchangeable Certificates, which (subject to any changes in the identity of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as

Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Exchangeable Distribution Account.” Any such account shall be an Eligible Account. The Exchangeable Distribution Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Exchangeable Proportion”: Class A-S, Class B and Class C Certificates that evidence equal Tranche Percentage Interests in the related Class PEZ Regular Interests.

“FCRE”: FCRE REL, LLC, a Delaware limited liability company, and its successors in interest.

“FCRE Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement, dated as of April 1, 2015, by and between FCRE and the Depositor.

“FDIC”: The Federal Deposit Insurance Corporation, and its successors in interest.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), in each case, which does not include any communications (other than the related Asset Status Report) between the Special Servicer and the related Directing Holder and/or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless, prior to the occurrence and continuance of an applicable Control Termination Event, the related Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement, or has been deemed to have approved or consented to such action, or unless the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or Serviced Loan Combination that is a Specially Serviced Loan (or, in the case of an Outside Serviced Trust Loan, the equivalent under the applicable Other Pooling and Servicing Agreement) or REO Mortgage Loan, as the case may be, a determination that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds and other payments or recoveries that the Special Servicer, or the related Outside Special Servicer with respect to an Outside Serviced Trust Loan (if it is a “Specially Serviced Loan” (or an analogous concept) under the applicable Other Pooling and Servicing Agreement) or any related REO Property, has determined in accordance with the Servicing Standard will ultimately be recoverable; provided that with respect to each Outside Serviced Trust Loan, the Final Recovery Determination shall be made by the related Outside Special Servicer in accordance with the applicable Other Pooling and Servicing Agreement.

“Fitch”: Fitch Ratings, Inc. or its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“FMC”: Freedom Mortgage Corporation, a New Jersey corporation, and its successors in interest.

“FMC Guaranty”: The letter agreement dated as of April 1, 2015, by FMC, for the benefit of the Depositor and its successors and permitted assigns, relating to certain obligations of FCRE under the FCRE Loan Purchase Agreement.

“Form 8-K Disclosure Information”: As defined in Section 10.07 of this Agreement.

“General Special Servicer”: As defined in Section 6.08(i) of this Agreement.

“Global Certificates”: Any Certificate registered in the name of the Depository or its nominee.

“Grantor Trust”: A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of (a) the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets and the Class PEZ Specific Grantor Trust Assets, beneficial ownership of which is represented by the Exchangeable Certificates, and (b) the Excess Interest Grantor Trust Assets, beneficial ownership of which is represented by the Excess Interest Certificates.

“Grantor Trust Certificates”: The Exchangeable Certificates and the Excess Interest Certificates, collectively.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property.

“GSMC”: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

“GSMC Loan Purchase Agreement”: The mortgage loan purchase agreement, dated as of April 1, 2015, by and between GSMC and the Depositor.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the

Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: With respect to any Certificate, a Certificateholder, and with respect to any Lower-Tier Regular Interest or Class PEZ Regular Interest, the Trustee for the benefit of the Certificateholders.

“Indemnified Party”: As defined in Section 8.05(c) or Section 11.13(d), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”: As defined in Section 8.05(c), Section 10.12 or Section 11.13(d), as applicable, of this Agreement, as the context requires.

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of a Mortgage Loan Seller, the Depositor, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative) or any Affiliate thereof, and (ii) is not connected with any such Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Mortgage Loan Sellers, the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative) or any Affiliate thereof merely because such Person is (A) compensated for services by, or (B) the beneficial owner of 1% or less of any class of securities issued by, the Depositor, the Mortgage Loan Sellers, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative, the Operating Advisor, the Certificate Administrator, any Mortgagor, any Companion Loan Holder (or, if applicable, its Companion Loan Holder Representative) or any Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Code Section 856(d)(3) if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and the Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer, the Trustee and the Certificate Administrator has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer, on behalf of itself, the Trustee and the Certificate Administrator has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Initial Purchasers”: Citigroup Global Markets Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Drexel Hamilton, LLC.

“Inquiries”: As defined in Section 4.02(a) of this Agreement.

“Institutional Accredited Investor”: An entity that qualifies as an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act or any entity in which all of the equity owners qualify as “accredited investors” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act.

“Insurance Proceeds”: Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan (including an Outside Serviced Trust Loan) (including any amounts paid by the Master Servicer pursuant to Section 3.07 of this Agreement); provided that, in the case of an Outside Serviced Trust Loan, “Insurance Proceeds” under this Agreement shall be limited to any related proceeds of the type described above in this definition that are received by the Trust Fund in connection with such Outside Serviced Trust Loan, pursuant to the allocations set forth in the related Co-Lender Agreement or, if no allocation is provided in the related Co-Lender Agreement, as allocated pursuant to the applicable Other Pooling and Servicing Agreement.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates (other than the Class X Certificates) or any Class PEZ Regular Interest, an amount equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class or Class PEZ Regular Interest on the related Certificate Principal Amount outstanding immediately prior to such Distribution Date. With respect to any Distribution Date and a Class of the Class X Certificates, an amount equal to the sum of the Accrued Component Interest for the related Interest Accrual Period for all of the respective Components for such Class for such Interest Accrual Period. Calculations of interest due in respect of the Regular Certificates and the Class PEZ Regular Interests shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Interest Accrual Period”: With respect to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. Each Interest Accrual Period, for purposes of accruing interest on each Lower–Tier Regular Interest, each Class of

Sequential Pay Certificates and Class X Certificates and each Class PEZ Regular Interest is assumed to consist of 30 days.

“Interest Distribution Amount”: With respect to any Distribution Date and with respect to each Class of Regular Certificates and each Class PEZ Regular Interest, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class or Class PEZ Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class or Class PEZ Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class or Class PEZ Regular Interest on such Distribution Date pursuant to Section 4.01(j).

“Interest Reserve Account”: The trust account or subaccount created and maintained by the Certificate Administrator pursuant to Section 3.23 of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Interest Reserve Account” and which shall be an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates or any Class PEZ Regular Interest, subject to increase as provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement, the sum of (a) the portion, of the Interest Distribution Amount for such Class or Class PEZ Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) other than in the case of a Class of the Class X Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class or Class PEZ Regular Interest for the current Distribution Date, and (ii) in the case of a Class of the Class X Certificates, one month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

“Interested Person”: As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Controlling Class Representative, any Mortgage Loan Seller, any Mortgagor, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.16 of this Agreement, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities; and, with respect to a Defaulted Serviced Loan Combination, the related Other Depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the related Other Securitization Trust, the related Serviced Companion Loan Holder or its Companion Loan Holder Representative, any holder of a related mezzanine loan, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of the preceding entities.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument related to the Certificates or issued or executed by a Mortgagor, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.07(a) of this Agreement.

“Investment Company Act”: The Investment Company Act of 1940, as it may be amended from time to time.

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, or any Person on whose behalf the Master Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Operating Advisor or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, or the Trustee or any Affiliate thereof, as applicable, has discretion in connection with Investments.

“Investor Certification”: A certificate representing that such Person executing the certificate is a Certificateholder, a Beneficial Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), a Serviced Companion Loan Holder or its Companion Loan Holder Representative and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s Website) pursuant to this Agreement, (A) such Person is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of any of the foregoing and (B) except in the case of a prospective purchaser of a Certificate, a Serviced Companion Loan Holder or its Companion Loan Holder Representative, such Person has received a copy of the Prospectus Supplement and the Prospectus, which certificate shall be substantially in the form of Exhibit M-1 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, a Serviced Companion Loan Holder or its Companion Loan Holder Representative), (A) such Person is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor, (B) such Person is or is not the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of any of the foregoing and (C) such Person has received a copy of the Prospectus Supplement and the Prospectus, which certificate shall be substantially in the form of Exhibit M-2 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website or the Master Servicer’s website; provided that, for purposes of clause (ii), if such Person is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, such certification shall indicate whether an Affiliate Ethical Wall exists between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable. The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.02(a) of this Agreement.

“Investor Registry”: As defined in Section 4.02(a) of this Agreement.

“IRS”: The Internal Revenue Service.

“KBRA”: Kroll Bond Rating Agency, Inc. or its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Liquidation Event”: With respect to any Mortgage Loan (or, solely with respect to clauses (i), (ii), (v), (vi) and (vii) below, any Serviced Loan Combination or the senior portion thereof), any of the following events: (i) such Mortgage Loan (or Serviced Loan Combination or the senior portion thereof) is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan (or Serviced Loan Combination or the senior portion thereof); (iii) such Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement; (iv) such Mortgage Loan is purchased or otherwise acquired by the Special Servicer, the Master Servicer, the Holders of the Controlling Class, Holders of the Class R Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (v) such Mortgage Loan (or Serviced Loan Combination or the senior portion thereof) is purchased by the holder of a mezzanine loan or a Companion Loan pursuant to the related intercreditor, co-lender or similar agreement; (vi) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (vii) such Mortgage Loan (or Serviced Loan Combination or the senior portion thereof) is purchased by any Person in accordance with Section 3.17 of this Agreement; or (viii) in the case of an Outside Serviced Trust Loan, such Mortgage Loan is liquidated by any party pursuant to terms analogous to those set forth in the preceding clauses contained in the applicable Other Pooling and Servicing Agreement and/or the related Co-Lender Agreement. With respect to any REO Property (and the related REO Mortgage Loan or REO Companion Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or otherwise acquired by the Master Servicer, the Special Servicer, Holders of the Controlling Class, Holders of the Class R Certificates or the Remaining Certificateholder pursuant to Section 9.01 of this Agreement; (iii) the taking of a REO Property (or portion thereof) by exercise of the power of eminent domain or condemnation; (iv) such REO Property is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreement; or (v) such REO Property is purchased by another party in accordance with Section 3.17 of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Specially Serviced Loan or REO Property acquired in respect thereof or final payoff of a Corrected Loan (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes associated with such Mortgage Loan or Mortgaged Property).

“Liquidation Fee”: With respect to each Specially Serviced Loan as to which the Special Servicer receives a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related Mortgagor and, except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted as contemplated by Section 2.03 of this Agreement, and with respect to any Specially Serviced Loan or any REO Property (other than an REO Property related to an Outside Serviced Trust Loan) as to which the Special Servicer receives Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, an amount calculated by the application of the applicable Liquidation Fee Rate to the related payment or proceeds (exclusive of any portion of such payoff or proceeds that represents Penalty Charges); provided that the Liquidation Fee with respect to such Specially Serviced Loan or REO Property shall be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that, except as contemplated by the preceding proviso with respect to offset in connection with Excess Modification Fees and the next two (2) provisos, no Liquidation Fee will be less than $25,000; provided, further, that (a) the Liquidation Fee shall be zero with respect to any Serviced Mortgage Loan or Serviced Loan Combination or any Mortgaged Property purchased or repurchased pursuant to clauses (iii) through (v) of the first sentence of the definition of Liquidation Event (unless with respect to (A) clause (iii), the applicable Mortgage Loan Seller does not repurchase or substitute for such Mortgage Loan until after more than 120 days following its receipt of notice or discovery of a Material Breach or Material Defect, and (B) clause (v), the mezzanine loan holder or the Subordinate Companion Loan Holder does not purchase such Serviced Mortgage Loan or Serviced Loan Combination (or senior portion thereof) within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable under the related intercreditor agreement or Co-Lender Agreement, as applicable) or pursuant to clauses (ii) or (iv) of the second sentence of such definition (unless with respect to clause (iv), the mezzanine loan holder or the Subordinate Companion Loan Holder does not purchase such REO Property within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable under the related intercreditor agreement or Co-Lender Agreement, as applicable) and (b) the Liquidation Fee with respect to each Serviced Mortgage Loan or REO Mortgage Loan repurchased or substituted for after more than 120 days following the Mortgage Loan Seller’s receipt of notice or discovery of a Material Breach or Material Defect shall be in an amount equal to the Liquidation Fee Rate of the outstanding principal balance of such Serviced Mortgage Loan or REO Mortgage Loan; provided, further that if a Serviced Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of Specially Serviced Loan and the related Liquidation Proceeds are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such liquidation.

“Liquidation Fee Rate”: A rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

“Liquidation Proceeds”: The amount (other than Insurance Proceeds and Condemnation Proceeds) received in connection with a Liquidation Event.

“Loan Agreement”: With respect to any Mortgage Loan or Serviced Loan Combination, the loan agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which such Mortgage Loan or Serviced Loan Combination was made.

“Loan Combination”: An aggregate debt consisting of a particular Mortgage Loan that is an asset of the Trust and one or more other mortgage loans (each of which is referred to as a “Companion Loan”) that are not assets of the Trust, which Mortgage Loan and related Companion Loan(s) are: (i) each evidenced by one or more separate Notes; (ii) cross-defaulted with each other; and (iii) all secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties. The term “Loan Combination” shall include any successor REO Mortgage Loan and the related successor REO Companion Loan(s) (or the related deemed Companion Loan(s), if applicable)). The only Loan Combinations related to the Trust as of the Closing Date are the Selig Office Portfolio Loan Combination, the 3 Columbus Circle Loan Combination, the 170 Broadway Loan Combination, the Crowne Plaza Bloomington Loan Combination, the Eastmont Town Center Loan Combination and the Commerce Point I & II Loan Combination.

“Loan Combination Custodial Account”: With respect to any Serviced Loan Combination, the respective segregated account or sub-account created and maintained by the Master Servicer pursuant to Section 3.05A of this Agreement on behalf of the holders of such Serviced Loan Combination, which (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, and the related Serviced Companion Loan Holder, as their interests may appear.”

“Loan Combination Special Servicer”: Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related REO Property.

“Loan Documents”: With respect to any Mortgage Loan, or Serviced Loan Combination, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Serviced Loan Combination, as applicable, or subsequently added to the related Mortgage File.

“Loan Number”: With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any Sub-Servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Loan Purchase Agreement”: The CGMRC Loan Purchase Agreement, the GSMC Loan Purchase Agreement, the RMF Loan Purchase Agreement or the FCRE Loan Purchase Agreement, as applicable.

“Loan-to-Value Ratio”: With respect to any Mortgage Loan or Serviced Loan Combination, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the then unpaid principal balance of such Mortgage Loan or Serviced Loan Combination, as applicable, and the denominator of which is the Appraised Value of the related Mortgaged Property as determined by an Appraisal thereof.

“Lock-Box Account”: With respect to any Mortgaged Property, if applicable, any account created pursuant to any documents relating to a Mortgage Loan or Serviced Loan Combination to receive rental or other income generated by the Mortgaged Property. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Loan Combination and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.

“Lock-Box Agreement”: With respect to any Mortgage Loan or Serviced Loan Combination, the lock-box or other similar agreement, if any, between the related originator(s) and the Mortgagor, pursuant to which the related Lock-Box Account, if any, may have been established.

“Lower-Tier Distribution Account”: The account or accounts created and maintained as a separate account (or separate sub-account within the same account as the Upper-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Lower-Tier Distribution Account” and which must be an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Principal Balance”: The principal amount of any Lower-Tier Regular Interest outstanding as of any date of determination. As of the Closing Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall equal the original Lower-Tier Principal Balance as set forth in the Preliminary Statement hereto. On each Distribution Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such Lower-Tier Regular Interest on such Distribution Date pursuant to Section 4.01(a)(ii) of this Agreement, and shall be further permanently reduced on such Distribution Date by all Realized Losses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01(e) of this Agreement, such that at all times the Lower-Tier Principal Balance of a Lower-Tier Regular Interest shall equal the Certificate Principal Amount of the Corresponding Certificates. The Lower-Tier Principal Balance of any Lower-Tier Regular Interest may be increased on a particular Distribution Date as and to the extent contemplated by the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement.

“Lower-Tier Regular Interests”: The respective classes of “regular interests”, within the meaning of Code Section 860G(a)(1), in the Lower-Tier REMIC, designated as the

Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LH Interests.

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Mortgage Loans and collections thereon (other than the Excess Interest), any related REO Property (or a beneficial interest in the applicable portion of the “REO Property” under the applicable Other Pooling and Servicing Agreement related to any Outside Serviced Trust Loan) acquired in respect thereof and all proceeds of such REO Property, other property of the Trust Fund related thereto and amounts (other than Excess Interest and any interest or other income earned thereon) held in respect thereof from time to time in the Collection Account, any Serviced Loan Combination Custodial Account, the Interest Reserve Account and the related REO Account, and amounts held from time to time in the Lower-Tier Distribution Account and the Excess Liquidation Proceeds Reserve Account, in each case excluding amounts allocable to the Companion Loans and any interest or other income earned on such amounts allocable to the Companion Loans.

“Lower-Tier Residual Interest”: The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Lower-Tier REMIC and evidenced by the Class R Certificates.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Collectively:

(a)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(b)           any modification, consent to a modification or waiver of a monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to this Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the Maturity Date or Anticipated Repayment Date, as applicable, of any Serviced Loan;

(c)           any sale of a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or REO Property (other than in connection with (i) the termination of the Trust Fund and (ii) the repurchase of, or substitution for, any Mortgage Loan by the applicable Mortgage Loan Seller for a Material Document Defect or Material Breach, as applicable) for less than the applicable Purchase Price;

(d)           any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(e)           any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan, or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings or if otherwise required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(f)            any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(g)          any property management company changes or franchise changes (in each case, to the extent the lender is required to consent or approve under the related Loan Documents);

(h)           releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(i)           any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(j)            the determination of the Special Servicer pursuant to clause (b) or clause (c) of the definition of “Specially Serviced Loan”;

(k)           following a default or an event of default with respect to a Serviced Loan, any acceleration of such Serviced Loan, or initiation of judicial, bankruptcy or similar proceedings under the related Loan Documents or with respect to the related Mortgagor or Mortgaged Property;

(l)            any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto;

(m)          any determination of an Acceptable Insurance Default;

(n)           any proposed modification or waiver of any material provision in the related Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related Mortgagor; and

(o)          any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

“Manager”: With respect to any Mortgage Loan or Serviced Loan Combination, any property manager for the related Mortgaged Properties.

“Master Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or its successor in interest, or any successor Master Servicer appointed as herein provided.

“Master Servicer Remittance Date”: With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

“Master Servicer Servicing Personnel”: The divisions and individuals of the Master Servicer who are involved in the performance of the duties of the Master Servicer under this Agreement.

“Material Breach”: As defined in Section 2.03(a) of this Agreement.

“Material Document Defect”: As defined in Section 2.03(a) of this Agreement.

“Maturity Date”: With respect to each Mortgage Loan, the maturity date as set forth on the Mortgage Loan Schedule; and with respect to each Serviced Companion Loan, the Maturity Date for the related Mortgage Loan.

“Modification Fees”: With respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), any and all fees collected from the related Mortgagor with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, other than (a) any Assumption Fees, Consent Fees or assumption application fees and (b) any fee in connection with a defeasance of such Mortgage Loan (or Serviced Loan Combination, if applicable).

“Modified Asset”: Any Serviced Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.24 of this Agreement in a manner that:

(a)           affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to such Serviced Loan);

(b)           except as expressly contemplated by the related Loan Documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

(c)           in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Serviced Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”: With respect to any Mortgage Loan or Serviced Companion Loan, as applicable (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date, the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate, which is payable by the related Mortgagor on such Due Date under the related Note or Notes. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its respective Maturity Date and with respect to which the Special Servicer has not entered into an extension or (iii) any ARD Mortgage Loan after the related Anticipated Repayment Date, is the monthly payment that would otherwise have been payable on such Due Date had the related Note not been discharged or the related Maturity Date or Anticipated Repayment Date, as applicable, had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

“Moody’s”: Moody’s Investors Service, Inc. or its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC or its successors in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing the Note(s) evidencing a Mortgage Loan or Loan Combination.

“Mortgage File”: With respect to any Mortgage Loan or the related Serviced Loan Combination, subject to Section 2.01(b), collectively the following documents:

(1)           (A) the original executed Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of “Deutsche Bank Trust Company Americas, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29” or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of a Serviced Loan Combination, a copy of the executed Note for the related Serviced Companion Loan;

(2)           an original or copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(3)           an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(4)           an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “Deutsche Bank Trust Company Americas, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 [and the holder of the related Serviced Companion Loan, as their interests may appear]” or in blank, or a copy of such assignment if the related Mortgage Loan Seller or its designee, rather than the Trustee, is responsible for recording such assignment; provided, however, that with respect to the Eastmont Town Center Mortgage Loan, each such assignment shall be executed in blank until the earliest of (A) the Eastmont Town Center Controlling Note Securitization Date, (B) the Eastmont Town Center Mortgage Loan becoming a Specially Serviced Mortgage Loan, and (C) 180 days after the Closing Date;

(5)           the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), in favor of “Deutsche Bank Trust Company Americas, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 [and the holder of the related Serviced Companion Loan, as their interests may appear]”; provided, however, that with respect to the Eastmont Town Center Mortgage Loan, each such assignment shall be executed in blank until the earliest of (A) the Eastmont Town Center Controlling Note Securitization Date, (B) the Eastmont Town Center Mortgage Loan becoming a Specially Serviced Mortgage Loan, and (C) 180 days after the Closing Date;

(6)           originals or copies of final written modification agreements in those instances where the terms or provisions of the Note for such Mortgage Loan (or, if applicable, any Note of a Serviced Loan Combination) or the related Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(7)           the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Loan Combination (or, if such policy has not been issued, a “marked-up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(8)           an original or copy of the related Ground Lease relating to such Mortgage Loan (or the related Serviced Loan Combination, if applicable), if any, and any ground lessor estoppel;

(9)           an original or copy of the related Loan Agreement, if any;

(10)         an original of any guaranty under such Mortgage Loan or the related Serviced Loan Combination, if any;

(11)         an original or copy of the lock box agreement or cash management agreement relating to such Mortgage Loan or the related Serviced Loan Combination, if any;

(12)         an original or copy of the environmental indemnity from the related Mortgagor, if any;

(13)         an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(14)         an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (5)), in favor of “Deutsche Bank Trust Company Americas, as Trustee, on behalf of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 [and the holder of the related Serviced Companion Loan, as their interests may appear]”;

(15)         any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Serviced Loan Combination or in favor of any assignee prior to the Trustee, and an original UCC-2 and/or UCC-3 assignment thereof, in form suitable for filing, in favor of the Trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(16)         in the case of any Mortgage Loan or the related Serviced Loan Combination as to which there exists a related mezzanine loan, the original or a copy of the related intercreditor agreement;

(17)         an original or copy of any related environmental insurance policy;

(18)         a copy of any letter of credit relating to such Mortgage Loan or the related Serviced Loan Combination and any related assignment thereof (with the original to be delivered to the Master Servicer);

(19)         copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the Trust or the Trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the Trust or Trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice shall be delivered by the related Mortgage Loan Seller to the Custodian for inclusion in the Mortgage File within the time period set forth in the penultimate paragraph of Section 2.01(b)), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the Master Servicer) and/or estoppel letters relating to such Mortgage Loan or the related Serviced Loan Combination and any related assignment thereof; and

(20)         in the case of a Loan Combination, an original or a copy of the related Co-Lender Agreement;

provided that, whenever the term “Mortgage File” is used to refer to documents actually received by the Certificate Administrator or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

Notwithstanding anything to the contrary contained herein, with respect to an Outside Serviced Trust Loan, the preceding document delivery requirements shall be deemed satisfied by the delivery by the applicable Mortgage Loan Seller to the Custodian (on behalf of the Trustee) of (i) with respect to clause (1) above, executed originals of the related documents, and (ii) with respect to clauses (2) through (20) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the applicable Other Pooling and Servicing Agreement.

Notwithstanding any contrary provision set forth above, in connection with the Eastmont Town Center Mortgage Loan: (1) instruments of assignment may be in blank and need not be recorded pursuant to this Agreement until the earliest of (i) the Eastmont Town Center Controlling Note Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Other Pooling and Servicing Agreement, (ii) the Eastmont Town Center Mortgage Loan becomes a Specially Serviced Mortgage Loan prior to the Eastmont Town Center Controlling Note Securitization Date, in which case such instruments shall be assigned and recorded in accordance with this Agreement upon such occurrence, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with with this Agreement until the occurrence, if any, of the Eastmont Town Center Controlling Note Securitization Date; and (2) following the Eastmont Town Center Controlling Note Securitization Date, the Person selling the Eastmont Town Center Controlling Note to the related Other Depositor, at its own expense, shall be entitled to direct the Trustee or Custodian to deliver the originals of all related Loan Documents in its possession (other than the promissory note(s) evidencing the Eastmont Town Center Mortgage Loan) to the related Outside Trustee or the Outside Custodian. Such Person will require the retention by or delivery to the Trustee or Custodian of photocopies of the Loan Documents so delivered to such Outside Trustee or Outside Custodian. Such Person shall also cause the completion and recordation of instruments of assignment in the name of such Outside Trustee, and shall be required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded; provided that, to the extent any such assignments have been recorded prior to the Eastmont Town Center Controlling Note Securitization Date, the Trustee shall execute and deliver assignments to the Outside Trustee.

“Mortgage Loan”: Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, the mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-Off Date. Such term shall include any Specially Serviced Mortgage Loan, REO Mortgage Loan or defeased Mortgage Loan and each Outside Serviced Trust Loan (but not the Companion Loans).

“Mortgage Loan Schedule”: The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

(i)          the Loan Number;

(ii)        the street address (including city, state and zip code) and name of the related Mortgaged Property;

(iii)        the Cut-Off Date Balance;

(iv)       the original Mortgage Rate;

(v)        the (A) remaining term to stated maturity and (B) Stated Maturity Date;

(vi)       in the case of a Balloon Loan, the remaining amortization term;

(vii)      the Servicing Fee Rate (separately identifying any primary servicing fee rate or subservicing fee rate included in the Servicing Fee Rate, and in the case of a Serviced Loan Combination, separately identifying the Servicing Fee Rate applicable to the related Serviced Companion Loan in such Serviced Loan Combination, and in the case of an Outside Serviced Trust Loan, separately identifying the primary servicing fee rate payable to the Outside Servicer);

(viii)     the Mortgage Loan Seller(s);

(ix)       whether the Mortgage Loan is cross-collateralized and the cross-collateralized group it belongs to;

(x)        whether the Mortgage Loan is an ARD Mortgage Loan;

(xi)        the Anticipated Repayment Date, if applicable;

(xii)       the Revised Rate, if applicable; and

(xiii)      such Mortgage Loan is part of a Serviced Loan Combination, in which case the information required by clauses (iii), (iv), (v), (vi) and (vii) above shall also be set forth for the Serviced Companion Loan in the related Serviced Loan Combination.

“Mortgage Loan Seller”: Each of CGMRC, GSMC, RMF and FCRE, and their respective successors in interest.

“Mortgage Loan Seller Sub-Servicer”: A Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit S to this Agreement, or any successor thereto.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Mortgage Loans, collectively. The Mortgage Pool does not include the Companion Loans or any related REO Companion Loans.

“Mortgage Rate”: With respect to any Mortgage Loan (including an REO Mortgage Loan) or Serviced Companion Loan (including an REO Companion Loan), the per annum rate at which interest accrues (or, if and while it is an REO Mortgage Loan or REO Companion Loan, is deemed to accrue) on such Mortgage Loan or Serviced Companion Loan, as the case may be, as stated in the related Note or Co-Lender Agreement, in each case without giving effect to the Default Rate, any Excess Interest or any Revised Rate with respect to such Mortgage Loan or Serviced Companion Loan, as the case may be.

“Mortgaged Property”: The underlying property securing a Mortgage Loan and the related Companion Loan(s), including any REO Property (including with respect to an Outside Serviced Trust Loan), consisting of a fee simple estate, and, with respect to certain Mortgage Loans and any related Companion Loan(s), a leasehold estate, or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgagor”: The obligor or obligors on a Note and the related Note(s) in favor of a Companion Loan Holder(s), including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under such Note and the related Note(s) in favor of a Companion Loan Holder(s).

“Mortgagor Accounts”: As defined in Section 3.07(a) of this Agreement.

“Net Condemnation Proceeds”: The Condemnation Proceeds received with respect to any Mortgage Loan or Serviced Companion Loan (including an REO Mortgage Loan or REO Companion Loan) net of the amount of (i) costs and expenses incurred with respect thereto and (ii) amounts required to be applied to the restoration or repair of the related Mortgaged Property; provided that, in the case of an Outside Serviced Trust Loan, “Net Condemnation Proceeds” under this Agreement shall be limited to any related Condemnation Proceeds that are received by the Trust Fund in connection with such Outside Serviced Trust Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the express requirements of the Mortgage or Note or other Loan Documents included in the Mortgage File or in accordance with the Servicing Standard, or with respect to the environmental insurance policy, applied to pay any costs, expenses, penalties, fines or similar items; provided that, in the case of an Outside Serviced Trust Loan, “Net Insurance Proceeds” under this Agreement shall be limited to any related Insurance Proceeds that are received by the Trust Fund in connection with such Outside Serviced Trust Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“Net Liquidation Proceeds”: The Liquidation Proceeds received by the Trust Fund with respect to any Mortgage Loan or Serviced Loan Combination (including an REO Mortgage Loan or REO Companion Loan) net of the amount of Liquidation Expenses incurred with respect thereto.

“Net Mortgage Rate”: Except as set forth in the following two sentences of this definition, with respect to any Mortgage Loan (including an REO Mortgage Loan) and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan minus the related Administrative Cost Rate. Notwithstanding the foregoing, if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, for purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date shall be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest and Excess Interest) in respect of such Mortgage Loan during such one-month period at a per annum rate equal to the related Mortgage Rate minus the related Administrative Cost Rate; provided, however, that, for purposes of calculating Pass-Through Rates and the WAC Rate, with respect to each Mortgage Loan that accrues interest on the basis of a 360-day year and the actual number of days during each one-month interest accrual period, (i) the Net Mortgage Rate for the one-month period preceding the Due Dates in January and February in any year which is not a leap year and in February in any year which is a leap year (unless, in either case, the related Distribution Date is the final Distribution Date), shall be determined based on the “aggregate amount of interest actually accrued”, as referred to above in this sentence, being net of any Withheld Amounts and (ii) the Net Mortgage Rate for the one-month period preceding the Due Date in March shall be determined based on the “aggregate amount of interest actually accrued”, as referred to above in this sentence, including any such Withheld Amounts. For purposes of calculating Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan shall be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Special Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor, and without regard to the related Mortgaged Property becoming an REO Property.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by CREFC®.

“Net REO Proceeds”: With respect to each REO Property and any related REO Mortgage Loan or REO Companion Loan, REO Proceeds received by the Trust Fund with respect to such REO Property, REO Mortgage Loan or REO Companion Loan (other than the proceeds of a liquidation thereof), net of any insurance premiums, taxes, assessments, ground rents and other costs and expenses permitted to be paid therefrom pursuant to Section 3.16(b) of this Agreement; provided that, in the case of an REO Property that relates to an Outside Serviced Trust Loan, “Net REO Proceeds” under this Agreement shall be limited to any REO Proceeds that are received by the Trust Fund in connection with such Outside Serviced Trust Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“New Lease”: Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund, if the Trust Fund has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Property Advance. Workout-Delayed Reimbursement Amounts shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in Sections 3.20 and 4.06, the definition of Nonrecoverable P&I Advance or the definition of Nonrecoverable Property Advance, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late collections or any other recovery on or in respect of the related Mortgage Loan or Serviced Loan Combination or REO Property, as applicable, or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: With respect to any Mortgage Loan, any P&I Advance previously made or proposed to be made in respect of such Mortgage Loan or a related REO Mortgage Loan by the Master Servicer or the Trustee, which P&I Advance such party or the Special Servicer has determined pursuant to and in accordance with Section 4.06 of this Agreement, would not or will not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or REO Mortgage Loan, as the case may be.

“Nonrecoverable Property Advance”: Any Property Advance previously made or proposed to be made in respect of a Serviced Mortgage Loan, Serviced Loan Combination or REO Property by the Master Servicer or the Trustee, which Property Advance the advancing party or the Special Servicer has determined pursuant to and in accordance with Section 3.20 of this Agreement, would not or will not, as applicable, be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Serviced Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be. Any Property Advance that is not required to be repaid by the related Mortgagor under the terms of the related Loan Documents shall be deemed to be a Nonrecoverable Advance for purposes of the Master Servicer’s or the Trustee’s entitlement to reimbursement for such Advance. In the case of an Outside Serviced Trust Loan or any related

REO Property, the term “Nonrecoverable Property Advance” shall have the meaning assigned thereto in the Other Pooling and Servicing Agreement.

“Non-Book Entry Certificates”: As defined in Section 5.02(c)(iii) of this Agreement.

“Non-Reduced Certificates”: As of any date of determination, any Class of Certificates (other than the Class S, Class R and Class X Certificates) then outstanding for which (a)(1) the initial Certificate Principal Amount of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Principal Amount of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination; provided that for purposes of this definition, the Class A-S Certificates and the Class PEZ Component A-S will be considered as if they together constitute a single “Class” of Certificates, the Class B Certificates and the Class PEZ Component B will be considered as if they together constitute a single “Class” of Certificates, the Class C Certificates and the Class PEZ Component C will be considered as if they together constitute a single “Class” of Certificates, and the Class PEZ Certificates will be Non-Reduced Certificates only with respect to each Class PEZ Component that is part of a “Class” of Non-Reduced Certificates determined as described in this proviso.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f) of this Agreement.

“Non-U.S. Tax Person”: A person other than a U.S. Tax Person.

“Note”: With respect to any Mortgage Loan or Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Mortgage Loan or Companion Loan, as the case may be, including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”: Any of the notices given to the Certificate Administrator by the Master Servicer, the Depositor or any Holder of a Class R Certificate pursuant to Section 9.01(c).

“Notifying Party”: As defined in Section 3.01(i).

“Notional Amount”: For any date of determination, (a) with respect to the Class X-A Certificates, the Class X-A Notional Amount, (b) with respect to the Class X-B Certificates, the Class X-B Notional Amount and (c) with respect to the Class X-D Certificates, the Class X-D Notional Amount.

“NRSRO”: A nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“NRSRO Certification”: A certification executed by an NRSRO (other than a Rating Agency) in favor of the Rule 17g-5 Information Provider substantially in the form attached as Exhibit M-5 hereto (which may also be submitted electronically to the Rule 17g-5 Information Provider) that states that (i) such NRSRO has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e) and (ii) such NRSRO has access to the Depositor’s Rule 17g-5 website regarding the Certificates. An NRSRO Certification will be deemed to have been executed by an NRSRO if the Depositor so directs the Rule 17g-5 Information Provider.

“OCC”: The Office of the Comptroller of the Currency, and its successors in interest.

“Offering Circular”: The offering circular dated April 1, 2015 relating to the Private Certificates (other than the Class S Certificates).

“Officer’s Certificate”: With respect to any Person, a certificate signed by an authorized officer of such Person or, in the case of the Master Servicer or the Special Servicer, a Servicing Officer, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be.

“Operating Advisor”: Situs Holdings, LLC, a Delaware limited liability company, or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.29(d)(ii) of this Agreement.

“Operating Advisor Fee”: With respect to each Mortgage Loan (including any Outside Serviced Trust Loan) and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Operating Advisor Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement. For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period, a rate equal to 0.00135% per annum.

“Operating Advisor Personnel”: The divisions and individuals of the Operating Advisor who are involved in the performance of the duties of the Operating Advisor under this Agreement.

“Operating Advisor Standard”: As defined in Section 3.29(b) of this Agreement.

“Operating Advisor Termination Event”: As defined in Section 7.06(a) of this Agreement.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Special Servicer or the Master Servicer, as the case may be, reasonably acceptable to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) qualification of a Trust REMIC or the imposition of tax under the REMIC Provisions on any income or property of any such Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust under the Grantor Trust Provisions or (d) a resignation of the Master Servicer or Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor, the Special Servicer and the Master Servicer.

“Opting-Out Party”: As defined Section 6.09(h) of this Agreement.

“Other Crossed Loans”: As defined in Section 2.03(a) of this Agreement.

“Other Depositor”: (A) With respect to an Outside Serviced Trust Loan, the depositor under the applicable Other Pooling and Servicing Agreement; and (B) with respect to a Serviced Companion Loan or a Serviced Loan Combination, the “depositor” (within the meaning of Item 1101(e) of Regulation AB) of the related Other Securitization Trust.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: (A) With respect to a Serviced Companion Loan or the related Serviced Loan Combination, the pooling and servicing agreement or other comparable agreement governing the creation of the related Other Securitization Trust and the issuance of securities backed by the assets of such Other Securitization Trust, but not the servicing of such Serviced Companion Loan or Serviced Loan Combination or the related Mortgage Loan; and (B) with respect to an Outside Serviced Trust Loan or the related Outside Serviced Loan Combination, the pooling and servicing agreement or other comparable agreement governing the creation of an Outside Securitization Trust that includes a related Outside Serviced Companion Loan, the issuance of securities backed by the assets of such Outside Securitization Trust and the servicing of such Outside Serviced Trust Loan, such Outside Serviced Loan Combination and the related Outside Serviced Companion

Loan(s), or any successor servicing agreement with respect to such Outside Serviced Trust Loan, such Outside Serviced Loan Combination and the related Outside Serviced Companion Loan(s) contemplated by the related Co-Lender Agreement. The only Other Pooling and Servicing Agreement related to the Trust as of the Closing Date is the 3 Columbus Circle Pooling and Servicing Agreement. The Eastmont Town Center Pooling and Servicing Agreement shall be an Other Pooling and Servicing Agreement on and after the Eastmont Town Center Controlling Note Securitization Date.

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Serviced Companion Loan or successor REO Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Outside Certificate Administrator”: With respect to an Outside Serviced Trust Loan, the certificate administrator under the applicable Other Pooling and Servicing Agreement.

“Outside Consultation Termination Event”: The event that occurs when (a) a Serviced Outside Controlled Pari Passu Companion Loan is included in a securitization trust, and (b) the Certificate Administrator and the Special Servicer have received a related Outside Consultation Termination Event Notice.

“Outside Consultation Termination Event Notice”: A written notice from a party to the pooling and servicing agreement governing the securitization of the related Serviced Outside Controlled Pari Passu Companion Loan indicating that a “consultation termination event” (or the equivalent) has occurred and is continuing under such pooling and servicing agreement.

“Outside Control Termination Event”: The event that occurs when (a) a Serviced Outside Controlled Pari Passu Companion Loan is included in a securitization trust and (b) the Certificate Administrator and the Special Servicer have received a related Outside Control Termination Event Notice (which has not been revoked).

“Outside Control Termination Event Notice”: A written notice from a party to the pooling and servicing agreement governing the securitization of the related Serviced Outside Controlled Pari Passu Companion Loan indicating that a “control termination event” (or the equivalent) has occurred and is continuing under such pooling and servicing agreement, which may be revoked in accordance with the terms of such pooling and servicing agreement if such control termination event ceases to exist.

“Outside Controlling Note Holder”: With respect to each Serviced Outside Controlled Pari Passu Loan Combination, (i) at any time that the related Serviced Outside Controlled Pari Passu Companion Loan is not included in a securitization trust, the holder of such Serviced Outside Controlled Pari Passu Companion Loan, and (ii) if and for so long as the related Serviced Outside Controlled Pari Passu Companion Loan is included in a securitization trust, such Serviced Outside Controlled Pari Passu Loan Combination is serviced under this Agreement and no related Outside Consultation Termination Event has occurred and is continuing, the “controlling class representative” (or equivalent party) under the pooling and servicing agreement governing the securitization of the related Serviced Outside Controlled Pari Passu Companion Loan or such other party specified in such pooling and servicing agreement as authorized to exercise the rights of the holder of the applicable controlling note. During any period that the related Serviced Outside Controlled Pari Passu Companion Loan is included in a securitization trust and a related Outside Consultation Termination Event has occurred and is continuing, there shall be no Outside Controlling Note Holder.

“Outside Custodian”: With respect to an Outside Serviced Trust Loan, the custodian under the applicable Other Pooling and Servicing Agreement

“Outside Operating Advisor”: With respect to an Outside Serviced Trust Loan, the operating advisor under the applicable Other Pooling and Servicing Agreement.

“Outside Paying Agent”: With respect to an Outside Serviced Trust Loan, the paying agent under the applicable Other Pooling and Servicing Agreement.

“Outside Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds an Outside Serviced Companion Loan (or any portion thereof or interest therein).

“Outside Service Providers”: With respect to any Outside Serviced Trust Loan, the related Outside Trustee, Outside Custodian, Outside Certificate Administrator, Outside Paying Agent, Outside Servicer, Outside Special Servicer and any sub-servicer of any of the foregoing.

“Outside Serviced Co-Lender Agreement”: The Co-Lender Agreement for an Outside Serviced Loan Combination. The only Outside Serviced Co-Lender Agreement related to the Trust as of the Closing Date is the 3 Columbus Circle Co-Lender Agreement. The Eastmont Town Center Co-Lender Agreement shall be an Outside Serviced Co-Lender Agreement on and after the Eastmont Town Center Controlling Note Securitization Date.

“Outside Serviced Companion Loan”: Any Companion Loan that is part of an Outside Serviced Loan Combination. The only Outside Serviced Companion Loans related to the Trust as of the Closing Date are the 3 Columbus Circle Companion Loans. The Eastmont Town Center Companion Loan shall be an Outside Serviced Companion Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

“Outside Serviced Loan Combination”: Any Loan Combination that is not serviced under this Agreement, but instead is being serviced pursuant to the pooling and servicing agreement or other comparable agreement governing the securitization of a related Companion Loan (whether by itself or with other mortgage assets), or pursuant to any successor servicing agreement contemplated by the related Co-Lender Agreement. The only Outside Serviced Loan Combination related to the Trust as of the Closing Date is the 3 Columbus Circle Loan Combination. The Eastmont Town Center Loan Combination shall be an Outside Serviced Loan Combination on and after the Eastmont Town Center Controlling Note Securitization Date.

“Outside Serviced Loan Combination Noteholders”: With respect to an Outside Serviced Loan Combination, the holder of the related Outside Serviced Trust Loan and the holder(s) of the related Outside Serviced Companion Loan(s), collectively.

“Outside Serviced Trust Loan”: Any Mortgage Loan that is part of an Outside Serviced Loan Combination. The only Outside Serviced Trust Loan related to the Trust as of the Closing Date is the 3 Columbus Circle Mortgage Loan. The Eastmont Town Center Mortgage Loan shall become an Outside Serviced Trust Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

“Outside Servicer”: With respect to an Outside Serviced Trust Loan, the master servicer under the applicable Other Pooling and Servicing Agreement.

“Outside Special Servicer”: With respect to an Outside Serviced Trust Loan, the special servicer under the applicable Other Pooling and Servicing Agreement.

“Outside Trustee”: With respect to an Outside Serviced Trust Loan, the trustee under the applicable Other Pooling and Servicing Agreement.

“Ownership Interest”: Any record or beneficial interest in a Class R Certificate.

“P&I Advance”: As to any Mortgage Loan (including any Outside Serviced Trust Loan and any REO Mortgage Loan), any advance made by the Master Servicer or the Trustee pursuant to Section 4.06 of this Agreement. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to but without duplication, payment or reimbursement of interest thereon at the Advance Rate to but excluding the date of payment or reimbursement.

“Pari Passu Companion Loan”: A Companion Loan that is pari passu in right of payment to the related Split Mortgage Loan. The only Pari Passu Companion Loans related to the Trust as of the Closing Date are the Selig Office Portfolio Companion Loans, the 3 Columbus Circle Companion Loans, the 170 Broadway Companion Loan, the Crowne Plaza Bloomington Companion Loan, the Eastmont Town Center Companion Loan and the Commerce Point I & II Companion Loan.

“Pari Passu Indemnified Items”: As defined in Section 3.01(j)(ii) of this Agreement.

“Pari Passu Indemnified Party”: As defined in Section 3.01(j)(ii) of this Agreement.

“Pari Passu Loan Combination”: A Loan Combination that includes a Pari Passu Companion Loan. The only Pari Passu Loan Combinations related to the Trust as of the Closing Date are the Selig Office Portfolio Loan Combination, the 3 Columbus Circle Loan Combination, the 170 Broadway Loan Combination, the Crowne Plaza Bloomington Loan Combination, the Eastmont Town Center Loan Combination and the Commerce Point I & II Loan Combination.

“Pass-Through Rate”: Each of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-AB Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate, the Class X-D Pass-Through Rate, the Class A-S Pass-Through Rate, the Class A-S Regular Interest Pass-Through Rate, the Class B Pass-Through Rate, the Class B Regular Interest Pass-Through Rate, the Class C Pass-Through Rate, the Class C Regular Interest Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate and the Class H Pass-Through Rate. The Class PEZ Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on the Class PEZ Components. The Class S Certificates and the Class R Certificates do not have Pass-Through Rates.

“Paying Agent”: The paying agent appointed pursuant to Section 5.06 of this Agreement.

“Penalty Charges”: With respect to any Mortgage Loan (or Serviced Loan Combination, if applicable) (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the Mortgagor that represent default charges, penalty charges, late fees and/or Default Interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Trust Loan, to the extent remitted by the related Outside Servicer to the Master Servicer).

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than a Class S or Class R Certificate), the percentage interest is equal to the initial denomination as of the Closing Date of such Certificate divided by the initial Certificate Principal Amount or Notional Amount, as applicable, of such Class of Certificates. For these purposes on any date of determination, the “initial denomination as of the Closing Date” of any Exchangeable Certificate received in an exchange will be determined as if such Certificate was part of the related Class on the Closing Date, the “initial denomination as of the Closing Date” of any Exchangeable Certificate surrendered in an exchange will be determined as if such Certificate was not part of the related Class on the Closing Date and the initial Certificate Principal Amount of the related Class of Exchangeable Certificates will be determined as if such Class consisted only of the Certificates composing the Class on that date of determination and such Certificates had been outstanding as of the Closing Date. With respect to any Class S Certificate or any Class R Certificate, the percentage interest is set forth on the face thereof.

“Performing Party”: As defined in Section 10.12 of this Agreement.

“Performing Serviced Companion Loan”: A Serviced Companion Loan that is not, and is not part of, a Specially Serviced Loan or REO Loan.

“Performing Serviced Loan”: A Performing Serviced Mortgage Loan, a Performing Serviced Companion Loan or a Performing Serviced Loan Combination, as the context may require.

“Performing Serviced Loan Combination”: A Serviced Loan Combination that is not a Specially Serviced Loan or REO Loan.

“Performing Serviced Mortgage Loan”: A Serviced Mortgage Loan that is not, and is not part of, a Specially Serviced Loan or REO Loan.

“Permitted Investments”: Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn (provided that funds invested by the Certificate Administrator in Permitted Investments managed or advised by the Certificate Administrator may (or, as and when contemplated under Section 3.07(c), shall) mature on the Distribution Date) and a maximum maturity of 365 days, regardless of whether issued by the Depositor, the Master Servicer, the Trustee, the Certificate Administrator or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a Rating Agency Confirmation:

(i)         obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof; provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(ii)        Federal Housing Administration debentures;

(iii)       obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(iv)       federal funds, unsecured certificates of deposit, time or similar deposits, bankers’ acceptances and repurchase agreements of any bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and KBRA (if then rated by KBRA) and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(v)        demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and KBRA (if then rated by KBRA) and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vi)       debt obligations, (A) if it has a term of three months or less, (1) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and KBRA (if then rated by KBRA) and (2) the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of more than three months and not in excess of six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated at least “Aa3” by Moody’s and (C) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(vii)      commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), (A) if it has a term of one month or less, the short-term obligations of which are rated at least “F1” by Fitch and “P-1” by Moody’s (or, in the case of Moody’s, the long-term obligations of which are rated at least “A2” by Moody’s) and in the highest short-term debt rating category of KBRA (if then rated by KBRA); (B) if it has a term of more than one month and not in excess of three months, (1) the short-term debt obligations of which are rated at least “F1+” by Fitch (or “F1” by Fitch, if the long-term debt obligations of which are rated at least “AA-” by Fitch), (2) the short-term debt obligations of which are rated at least “P-1” by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term debt rating category by KBRA (if then rated by KBRA); (C) if it has a term of more than three months and not in excess of six months, (1) the short-term debt obligations of which are rated at least “F1+” by Fitch (or “F1” by Fitch, if the long-term debt obligations of which are rated at least “AA-” by Fitch), (2) the short-term debt obligations of which are rated at least “P-1” by Moody’s and the long-term debt obligations of which are rated at least “Aa3” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term rating category by KBRA (if then rated by KBRA); and (D) if it has a term of more than six months, (1) the short-term debt obligations of which are rated at least “F1+” by Fitch (or “F1” by Fitch, if the long-term debt obligations of which are rated at least “AA-” by Fitch), (2) the short-term debt obligations of which are rated at least “P-1” by Moody’s and the long-term debt obligations of which are rated at least “Aaa” by Moody’s and (3) the short-term debt obligations of which are rated in the highest short-term rating category by KBRA (if then rated by KBRA) (or, in the case of any such Rating Agency as set forth in clauses (A) through (D) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(viii)     the Wells Fargo Advantage Heritage Money Market Fund or any other money market fund (in each case, the “Fund”) so long as the Fund is rated by DBRS, Fitch and Moody’s in its highest money market fund ratings category (or, if not rated by any such Rating Agency, otherwise acceptable to such Rating Agency and KBRA, as confirmed in a Rating Agency Confirmation);

(ix)        any other demand, money market or time deposit, demand obligation or any other obligation, security or investment with respect to which Rating Agency Confirmation has been obtained from each Rating Agency; and

(x)         such other demand, money market or time deposit, demand obligation or any other obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ix) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, demand obligation or any other obligation, security or investment;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, (iii) the rating for such instrument or security includes an “r” designation or (iv) if such instrument may be redeemed at a price below the purchase price; and provided, further, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at the expense of the party directing such Permitted Investment, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Notwithstanding the foregoing, to the extent that the Loan Documents with respect to a particular Mortgage Loan require the funds in the related Mortgagor Accounts to be invested in investments other than those itemized in clauses (i) through (ix) above, the Master

Servicer shall invest the funds in such Mortgagor Accounts in accordance with the terms of the related Loan Documents.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”: With respect to a Class R Certificate, any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(m) of this Agreement.

“Plan Investor”: As defined in Section 5.03(m) of this Agreement.

“Prepayment Assumption”: The assumption that there will be zero prepayments with respect to the Mortgage Loans; provided, that it is assumed that any ARD Mortgage Loan is prepaid in full on its Anticipated Repayment Date.

“Prepayment Interest Excess”: With respect to any Distribution Date, for each Mortgage Loan or Serviced Pari Passu Companion Loan that was subject to a Principal Prepayment in full or in part during the related Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Pari Passu Companion Loan after the Due Date in such Prepayment Period, the amount of interest (net of the related Servicing Fee, any related Excess Interest and/or Default Interest) that accrued for such Mortgage Loan or Serviced Pari Passu Companion Loan on the amount of such Principal Prepayment during the period commencing on the date after such Due Date and ending on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan or Serviced Pari Passu Companion Loan (or any later date through which interest accrues), inclusive, to the extent collected from the related Mortgagor (exclusive of any related Yield Maintenance Charge or related Excess Interest and/or Default Interest that may have been collected) and, in the case of an Outside Serviced Trust Loan, remitted to the Trust Fund.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan or Serviced Pari Passu Companion Loan that was subject to a Principal Prepayment in full or in part during the related Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Pari Passu Companion Loan prior to the Due Date in such Prepayment Period, the amount of interest (net of the related Servicing Fee and any related Excess Interest and/or Default Interest) to the extent not collected from the related Mortgagor, that would have accrued on such Mortgage Loan or Serviced Pari Passu Companion Loan on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan or Serviced Pari Passu Companion Loan through the end of the applicable interest accrual period for such Due Date, inclusive.

“Prepayment Period”: With respect to any Distribution Date, the period beginning the day immediately following the Determination Date in the month immediately preceding the month in which such Distribution Date occurs (or beginning on the day immediately following the Cut-Off Date, in the case of the first Distribution Date) through and including the Determination Date immediately preceding such Distribution Date.

“Primary Collateral”: With respect to any Cross-Collateralized Mortgage Loan, any Mortgaged Property (or portion thereof) designated as directly securing such Cross-Collateralized Mortgage Loan and excluding any Mortgaged Property (or portion thereof) as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Cross-Collateralized Mortgage Loan.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing the Master Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Balance Certificates”: The Sequential Pay Certificates and the Class PEZ Certificates, collectively.

“Principal Distribution Amount”: For any Distribution Date will be equal to the sum, without duplication, of:

(A)        the Scheduled Principal Distribution Amount for such Distribution Date;

(B)        the Unscheduled Payments with respect to the Mortgage Loans (including the REO Mortgage Loans) with respect to such Distribution Date; and

(C)         the Principal Shortfall, if any, for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed to the Master Servicer and/or the Trustee from principal collections on the Mortgage Loans (including the REO Mortgage Loans) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed to the Master Servicer and/or the Trustee from principal collections on the Mortgage Loans (including the REO Mortgage Loans) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including the REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the applicable Prepayment Period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

“Principal Prepayment”: Any payment of principal made by a Mortgagor on a Mortgage Loan or Serviced Loan Combination which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

“Principal Shortfall”: For any Distribution Date, the amount, if any, by which (i) the Principal Distribution Amount for the preceding Distribution Date exceeds (ii) the aggregate amount actually distributed with respect to principal on the Principal Balance Certificates on such preceding Distribution Date in respect of such Principal Distribution Amount.

“Private Certificates”: The Class D, Class X-D, Class E, Class F, Class G, Class H, Class S and Class R Certificates.

“Privileged Information”: Any (i) correspondence or other communications between the related Directing Holder (and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder (or its Companion Loan Holder Representative)) and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under this Agreement and/or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative) under the related Co-Lender Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder and the Trustee, as evidenced by an Opinion of Counsel (which shall be an Additional Trust Fund Expense) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator and the Trustee) required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor, the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, a Directing Holder (but only for so long as an applicable Consultation Termination Event has not occurred and is not continuing), any Serviced Companion Loan Holder that delivers an Investor Certification, the Trustee, the Certificate Administrator, the Operating Advisor, the Mortgage Loan Sellers, a designee of the Depositor and any Person who provides the Certificate Administrator with an Investor Certification, which Investor Certification may be submitted electronically to the Certificate Administrator; provided that, in no event shall a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of a Mortgagor, an affiliate of a Manager of a Mortgaged Property, principal, partner, member, joint venture, limited partner, employee, representative, director, advisor or investor in any of the foregoing or an agent of any of the foregoing be considered a Privileged Person.

“Property Advance”: As to any Serviced Mortgage Loan, Serviced Loan Combination or REO Property (other than an REO Property related to an Outside Serviced Trust Loan), any advance made by the Master Servicer or the Trustee in respect of Property Protection Expenses, together with all other customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred by the Master Servicer, the Special Servicer or the Trustee in connection with the servicing and administration of a Serviced Mortgage Loan or Serviced Loan Combination, if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred with respect thereto, or in connection with the administration of any REO Property (other than an REO Property related to an Outside Serviced Trust Loan), including, but not limited to, the cost of (a) compliance with the obligations of the Master Servicer, the Special Servicer or the Trustee, if any, set forth in Sections 2.03, 3.04 and 3.07 of this Agreement, (b) the preservation, insurance, restoration, protection and management of a related Mortgaged Property, (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, (d) any enforcement or judicial proceedings with respect to a related Mortgaged Property, including foreclosures, (e) any Appraisal or any other appraisal or update thereof expressly permitted or required to be obtained hereunder and (f) the operation, management, maintenance and liquidation of any such REO Property; provided that, notwithstanding anything to the contrary, “Property Advances” shall not include allocable overhead of the Master Servicer, the Special Servicer or the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs and expenses incurred by any such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or an intercreditor agreement. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to but excluding the date of payment or reimbursement. If and when used with respect to an Outside Serviced Trust Loan or any related REO Property, the term “Property Advance” shall have the meaning assigned thereto or to the term “Servicing Advance” in the applicable Other Pooling and Servicing Agreement.

“Property Protection Expenses”: Any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee pursuant to Sections 3.04, 3.07, 3.10(f), 3.10(g) and 3.17(b) or indicated herein as being a cost or expense of the Lower-Tier REMIC to be advanced by the Master Servicer or the Trustee, as applicable.

“Prospectus”: The prospectus dated January 16, 2015, relating to the Public Certificates.

“Prospectus Supplement”: The prospectus supplement dated April 1, 2015, relating to the Public Certificates.

“PTCE”: Prohibited Transaction Class Exemption.

“Public Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ and Class C Certificates.

“Public Documents”: As defined in Section 4.02(a) of this Agreement.

“Public Global Certificates”: A Global Certificate relating to a Class of Public Certificates.

“Purchase Price”: With respect to any Mortgage Loan (or REO Property), a price equal to the following: (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase; plus (b) all accrued and unpaid interest on the principal balance of such Mortgage Loan (or the related REO Mortgage Loan), other than Default Interest or Excess Interest, at the related Mortgage Rate in effect from time to time through the Due Date in the Collection Period of purchase; plus (c) all related unreimbursed Property Advances (including any Property Advances and Advance Interest Amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Trust Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus (d) all accrued and unpaid Advance Interest Amounts in respect of related Advances (or, in the case of an Outside Serviced Trust Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Trust Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus (e) any unpaid Special Servicing Fees and any other unpaid Additional Trust Fund Expenses outstanding or previously incurred in respect of the related Mortgage Loan; plus (f) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Loan Purchase Agreement, all expenses incurred or to be incurred by the

Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Document Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (c) above); plus (g) any Liquidation Fee, if and to the extent payable in accordance with the terms and conditions of this Agreement (to the extent not otherwise included in the amount described in clause (e) above). With respect to any REO Property that relates to a Serviced Loan Combination, the Purchase Price for the Trust Fund’s interest in such REO Property shall be the amount calculated in accordance with the first sentence of this definition in respect of the related REO Mortgage Loan and, solely for purposes of calculating fair prices under the final sentence of Section 3.17(k) of this Agreement, such amount shall be calculated as if the REO Mortgage Loan consisted of the REO Mortgage Loan and the related REO Companion Loan(s), if applicable.

“Qualified Bidder”: As defined in Section 7.01(b) of this Agreement.

“Qualified Institutional Buyer”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”: As used in Sections 3.08 and 5.10 of this Agreement, in the case of (i) all policies not referred to in clause (ii) below, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least “A” by Fitch (or, if not rated by Fitch, an equivalent rating such as that listed above by at least two NRSROs (which may include S&P, DBRS, Moody’s and/or A.M. Best)) and “A3” by Moody’s (or, if not rated by Moody’s, then either (x) an equivalent rating such as that listed above by at least two NRSROs (which may include S&P and/or Fitch) or one NRSRO (which may include S&P and/or Fitch) and A.M. Best or (y) Moody’s has issued a Rating Agency Confirmation with respect to such insurance company) or (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c) of this Agreement, a company that shall have a claims-paying ability rated at least as follows by at least one of the following NRSROs: “A (low)” by DBRS, “A-“ by S&P, “A-“ by Fitch, “A3” by Moody’s or “A:X” by A.M. Best, or (iii) in either case, an insurance company not satisfying the ratings criteria of any Rating Agency set forth in clause (i) or (ii), as applicable, but with respect to which the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation from such Rating Agency. “Qualified Insurer” shall also mean any entity that satisfies all of the criteria, other than the ratings criteria, set forth in one of the foregoing clauses and whose obligations under the related insurance policy are guaranteed or backed by an entity that satisfies the ratings criteria set forth in such clause (construed as if such entity were an insurance company referred to therein).

“Qualified Mortgage”: A Mortgage Loan that is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision).

“Qualified Substitute Mortgage Loan”: A mortgage loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of (a) the loan-to-value ratio of the deleted Mortgage Loan as of the Cut-Off Date and (b) 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Servicing File; (ix) have a then-current debt service coverage ratio at least equal to the greater of (a) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (b) 1.25x; (x) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization schedule that extends to a date that is after the date that is three years prior to the Rated Final Distribution Date; (xii) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a CCR Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then the amounts described in clause (i) above shall be determined on the basis of aggregate principal balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii) above; provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided further, that no individual Mortgage Rate (net of the Administrative Cost Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the WAC Rate) of any Class of Sequential Pay Certificates or Class PEZ Regular Interest having a Certificate Principal Amount then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the replacement mortgage loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

“RAIT”: RAIT Funding, LLC, a Delaware limited liability company, and its successors in interest.

“Rated Final Distribution Date”: The Distribution Date occurring in April 2048.

“Rating Agency”: Each of Moody’s, Fitch and KBRA or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating organization or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator and the Master Servicer, and specific ratings of Moody’s, Fitch and KBRA herein referenced shall be deemed to refer to the equivalent ratings (as reasonably determined by the Depositor) of the party so designated. References herein to the highest long-term unsecured debt rating category of Moody’s, Fitch or KBRA shall mean “Aaa” with respect to Moody’s and “AAA” with respect to Fitch and KBRA, and, in the case of any other rating agency, shall mean such highest rating category without regard to any plus or minus or numerical qualification.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), or as otherwise provided in Section 3.30 of this Agreement, the requirement for the Rating Agency Confirmation from the applicable Rating Agency with respect to such matter shall not apply.

“Rating Agency Declination”: As defined in the definition of “Rating Agency Confirmation” in this Agreement.

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (A) the aggregate Certificate Principal Amount of all Classes of Principal Balance Certificates (other than the Exchangeable Certificates) and the Class PEZ Regular Interests, after giving effect to distributions on such Distribution Date, exceeds (B) the aggregate Stated Principal Balance of the Mortgage Loans (including any REO Mortgage Loans) (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) after giving effect to any and all reductions thereon on such Distribution Date. The allocation of Realized Losses may be reversed as provided in the penultimate sentence of the first paragraph of Section 4.01(f) of this Agreement.

“Record Date”: With respect to each Distribution Date and each Class of Certificates, the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.

“Registered Rating Agency”: (a) Any Rating Agency that has registered as a user of the Rule 17g-5 Information Provider’s Website; or (b) any NRSRO other than the Rating Agencies (i) that has registered as a user of the Rule 17g-5 Information Provider’s Website and (ii) with respect to which the Rule 17g-5 Information Provider has received an NRSRO Certification pursuant to Section 11.13(h) of this Agreement.

“Regular Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class D, Class E, Class F, Class G and Class H Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificates”: As defined in Section 5.02(c)(i) of this Agreement.

“Regulation S Investor”: With respect to a transferee of a Regulation S Global Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit O to this Agreement. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer or the Certificate Administrator, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer or the Certificate Administrator.

“Remaining Certificateholder”: Any Holder (or Holders provided they act in unanimity) holding 100% of the Certificates (other than the Class S and Class R Certificates) or an assignment of the voting rights thereof; provided, however, that the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates and the Class PEZ Regular Interests and the Notional Amounts of the Class X-A and Class X-B Certificates have been reduced to zero.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Code Section 860D.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Code Section 856(d), which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(1)           except as provided in Code Section 856(d)(4) or (6), any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(2)           any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Code Sections 856(d)(2)(B) and (d)(5);

(3)           any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(4)          any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(5)          rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 of this Agreement on behalf of the Trustee in trust for the Certificateholders and the Serviced Companion Loan Holders, which (subject to any change in the identities of the Special Servicer and/or the Trustee) shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 and the Companion Loan Holder REO Account, as their interests may appear.” Any such account or accounts shall be an Eligible Account.

“REO Companion Loan”: Any Serviced Companion Loan if the related Mortgaged Property has become an REO Property.

“REO Extension”: As defined in Section 3.16(a) of this Agreement.

“REO Loan”: An REO Mortgage Loan, REO Companion Loan or REO Loan Combination, as the context may require.

“REO Loan Combination”: Any Serviced Loan Combination as to which the related Mortgaged Property has become an REO Property.

“REO Mortgage Loan”: Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”: With respect to any REO Property (other than an REO Property related to an Outside Serviced Trust Loan) and the related REO Mortgage Loan and REO Companion Loan, all revenues received by the Special Servicer with respect to such REO Property, REO Mortgage Loan or REO Companion Loan which do not constitute Liquidation Proceeds. In the case of an Outside Serviced Trust Loan that has become an REO Mortgage Loan and in the case of the related REO Property, “REO Proceeds” under this Agreement shall be limited to any proceeds of the type described above in this definition that are received by the Trust Fund in connection with such Outside Serviced Trust Loan, pursuant to the allocations set forth in the related Co-Lender Agreement.

“REO Property”: A Mortgaged Property as to which title has been acquired on behalf of the Trust Fund and any related Serviced Companion Loan Holder through foreclosure, deed in lieu of foreclosure or otherwise; provided that a Mortgaged Property that secures an Outside Serviced Trust Loan shall constitute an REO Property if and when it is acquired under the applicable Other Pooling and Servicing Agreement on behalf of the Trustee for the benefit of the Trust Fund as the holder of such Outside Serviced Trust Loan and of the related Companion Loan Holder(s) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Outside Serviced Trust Loan.

“Reportable Event”: As defined in Section 10.07 of this Agreement.

“Reporting Servicer”: As defined in Section 10.09 of this Agreement.

“Repurchase”: As defined in Section 2.03(a) of this Agreement.

“Repurchase Communication”: For purposes of Sections 2.03(a) and 3.01(c) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Request”: As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Rejection”: As defined in Section 2.03(a) of this Agreement.

“Repurchase Request Withdrawal”: As defined in Section 2.03(a) of this Agreement.

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit C hereto.

“Requesting Holders”: As defined in Section 3.10(a) of this Agreement.

“Requesting Party”: As defined in Section 3.30(a) of this Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject. When used with respect to any Certificate Registrar (other than the Trustee or the Certificate Administrator), any officer or assistant officer thereof.

“Restricted Group”: Collectively, the following persons and entities: the Trustee; the Underwriters; the Depositor; the Master Servicer; the Special Servicer; any Sub-Servicers; the Sponsors; each Mortgagor, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of all the Mortgage Loans in the Trust Fund as of the Closing Date; and any and all Affiliates of any of the aforementioned Persons.

“Restricted Party”: As defined in the definition of “Privileged Information Exception” in this Agreement.

“Restricted Period”: As defined in Section 5.02(c)(i) of this Agreement.

“Retained Defeasance Rights and Obligations”: As defined in Section 3.09(d)(i) of this Agreement.

“Review Package”: A package of documents consisting of a memorandum outlining the analysis and recommendation (in accordance with the Servicing Standard) of the Master Servicer or the Special Servicer, as the case may be, with respect to the matters that are the subject thereof, and copies of all relevant documentation.

“Revised Rate”: With respect to any ARD Mortgage Loan, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for such ARD Mortgage Loan, as calculated and as set forth in the related Loan Agreement.

“RMF”: Rialto Mortgage Finance, LLC, a Delaware limited liability company, and its successors in interest.

“RMF Loan Purchase Agreement”: The mortgage loan purchase agreement, dated as of April 1, 2015, by and between RMF and the Depositor.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Global Certificates”: As defined in Section 5.02(c)(ii) of this Agreement.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(a) of this Agreement.

“Rule 15Ga-1 Notice Provider”: As defined in Section 2.03(a) of this Agreement.

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information Provider”: The Certificate Administrator acting in such capacity under this Agreement.

“Rule 17g-5 Information Provider’s Website”: The website established and maintained by the Rule 17g-5 Information Provider pursuant to Section 11.06 and Section 11.13 of this Agreement, initially located at www.sf.citidirect.com, under the “NRSRO” tab for the related transaction.

“S&P”: Standard & Poor’s Ratings Services, or its successors in interest.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 10.05 of this Agreement.

“Scheduled Principal Distribution Amount”: For any Distribution Date, the sum, without duplication, of:

(A)           the principal component of all scheduled Monthly Payments and Balloon Payments which became due on their respective Due Dates in the related Collection Period (if and to the extent received by the Master Servicer by the related Determination Date (or, in the case of an Outside Serviced Trust Loan, by the Business Day immediately preceding the related Master Servicer Remittance Date) or (other than Balloon Payments) advanced by the Master Servicer or the Trustee in respect of such Distribution Date) with respect to the Mortgage Loans (including any REO Mortgage Loans); and

(B)           the principal component of any payment on any Mortgage Loan (including an REO Mortgage Loan) received or applied on or after the date on which such payment was due on deposit in the Collection Account as of the related Determination Date (or, in the case of an Outside Serviced Trust Loan, as of the Business Day immediately preceding the related Master Servicer Remittance Date), net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan.

“Selig Office Portfolio Additional Permitted Debt”: “Additional Permitted Debt” as defined in the Selig Office Portfolio Co-Lender Agreement.

“Selig Office Portfolio Co-Lender Agreement”: With respect to the Selig Office Portfolio Loan Combination, the related co-lender agreement, dated as of April 1, 2015, by and between the holder of the Selig Office Portfolio Mortgage Loan and the Selig Office Portfolio Companion Loan Holders, relating to the relative rights of the holder of the Selig Office Portfolio Mortgage Loan and the Selig Office Portfolio Companion Loan Holders, as the same may be amended from time to time in accordance with the terms thereof.

“Selig Office Portfolio Companion Loans”: With respect to the Selig Office Portfolio Loan Combination, the related promissory notes made by the related Mortgagor and secured by the Selig Office Portfolio Mortgage and designated as promissory notes A-2 and A-3, which are not included in the Trust and are pari passu in right of payment with the Selig Office Portfolio Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Selig Office Portfolio Co-Lender Agreement; provided that if the related Mortgagor elects to incur any Selig Office Portfolio Additional Permitted Debt in accordance with the related Loan Agreement, the Selig Office Portfolio Companion Loans shall include the related promissory note(s) evidencing the Office Portfolio Additional Permitted Debt.

“Selig Office Portfolio Companion Loan Holder”: The holder of a Selig Office Portfolio Companion Loan.

“Selig Office Portfolio Loan Combination”: The Selig Office Portfolio Mortgage Loan, together with the Selig Office Portfolio Companion Loans, each of which is secured by the Selig Office Portfolio Mortgage. References herein to the Selig Office Portfolio Loan Combination shall be construed to refer to the aggregate indebtedness secured under the Selig Office Portfolio Mortgage.

“Selig Office Portfolio Mortgage”: The Mortgage securing the Selig Office Portfolio Mortgage Loan and the Selig Office Portfolio Companion Loans.

“Selig Office Portfolio Mortgage Loan”: With respect to the Selig Office Portfolio Loan Combination, the Mortgage Loan included in the Trust, which is (i) secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as Selig Office Portfolio, (ii) evidenced by a promissory note A-1 and (iii) pari passu in right of payment with the Selig Office Portfolio Companion Loans to the extent set forth in the related Loan Documents and as provided in the Selig Office Portfolio Co-Lender Agreement.

“Sequential Pay Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, collectively.

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing, managing or administering the Mortgage Loans or any other assets of the Trust by an entity (other than the Certificate Administrator and the Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Serviced AB Loan Combination”: An AB Loan Combination that is being serviced pursuant to this Agreement. There is no Serviced AB Loan Combination relating to the Trust and all references in this Agreement to “Serviced AB Loan Combination” shall be disregarded.

“Serviced Companion Loan”: A Companion Loan that is part of a Serviced Loan Combination. The only Serviced Companion Loans related to the Trust as of the Closing Date are the Selig Office Portfolio Companion Loans, the 170 Broadway Companion Loan, the Crowne Plaza Bloomington Companion Loan, the Eastmont Town Center Companion Loan, and the Commerce Point I & II Companion Loan. The Eastmont Town Center Companion Loan will no longer be a Serviced Companion Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Companion Loan Holder”: The holder of a Serviced Companion Loan. The only Serviced Companion Loan Holders related to the Trust as of the Closing Date are the the Selig Office Portfolio Companion Loan Holders, the 170 Broadway Companion Loan Holder, the Crowne Plaza Bloomington Companion Loan Holder, the Eastmont Town Center Companion Loan Holder, and the Commerce Point I & II Companion Loan Holder. The Eastmont Town Center Companion Loan Holder will no longer be a Serviced Companion Loan Holder on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Serviced Companion Loan (or a portion thereof or interest therein).

“Serviced Loan”: A Serviced Mortgage Loan or Serviced Companion Loan.

“Serviced Loan Combination”: A Loan Combination that is being serviced pursuant to this Agreement. The only Serviced Loan Combinations related to the Trust as of the Closing Date are the Selig Office Portfolio Loan Combination, the 170 Broadway Loan Combination, the Crowne Plaza Bloomington Loan Combination, the Eastmont Town Center Loan Combination, and the Commerce Point I & II Loan Combination. The Eastmont Town Center Loan Combination will no longer be a Serviced Loan Combination on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Mortgage Loan”: A Mortgage Loan that is not an Outside Serviced Trust Loan.

“Serviced Outside Controlled Mortgage Loan”: With respect to a Serviced Outside Controlled Pari Passu Loan Combination, the related Mortgage Loan included in the

Trust, which is (i) evidenced by a non-controlling promissory note made by the related Mortgagor and (ii) pari passu in right of payment with the related Serviced Outside Controlled Pari Passu Companion Loan to the extent set forth in the related Loan Documents and as provided in the related Co-Lender Agreement. The only Serviced Outside Controlled Mortgage Loans related to the Trust as of the Closing Date are the Eastmont Town Center Mortgage Loan and the Commerce Point I & II Mortgage Loan. The Eastmont Town Center Mortgage Loan will no longer be a Serviced Outside Controlled Mortgage Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Outside Controlled Pari Passu Companion Loan”: With respect to a Serviced Outside Controlled Pari Passu Loan Combination, the related Serviced Companion Loan evidenced by a controlling promissory note made by the related Mortgagor, which is not included in the Trust and is pari passu in right of payment with the related Serviced Outside Controlled Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the related Co-Lender Agreement. The only Serviced Outside Controlled Pari Passu Companion Loans related to the Trust as of the Closing Date are the Eastmont Town Center Companion Loan and the Commerce Point I & II Companion Loan. The Eastmont Town Center Companion Loan will no longer be a Serviced Outside Controlled Pari Passu Loan Companion Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Outside Controlled Pari Passu Loan Combination”: A Serviced Pari Passu Loan Combination with respect to which the related “controlling note” is not included in the Trust. The only Serviced Outside Controlled Pari Passu Loan Combinations related to the Trust as of the Closing Date are the Eastmont Town Center Loan Combination and the Commerce Point I & II Loan Combination. The Eastmont Town Center Loan Combination will no longer be a Serviced Outside Controlled Pari Passu Loan Combination on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Pari Passu Companion Loan”: A Pari Passu Companion Loan that is part of a Serviced Loan Combination. The only Serviced Pari Passu Companion Loans related to the Trust as of the Closing Date are the Selig Office Portfolio Companion Loans, the 170 Broadway Companion Loan, the Crowne Plaza Bloomington Companion Loan, the Eastmont Town Center Companion Loan, and the Commerce Point I & II Companion Loan. The Eastmont Town Center Companion Loan will no longer be a Serviced Pari Passu Companion Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Pari Passu Companion Loan Holder”: A holder of a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Loan Combination”: A Pari Passu Loan Combination that is being serviced pursuant to this Agreement. The only Serviced Pari Passu Loan Combinations related to the Trust as of the Closing Date are the Selig Office Portfolio Loan Combination, the 170 Broadway Loan Combination, the Crowne Plaza Bloomington Loan Combination, the Eastmont Town Center Loan Combination, and the Commerce Point I & II Loan Combination. The Eastmont Town Center Loan Combination will no longer be a Serviced Pari Passu Loan Combination on and after the Eastmont Town Center Controlling Note Securitization Date.

“Serviced Subordinate Companion Loan”: A Subordinate Companion Loan that is part of a Serviced Loan Combination. There are no Serviced Subordinate Companion Loans related to the Trust and references in this Agreement to “Serviced Subordinate Companion Loan” shall be disregarded.

“Serviced Subordinate Companion Loan Holder”: A holder of a Serviced Subordinate Companion Loan. There are no Serviced Subordinate Companion Loan Holders related to the Trust and references in this Agreement to “Serviced Subordinate Companion Loan Holder” shall be disregarded.

“Servicer”: As defined in Section 10.02(b) of this Agreement.

“Servicer Indemnified Party”: As defined in Section 8.05(c) of this Agreement.

“Servicer Termination Event”: As defined in Section 7.01 of this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan and Serviced Companion Loan (including each Specially Serviced Loan and the Outside Serviced Trust Loans) or any successor REO Mortgage Loan or successor REO Companion Loan and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the related Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan or such Serviced Companion Loan, as the case may be, as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or Serviced Loan Combination is computed and shall be prorated for partial periods.

For the avoidance of doubt, notwithstanding Section 3.05 or Section 3.12 of this Agreement, (1) the Servicing Fee shall be payable from the Lower-Tier REMIC and (2) the portion thereof payable with respect to each Outside Serviced Trust Loan to the applicable Outside Servicer shall be paid under the applicable Other Pooling and Servicing Agreement, shall not be payable to the Master Servicer and will previously have been deducted by the applicable Outside Servicer prior to remittance to the Trust and shall not be withdrawn from the Collection Account.

“Servicing Fee Rate”: With respect to each Mortgage Loan (including any Outside Serviced Trust Loan) (or any successor REO Mortgage Loan with respect thereto), the per annum rate equal to the sum of the rates set forth under the columns labeled “Servicing Fee Rate (%)” and “Subservicing Fee Rate (%)”on the Mortgage Loan Schedule; with respect to the Selig Office Portfolio Companion Loans (or any successor REO Companion Loans with respect thereto), 0.0025% per annum; with respect to the 170 Broadway Companion Loan (or any successor REO Companion Loan with respect thereto), 0.0025% per annum; with respect to the Crowne Plaza Bloomington Companion Loan (or any successor REO Companion Loan with respect thereto), 0.0025% per annum; with respect to the Eastmont Town Center Companion Loan (or any successor REO Companion Loan with respect thereto) prior to, and only prior to, the Eastmont Town Center Controlling Note Securitization Date, 0.01% per annum; and, with respect to the Commerce Point I & II Companion Loan (or any successor REO Companion Loan with respect thereto), 0.0025% per annum.

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File but including copies of such documents required to be part of the related Mortgage File) related to the origination or the servicing of the Mortgage Loans that are in the possession of or under the control of the applicable Mortgage Loan Seller, including but not limited to appraisals, environmental reports, engineering reports, legal opinions, and the applicable Mortgage Loan Seller’s asset summary, delivered to the Master Servicer or the Special Servicer; provided that no information that is proprietary to the related Mortgage Loan Seller nor any draft documents, privileged or internal communications, credit underwriting, due diligence analysis or data shall be required to be delivered as part of the Servicing File. Notwithstanding anything to the contrary contained herein, with respect to each Outside Serviced Trust Loan, the Servicing File shall consist solely of any related documents or records generated by the Master Servicer or Special Servicer hereunder or received by either of them from the applicable Outside Servicer or Outside Special Servicer.

“Servicing Function Participant” Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans and the Serviced Companion Loans or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee, the Operating Advisor and the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”: With respect to the Master Servicer or the Special Servicer, to service and administer the Serviced Loans and any REO Properties that such party is obligated to service and administer pursuant to this Agreement on behalf of the Trust Fund and the Trustee (as the trustee for the Certificateholders or, with respect to each Serviced Loan Combination, on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s), as a collective whole as if such Certificateholders or, with respect to each Serviced Loan Combination, such Certificateholders and the related Serviced Companion Loan Holder(s), constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be: (i) in accordance with the higher of the following standards of care: (A) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios (giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties), and (B) with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be, and in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective subject Serviced Loans; (ii) with a view to: the timely recovery of all payments of principal and interest, including Balloon Payments, under the Serviced Loans or, in the case of (1) a Specially Serviced Loan or (2) a Mortgage Loan or Serviced Loan Combination as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan or Serviced Loan Combination to the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (or, if any Serviced Companion Loan is involved, with a view to the maximization of recovery on the related Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan))) of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders (or, in the case of any Serviced Loan Combination, to the Certificateholders and the related Companion Loan Holder) to be performed at the Calculation Rate); and (iii) without regard to (A) any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, may have with any of the related Mortgagors, or any Affiliate thereof, or any other party to this Agreement; (B) the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any certificate backed by a Companion Loan) by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (C) the obligation of the Master Servicer to make Advances; (D) the right of the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction; and (E) the ownership, servicing or management for others of any other mortgage loan or real property not subject to this Agreement by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; provided that the foregoing standards shall apply with respect to an Outside Serviced Trust Loan and any related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to this Agreement.

“Servicing Transfer Event”: With respect to any Serviced Mortgage Loan or any Serviced Loan Combination, the occurrence of any of the events described in clauses (a) through (g) of the definition of “Specially Serviced Loan.”

“Significant Obligor”: Any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to the Trust or an Other Securitization Trust.

“Similar Law”: As defined in Section 5.03(m) of this Agreement.

“Special Notice”: Any (a) notice transmitted to Certificateholders pursuant to Section 5.07(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 6.08(a) of this Agreement and (c) notice of any request by at least 15% of the Voting Rights of the Non-Reduced Certificates to terminate and replace the Operating Advisor pursuant to Section 7.06(b) of this Agreement.

“Special Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or its successor in interest, or any successor Special Servicer appointed as provided herein.

“Special Servicer Servicing Personnel”: The divisions and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer under this Agreement.

“Special Servicing Compensation”: With respect to any Serviced Mortgage Loan, Serviced Loan Combination or REO Property (other than an REO Property related to an Outside Serviced Trust Loan), any of the Special Servicing Fee, the Workout Fee, and the Liquidation Fee which shall be due to the Special Servicer.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and REO Property (other than an REO Property related to an Outside Serviced Trust Loan) and any Distribution Date, an amount accrued during the related Interest Accrual Period at the applicable Special Servicing Fee Rate on the Stated Principal Balance of the related Specially Serviced Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Serviced Mortgage Loan, Serviced Companion Loan or Serviced Loan Combination, as applicable, is computed and shall be prorated for partial periods. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Fee Rate”: With respect to any Specially Serviced Loan or REO Property (other than an REO Property related to an Outside Serviced Trust Loan), a rate equal to (a) 0.25% per annum or (b) if the rate in clause (a) would result in a Special Servicing Fee that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property shall be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

“Specially Serviced Loan”: Any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) as to which any of the following events has occurred:

(a)           the related Mortgagor has failed to make when due any Monthly Payment or a Balloon Payment, which failure continues unremedied (without regard to any grace period):

 (i)       except in the case of a Balloon Loan delinquent in respect of its Balloon Payment, for 60 days beyond the date on which the subject payment was due, or

 (ii)      in the case of a delinquent Balloon Payment, (A) 60 days beyond the date on which such Balloon Payment was due (except as described in clause B below) or (B) in the case of a Serviced Loan delinquent with respect to the Balloon Payment as to which the related Mortgagor delivered to the Master Servicer (who shall promptly deliver a copy thereof to the Special Servicer) or the Special Servicer (who shall promptly deliver a copy thereof to the Master Servicer) a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, for 120 days beyond the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment as due during which the refinancing is scheduled to occur); or

(b)           there shall have occurred a default (other than as set forth in clause (a) above and other than an Acceptable Insurance Default) that (i) in the judgment of the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder unless an applicable Control Termination Event has occurred and is continuing) materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and (ii) continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the Serviced Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)           the Master Servicer or the Special Servicer has determined (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless an applicable Control Termination Event has occurred and is continuing) that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Serviced Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the Serviced Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; or

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force and not dismissed for a period of 60 days (or a shorter period if the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder, unless an applicable Control Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Serviced Loan (or REO Mortgage Loan or REO Companion Loan) be transferred to special servicing); or

(e)           the related Mortgagor consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment or debt, marshaling of assets and liability or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(f)            the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(g)           the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Serviced Loan will cease to be a Specially Serviced Loan, when a Liquidation Event has occurred with respect to such Serviced Loan or any related REO Property or, so long as at such time no circumstance identified in clauses (a) through (g) above exists that would cause the Serviced Loan to continue to be characterized as a Specially Serviced Loan, when:

(w)          with respect to the circumstances described in clause (a) of this definition, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.24 of this Agreement);

(x)           with respect to the circumstances described in clauses (c), (d), (e) and (f) of this definition, such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

(y)           with respect to the circumstances described in clause (b) of this definition, such default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

(z)           with respect to the circumstances described in clause (g) of this definition, such proceedings are terminated.

The Special Servicer may conclusively rely on the Master Servicer’s determination and the Master Servicer may conclusively rely on the Special Servicer’s determination as to whether a Servicing Transfer Event has occurred giving rise to a Serviced Loan’s becoming a Specially Serviced Loan. If any Serviced Mortgage Loan that is part of a Serviced Loan Combination becomes a Specially Serviced Loan, then the related Serviced Companion Loan shall also become a Specially Serviced Loan. If the Serviced Companion Loan that is included in a Serviced Loan Combination becomes a Specially Serviced Loan, then the related Serviced Mortgage Loan that is part of such Serviced Loan Combination shall also become a Specially Serviced Loan.

“Specially Serviced Mortgage Loan”: A Mortgage Loan that is, or is part of, a Specially Serviced Loan.

“Specified Serviced Mortgage Loans”: The Mortgage Loans identified on Exhibit GG to this Agreement.

“Split Mortgage Loan”: Any Mortgage Loan that is part of a Loan Combination. The only Split Mortgage Loans that are assets of the Trust as of the Closing Date are the Selig Office Portfolio Mortgage Loan, the 3 Columbus Circle Mortgage Loan, the 170 Broadway Mortgage Loan, the Crowne Plaza Bloomington Mortgage Loan, the Eastmont Town Center Mortgage Loan and the Commerce Point I & II Mortgage Loan.

“Sponsor”: Each of CGMRC, GSMC, RMF and FCRE, and their respective successors in interest.

“Startup Day”: The day designated as such pursuant to Section 2.11(c) of this Agreement.

“Stated Principal Balance”: With respect to any Mortgage Loan (other than an REO Mortgage Loan), as of any date of determination, an amount equal to (a) the Cut-Off Date Principal Balance of such Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan as of the date of substitution after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received), minus (b) the sum of (i) any and all amounts (without duplication) attributable to such Mortgage Loan that are part of the Scheduled Principal Distribution Amount and any and all Unscheduled Payments for each and every Distribution Date coinciding with or preceding such date of determination and (ii) any adjustment to the principal balance of such Mortgage Loan as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal balance of such Mortgage Loan as of the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and with respect to any Serviced Companion Loan (other than an REO

Companion Loan), as of any date of determination, an amount equal to (a) the principal balance of such Serviced Companion Loan as of the Cut-Off Date, minus (b) the sum of (i) the principal portion of each Monthly Payment due on such Serviced Companion Loan after the Cut-Off Date, if received by the related Serviced Companion Loan Holder on or prior to the most recent Distribution Date coinciding with or preceding such date of determination, (ii) all Unscheduled Payments with respect to such Serviced Companion Loan for a Distribution Date coinciding with or preceding such date of determination and (iii) any adjustment to the principal balance of such Serviced Companion Loan as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal amount due on such Serviced Companion Loan as of the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination. The Stated Principal Balance of a Mortgage Loan with respect to which title to the related Mortgaged Property has been acquired on behalf of the Trust Fund and, if such Mortgage Loan is part of a Loan Combination, the related Companion Loan Holder, is equal to the Stated Principal Balance thereof outstanding on the date on which such title is acquired less any Unscheduled Payments and the principal portion of any P&I Advances with respect to such REO Mortgage Loan for a Distribution Date coinciding with or preceding such date of determination but after the date on which such title is acquired. The Stated Principal Balance of a Serviced Companion Loan with respect to which title to the related Mortgaged Property has been acquired on behalf of the Trust Fund and the related Serviced Companion Loan Holder is equal to the Stated Principal Balance thereof outstanding on the date on which such title is acquired less any Unscheduled Payments with respect to such Serviced Companion Loan for a Distribution Date coinciding with or preceding such date of determination but after the date on which such title is acquired. Notwithstanding the foregoing, the Stated Principal Balance of a Specially Serviced Loan with respect to which the Special Servicer has made a Final Recovery Determination (or, in the case of an Outside Serviced Trust Loan, with respect to which the Outside Special Servicer has made an equivalent determination) is zero. The Stated Principal Balance of a Serviced Loan Combination (including an REO Loan Combination), as of any date of determination, shall equal the sum of the then Stated Principal Balances of the related Mortgage Loan (including an REO Mortgage Loan) and the related Serviced Companion Loan (including an REO Companion Loan). For purposes of this definition, if remittances are made to a Serviced Companion Loan Holder on any day of the month other than the Distribution Date in such month, such remittances shall be deemed made on the Distribution Date in such month.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall or general servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions of the Servicing Criteria with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, an Additional Servicer, or a Sub-Servicer.

“Subject Holder”: As defined in the definition of “Controlling Class Representative” in this Agreement.

“Subordinate Companion Loan”: A Companion Loan that is subordinate in right of payment to the related Split Mortgage Loan. There are no Subordinate Companion Loans related to the Trust and all references in this Agreement to “Subordinate Companion Loans” shall be disregarded.

“Subordinate Companion Loan Control Termination Event”: With respect to any Serviced AB Loan Combination, the event that occurs if and for so long as the related Subordinate Companion Loan Holder is not the “controlling note holder” (or analogous concept) with respect to such Serviced AB Loan Combination pursuant to the related Co-Lender Agreement. There are no Subordinate Companion Loans related to the Trust and all references in this Agreement to “Subordinate Companion Loan Control Termination Event” shall be disregarded.

“Subordinate Companion Loan Holder”: The holder of a Subordinate Companion Loan. There are no Subordinate Companion Loan Holders related to the Trust and all references in this Agreement to “Subordinate Companion Loan Holder” in this Agreement shall be disregarded.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(a) of this Agreement, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of all or a material portion of the servicing functions required to be performed by the Master Servicer, the Special Servicer, a Servicing Function Participant or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in the Servicing Criteria. As of the Closing Date, the Sub-Servicer(s) set forth on Exhibit S to this Agreement will be the Sub-Servicer for the related Mortgage Loan(s) set forth on Exhibit S to this Agreement.

“Sub-Servicing Agreement”: The written contract between the Master Servicer, an Additional Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Successful Bidder”: As defined in Section 7.01(b) of this Agreement.

“Supplemental Servicer Schedule”: With respect to the Mortgage Loans to be serviced by the Master Servicer, a list attached hereto as Exhibit P, which list sets forth the following information with respect to each Mortgage Loan:

(i)            the Mortgagor’s name;

(ii)           property type;

(iii)          the original balance;

(iv)          the origination date;

(v)           the original and remaining amortization term;

(vi)          whether such Mortgage Loan has a guarantor;

(vii)         whether such Mortgage Loan is secured by a letter of credit;

(viii)        the original balance of any reserve or escrowed funds and the monthly amount of any reserve or escrowed funds;

(ix)          the grace period with respect to both default interest and late payment charges;

(x)           whether such Mortgage Loan is insured by RVI, lease enhancement policy or environmental policies;

(xi)          whether an operation and maintenance plan exists and, if so, what repairs are required;

(xii)         whether a cash management agreement or lock-box agreement is in place;

(xiii)        the number of units, pads, rooms or square feet of the Mortgaged Property;

(xiv)        the amount of the Monthly Payment due on the first Due Date following the Closing Date;

(xv)         the interest accrual basis;

(xvi)        Administrative Cost Rate;

(xvii)       whether the Mortgage Loan is secured by a Ground Lease;

(xviii)      whether the related Mortgage Loan is a Defeasance Loan; and

(xix)         whether such Mortgage Loan is part of any Serviced Loan Combination, in which case the information required by clauses (xiv) and (xv) above shall also be set forth for the Companion Loan in such Serviced Loan Combination.

Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Tax Returns”: The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC under the REMIC Provisions, and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Temporary Regulation S Global Certificate”: As defined in Section 5.02(c)(i) of this Agreement.

“Terminated Party”: As defined in Section 7.01(c) of this Agreement.

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“TIA”: As defined in Section 11.14 of this Agreement.

“TIA Applicability Determination”: As defined in Section 11.14 of this Agreement.

“Tranche Percentage Interest”: The percentage ownership interest in a Class PEZ Regular Interest evidenced by an Exchangeable Certificate, which is equal to the ratio, expressed as a percentage, of (a) the Certificate Principal Amount of that Certificate (or, in the case of a Class PEZ Certificate, an amount equal to the related Percentage Interest evidenced by that Certificate, multiplied by the Certificate Principal Amount of the Class PEZ Component with the same letter designation as such Class PEZ Regular Interest) to (b) the Certificate Principal Amount of such Class PEZ Regular Interest.

“Transfer”: Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R Certificate.

“Transferee Affidavit”: As defined in Section 5.03(n)(ii) of this Agreement.

“Transferor Letter”: As defined in Section 5.03(n)(ii) of this Agreement.

“Treasury Regulations”: Applicable final or temporary regulation of the U.S. Department of the Treasury.

“Trust”: The trust created by this Agreement.

“Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loan; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including any reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of this Agreement; and (xi) the Lower-Tier Regular Interests.

“Trust Reimbursement Amount”: As defined in Section 3.06A(a) of this Agreement.

“Trust Reimbursement Amount No.1”: As defined in Section 3.06(a) of this Agreement.

“Trust Reimbursement Amount No.2”: As defined in Section 3.06A(a) of this Agreement.

“Trust REMIC”: Each of the Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”: Deutsche Bank Trust Company Americas, a New York banking corporation, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“Trustee/Certificate Administrator Fee”: With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period at the Trustee/Certificate Administrator Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the Trustee/Certificate Administrator Fee shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrator Fee Rate”: With respect to each Mortgage Loan, a rate equal to 0.0026% per annum.

“Underwriter Exemption”: Prohibited Transaction Exemption 91-23 and Prohibited Transaction Exemption 89-88, both as most recently amended by Prohibited Transaction Exemption 2013-08 and as further amended by the Department of Labor from time to time.

“Underwriters”: Citigroup Global Markets Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Drexel Hamilton, LLC.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (ii) (B) and (C) of Section 3.06(a) of this Agreement but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to any Distribution Date and the Mortgage Loans and Serviced Companion Loans (including the REO Mortgage Loans and REO Companion Loans), the aggregate of (a) all principal prepayments received on the Mortgage Loans and Serviced Companion Loans during the applicable Prepayment Period (or, in the case of an Outside Serviced Trust Loan, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date) and (b) the principal portions of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds (in each case, net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other Additional Trust Fund Expenses incurred in connection with the related Mortgage Loan) and, if applicable, Net REO Proceeds received with respect to the Mortgage Loans and Serviced Companion Loans and any REO Properties (or, in the case of an Outside Serviced Trust Loan, any interest in REO Property acquired with respect to the related Outside Serviced Loan Combination) during the applicable Prepayment Period (or, in the case of an Outside Serviced Trust Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made in respect of a preceding Distribution Date.

“Upper-Tier Distribution Account”: The trust account or accounts created and maintained as a separate trust account (or separate sub-account within the same account as the Lower-Tier Distribution Account) or accounts by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which (subject to any changes in the identities of the Trustee and/or the Certificate Administrator) shall be entitled “Citibank, N.A., as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Upper-Tier Distribution Account” and which must be an Eligible Account.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

“Upper-Tier Residual Interest”: The sole class of “residual interests”, within the meaning of Code Section 860G(a)(2), in the Upper-Tier REMIC and evidenced by the Class R Certificates.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence as of August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class S and Class R Certificates, (b) 1% in the aggregate to the respective Classes of the Class X Certificates, allocated between such Classes based on their respective interest entitlements on the most recent prior Distribution Date and (c) in the case of any of any Class of Certificates (other than the Class X, Class S and Class R Certificates), a percentage equal to the product of (i) 99% multiplied by (ii) a fraction, the numerator of which is equal to the Certificate Principal Amount of such Class and the denominator of which is equal to the aggregate Certificate Principal Amounts of all Classes of the Certificates (other than the Class X, Class S and Class R Certificates) (or, if with respect to a vote of Non-Reduced Certificates, the Non-Reduced Certificates); provided that for purposes of such allocations, the Class A-S Certificates and the Class PEZ Component A-S of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”, and the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates shall be considered as if they together constitute a single “Class”. Voting Rights shall be allocated to the Class PEZ Certificates only with respect to each Class PEZ Component that is part of a “Class” of Certificates determined as described in the proviso to the preceding sentence. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests. The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder’s Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates.

“WAC Rate”: With respect to any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates in effect for the Mortgage Loans (including the REO Mortgage Loans) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations section 1.671-5, as amended.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

“Withheld Amounts”: As defined in Section 3.23 of this Agreement.

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan or Serviced Loan Combination, the amount of any Advance made with respect to such Mortgage Loan or Serviced Loan Combination on or before the date such Mortgage Loan or Serviced Loan Combination becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Loan Combination becomes a Corrected Loan and (ii) the amount of such Advance becomes a future obligation of the Mortgagor to pay under the terms of modified Loan Documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the Special Servicer with respect to each Corrected Loan equal to the applicable Workout Fee Rate applied to each collection of interest (excluding Default Interest and Excess Interest) and principal (other than any amount for which a Liquidation Fee is paid) received on such Corrected Loan for so long as it remains a Corrected Loan; provided that no Workout Fee shall be payable by the Trust with respect to such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (c) of the definition of Specially Serviced Loan (and no other clause thereof) and no mortgage loan event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms hereof; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under this Agreement only because of an event described in clause (a) of the definition of Specially Serviced Loan and the related collection of principal and interest is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related Mortgagor in connection with such workout; provided, further, that the Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under this Agreement shall be reduced by any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees in this Agreement, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Workout Fee Rate”: A rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate shall be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than Default Interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

“Yield Maintenance Charge”: With respect to any Mortgage Loan or Serviced Companion Loan, the yield maintenance charge or prepayment premium, if any, payable under the related Note in connection with certain prepayments.

Section 1.02     Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)           All calculations of interest with respect to the Mortgage Loans shall be made in accordance with the terms of the related Note and Mortgage.

(b)           For purposes of distribution of Yield Maintenance Charges pursuant to Section 4.01(c) of this Agreement on any Distribution Date, the Class of Principal Balance Certificates and/or Class PEZ Regular Interest as to which any prepayment shall be deemed to be distributed shall be determined on the assumption that the portion of the Principal Distribution Amount paid to the Principal Balance Certificates and/or Class PEZ Regular Interests on such Distribution Date in respect of principal shall consist first of scheduled payments included in the definition of Principal Distribution Amount and second of prepayments included in such definition.

(c)           Any Mortgage Loan payment is deemed to be received by the Trust Fund on the date such payment is actually received by the Master Servicer, the Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

(d)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents and any related Co-Lender Agreement (and, in the case of an Outside Serviced Trust Loan, the provisions of the applicable Other Pooling and Servicing Agreement; provided, however, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after an event of default under the related Mortgage Loan (to the extent not cured or waived), in each case only to the extent such amount is an obligation of the related Mortgagor in the related Loan Documents, all such amounts collected shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)            as a recovery of any unreimbursed Advances with respect to such Mortgage Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)           as a recovery of any Nonrecoverable Advances related to such Mortgage Loan and any interest thereon, to the extent previously reimbursed from principal collections with respect to the other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the related Mortgagor, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, or in the case of an ARD Mortgage Loan after the related Anticipated Repayment Date, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)           as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)          as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)         as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)        as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan;

(ix)          as a recovery of any Default Interest, Excess Interest and late payment charges then due and owing under such Mortgage Loan;

(x)           as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

(xi)          as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal; and

(xii)         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property (including following a condemnation) if, immediately following such release, the loan-to-value ratio of the related Mortgage Loan or the related Serviced Loan Combination exceeds 125% (based solely on the value of the real property and excluding personal property and going concern value, if any), must be allocated to reduce the principal balance of the Mortgage Loan or the related Serviced Loan Combination in the manner permitted by such REMIC Provisions.

(e)           Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, except as otherwise expressly set forth in any related Co-Lender Agreement and, in the case of an Outside Serviced Trust Loan, except as otherwise expressly set forth in the applicable Other Pooling and Servicing Agreement) shall be deemed allocated for purposes of collecting amounts due under the deemed REO Mortgage Loan, in each case only to the extent such amount is or was an obligation of the related Mortgagor in the related Loan Documents, in the following order of priority:

(i)            as a recovery of any unreimbursed Advances with respect to the related REO Mortgage Loan and interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to the related REO Mortgage Loan;

(ii)           as a recovery of any Nonrecoverable Advances on the related REO Mortgage Loan and any interest thereon, to the extent previously reimbursed from principal collections with respect to the other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related REO Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on the related REO Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest on earlier dates pursuant to clause (v) below or clause (v) of Section 1.02(d) above);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

(v)           as a recovery of accrued and unpaid interest on the related REO Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related REO Mortgage Loan that have theretofore occurred under Section 4.06(a) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest on earlier dates pursuant to this clause (v) or clause (v) of Section 1.02(d) above);

(vi)          as a recovery of any Yield Maintenance Charge then due and owing under the related REO Mortgage Loan;

(vii)         as a recovery of any Default Interest, Excess Interest or late payment charges then due and owing under the related REO Mortgage Loan;

(viii)        as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related REO Mortgage Loan; and

(ix)          as a recovery of any other amounts then due and owing under the related REO Mortgage Loan.

(f)           The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (d) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraph (e) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(g)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans, the Serviced Companion Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”, and including, if and when applicable, with respect to an Outside Serviced Trust Loan or the related Mortgaged Property or any related REO Property) shall be made using the Calculation Rate.

(h)           The parties hereto acknowledge that any payments, collections and recoveries received by the parties to the applicable Other Pooling and Servicing Agreement related to an Outside Serviced Trust Loan are required to be allocated by such parties as interest, principal or other amounts in accordance with the terms and conditions of the applicable Other

Pooling and Servicing Agreement, the related Co-Lender Agreement and the related Outside Serviced Trust Loan.

Section 1.03     Certain Constructions. (a) For purposes of this Agreement, references to the most or next most subordinate Class of Certificates or Class PEZ Regular Interests outstanding at any time shall mean the most or next most subordinate Class of Certificates or Class PEZ Regular Interest then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-S, Class B and Class C Regular Interests; provided, however, that for purposes of determining the most subordinate Class of Certificates, in the event that the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates are the only Classes of Principal Balance Certificates outstanding, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates together will be treated as the most subordinate Class of Certificates. For purposes of this Agreement, each Class of Certificates (other than the Class S Certificates, the Class R Certificates and, for purposes of receiving Yield Maintenance Charges, the Class X-B Certificates) and Class PEZ Regular Interest shall be deemed to be outstanding only to the extent its respective Certificate Principal Amount or Notional Amount has not been reduced to zero. For purposes of this Agreement, the Class R Certificates shall be deemed to be outstanding so long as the Trust REMICs have not been terminated pursuant to Section 9.01 of this Agreement.

(b)           For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)           references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iii)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(iv)           the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v)            the terms “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans.

(a)           The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust to be designated as Citigroup Commercial Mortgage Trust 2015-GC29, appoint the Trustee to serve as trustee of such trust and assign, sell, transfer, set over and otherwise convey to the Trustee (as holder of the Lower-Tier Regular Interests) in trust without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4, 5 (other than Section 5(e) and 5(f)), 6 (other than Section 6(i)), (and to the extent related to the foregoing) 7, 11, 12, 13, 14, 16, 17, 18 and 23 of each Loan Purchase Agreement, (iii) the FMC Guaranty, (iv) each Co-Lender Agreement, if any, and (v) all Escrow Accounts, Lock-Box Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-Off Date and excluding any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans). Such assignment of any Outside Serviced Trust Loan is further subject to the terms and conditions of the applicable Other Pooling and Servicing Agreement and the related Co-Lender Agreement. The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.08 of this Agreement, is intended by the parties to constitute a sale.

(b)           In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, the Depositor shall direct each Mortgage Loan Seller (pursuant to the related Loan Purchase Agreement) to deliver to and deposit with the Custodian (on behalf of the Trustee), on or before the Closing Date, the Mortgage File for each Mortgage Loan, with copies (other than with respect to an Outside Serviced Trust Loan) to be delivered, within five (5) Business Days after the Closing Date, to the Master Servicer; provided, however, that copies of any document in the Mortgage File that also constitutes a Designated Servicing Document shall be delivered to the Master Servicer (other than with respect to an Outside Serviced Trust Loan) on or before the Closing Date. None of the Certificate Administrator, the Trustee, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Loan Purchase Agreement and this Section 2.01(b). Notwithstanding anything herein to the contrary, with respect to letters of credit (exclusive of those relating to an Outside Serviced Trust Loan), the applicable Mortgage Loan Seller shall deliver to the Master Servicer and the Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trustee (in care of the Master Servicer) for the benefit of Certificateholders and, if applicable, the related Serviced Companion Loan Holder that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of Certificateholders and, if applicable, the related Serviced Companion Loan Holder in accordance with the applicable terms thereof and/or of the related Loan Documents)) and the applicable Mortgage Loan Seller shall be deemed to have satisfied any delivery requirements of the related Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian together with an Officer’s Certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Master Servicer or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b). If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trustee for the benefit of Certificateholders and, if applicable, the related Serviced Companion Loan Holder in accordance with the applicable terms thereof and/or of the related Loan Documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Master Servicer within 90 days of the Closing Date; provided that with respect to the Eastmont Town Center Mortgage Loan, no such assignments shall be made until the earlier of (i) the Eastmont Town Center Controlling Note Securitization Date, in which case such assignments shall be made in accordance with the related Other Pooling and Servicing Agreement, and (ii) the earlier of (A) 180 days after the Closing Date and (B) such time as any such letter of credit is required to be drawn upon by the Master Servicer, in which case such assignments shall be made in favor of the Trustee for the benefit of the Certificateholders and for the benefit of the holder of the related Companion Loan, until the occurrence of the Eastmont Town Center Controlling Note Securitization Date, as the case may be. Contemporaneous with the securitization of the Eastmont Town Center Companion Loan, any such letter of credit shall be assigned to the related Outside Servicer or related Outside Trustee, as applicable, as provided in the related Other Pooling and Servicing Agreement. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trustee for the benefit of Certificateholders and, if applicable, the related Serviced Companion Loan Holder and shall cooperate with the reasonable requests of the Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trustee for the benefit of Certificateholders and, if applicable, the related Serviced Companion Loan Holder.

With respect to any Mortgage Loan secured by a Mortgaged Property that is subject to a franchise agreement with a related comfort letter in favor of the related Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders or have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders, the related Mortgage Loan Seller or its designee shall, within 45 days of the Closing Date (or any shorter period if required by the applicable comfort letter), provide any such required notice or make any such required request to the related franchisor for the transfer or assignment of such comfort letter or issuance of a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter), with a copy of such notice or request to the Custodian (who shall include such document in the related

Mortgage File), the Master Servicer and the Special Servicer, and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter), and the Master Servicer shall, as soon as reasonably practicable following receipt thereof, deliver the original of such replacement comfort letter, new document or acknowledgement, as applicable, to the Custodian for inclusion in the Mortgage File.

After the Depositor’s transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

(c)           The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the applicable Loan Purchase Agreement that it shall record and file, or cause a third party on its behalf to record and file, at the related Mortgage Loan Seller’s expense, in the appropriate public office for real property records or UCC financing statements, as appropriate, each related assignment of Mortgage and assignment of Assignment of Leases, in favor of the Trustee referred to in clause (4) of the definition of “Mortgage File” and each related UCC-2 and UCC-3 assignment referred to in clause (15) of the definition of “Mortgage File”. This subsection (c) shall not apply to any Outside Serviced Trust Loan because the documents referred to herein have been assigned to the related Outside Trustee. Notwithstanding the foregoing, in the case of the Eastmont Town Center Mortgage Loan (prior to its becoming an Outside Serviced Trust Loan), the timing of any recordation of the documents referred to herein shall be governed by the last paragraph of the definition of “Mortgage File” and, following the Eastmont Town Center Controlling Note Securitization Date, if such recordation has been effected, such documents shall be assigned in accordance with the last paragraph of the definition of “Mortgage File”.

The Depositor hereby represents and warrants that the applicable Mortgage Loan Seller has covenanted in the related Loan Purchase Agreement as to each Mortgage Loan (exclusive of any Outside Serviced Trust Loan), that if it cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3) and (6) (if recorded) and (15) of the definition of “Mortgage File” solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as applicable, a copy of the original certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording, shall be forwarded to the Custodian. Each assignment referred to in the prior paragraph that is recorded and the file copy of each UCC-2 and UCC-3 assignment referred to in the previous paragraph shall reflect that it should be returned by the public recording or filing office to the Custodian or its agent following recording (or, alternatively, to the applicable Mortgage Loan Seller or its designee, in which case the applicable Mortgage Loan Seller shall deliver or cause the delivery of the recorded/filed original to the Custodian promptly following receipt); provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the applicable Mortgage Loan Seller or its designee shall obtain and provide to the Custodian a certified copy of the recorded original. On a monthly basis, at the expense of the applicable Mortgage Loan Seller, the Custodian shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Custodian’s receipt thereof.

If the Custodian has received written notice that any of the aforementioned assignments is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Custodian shall direct the applicable Mortgage Loan Seller (pursuant to the Loan Purchase Agreement) promptly to prepare or cause the preparation of a substitute therefor or to cure such defect, as the case may be, and record or file, or with respect to any assignments the Custodian has agreed to file as described above, to deliver to the Custodian the substitute or corrected document. The Custodian shall upon receipt from the applicable Mortgage Loan Seller cause the same to be duly recorded or filed, as appropriate.

(d)           In connection with the Depositor’s assignment pursuant to Section 2.01(a) of this Agreement, except with respect to the Outside Serviced Trust Loans, the Depositor shall direct the applicable Mortgage Loan Seller (pursuant to the related Loan Purchase Agreement) to deliver to and deposit (or cause to be delivered and deposited) with the Master Servicer within five (5) Business Days after the Closing Date, (i) all documents and records not otherwise required to be contained in the Mortgage File that (A) relate to the origination and/or servicing and administration of the Mortgage Loans or any related Serviced Companion Loans, (B) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) or any related Serviced Companion Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or any related Serviced Companion Loans or holders of interests therein and (C) are in possession or under control of the applicable Mortgage Loan Seller, together with (ii) all unapplied Escrow Payments and reserve funds in the possession of the applicable Mortgage Loan Seller that relate to such Mortgage Loans and a statement indicating which Escrow Payments and reserve funds are allocable to each Mortgage Loan or any related Serviced Companion Loans, provided that any document, record or item referred to above in clause (i) of this sentence that constitutes a Designated Servicing Document shall be delivered to the Master Servicer on or before the Closing Date; and provided, further, that the applicable Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other related Mortgage Loan Seller communications, credit underwriting, due diligence analyses or data, or internal worksheets, memoranda, communications or evaluations. The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders (and, insofar as they also relate to the Serviced Companion Loan, on behalf of and for the benefit of the applicable Serviced Companion Loan Holder). Notwithstanding anything to the contrary, the foregoing provisions of this Section 2.02(d) shall not apply to the Outside Serviced Trust Loans. In addition, attached as Exhibit P to this Agreement is the Supplemental Servicer Schedule.

(e)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Custodian and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each Loan Purchase Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

(f)           The Custodian with respect to the Serviced Loan Combination, shall also hold the related Mortgage File for the use and benefit of the Serviced Companion Loan Holders.

(g)           The parties to this Agreement acknowledge and agree, with respect to the Outside Serviced Trust Loans, that the Trust assumes the obligations and rights of the holder of each Outside Serviced Trust Loan under the respective Co-Lender Agreement and/or Other Pooling and Servicing Agreement.

(h)           It is not intended that this Agreement create a partnership or a joint-stock association.

Section 2.02     Acceptance by the Trustee, the Custodian and the Certificate Administrator.

(a)           The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through the Custodian on its behalf, of (i) the Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or the Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that the Custodian on behalf of the Trustee holds and will hold the Mortgage Loans and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, if applicable, the Serviced Companion Loan Holders pursuant to Section 2.01(f) of this Agreement. With respect to each Serviced Loan Combination, the Custodian shall also hold the portion of such Mortgage File that relates to the Serviced Companion Loan in such Loan Combination in trust for the use and benefit of the related Serviced Companion Loan Holder. In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser that, as to each Mortgage Loan, (i) all documents specified in clause (1) of the definition of “Mortgage File” are in its possession, and (ii) the original Note (or, if accompanied by a lost note affidavit, the copy of such Note) received by it with respect to such Mortgage Loan has been reviewed by it and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

(b)           On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review the documents delivered to it with respect to each Mortgage Loan, and the Custodian shall, subject to Sections 2.01(c), 2.02(c) and 2.02(d) of this Agreement and the terms of the respective Loan Purchase Agreements, certify in writing (substantially in the form of Exhibit N to this Agreement) to each of the other parties hereto, the applicable Mortgage Loan Seller, each Underwriter and each Initial Purchaser (and upon request, in the case of a Serviced Loan Combination, to the related Serviced Companion Loan Holder) that, as to each Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification, which exception report shall also be available in electronic format

(including Excel-compatible format) upon request): (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to an Outside Serviced Trust Loan), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Loan Combination) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of this Agreement has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents); (iii) all documents received by the Custodian with respect to such Mortgage Loan have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) of this Agreement and this Section 2.02(b) and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File. With respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” if the original of such document is not in the Custodian’s possession because it has not been returned from the applicable recording office, then the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original. In addition, as it relates to the Outside Serviced Trust Loans, with respect to the items listed in clauses (2), (3), (4) and (6) of the definition of “Mortgage File” because the original of such document will not be in the Custodian’s possession since it will have been delivered to the Outside Trustee in accordance with the applicable Other Pooling and Servicing Agreement, the Custodian’s certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original. If the Custodian’s obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the Custodian shall deliver a comparable certification to any party hereto, the Serviced Companion Loan Holder and any Underwriter and any Initial Purchaser on request.

(c)           It is acknowledged that none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(d)           It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (1), (2), (3), (4) (other than with respect to an Outside Serviced Trust Loan), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Loan Combination) of the definition of “Mortgage File” have been received, appear regular on their face and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and 2.02(b) of this Agreement.

(e)           If, after the Closing Date, the Depositor comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any Mortgage Loan, the Depositor shall promptly deliver such document to the Custodian with a copy to the Master Servicer (if it constitutes part of the Servicing File).

Section 2.03     Mortgage Loan Sellers’ Repurchase, Substitution or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties.

(a)           If (i) any party hereto (A) discovers or receives notice alleging that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”) or (B) discovers or receives notice alleging a breach of any representation or warranty of the applicable Mortgage Loan Seller made pursuant to Section 6(c) of the related Loan Purchase Agreement with respect to any Mortgage Loan (a “Breach”) or (ii) the Special Servicer or the Depositor receives a Repurchase Communication of a request or demand for repurchase or replacement of any Mortgage Loan alleging a Document Defect or Breach (any such request or demand, a “Repurchase Request”), then such Person shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the other parties hereto, any related Serviced Companion Loan Holder (if applicable) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If any such Document Defect or Breach materially and adversely affects, or any such Document Defect is deemed in accordance with Section 2.03(b) of this Agreement to materially and adversely affect, the value of the related Mortgage Loan (or any related REO Property) or the interests of the Certificateholders therein or causes any Mortgage Loan to fail to be a Qualified Mortgage, then such Document Defect shall constitute a “Material Document Defect” or such Breach shall constitute a “Material Breach”, as the case may be. The Special Servicer shall determine, with respect to any affected Mortgage Loan or REO Mortgage Loan, whether a Document Defect is a Material Document Defect or a Breach is a Material Breach. If such Document Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer shall give prompt written notice thereof to the applicable Mortgage Loan Seller, the other parties hereto and the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event). Promptly upon becoming aware of any Material Document Defect or Material Breach, the Special Servicer shall require the applicable Mortgage Loan Seller (and, in the case of the Mortgage Loans sold to the Depositor by FCRE, with simultaneous notice to and demand on FMC, as guarantor of certain of FCRE’s obligations under the FCRE Loan Purchase Agreement, pursuant to the FMC Guaranty) not later than 90 days from the earlier of the applicable Mortgage Loan Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage

Loan not being a Qualified Mortgage, not later than 90 days from any party discovering such Material Document Defect or Material Breach, provided that, if it is not the discovering party, the applicable Mortgage Loan Seller receives notice thereof in a timely manner), to cure the same in all material respects (which cure shall include payment of losses and any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, either to (before the end of such 90-day period) (i) repurchase the affected Mortgage Loan or any related REO Property (or the Trust’s interest therein with respect to any Outside Serviced Trust Loan) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account or (ii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith, all in conformity with the applicable Loan Purchase Agreement and this Agreement; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan’s not being a Qualified Mortgage and (iii) the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then such Mortgage Loan Seller shall have an additional 90 days to complete such cure or, in the event of a failure to so cure, to complete such repurchase or substitution (it being understood and agreed that, in connection with such Mortgage Loan Seller’s receiving such additional 90 day period, such Mortgage Loan Seller shall deliver an Officer’s Certificate to the Trustee, the Special Servicer and the Certificate Administrator setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions such Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that such Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period); and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of such Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and substitution obligations in respect of such Document Defect so long as such Mortgage Loan Seller certifies to the Trustee, the Special Servicer and the Certificate Administrator every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, repurchase or substitution may continue beyond the date that is 18 months following the Closing Date. If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired. If the affected Mortgage Loan is to be substituted for, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Substitution Shortfall Amount are to be wired. Any such repurchase or substitution of a Mortgage Loan shall be on a whole loan, servicing released basis. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-Off Date and received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Cross-Collateralized Group and (z) the applicable Document Defect or Breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to the other Mortgage Loan(s) that are a part of such Cross-Collateralized Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or Breach (as the case may be) shall be deemed to constitute a Material Document Defect or Material Breach (as the case may be) as to each such Other Crossed Loan for purposes of the above provisions, and the related Mortgage Loan Seller shall be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless, in the case of such Breach or Document Defect:

(A)         the related Mortgage Loan Seller (at its expense) delivers or causes to be delivered to the Trustee, the Master Servicer and the Special Servicer an Opinion of Counsel to the effect that such Mortgage Loan Seller’s repurchase or replacement of only those Mortgage Loans as to which a Material Document Defect or Material Breach has actually occurred without regard to the provisions of this paragraph (the “Affected Loan(s)”) and the operation of the remaining provisions of this Section 2.03(a) (i) will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes at any time that any Certificate is outstanding and (ii) will not result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code); and

(B)         each of the following conditions would be satisfied if the related Mortgage Loan Seller were to repurchase or replace only the Affected Loans and not the Other Crossed Loans:

(1)      the debt service coverage ratio for such Other Crossed Loan(s) (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (A) 0.10x below the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A to the Prospectus Supplement and (B) the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement;

(2)      the loan-to-value ratio for the Other Crossed Loans (excluding the Affected Loan(s)) is not greater than the greatest of (A) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A to the Prospectus Supplement plus 10%, (B) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) at the time of repurchase or replacement and (C) 75%; and

(3)      either (x) the exercise of remedies against the Primary Collateral of any Mortgage Loan in the Cross-Collateralized Group will not impair the ability to exercise remedies against the Primary Collateral of the other Mortgage Loans in the Cross-Collateralized Group or (y) the Loan Documents evidencing and securing the relevant Mortgage Loans have been modified in a manner that complies with the related Loan Purchase Agreement and this Agreement and that removes any threat of impairment of the ability to exercise remedies against the Primary Collateral of the other Mortgage Loans in the Cross-Collateralized Group as a result of the exercise of remedies against the Primary Collateral of any Mortgage Loan in the Cross-Collateralized Group.

The determination of the Master Servicer or the Special Servicer, as applicable, as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error on the Certificateholders, other parties to this Agreement and the related Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be entitled to cause to be delivered, or direct the related Mortgage Loan Seller to cause to be delivered, to the Master Servicer or the Special Servicer, as applicable, an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (B)(2) above has been satisfied, in each case at the expense of the related Mortgage Loan Seller if the scope and cost of the Appraisal is approved by the related Mortgage Loan Seller and, prior to the occurrence and continuance of a CCR Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case).

With respect to any Defective Mortgage Loan that forms a part of a Cross-Collateralized Group and as to which the conditions described in the second preceding paragraph are satisfied, such that the Trust Fund will continue to hold the Other Crossed Loans, the related Mortgage Loan Seller and the Trustee, as successor to the Depositor, are bound by an agreement (set forth in the related Loan Purchase Agreement) to forbear from enforcing any remedies against the other’s Primary Collateral but each is permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Affected Loan(s) still held by the Trustee. If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the Primary Collateral securing the Affected Loan or the Other Crossed Loans, as the case may be, held by the other such party, then both parties have agreed to forbear from exercising such remedies unless and until the Loan Documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the related Loan

Purchase Agreement to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Cross-Collateralized Group shall be allocated between such Mortgage Loans in accordance with the related Loan Documents, or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. All other terms of the related Mortgage Loans shall remain in full force and effect, without any modification thereof. The provisions of this paragraph shall be binding on all future holders of each Mortgage Loan that forms part of a Cross-Collateralized Group.

To the extent necessary and appropriate, the Master Servicer or Special Servicer, as applicable, shall execute (pursuant to a limited power of attorney provided by the Trustee that enables the Master Servicer or Special Servicer, as applicable, to execute) the modification of the Loan Documents that complies with the applicable Loan Purchase Agreement to remove the threat of impairment of the ability of the Mortgage Loan Seller or the Trust Fund to exercise its remedies with respect to the Primary Collateral securing the Mortgage Loan(s) held by such party resulting from the exercise of remedies by the other such party; provided that the Trustee shall not be liable for any misuse of any such power of attorney by the Master Servicer or Special Servicer, as applicable, or any of its agents or subcontractors. The Master Servicer shall advance all costs and expenses incurred by the Trustee, the Special Servicer and the Master Servicer with respect to any Cross-Collateralized Group pursuant to this paragraph and the first, second and third preceding paragraphs, and such advances and interest thereon shall (i) constitute and be reimbursable as Servicing Advances and (ii) be included in the calculation of Purchase Price for the Affected Loan(s) to be repurchased or replaced. Neither the Master Servicer nor the Special Servicer shall be liable to any Certificateholder or any other party hereto if a modification of the Loan Documents described above cannot be effected for any reason beyond the control of the Master Servicer or the Special Servicer or should not be effected as determined by the Master Servicer or Special Servicer, as applicable, in accordance with the Servicing Standard.

If the Special Servicer or the Depositor receives a Repurchase Communication of a withdrawal of a Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to the applicable Mortgage Loan Seller, the other parties hereto, the Controlling Class Representative (prior to the occurrence and continuance of a CCR Consultation Termination Event), any Serviced Companion Loan Holder (if applicable) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider (to the extent notice has not previously been delivered to such Persons pursuant to this sentence). If the Special Servicer receives a Repurchase Communication that any Mortgage Loan that was subject of a Repurchase Request has been repurchased or replaced (a “Repurchase”), or that such Repurchase Request has been rejected (a “Repurchase Request Rejection”), then the Special Servicer shall (in accordance with the following paragraph) give written notice of such Repurchase or Repurchase Request Rejection to the Depositor, the applicable Mortgage Loan Seller (unless it is the entity that has repurchased or replaced the subject Mortgage Loan or rejected such Repurchase Request), and the Certificate Administrator (unless it is the party that notified the Special Servicer thereof).

Each notice of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection required to be given by a party pursuant to this Section 2.03(a) (each, a “Rule 15Ga-1 Notice”) shall be given no later than ten (10) Business Days after receipt of a Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, as applicable, and shall include (i) the identity of the related Mortgage Loan, (ii) the date that the Repurchase Communication regarding the Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection was received, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) in the case of Rule 15Ga-1 Notices provided by the Special Servicer with respect to a Repurchase Request, a statement as to whether the Special Servicer currently plans to pursue such Repurchase Request.

If the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor or the Custodian receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection, then such party shall promptly forward such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection to the Special Servicer (with respect to any Mortgage Loan or REO Mortgage Loan) and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative, and include the following statement in the related correspondence: “This is a Repurchase Communication regarding [a “Repurchase Request”] [a “Repurchase Request Withdrawal”] [a “Repurchase”] [a “Repurchase Request Rejection”] under Section 2.03(a) of the Pooling and Servicing Agreement relating to the Citigroup Commercial Mortgage Trust 2015-GC29 Commercial Mortgage Pass Through Certificates, Series 2015-GC29, requiring action by you as the recipient of such [Repurchase Request] [Repurchase Request Withdrawal] [Repurchase] [Repurchase Request Rejection] thereunder”. Upon receipt of any Repurchase Communication of a Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection by the Special Servicer pursuant to the foregoing provisions of this paragraph, the Special Servicer shall be deemed to be the recipient of such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection, and the Special Servicer shall comply with the notice procedures set forth in the preceding paragraphs of this Section 2.03(a) with respect to such Repurchase Communication of such Repurchase Request, Repurchase Request Withdrawal, Repurchase or Repurchase Request Rejection.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.03(a) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. Each Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.03(a) is so provided only to assist the related Mortgage Loan Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(a) by a Rule 15Ga-1 Notice Provider in a Rule 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to the related Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

On or before the Closing Date, the Depositor shall deliver to the Master Servicer a copy of each Loan Purchase Agreement and the FMC Guaranty, which the Master Servicer shall provide to each Sub-Servicer.

(b)           Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c) of this Agreement, failure of such Mortgage Loan Seller to deliver the documents referred to in clauses (1), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in accordance with this Agreement and the applicable Loan Purchase Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except a deemed Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

(c)           In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan pursuant to this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents (including, without limitation, the Servicing File), and all Escrow Payments and reserve funds, pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the applicable Mortgage Loan Seller or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security thereof to the Mortgage Loan Seller or its designee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(c), and such other instruments as may be necessary or appropriate to transfer title to an REO Property (including with respect to an Outside Serviced Trust Loan) in connection with the repurchase of, or substitution for, an REO Mortgage Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or any of its agents or subcontractors.

(d)           The related Loan Purchase Agreement and, if applicable, the FMC Guaranty provide the sole remedies available to the Certificateholders, or the Certificate Administrator or the Trustee on behalf of the Certificateholders, respecting any Document

Defect or Breach with respect to any Mortgage Loan. For purposes of this Agreement, the purchase or replacement by FMC pursuant to the FMC Guaranty of any Mortgage Loan for which FCRE is the related Mortgage Loan Seller shall be deemed a purchase or replacement by FCRE.

(e)           The parties to this Agreement acknowledge, with respect to each Outside Serviced Trust Loan, that the related Loan Purchase Agreement provides that if a “material document defect” (as such term or any analogous term is defined in the related Other Pooling and Servicing Agreement) exists under the related Other Pooling and Servicing Agreement with respect to the related Outside Serviced Companion Loan included in the securitization trust created under the related Other Pooling and Servicing Agreement, and such Outside Serviced Companion Loan is repurchased by or on behalf of the related Mortgage Loan Seller (or other responsible repurchasing entity) from the securitization trust created under such Other Pooling and Servicing Agreement as a result of such “material document defect” (as such term or any analogous term is defined in such Other Pooling and Servicing Agreement), then the related Mortgage Loan Seller will be required to repurchase such Outside Serviced Trust Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Other Pooling and Servicing Agreement) related to the promissory note for such Outside Serviced Companion Loan.

Section 2.04     Representations and Warranties of the Depositor.

(a)           The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Serviced Companion Loan Holders, and to the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification (except where the failure to qualify would not have a materially adverse effect on the consummation of any transactions contemplated by this Agreement); the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(ii)           Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to any rights of indemnification hereunder, by considerations of public policy;

(iii)          Neither the execution and delivery by the Depositor of this Agreement nor the compliance by the Depositor with the provisions hereof, nor the consummation by the Depositor of the transactions contemplated by this Agreement, will (A) conflict with or result in a breach of, or constitute a default under, the organizational documents of the Depositor or, after giving effect to the consents or taking of the actions contemplated by clause (B) of this paragraph (iii), any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties, or any of the provisions of any indenture or agreement or other instrument to which the Depositor is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (B) require any consent of, notice to, or filing with any person, entity or governmental body, which has not been obtained or made by the Depositor, except where, in any of the instances contemplated by clause (A) above or this clause (B), the failure to do so will not have a material and adverse effect on the consummation of any transactions contemplated by this Agreement;

(iv)          There is no litigation, charge, investigation, action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality the outcome of which could be reasonably expected to materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)           The Depositor is not transferring the Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

(vi)          No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated;

(vii)         Immediately prior to the transfer of the Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Loan Purchase Agreement;

(viii)        The Depositor has not transferred any of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Loan Purchase Agreements) to any Person other than the Trustee; and

(ix)          The Depositor is transferring all of its right, title and interest in and to the Mortgage Loans (as such was transferred to it by the Mortgage Loan Sellers pursuant to the Loan Purchase Agreements) to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

Section 2.05     Representations, Warranties and Covenants of the Master Servicer.

(a)           The Master Servicer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders and the Serviced Companion Loan Holders, and to and with the Depositor, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not violate the Master Servicer’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(iii)          The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)          The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)          No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)         Each officer or employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans and the Serviced Companion Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Master Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement; and

(viii)        No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed and except for consents, approvals, authorizations, orders, filings or registrations which are not required in order for the Master Servicer to enter into this Agreement but may be required (and if so required, will be obtained) in connection with the Master Servicer’s subsequent performance of this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced

Companion Loan Holders and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

Section 2.06     Representations, Warranties and Covenants of the Special Servicer.

(a)           The Special Servicer hereby represents and warrants to, and covenants with, the Trustee, for its own benefit and the benefit of the Certificateholders and the Serviced Companion Loan Holders, and to and with the Depositor, the Master Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Special Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Special Servicer is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or by-laws or (B) constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(iii)          The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it as contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ (including bank creditors’) rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)           The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)          No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)         Each officer or employee of the Special Servicer that has or, following a transfer of servicing responsibilities to the Special Servicer pursuant to Section 3.22 of this Agreement, would have, responsibilities concerning the servicing and administration of Mortgage Loans and Serviced Companion Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c) of this Agreement or the Special Servicer self-insures for such errors and omissions coverage in compliance with the requirements of Section 3.08(c) of this Agreement; and

(viii)        No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and orders that previously have been obtained and those filings and registrations that previously have been completed and except for consents, approvals, authorizations, orders, filings or registrations which are not required in order for the Special Servicer to enter into this Agreement but may be required (and if so required, will be obtained) in connection with the Special Servicer’s subsequent performance of this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

Section 2.07     Representations and Warranties of the Trustee.

(a)           The Trustee hereby represents and warrants for the benefit of the Certificateholders, and the Serviced Companion Loan Holders, and to the Depositor, the Master

Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, as of the Closing Date, that:

(i)            The Trustee is a New York banking corporation, duly organized, validly existing and in good standing under the laws of the State of New York; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or by-laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets;

(iii)          except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.08 of this Agreement, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)           the Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Trustee or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)          no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date; and

(vii)         no litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

Section 2.08     Representations and Warranties of the Certificate Administrator.

(a)           The Certificate Administrator hereby represents and warrants to the Trustee, for its own benefit and for the benefit of the Certificateholders and the Serviced Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Trustee, as of the Closing Date, that:

(i)            The Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or by-laws or shareholders’ resolutions or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets;

(iii)          the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by (A) bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)           the Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)          no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date; and

(vii)         no litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Certificate Administrator in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

Section 2.09     Representations, Warranties and Covenants of the Operating Advisor.

(a)           The Operating Advisor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Serviced Companion Loan Holders, and to the Depositor, the Master Servicer, the Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)            The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware; and the Operating Advisor is in compliance with the laws of each jurisdiction in which a Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not violate the Operating Advisor’s organizational documents or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case, which does or is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(iii)          The Operating Advisor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)           The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement do not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Operating Advisor to perform its obligations under this Agreement;

(vi)          No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor that would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement; and

(vii)         No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body is required for the consummation by the Operating Advisor of the transactions contemplated by this

Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the Closing Date, and which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(b)           The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of this Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder or any Serviced Companion Loan Holder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Serviced Companion Loan Holder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Loan Combination, the party discovering such breach shall give prompt written notice to the other parties hereto, each Certifying Certificateholder, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative.

Section 2.10     Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.

(a)           The Trustee (i) acknowledges the assignment to it of the Mortgage Loans and the delivery of the related Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Sections 2.01 and 2.02 of this Agreement, (ii) concurrently with such delivery described in clause (i), declares that it holds the Mortgage Loans (exclusive of Excess Interest) for the benefit of the Holders of the Class R Certificates (in respect of the Lower-Tier Residual Interest) and the holder(s) of the Lower-Tier Regular Interests, and (iii) concurrently with such delivery described in clause (i), declares that it holds the Excess Interest for the benefit of the Holders of the Excess Interest Certificates. Concurrently with such delivery described in clause (i) of the prior sentence, (i) the Lower-Tier Regular Interests and the Lower-Tier Residual Interest shall be issued, and the Trustee and Certificate Administrator acknowledge the issuance thereof, in exchange for the assets of the Lower-Tier REMIC, (ii) the Depositor hereby conveys all right, title and interest in and to the Lower-Tier Regular Interests and other property constituting the Upper-Tier REMIC to the Trustee, receipt of which is hereby acknowledged, and (iii) the Trustee acknowledges and hereby declares that it holds the same on behalf of the Holders of the Class R Certificates (in respect of the Upper-Tier Residual Interest), the Holders of the Regular Certificates and the holder(s) of the Class PEZ Regular Interests, in exchange for the conveyance described in the immediately preceding clause (ii), (A) the Class PEZ Regular Interests and the Upper-Tier Residual Interest shall be issued, and (B) the Certificate Administrator shall execute and cause to be authenticated and delivered to and upon the order of the Depositor, (1) the Regular Certificates, and (2) the Class R Certificates, representing the Lower-Tier Residual Interest and the Upper-Tier Residual Interest, registered in the names set forth in such order and duly authenticated by the Certificate Administrator. The Certificate Administrator shall execute and cause to be authenticated and delivered to and upon the order of the Depositor, the Excess Interest Certificates in exchange for the Excess Interest.

(b)           The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class PEZ Regular Interests to the Trustee for the benefit of the holders of (i) the Class A-S Certificates (to the extent of the Class A-S Percentage Interest of the Class A-S Regular Interest), (ii) the Class B Certificates (to the extent of the Class B Percentage Interest of the Class B Regular Interest), (iii) the Class C Certificates (to the extent of the Class C Percentage Interest of the Class C Regular Interest) and (iv) the Class PEZ Certificates (to the extent of the applicable Class PEZ Percentage Interest of each of the Class PEZ Regular Interests). The Trustee (i) acknowledges the assignment to it of the Class PEZ Regular Interests and (ii) declares that it holds and will hold the Class PEZ Regular Interests in trust for the exclusive use and benefit of all present and future Holders of the Exchangeable Certificates. The Certificate Administrator shall execute and cause the Authenticating Agent to authenticate and deliver to or upon the order of the Depositor, in exchange for the Class PEZ Regular Interests, the Exchangeable Certificates in authorized Denominations.

Section 2.11     Miscellaneous REMIC and Grantor Trust Provisions.

(a)            The Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB, Class LA-S, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LH Interests are hereby designated as “regular interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Lower-Tier Residual Interest (evidenced by the Class R Certificates) is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Code Section 860G(a)(2).

(b)           The Regular Certificates and the Class PEZ Regular Interests are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(1), and the Upper-Tier Residual Interest (evidenced by the Class R Certificates) is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Code Section 860G(a)(2).

(c)           The Closing Date is hereby designated as the “Startup Day” of the Lower-Tier REMIC and the Upper-Tier REMIC. The “latest possible maturity date” for purposes of Code Section 860G(a)(1) of the Lower-Tier Regular Interests, the Regular Certificates and the Class PEZ Regular Interests is the Rated Final Distribution Date.

(d)           None of the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(e)           Each Class of the Grantor Trust Certificates shall represent undivided beneficial interests in its corresponding portion of the Trust Fund consisting of, respectively, the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, and the Excess Interest Grantor Trust Assets, each of which portions will be treated as part of a “grantor trust” within the meaning of subpart E, part I of subchapter J of the Code.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

Section 3.01     Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans; Sub-Servicing Agreements; Outside Serviced Trust Loans.

(a)           The Master Servicer (with respect to the Performing Serviced Loans) and the Special Servicer (with respect to the Specially Serviced Loans), each as an independent contractor, shall service and administer the Mortgage Loans (other than the Outside Serviced Trust Loans, which will be serviced, together with the related Outside Serviced Companion Loans, pursuant to the applicable Other Pooling and Servicing Agreement) and the Serviced Companion Loans on behalf of the Trust Fund and the Trustee (for the benefit of the Certificateholders or, with respect to each Serviced Loan Combination, for the benefit of the Certificateholders and the related Serviced Companion Loan Holders as a collective whole as if such Certificateholders and Serviced Companion Loan Holders constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan), subject to the terms and conditions of the related Co-Lender Agreement) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, in accordance with: (i) any and all applicable laws; (ii) the express terms of this Agreement, the respective Serviced Mortgage Loans or Serviced Loan Combinations and, in the case of the Serviced Loan Combinations, the related Co-Lender Agreement; and (iii) to the extent consistent with the foregoing, the Servicing Standard. To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement and any related Co-Lender Agreement or mezzanine loan intercreditor agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans (other than the Outside Serviced Trust Loans) and the Serviced Companion Loans. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or, in the case of the Master Servicer only, through Sub-Servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration which it may deem consistent with the Servicing Standard and, in its judgment exercised in accordance with the Servicing Standard, in the best interests of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan), subject to the terms and conditions of the related Co-Lender Agreement), including, without limitation, with respect to each Mortgage Loan and Serviced Companion Loan, (A) other than with respect to the Outside Serviced Trust Loans, to prepare, execute and deliver, on behalf of the Certificateholders, the Serviced Companion Loan Holders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement, any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File or defeasance of the Mortgage Loan or Serviced Companion Loan; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loan (and related Serviced Companion Loan) or the related Mortgaged Property; and (B) including with respect to the Outside Serviced Trust Loans, to direct, manage, prosecute and/or defend any action, suit or proceeding of any kind filed in the name of the Master Servicer or Special Servicer in their respective capacity on behalf of the Trustee or the Trust. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan, or Serviced Companion Loan except under the circumstances described in Sections 3.07, 3.09, 3.10 and 3.24 of this Agreement or in Section 3.03 of this Agreement. The Master Servicer and Special Servicer shall service and administer the Mortgage Loans (other than the Outside Serviced Trust Loans), the Serviced Companion Loans and each related REO Property in accordance with applicable law and the terms thereof and hereof and the terms of any applicable Co-Lender Agreements and intercreditor agreements and shall provide to the Mortgagors any reports required to be provided to them thereby.

Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer or Special Servicer any powers of attorney substantially in the form of Exhibit AA-1 to this Agreement or such other form as mutually agreed to by the Trustee and the Master Servicer (in the case of the Master Servicer) or Exhibit AA-2 to this Agreement or such other form as mutually agreed to by the Trustee and the Special Servicer (in the case of the Special Servicer), as applicable, and other documents reasonably acceptable to the Trustee prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. Notwithstanding anything contained herein to the contrary, none of the Master Servicer, the Special Servicer or any Sub-Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity, unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or the Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or the Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. Each of the Master Servicer, the Special Servicer and any Sub-Servicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such powers of attorney by the Master Servicer or the Special Servicer or its agents or subcontractors, as applicable.

(b)           Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any partial principal prepayment received on a Serviced Loan on a date other than a Due Date, to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial principal prepayment. Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any amounts received on “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (which shall not be redeemed by the Master Servicer prior to the maturity thereof) in respect of such a Serviced Loan being defeased pursuant to its terms to the principal balance of and interest on such Serviced Loan as of the Due Date immediately following the receipt of such amounts. If with respect to any Serviced Loan the related Loan Documents permit the lender, at its option, prior to an event of default under the related Serviced Loan, to apply amounts held in any reserve account as a prepayment or to hold such amounts in a reserve account, the Master Servicer shall hold such amounts in the applicable reserve account and may not apply such amounts as a prepayment until the occurrence of an event of default under the related Serviced Loan; provided that any such amounts may be used, if permitted under the related Loan Documents, to defease the related Serviced Loan or, upon an event of default under the related Serviced Loan, to prepay the Serviced Loan.

(c)           The Master Servicer may enter into Sub-Servicing Agreements with third parties (including a party that has previously been engaged as a Subcontractor) with respect to any of its obligations hereunder, provided that (i) any such agreement shall be consistent with the provisions of this Agreement, (ii) any such agreement shall be consistent with the Servicing Standard, (iii) the Depositor has consented to the related Sub-Servicer, (iv) any such agreement shall provide that, following receipt of the applicable Loan Purchase Agreement from the Depositor, the Master Servicer shall provide a copy of the applicable Loan Purchase Agreement to the related Sub-Servicer, and that such Sub-Servicer shall notify the Master Servicer in writing within five (5) Business Days after such Sub-Servicer discovers or receives notice alleging a Document Defect or a Breach or receives a Repurchase Communication of a Repurchase Request, a Repurchase Request Withdrawal, a Repurchase or a Repurchase Request Rejection; (v) the Master Servicer shall notify the applicable Mortgage Loan Seller of any such agreement; (vi) any assignment of such Sub-Servicing Agreement (other than an assignment to the Master Servicer) shall be subject to the prior written consent of the Depositor (which consent shall not be unreasonably withheld, conditioned or delayed); and (vii) any amendment or modification of such Sub-Servicing Agreement shall be subject to the prior written consent of the Depositor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Master Servicer determines that, as a result of such amendment or modification, the Sub-Servicer would become a “servicer” within the meaning of Item 1101 of Regulation AB that (1) meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB or (2) meets the criteria in Item 1108(a)(2)(iii) of Regulation AB and services 20% or more of the pool assets. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c). The Master Servicer shall pay the servicing fees of any Sub-Servicer and shall provide a copy of each Sub-Servicing Agreement (and any assignment thereof) to the Trustee. Any Sub-Servicing Agreement entered into by the Master Servicer shall provide that it may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or by any successor Master Servicer without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer pursuant to Section 7.02. The Special Servicer may not enter into Sub-Servicing Agreements; provided that, if and to the extent Midland Loan Services, a Division of PNC Bank, National Association is terminated as Special Servicer by the Controlling

Class Representative without cause (i.e., not as a result of a Servicer Termination Event) and Midland Loan Services, a Division of PNC Bank, National Association otherwise satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, Midland Loan Services, a Division of PNC Bank, National Association may be appointed as a sub-special servicer of a successor Special Servicer appointed by the Controlling Class Representative.

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans and/or Serviced Loan Combinations involving a Sub-Servicer, shall be deemed to be between the Master Servicer and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(d) of this Agreement and no provision herein may be construed so as to require the Trust Fund to indemnify any such Sub-Servicer.

(d)           If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Master Servicer under any Sub-Servicing Agreement entered into by the Master Servicer pursuant to Section 3.01(c) of this Agreement. In such event, the Trustee or the successor Master Servicer, as applicable, shall be deemed to have assumed all of the Master Servicer’s interest therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer prior to such deemed assumption) and to have replaced the Master Servicer as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to the Trustee or such successor Master Servicer, as applicable, except that the Master Servicer shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of the Trustee or the successor Master Servicer, as applicable.

In the event that the Trustee or any successor Master Servicer, assumes the servicing obligations of the Master Servicer, upon request of the Trustee, or such successor Master Servicer, as applicable, the Master Servicer shall at its own expense deliver or cause to be delivered to the Trustee or such successor Master Servicer all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to the Trustee or the successor Master Servicer, as applicable.

(e)           The parties hereto acknowledge that each Serviced Loan Combination is subject to the terms and conditions of the related Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the related Mortgage Loan, and of the related Serviced Companion Loan Holder under the related Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of such Serviced Loan Combination, and the making of remittances, to the Trust, as holder of the related Mortgage Loan, and to the related Serviced Companion Loan Holder; (ii) with respect to the allocation of expenses and losses relating to such Serviced Loan Combination to the Trust, as holder of the related Mortgage Loan, and to the related Serviced Companion Loan Holder; (iii) any consultation, consent and Special Servicer appointment rights of the related Serviced Companion Loan Holder or its Companion Loan Holder Representative; (iv) any right of a related Companion Loan Holder to cure certain defaults under the related Serviced Loan Combination; and (v) any right of a related Companion Loan Holder to purchase the related Split Mortgage Loan from the Trust Fund (together with any other related Serviced Pari Passu Companion Loans, if applicable). With respect to any Serviced Loan Combination, the Master Servicer (if such Serviced Loan Combination is a Performing Serviced Loan) or the Special Servicer (if such Serviced Loan Combination has become a Specially Serviced Loan or the related Mortgaged Property has been converted to an REO Property) shall prepare and provide to the related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), or the master servicer or special servicer for the related Other Securitization Trust on its behalf, all notices, reports, statements and communications to be delivered by the holder of the related Mortgage Loan under the related Co-Lender Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing-related duties and obligations to be performed by the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement. Furthermore, to the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for a Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full. In the event of any conflict between this Agreement and a Co-Lender Agreement with respect to a Serviced Pari Passu Loan Combination, the terms of such Co-Lender Agreement shall control with respect to such Serviced Pari Passu Loan Combination.

(f)            Notwithstanding anything to the contrary herein, (a) at no time shall the Master Servicer or the Trustee be required to make any P&I Advance on any Companion Loan and (b) if the Mortgage Loan (or the related REO Property) that is part of a Serviced Loan Combination is no longer part of the Trust Fund, neither the Master Servicer nor the Trustee, as the case may be, shall have any obligation to make any Property Advance on such Serviced Loan Combination. If pursuant to the foregoing sentence, the Master Servicer does not intend to make a Property Advance with respect to a Serviced Loan Combination that the Master Servicer would have made if the related Mortgage Loan or REO Property were still part of the Trust Fund, the Master Servicer shall promptly notify the holder of the related Serviced Companion Loan of its intention to no longer make such Property Advances and shall additionally promptly notify such holder of any required Property Advance it would have otherwise made upon becoming aware of the need for such Property Advance. Additionally, at the time the Mortgage Loan relating to a Serviced Loan Combination is removed from the Trust Fund, the Master Servicer shall deliver to the related Serviced Companion Loan Holder (or the master servicer of any securitization of the related Serviced Companion Loan) (i) a copy of the most recent inspection report and the inspection report for the prior calendar year, (ii) copies of all financial statements collected from the related borrower for the most recent calendar year and the prior calendar year, (iii) a copy of the most recent Appraisal and any other Appraisal done in the prior year and (iv) a copy of all tax and insurance bills for the current calendar year and the prior calendar year.

(g)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to each Outside Serviced Trust Loan and each Outside Serviced Companion Loan related to the Outside Serviced Trust Loans are limited by and subject to the terms of the related Co-Lender Agreement and this Agreement and the rights of the related Outside Servicer and the related Outside Special Servicer with respect thereto under the applicable Other Pooling and Servicing Agreement. The parties further recognize the respective rights and obligations of the related Outside Trustee and/or the Outside Serviced Companion Loan Holders (or the representatives thereof) under each respective Co-Lender Agreement including with respect to the allocation of collections on or in respect of an Outside Serviced Loan Combination in accordance with the related Co-Lender Agreement. The Master Servicer shall cooperate with the Certificate Administrator, on behalf of the Trust, in connection with the enforcement of the rights by the Trustee (as holder of the Outside Serviced Trust Loans) under each related Co-Lender Agreement and each applicable Other Pooling and Servicing Agreement. The Master Servicer or Special Servicer, as applicable, (under the power of attorney granted by the Trustee) shall take such actions as it shall deem reasonably necessary to facilitate the servicing of each Outside Serviced Companion Loan by the related Outside Servicer and the related Outside Special Servicer, including, but not limited to, delivering appropriate requests for release to the Custodian (if any) in order to deliver any portion of the related Mortgage Files to the related Outside Servicer or related Outside Special Servicer under the applicable Other Pooling and Servicing Agreement.

To the extent that the Trust, as holder of an Outside Serviced Trust Loan for the benefit of the Certificateholders, is entitled to (i) consent to or approve any modification, waiver or amendment of such Outside Serviced Trust Loan or (ii) exercise any consultation rights with respect to “Major Decisions” or “Material Actions” (as defined in the applicable Other Pooling and Servicing Agreement) in connection with such Outside Serviced Trust Loan or any related REO Property, then the following parties (to the extent notified by the appropriate party to the applicable Other Pooling and Servicing Agreement of any matter requiring the exercise of consent, approval or consultation rights) shall actually exercise such consent, approval or consultation rights, and the respective parties to this Agreement shall take such actions as are reasonably necessary to allow the following parties to exercise such consent, approval or consultation rights: (i) the Controlling Class Representative (if no CCR Control Termination Event has occurred and is continuing); and (ii) the Operating Advisor (if a CCR Control Termination Event has occurred and is continuing).

In addition to such consent, approval or consultation rights, the Controlling Class Representative (if no CCR Control Termination Event has occurred and is continuing) and the Operating Advisor (if a CCR Control Termination Event has occurred and is continuing), on behalf of the Trust, as holder of each Outside Serviced Trust Loan for the benefit of the Certificateholders, will have the right (exercisable in its sole discretion), to the extent provided in the related Co-Lender Agreement and/or the applicable Other Pooling and Servicing Agreement, to attend (in-person or telephonically) annual meetings with the related Outside Servicer or Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Outside Servicer or Outside Special Servicer, as applicable, for the purpose of discussing servicing issues related to such Outside Serviced Loan Combination. For the avoidance of doubt, the foregoing provisions of this paragraph shall not impose any affirmative duties on the Operating Advisor with respect to the Outside Serviced Loan Combinations.

None of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian or the Trustee shall have any obligation or authority to supervise any Outside Servicer, any Outside Special Servicer, any Outside Trustee or any other party to the applicable Other Pooling and Servicing Agreement or to make Property Advances with respect to any of the Outside Serviced Trust Loans or a Companion Loan related to an Outside Serviced Trust Loan. The obligation of the Master Servicer and the Special Servicer to provide information to the Trustee or any other Person with respect to the Outside Serviced Trust Loans and any Outside Serviced Companion Loan related to an Outside Serviced Trust Loan is dependent on their receipt of the corresponding information from the related Outside Servicer or the related Outside Special Servicer, as applicable.

(h)           The parties hereto acknowledge that each Outside Serviced Loan Combination is subject to the terms and conditions of the respective Co-Lender Agreement and further acknowledge that, pursuant to the respective Co-Lender Agreement, (i) the related Outside Serviced Trust Loan and the related Outside Serviced Companion Loans are to be serviced and administered by the related Outside Servicer and Outside Special Servicer in accordance with the applicable Other Pooling and Servicing Agreement, and (ii) in the event that the applicable Outside Serviced Companion Loan is no longer part of the trust fund created by the applicable Other Pooling and Servicing Agreement and the related Outside Serviced Trust Loan remains an asset of the Trust Fund, then, as set forth in the related Co-Lender Agreement, the related Outside Serviced Loan Combination shall be serviced in accordance with the applicable provisions of the applicable Other Pooling and Servicing Agreement as if such agreement was still in full force and effect with respect to the related Outside Serviced Loan Combination, until such time as a new servicing agreement has been agreed to by the parties to the related Co-Lender Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding and any other requirements applicable to the related Outside Serviced Trust Loan.

(i)            The parties hereto acknowledge that each Outside Serviced Trust Loan is subject to the terms and conditions of the related Co-Lender Agreement. With respect to each Outside Serviced Loan Combination, the parties hereto recognize the respective rights and obligations of the related Outside Serviced Loan Combination Noteholders under the related Co-Lender Agreement, including with respect to the allocation of collections and losses on or in respect of the related Outside Serviced Trust Loan and the related Outside Serviced Companion Loan(s) and the making of payments to the related Outside Serviced Loan Combination Noteholders in accordance with the related Co-Lender Agreement and the applicable Other Pooling and Servicing Agreement. The parties hereto further acknowledge that, pursuant to the related Co-Lender Agreement, each Outside Serviced Trust Loan and the related Outside Serviced Companion Loan(s) are to be serviced and administered by the related Outside Servicer and Outside Special Servicer in accordance with the applicable Other Pooling and Servicing Agreement, and that payments allocated to each Outside Serviced Trust Loan and the related Outside Serviced Companion Loans pursuant to the applicable Other Pooling and Servicing Agreement and the related Co-Lender Agreement are to be made by related Outside Servicer. Although each Outside Serviced Trust Loan is not serviced and administered hereunder, the Master Servicer and the Special Servicer hereunder for each such Outside Serviced Trust Loan shall have certain duties as set forth herein and shall constitute the “Master Servicer” and “Special Servicer” hereunder with respect to each such Outside Serviced Trust Loan.

If there are at any time amounts due from the Trust, as holder of an Outside Serviced Trust Loan, to any party under the related Co-Lender Agreement or the applicable Other Pooling and Servicing Agreement, the Master Servicer shall pay such amounts out of the Collection Account. If a party to the applicable Other Pooling and Servicing Agreement related to an Outside Serviced Trust Loan requests the Master Servicer, Special Servicer, Trustee, Certificate Administrator or Custodian to consent to a modification, waiver or amendment of, or other loan-level action related to, such Outside Serviced Trust Loan (except a modification, waiver or amendment of the applicable Other Pooling and Servicing Agreement and/or the related Co-Lender Agreement which shall not be subject to the operation of this sentence but shall instead be subject to the operation of the second succeeding sentence), then the Master Servicer, Special Servicer, Trustee, Certificate Administrator or Custodian, as applicable, shall promptly deliver a copy of such request to the Controlling Class Representative (if no CCR Control Termination Event has occurred and is continuing) or the Operating Advisor (if a CCR Control Termination Event has occurred and is continuing), and the Controlling Class Representative or the Operating Advisor (as applicable) shall exercise such right of consent; provided, however, that, if such Outside Serviced Trust Loan were serviced hereunder and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Operating Advisor (as applicable) shall not exercise such right of consent without first having obtained such Rating Agency Confirmation (payable at the expense of the party making such request for consent or approval to the Master Servicer, Special Servicer, Trustee, Certificate Administrator or Custodian, if applicable, if a Certificateholder or a party to this Agreement, and otherwise from the Collection Account). If a Responsible Officer of the Trustee, Certificate Administrator or Custodian receives actual notice of a termination event under the applicable Other Pooling and Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, shall notify the Master Servicer (in writing), and the Master Servicer shall act in accordance with the instructions of (prior to the occurrence of a CCR Control Termination Event) the Controlling Class Representative in accordance with the applicable Other Pooling and Servicing Agreement with respect to such termination event (provided that the Master Servicer shall only be required to comply with such instructions if such instructions are in accordance with the applicable Other Pooling and Servicing Agreement and not inconsistent with this Agreement); provided that, if such instructions are not provided within a reasonable time period (not to exceed ten (10) Business Days or such lesser response time as is afforded under the applicable Other Pooling and Servicing Agreement) or if a CCR Control Termination Event exists or if the Master Servicer is not permitted by the applicable Other Pooling and Servicing Agreement to follow such instructions, then the Master Servicer shall take such action or inaction (to the extent permitted by the applicable Other Pooling and Servicing Agreement), as directed in writing by the Holders of the Certificates evidencing at least 25% of the aggregate of all Voting Rights (such direction to be sought and communicated to the Master Servicer by the Certificate Administrator) within a reasonable period of time that does not exceed such response time as is afforded under the applicable Other Pooling and Servicing Agreement. If the Trustee receives a request (and, if the Master Servicer, Special Servicer or the Certificate Administrator receives such request, such party shall promptly forward such request to the Trustee) from any party to the applicable Other Pooling and Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Other Pooling and Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Other Pooling and Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Other Pooling and Servicing Agreement, then the Trustee is hereby directed to, and the Trustee shall, grant such consent or approval if (a) the Trustee shall have received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to this Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a CCR Control Termination Event has occurred and is continuing, the Trustee shall have obtained the consent of the Controlling Class Representative. During the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Other Pooling and Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith); provided that, at the direction of the Holders of Certificates evidencing at least 25% of the aggregate of all Voting Rights, the Trustee shall make a request to the related Outside Trustee for the termination of the related Outside Servicer or Outside Special Servicer, as applicable, pursuant to the terms of the applicable Other Pooling and Servicing Agreement or if applicable pursuant to the terms of the applicable Other Pooling and Servicing Agreement with respect to a termination event involving the related Outside Servicer, the appointment of a new sub-servicer with respect to the related Outside Serviced Loan Combination. The reasonable costs and expenses incurred by the Master Servicer, Special Servicer, the Certificate Administrator, or the Trustee in connection with such enforcement shall be paid by the Master Servicer out of the Collection Account. The Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer (each, a “Notifying Party”) shall each promptly forward all material notices or other communications delivered to it in connection with the applicable Other Pooling and Servicing Agreement to each other Notifying Party (unless a Notifying Party has actual knowledge that such other Notifying Party (i) was copied on such original notice or communication or (ii) actually received such notice or communication), the Operating Advisor (if a CCR Control Termination Event exists), the Controlling Class Representative (if a CCR Control Termination Event does not exist) and the Depositor and, if such notice or communication is in the nature of a notice or communication that would be required to be delivered to the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website in accordance with Section 11.13) if the related Outside Serviced Trust Loan were a Mortgage Loan that is serviced and administered under this Agreement, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 11.13). Any obligation of the Master Servicer or Special Servicer, as applicable, to provide information and collections to the Trustee, the Certificate Administrator, the Controlling Class Representative and the Certificateholders with respect to any Outside Serviced Trust Loan shall be dependent on its receipt of the corresponding information and collections from the related Outside Servicer or the related Outside Special Servicer. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall reasonably cooperate with the Controlling Class Representative or the Operating Advisor, as applicable, to facilitate the exercise by the

Controlling Class Representative or the Operating Advisor, as applicable, of any consent, approval or consultation rights set forth in this Section 3.01; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and Special Servicer shall have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative or the Operating Advisor.

(j)           With respect to each Outside Serviced Trust Loan, the parties to this Agreement agree as follows:

(i)           pursuant to the applicable Other Pooling and Servicing Agreement, the related Outside Servicer is obligated to make “Servicing Advances” or “Property Advances” and incur “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement) with respect to such Outside Serviced Trust Loan; the Trust shall be responsible for its pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Trust Loan and the related Outside Serviced Companion Loan(s)) of any “Nonrecoverable Servicing Advance” or “Nonrecoverable Property Advances” (and advance interest thereon) and any “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement), but only to the extent that they relate to servicing and administration of such Outside Serviced Trust Loan, including without limitation, any unpaid “Special Servicing Fees,” “Liquidation Fees” and “Workout Fees” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement) relating to such Outside Serviced Trust Loan; and in the event that the funds received with respect to the related Outside Serviced Loan Combination are insufficient to cover “Servicing Advances,” “Property Advances” or “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement) relating to the servicing and administration of the related Outside Serviced Loan Combination, (i) the Master Servicer shall, promptly following notice from the related Outside Servicer, reimburse the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable (such reimbursement, to the extent owed to the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, may be paid by the Master Servicer to the related Outside Servicer, who shall pay such amounts to the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable), out of general funds in the Collection Account for the Trust’s pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Trust Loan and the related Outside Serviced Companion Loan(s)) of any such “Nonrecoverable Servicing Advance,” “Nonrecoverable Property Advances” and/or “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement), and (ii) if the applicable Other Pooling and Servicing Agreement permits the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee to reimburse itself from the related Outside

Securitization Trust’s general account, then the parties to this Agreement hereby acknowledge and agree that the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, may do so and the Master Servicer shall be required to, promptly following notice from the related Outside Servicer, reimburse the related Outside Securitization Trust out of general funds in the Collection Account for the Trust’s pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Trust Loan and the related Outside Serviced Companion Loan(s)) of any such “Nonrecoverable Servicing Advance,” “Nonrecoverable Property Advances” and/or “Additional Trust Fund Expenses” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement) relating to the servicing and administration of such Outside Serviced Loan Combination;

(ii)           With respect to each Outside Serviced Trust Loan, each of (i) (as and to the same extent the related Outside Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the related Outside Securitization Trust pursuant to the terms of the applicable Other Pooling and Servicing Agreement) the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator, the related Outside Trustee, the related Outside Operating Advisor and the related Other Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as “Indemnified Parties” in the applicable Other Pooling and Servicing Agreement in respect of other mortgages included in related Outside Securitization Trust) and (ii) the related Outside Securitization Trust (such parties in clause (i) and the related Outside Securitization Trust, collectively, the “Pari Passu Indemnified Parties”) shall be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Trust Loan and the related Mortgaged Property (or, with respect to the related Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Trust Loan) under the applicable Other Pooling and Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Trust’s pro rata share (such pro rata share and the pro rata share of the holder(s) of the related Outside Serviced Companion Loan(s) to be determined based on the respective principal balances of such Outside Serviced Trust Loan and the related Outside Serviced Companion Loan(s)) of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the “Serviced Loan Combination Collection Account”, “Serviced Pari Passu Companion Loan Custodial Account” or “Whole Loan Custodial Account” (as each such term or any analogous term is defined in the applicable Other Pooling and Servicing Agreement), as applicable, maintained pursuant to the applicable Other Pooling and Servicing Agreement that are allocated to the Outside Serviced Trust Loan are insufficient for reimbursement of such amounts, such Indemnified Party shall be entitled to be reimbursed by the Trust (including out of general collections in the Collection Account) for the Trust’s pro rata share of the insufficiency;

(iii)         To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for an Outside Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full. In the event of any inconsistency between the provisions of this Agreement and any Outside Serviced Co-Lender Agreement, such Outside Serviced Co-Lender Agreement shall prevail, provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Outside Serviced Co-Lender Agreement, that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or REMIC Provisions; and

(iv)         each Outside Servicer, each Outside Special Servicer and each Outside Securitization Trust shall be third party beneficiaries of this Section 3.01(j).

(k)          To the extent required under any Loan Documents, the Master Servicer shall, on behalf of the related lender, maintain a Note register for the related Mortgage Loan in accordance with such Loan Documents.

(l)            In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for the purposes of this clause (l), “Applicable Laws”), the Master Servicer may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Master Servicer. Accordingly, each of the parties hereto agrees to provide to the Master Servicer, upon its reasonable request, from time to time such identifying information and documentation as may be readily available to such party in order to enable the Master Servicer to comply with Applicable Laws; provided that the Master Servicer shall be responsible for all reasonable actual out-of-pocket expenses incurred by such party in connection therewith.

Section 3.02     Liability of the Master Servicer. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer and any Person acting as Sub-Servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as Sub-Servicer or otherwise, the Master Servicer shall remain obligated and primarily liable for the servicing and administering of the Mortgage Loans (other than the Outside Serviced Trust Loans) and the Serviced Companion Loan in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from any Person acting as Sub-Servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering the Mortgage Loans (other than the Outside Serviced Trust Loans) and the Serviced Companion Loan. The Master Servicer shall be entitled to enter into an agreement with any Sub-Servicer providing for indemnification of the Master Servicer by such Sub-Servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03     Collection of Certain Mortgage Loan Payments.

(a)           The Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments called for under the terms and provisions of the Serviced Loans it is obligated to service hereunder (including Special Servicing Fees (in the case of the Special Servicer only), Workout Fees, Liquidation Fees (in the case of the Special Servicer only) and any other fees payable to the Master Servicer or the Special Servicer if and to the extent the related Loan Documents require the related Mortgagor to pay such fees), and shall follow the Servicing Standard with respect to such collection procedures; provided that, with respect to any ARD Mortgage Loan, so long as the related Mortgagor is in compliance with each provision of the related Loan Documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of any ARD Mortgage Loan or until the outstanding principal balance of such ARD Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full); provided, further, that, with respect to any ARD Mortgage Loan, the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the Loan Documents. For clarification, no obligation of the Master Servicer or the Special Servicer to use commercially reasonable efforts to collect fees from the related Mortgagor will change the obligation of the Master Servicer to pay such fees from general collections or other proceeds in accordance with Section 3.06(a) and Section 3.06A(a) of this Agreement, whether or not such Special Servicing Fees, Workout Fees or Liquidation Fees are collected from or paid by the related Mortgagor. The Master Servicer, with respect to the Performing Serviced Loans, and the Special Servicer, with respect to the Specially Serviced Loans, shall use its reasonable efforts to collect income statements, rent rolls and other reporting information from Mortgagors (as required under the related Loan Documents). Consistent with the foregoing, the Master Servicer (with respect to Performing Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans), as applicable, may in its discretion waive any Penalty Charges in connection with any delinquent Monthly Payment with respect to any Mortgage Loan (other than an Outside Serviced Trust Loan) or Serviced Companion Loan. In addition, the Master Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans (other than the Outside Serviced Trust Loans) and the Serviced Companion Loan as are permitted or required under Section 3.21 of this Agreement.

(b)           If there is any ARD Mortgage Loan included in the Trust Fund, and if the Master Servicer receives Excess Interest directly from the related Mortgagor or through the Special Servicer, which Excess Interest was collected during the Prepayment Period for any Distribution Date, or receives notice from the related Mortgagor that the Master Servicer will be receiving Excess Interest during the Prepayment Period for any Distribution Date, then the Master Servicer shall notify the Certificate Administrator no later than two Business Days prior to such Distribution Date by means of a clearly labeled item in the CREFC® Loan Periodic Update File. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest. The preceding statements shall not, however, be construed to limit the provisions of Section 3.03(a) of this Agreement.

(c)            With respect to each Outside Serviced Trust Loan, the Certificate Administrator shall deliver to the related Outside Trustee, the related Outside Certificate Administrator, the related Outside Special Servicer, the related Outside Servicer and the related Outside Operating Advisor (A) promptly following the Closing Date (and, in the case of the Eastmont Town Center Mortgage Loan and the 3 Columbus Circle Mortgage Loan, as applicable, promptly upon the Certificate Administrator’s receipt of notice of the Eastmont Town Center Controlling Note Securitization Date or the 3 Columbus Circle Controlling Note Securitization Date, as applicable), written notice in the form of Exhibit FF attached hereto stating that, as of the Closing Date (or the the Eastmont Town Center Controlling Note Securitization Date or the 3 Columbus Circle Controlling Note Securitization Date, as applicable ), the Trustee is the holder of such Outside Serviced Trust Loan and directing each such recipient to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Outside Serviced Trust Loan under the related Co-Lender Agreement and the applicable Other Pooling and Servicing Agreement (which notice shall also provide contact information for the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and each party designated to exercise the rights of the “Non-Controlling Note Holder” under the related Co-Lender Agreement), accompanied by a copy of an executed version of this Agreement, and (B) notice of any subsequent change in the identity of the Master Servicer or any party designated to exercise the rights of the “Non-Controlling Note Holder” under the related Co-Lender Agreement (together with the relevant contact information). The Master Servicer shall, within one (1) Business Day of receipt of properly identified funds, deposit into the Collection Account all amounts received with respect to each Outside Serviced Trust Loan, the Mortgaged Property related to each Outside Serviced Trust Loan or any related REO Property; provided, however, that to the extent any such amounts are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt of such amounts but, in any event, the Master Servicer shall deposit such amounts into the Collection Account within two (2) Business Days of receipt of such amounts.

(d)           With respect to each Outside Serviced Trust Loan, if the Master Servicer does not receive from the related Outside Servicer any Monthly Payment or other amounts known by the Master Servicer to be owing on such Outside Serviced Trust Loan in accordance with the terms of the applicable Other Pooling and Servicing Agreement and/or the related Co-Lender Agreement, then the Master Servicer shall provide notice of such failure to the related Outside Servicer and the related Outside Trustee.

Section 3.04     Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

(a)           With respect to each Mortgaged Property securing a Serviced Loan, the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments, ground rents and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, to the extent such payments are to be made from escrowed funds, the Master Servicer shall (i) obtain all bills for the payment of such items

(including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Serviced Loan. With respect to non-escrowed payments, when the Master Servicer becomes aware in accordance with the Servicing Standard that a Mortgagor (other than with respect to the Outside Serviced Trust Loan) has failed to make any such payment or, with respect to escrowed loans, collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance. Notwithstanding anything in this Agreement to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make) a payment from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan (other than an Outside Serviced Trust Loan) notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if advanced, be a Nonrecoverable Property Advance, if making the payment (x) would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at the related Mortgaged Property, if, in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any related Serviced Companion Loan Holder(s) (as a collective whole as if the Certificateholders and such Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)). If the Special Servicer makes such a determination, it shall notify the Master Servicer and the Master Servicer shall make such payment from the Collection Account. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

(b)           The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or Serviced Loan Combination constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds. The Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Permitted Investments to the extent required by Section 3.07(b) of this Agreement and any Insurance Proceeds or Condemnation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires or permits it to be held in an account that is not an Eligible Account) and (subject to any changes in the identities of the Master Servicer and/or the Trustee) shall be entitled, “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Deutsche Bank Trust Company Americas, as Trustee for the

benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, the Serviced Companion Loan Holders, and Various Mortgagors.” Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)            to effect timely payments of items constituting Escrow Payments for the related Loan Documents and in accordance with the terms of the related Mortgage Loan or Serviced Loan Combination, as applicable;

(ii)           to transfer funds to the Collection Account and/or the applicable Loan Combination Custodial Account to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan or Serviced Loan Combination, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)          for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan or Serviced Loan Combination, as applicable, and the Servicing Standard;

(iv)          to clear and terminate such Escrow Account upon the termination of this Agreement;

(v)           to pay from time to time to the related Mortgagor (a) any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Mortgagor under law or by the terms of the Mortgage Loan or Serviced Loan Combination, as applicable, or otherwise to the Master Servicer and (b) any other funds required to be released to the related Mortgagors pursuant to the related Loan Documents; and

(vi)          to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

(c)           In the event any Loan Documents permit the lender, at the discretion of the lender, to use letters of credit and/or cash reserves to prepay the related Mortgage Loan prior to the Maturity Date and in the absence of an event of default or acceleration of the Mortgage Loan, then the Master Servicer shall hold such amounts in an Escrow Account for so long as the Loan Documents permit such discretion.

(d)           To the extent that (i) an operations and maintenance plan is required to be established and executed pursuant to the terms of a Serviced Loan, or (ii) any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Serviced Loan, the Master Servicer shall determine in accordance with the Servicing Standard (which determination may be made on the basis of inquiry to the Mortgagor and this sentence shall in no event be construed to require a physical inspection other than inspections described in Section 3.18 of this Agreement; provided that all deliveries required to be made to Master Servicer under the related Loan Documents of supporting documentation have been made; then the Master Servicer shall report the then current status as a failure)

whether the related Mortgagor has failed to perform such obligations under the related Mortgage Loan or Serviced Loan Combination as of the date required under the related Mortgage Loan or Serviced Loan Combination and report any such failure to the Special Servicer, the Serviced Companion Loan Holders and, prior to the occurrence and continuance of an applicable Consultation Termination Event, the related Directing Holder within a reasonable time after the date as of which such actions or remediations are required to be or to have been taken or completed.

Section 3.05     Collection Account; Distribution Accounts; and Excess Liquidation Proceeds Reserve Account; and Excess Interest Distribution Account.

(a)           The Master Servicer shall establish and maintain the Collection Account in the Master Servicer’s name on behalf of the Trustee, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans (other than the Excess Interest) will be assets of the Lower Tier REMIC. As and when required under this Agreement, the Master Servicer shall transfer to the Collection Account any amounts to be transferred thereto from a Loan Combination Custodial Account as contemplated by Section 3.06A(a)(i) of this Agreement, and the Master Servicer shall deposit in the Collection Account any amounts required to be deposited therein pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account. In addition, the Master Servicer shall deposit or cause to be deposited in the Collection Account, within one (1) Business Day following receipt of properly identified funds, (x) all Net Liquidation Proceeds received on or with respect to a Mortgage Loan related to a Serviced Loan Combination in connection with any of the events described in clauses (iii) and (iv) of the definition of “Liquidation Event” in this Agreement, and (y) without duplication, the following payments and collections received or made by it on or with respect to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Loan Combination):

(i)            all payments on account of principal on such Mortgage Loans, including the principal component of Unscheduled Payments;

(ii)           all payments on account of interest on such Mortgage Loans (including Excess Interest);

(iii)          all Yield Maintenance Charges on such Mortgage Loans;

(iv)         all amounts with respect to any related REO Property transferred to the Collection Account, or to the Master Servicer for deposit in the Collection Account, from an REO Account pursuant to Section 3.16(b) of this Agreement;

(v)          all Net Insurance Proceeds, Net Condemnation and Net Liquidation Proceeds with respect to such Mortgage Loans;

(vi)         any amounts received from Mortgagors under such Mortgage Loans that represent (A) recoveries of Property Protection Expenses, (B) any recovery of Unliquidated Advances with respect to such Mortgage Loans, or (C) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(vii)        any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer, including pursuant to Section 2.03 and Section 3.03(c) of this Agreement;

provided, however, that to the extent any amounts referred to in clauses (x) or (y) above of this Section 3.05(a) are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt thereof but, in any event, the Master Servicer shall deposit such amounts into the Collection Account within two (2) Business Days of receipt thereof).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees received with respect to such Mortgage Loans in accordance with Section 3.12 of this Agreement; provided that if the Master Servicer or the Special Servicer, as applicable, receives any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees in excess of the percentage of such fees to which it is entitled pursuant to Section 3.12(a) (in the case of the Master Servicer) or Section 3.12(c) (in the case of the Special Servicer), then it shall remit to the other party (i.e. the Special Servicer (if Master Servicer has received the excess percentage of such fees) or the Master Servicer (if Special Servicer has received the excess percentage of such fees), as applicable) the percentage of such fees to which such other party is entitled pursuant to Section 3.12(a) or Section 3.12(c), as applicable. The Master Servicer and the Special Servicer shall not deposit any Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Mortgage Loan into the Collection Account and shall instead apply such fees in accordance with Section 3.14 of this Agreement. In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and shall notify the Certificate Administrator and the Special Servicer in writing of any subsequent change thereof.

Upon receipt of any of the amounts described in clauses (i) through (vii) of the last sentence of the second preceding paragraph with respect to a Mortgage Loan (other than a Mortgage Loan related to a Serviced Loan Combination), the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Collection Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to any Mortgage Loan (other than a Mortgage Loan related to a Serviced Loan Combination) shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the Collection Account, all in accordance with Section 3.16 of this Agreement.

(b)           The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account and the Upper-Tier Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Certificateholders. Each of the Distribution Accounts shall be non-interest bearing and shall be established and maintained as Eligible Accounts or as sub-accounts of a single Eligible Account. With respect to each Distribution Date, on or before such Distribution Date, the Certificate Administrator shall be deemed to make or shall make the withdrawals from the Lower-Tier Distribution Account, as set forth in Section 4.01 of this Agreement, shall be deemed to make the deposits into the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, as set forth in Section 4.01 hereof, and shall cause the amount of Available Funds (including P&I Advances) and Yield Maintenance Charges to be distributed in respect of the Certificates, pursuant to Section 4.01 hereof on such date.

(c)           The Certificate Administrator shall establish (upon receipt of written notice that an event that generates Excess Liquidation Proceeds has occurred) and maintain the Excess Liquidation Proceeds Reserve Account in the name of the Certificate Administrator on behalf of the Trustee for the benefit of the Certificateholders. The Excess Liquidation Proceeds Reserve Account shall be non-interest bearing and shall be maintained separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate Administrator.

Upon the disposition of any REO Property in accordance with Section 3.17 of this Agreement, the Special Servicer shall calculate the Excess Liquidation Proceeds, if any, realized in connection with such sale and remit to the Certificate Administrator such amount for deposit in the Excess Liquidation Proceeds Reserve Account. Amounts held in the Excess Liquidation Proceeds Reserve Account on each Distribution Date that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer, and all amounts held in the Excess Liquidation Proceeds Reserve Account on the final Distribution Date, in each case after application in accordance with Section 4.01(d)(i) of this Agreement, shall be distributed to the Holders of the Class R Certificates in respect of the Lower-Tier Residual Interest.

(d)           The Certificate Administrator shall establish and maintain the Exchangeable Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Holders of the Exchangeable Certificates. The Exchangeable Distribution Account shall be non-interest bearing and shall be established and maintained as an

Eligible Account or as a sub-account of an Eligible Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Exchangeable Distribution Account in accordance with Article IV of this Agreement.

(e)           Prior to the Master Servicer Remittance Date immediately following the end of the first Prepayment Period during which Excess Interest is received on any ARD Mortgage Loan, and upon notification from the Master Servicer pursuant to Section 3.03(b) of this Agreement, the Certificate Administrator shall establish and maintain the Excess Interest Distribution Account in the name of the Certificate Administrator on behalf of the Trustee, for the benefit of the Holders of the Excess Interest Certificates (if applicable). The Excess Interest Distribution Account shall be non-interest bearing and shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). With respect to each Distribution Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator on the applicable Master Servicer Remittance Date for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Prepayment Period.

The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(m) of this Agreement.

Following the distribution of Excess Interest to the Holders of the Excess Interest Certificates on the first Distribution Date after which there are no longer any ARD Mortgage Loans outstanding, the Certificate Administrator may terminate the Excess Interest Distribution Account.

(f)           Notwithstanding anything to the contrary herein, each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account may all be sub-accounts of a single Eligible Account; provided that each of them shall be treated as a separate account for purposes of deposits and withdrawals under this Agreement.

Section 3.05A.     Loan Combination Custodial Account.

(a)           The Master Servicer shall establish and maintain, with respect to each Serviced Loan Combination (if any), one or more separate accounts, which may be sub-accounts of a single account (with respect to each Serviced Loan Combination, the “Loan Combination Custodial Account”) in which the amounts described in clauses (i) through (viii) below shall be deposited and held in the name of the Master Servicer on behalf of the Trustee for the benefit of the Certificateholders and the related Serviced Companion Loan Holder, as their interests may appear; provided that a Loan Combination Custodial Account may be a sub-account of the Collection Account or another Loan Combination Custodial Account (but shall be deemed to be a separate account for purposes of applying the terms of this Agreement). Each of the Loan Combination Custodial Accounts shall be an Eligible Account or a subaccount of an Eligible Account. The Master Servicer shall deposit or cause to be deposited in each Loan Combination Custodial Account, within one Business Day following receipt of properly identified funds (or, in the case of payments by the Master Servicer, when otherwise required to be so deposited under this Agreement), the following payments and collections received or made by it on or with respect to the related Serviced Loan Combination:

(i)           all payments on account of principal on the related Serviced Loan Combination, including the principal component of Unscheduled Payments;

(ii)           all payments on account of interest on the related Serviced Loan Combination;

(iii)          all Yield Maintenance Charges on the related Serviced Loan Combination;

(iv)         any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement in connection with net losses realized on Permitted Investments with respect to funds held in such Loan Combination Custodial Account;

(v)          all amounts with respect to any REO Property acquired in respect of the related Serviced Loan Combination transferred to such Loan Combination Custodial Account, or the Master Servicer for deposit in such Loan Combination Custodial Account, from the related REO Account pursuant to Section 3.16(b) of this Agreement;

(vi)         all Net Condemnation Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds with respect to the related Serviced Loan Combination (other than any Net Liquidation Proceeds received on or in respect of the related Mortgage Loan in connection with any of the events described in clauses (iii) and (iv) of the definition of “Liquidation Event” in this Agreement);

(vii)        any amounts received from the Mortgagor under the related Serviced Loan Combination that represent (A) recoveries of Property Protection Expenses, or (B) any other reimbursements in accordance with the related Loan Documents, in each case to the extent not permitted to be retained by the Master Servicer as provided herein; and

(viii)       any other amounts required by the provisions of this Agreement to be deposited into such Loan Combination Custodial Account by the Master Servicer or Special Servicer, including any recovery of any Unliquidated Advances;

provided, however, that to the extent any such amounts are received after 2:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt thereof but, in any event, the Master Servicer shall deposit such amounts into the Collection Account within two (2) Business Days of receipt thereof)

(b)           The foregoing requirements for deposits in each Loan Combination Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and defeasance fees need not be deposited in such Loan Combination Custodial Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such Ancillary Fees, Consent Fees,

Assumption Fees, assumption application fees and/or defeasance fees received with respect to the Serviced Loan Combinations in accordance with Section 3.12 of this Agreement; provided that if the Master Servicer or the Special Servicer, as applicable, receives any such Ancillary Fees, Consent Fees, Assumption Fees, assumption application fees and/or defeasance fees in excess of the percentage of such fees to which it is entitled pursuant to Section 3.12(a) (in the case of the Master Servicer) or Section 3.12(c) (in the case of the Special Servicer), then it shall remit to the other party (i.e. the Special Servicer (if Master Servicer has received the excess percentage of such fees) or the Master Servicer (if Special Servicer has received the excess percentage of such fees), as applicable) the percentage of such fees to which such other party is entitled pursuant to Section 3.12(a) or Section 3.12(c), as applicable. The Master Servicer and the Special Servicer shall not deposit any Modification Fees received by the Master Servicer or the Special Servicer, as applicable, with respect to any Serviced Loan Combination into the related Loan Combination Custodial Account and shall instead apply such fees (except to the extent not permitted under the related Co-Lender Agreement) in accordance with Section 3.14 of this Agreement. In the event that the Master Servicer deposits in a Loan Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Loan Combination Custodial Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Certificate Administrator, the related Serviced Companion Loan Holders and the Special Servicer of the location and account number of each Loan Combination Custodial Account and shall notify the Certificate Administrator, the related Serviced Companion Loan Holder and the Special Servicer in writing of any subsequent change thereof. Each Loan Combination Custodial Account shall be maintained as a segregated account (or sub-account of such segregated account), separate and apart from trust funds created for mortgage backed securities of other series and the other accounts of the Master Servicer.

(c)           Upon receipt of any of the amounts described in clauses (i) through (viii) of Section 3.05A(a) with respect to a Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Loan Combination Custodial Account in accordance with Section 3.05A(a), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to a Serviced Loan Combination shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the related Loan Combination Custodial Account, all in accordance with Section 3.17 of this Agreement.

Section 3.06     Permitted Withdrawals From the Collection Account.

(a)           The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the related Co-Lender Agreement and Section 3.14 of this Agreement:

(i)            to remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited in such accounts pursuant to Sections 3.05(c), 3.05(e), 3.23, 4.01(a)(i) and Section 4.06(a) of this Agreement, respectively;

(ii)           to pay or reimburse the Master Servicer or the Trustee, (A) for Advances made thereby with respect to Mortgage Loans that are not part of a Serviced Loan Combination (other than Workout-Delayed Reimbursement Amounts) and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii)(A) being limited to late collections (including cure payments by related Serviced Companion Loan Holders) of the particular item which was the subject of the related Advance, Penalty Charges, Net Condemnation Proceeds, Net REO Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, if applicable (provided that (x) prior to the time any Advance is reimbursed, Advance Interest Amounts may be reimbursed solely from Penalty Charges and Modification Fees collected on the related Mortgage Loan, and (y) at the time any Advance (other than Workout Delayed Reimbursement Amounts) is reimbursed, Advance Interest Amounts on such reimbursed Advance shall be payable first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, and, to the extent such Penalty Charges and Modification Fees are insufficient, then from general collections on deposit in the Collection Account), (B) for Advances made thereby with respect to Mortgage Loans that are part of a Serviced Loan Combination and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such person pursuant to this clause (ii)(B) being limited to Net Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made, which Net Liquidation Proceeds were received in connection with any of the events described in clauses (iii), (iv) and (vii) of the definition of “Liquidation Event”, (C) to the extent not reimbursed pursuant to Section 3.14 of this Agreement, for Advances and any related Advance Interest Amounts (or portion thereof) that have been deemed to be Nonrecoverable Advances or are not recovered from recoveries in respect of the related Mortgage Loan, Serviced Loan Combination or REO Property after a Final Recovery Determination to the extent not recovered from the related Loan Combination Custodial Account and Advance Interest Amounts thereon, first, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and second, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any election in its sole discretion to defer reimbursement thereof pursuant to Section 3.27 of this Agreement, out of other collections on the Mortgage Loans and REO Properties, and (D) for Workout-Delayed Reimbursement Amounts and Advance

Interest Amounts thereon, first, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to clause (C) above, and second, upon a determination by the Master Servicer or the Trustee, as applicable, that a Workout-Delayed Reimbursement Amount is a Nonrecoverable Advance, in the same manner as Nonrecoverable Advances may be reimbursed (provided that with respect to each Mortgage Loan or REO Property that relates to a Serviced Loan Combination, such Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon shall first be reimbursed pursuant to Section 3.06A(a)(ii) of this Agreement and, if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (ii)(D));

(iii)          to pay on or before each Master Servicer Remittance Date to the Master Servicer (who shall pay the holder of the Excess Servicing Fee Rights the portion of the Servicing Fee that represents Excess Servicing Fees in accordance with Section 3.12 of this Agreement) and to the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Fee with respect to Mortgage Loans (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, and Special Servicing Compensation (if any) in respect of the immediately preceding Interest Accrual Period or Collection Period, as applicable, to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loan, and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account and, in the case of the Special Servicing Fee, from general collections; provided, however, that in the case of any Mortgage Loan or REO Mortgage Loan related to a Serviced Loan Combination, (A) Servicing Fees may be paid out of the Collection Account pursuant to this clause (iii) only from the interest portion of Net Liquidation Proceeds on or in respect of such Mortgage Loan or REO Property, which Net Liquidation Proceeds were received in connection with any of the events described in clauses (iii), (iv) and (vii) of the definition of “Liquidation Event” and (B) Special Servicing Compensation shall first be paid out of the related Loan Combination Custodial Account pursuant to Section 3.06A(a)(iii) of this Agreement and may be paid out of the Collection Account pursuant to this clause (iii) only if and to the extent that such Special Servicing Compensation has not been paid out of the related Loan Combination Custodial Account pursuant to Section 3.06A(a)(iii) of this Agreement;

(iv)         in accordance with Section 2.03 of this Agreement, to reimburse the Trustee or the Special Servicer, out of general collections on the Mortgage Loans and related REO Properties (including with respect to the Outside Serviced Trust Loans) for any unreimbursed expense reasonably incurred by the Trustee or the Special Servicer in connection with the enforcement of a Mortgage Loan Seller’s obligations under Section 6(e) of the related Loan Purchase Agreement, together with interest thereon at the Advance Rate, but only to the extent that such expenses are not otherwise reimbursable;

(v)          to pay out of general collections on the Mortgage Loans and related REO Properties, for costs and expenses incurred by the Trust Fund with respect to the Mortgage Loans and related REO Properties pursuant to Sections 3.04(a) and 3.10(e) of this Agreement and to pay Liquidation Expenses out of related Liquidation Proceeds pursuant to Section 3.11 of this Agreement (provided that with respect to each Serviced Loan Combination, such expenses shall first be reimbursed pursuant to Section 3.06A(a)(iv) of this Agreement to the extent related to such Serviced Loan Combination and if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (v));

(vi)          to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Master Servicer, the Trustee, the Certificate Administrator, the Special Servicer, the Operating Advisor, CREFC® or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses (other than Advance Interest Amounts), unpaid Trustee/Certificate Administrator Fees, unpaid Servicing Fees (but only if the related Mortgage Loan has been liquidated or a Final Recovery Determination has been made with respect thereto), unpaid Special Servicing Compensation, unpaid Operating Advisor Fees and, with respect to the Outside Serviced Trust Loans, deposited into the Collection Account pursuant to Section 3.03(c)), unpaid CREFC® Intellectual Property Royalty License Fees and other unpaid items incurred by or owing to such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a), Section 3.08(b), Section 3.10, Section 3.12(c), Section 3.16(a), Section 3.29(k), Section 6.03, Section 7.04, Section 8.05(a), Section 8.05(b), Section 8.05(d) or Section 11.07 of this Agreement, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section, it being acknowledged that this clause (vi) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement (provided that with respect to each Mortgage Loan that is part of a Serviced Loan Combination, such expenses shall first be reimbursed pursuant to Section 3.06A(a)(v) of this Agreement to the extent related to such Serviced Loan Combination and, if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (vi), and provided, further, that Special Servicing Compensation with respect to any Serviced Companion Loan (or a successor REO Companion Loan) shall not be payable from the Collection Account pursuant to this clause (vi));

(vii)         to transfer to the Certificate Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(viii)        to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in the Collection Account as are contemplated by Section 3.14 of this Agreement;

(ix)          to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; or

(x)           to clear and terminate the Collection Account pursuant to Section 9.01 of this Agreement.

If and to the extent that the Master Servicer has reimbursed or made payment to itself or any other Person pursuant to any clause of the prior paragraph above for any cost, expense, indemnity, fee or Property Advance or Advance Interest Amount thereon with respect to a Loan Combination that represents the related Serviced Companion Loan’s allocable share of such cost, expense, indemnity, fee, or Property Advance or Advance Interest Amount thereon (taking into account the subordinate nature of any related Subordinate Companion Loan), the Master Servicer (with respect to Performing Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use efforts consistent with the Servicing Standard to collect such amounts out of collections on such Serviced Companion Loan (or, if and to the extent permitted under the related Co-Lender Agreement, from the related Serviced Companion Loan Holder) and deposit all such amounts (collectively, with respect to such Serviced Companion Loan, the “Trust Reimbursement Amount No.1”) collected from or on behalf of the related Serviced Companion Loan Holder into the Collection Account.

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the parties to, and/or the securitization trust created under, the applicable Other Pooling and Servicing Agreement by the holder of each Outside Serviced Trust Loan pursuant to each Outside Serviced Co-Lender Agreement. In the absence of manifest error, the Master Servicer may conclusively rely on the request for payments contemplated by the preceding sentence.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (i)-(ix) of the second preceding paragraph.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee and the Certificate Administrator, as applicable, from the applicable Collection Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor or a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to recalculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain a separate accounting for the purpose of justifying any request for withdrawal from each Collection Account, on a loan-by-loan basis.

With respect to each Outside Serviced Trust Loan, the Master Servicer shall pay to, subject to Section 3.01(j)(i), the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, from the Collection Account on the Master Servicer Remittance Date amounts permitted to be paid to the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, therefrom based upon an Officer’s Certificate received from the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, on the first Business Day following the immediately preceding Determination Date, describing the item and amount to which the related Outside Servicer, the related Outside Special Servicer, the related Outside Certificate Administrator or the related Outside Trustee, as applicable, is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, CREFC®, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, Operating Advisor Fees, CREFC® Intellectual Property Royalty License Fees and (for each of such Persons other than CREFC®) their respective expenses hereunder (including without limitation Additional Trust Fund Expenses) to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices submitted to the Trustee, the Master Servicer or the Special Servicer, as applicable).

(b)           The Certificate Administrator shall, upon receipt, deposit in each of the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account any and all amounts received by the Certificate Administrator in accordance with Section 3.06(a)(i) of this Agreement and required to be deposited therein. If, as of 3:00 p.m., New York City time, on any Master Servicer Remittance Date or on such other date as any amount referred to in the preceding sentence is required to be delivered hereunder, the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including, without limitation, Section 3.06(a)(i) of this Agreement), then the Certificate Administrator shall, to the extent that a Responsible Officer of the Certificate Administrator has such knowledge, provide notice of such failure to the Master Servicer by facsimile transmission sent to telecopy number (913) 253-9001 (or such alternative number provided by the Master Servicer to the Certificate Administrator in writing) and by electronic mail at NoticeAdmin@midlandls.com (or such alternative email address provided by the Master Servicer to the Certificate Administrator in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such day; provided, however, that the Master Servicer will pay the Certificate Administrator interest on such late payment at the Prime Rate until such late payment is received by the Certificate Administrator.

Section 3.06A.     Permitted Withdrawals From the Loan Combination Custodial Account.

(a)           The Master Servicer may make withdrawals from the Loan Combination Custodial Account for each Serviced Loan Combination only as described below (the order set forth below not constituting an order of priority for such withdrawals), subject to the application of Penalty Charges and Modification Fees in accordance with the related Co-Lender Agreement and Section 3.14 of this Agreement:

(i)           (A) after the Determination Date, and on or prior to the Business Day immediately preceding the Master Servicer Remittance Date, in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to such Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month and were not available for any earlier transfer to the Collection Account in such calendar month), to transfer to the Collection Account all amounts on deposit in the Loan Combination Custodial Account payable to the Trust pursuant to the related Co-Lender Agreement with respect to the related Mortgage Loan (or any successor REO Mortgage Loan), including any applicable Trust Reimbursement Amount, and (B) on the Business Day immediately following the Determination Date in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to such Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month), to remit to the related Serviced Companion Loan Holder all amounts on deposit in the Loan Combination Custodial Account payable to such Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement with respect to the related Serviced Companion Loan (or any successor REO Companion Loan), exclusive of any applicable Trust Reimbursement Amount;

(ii)          to pay or reimburse the Master Servicer or the Trustee, for Advances made thereby with respect to such Serviced Loan Combination and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer’s right to reimburse any such Person pursuant to this clause (ii) being limited to late collections (including cure payments by related Serviced Companion Loan Holders) of the particular item which was the subject of the related Advance, Penalty Charges, Net Condemnation Proceeds, Net REO Proceeds, Net Insurance Proceeds and Net Liquidation Proceeds on or in respect of the particular Serviced Loan Combination or any related REO Property; provided, however, that if such Advance has become a Workout-Delayed Reimbursement Amount (but not a Nonrecoverable Advance), then neither such Workout-Delayed Reimbursement Amount nor any related Advance Interest Amounts shall be reimbursed or paid, as the case may be, out of payments or other collections of interest (other than Penalty Charges) or Yield Maintenance Charges on or in respect of the related Mortgage Loan (or any successor REO Mortgage Loan) or the related Serviced Companion Loan (or any successor REO Companion Loan); and provided, further, that if such Advance is a P&I Advance with respect to the related Mortgage Loan (or a successor REO Mortgage Loan), then neither such Advance nor any related Advance Interest Amounts shall be reimbursed or paid, as the case may be, out of, or otherwise result in a reduction of, amounts otherwise payable to the related Serviced Companion Loan Holder with respect to the related Serviced Companion Loan (or any successor REO Companion Loan), except that in the case of a Serviced AB Loan Combination, reimbursements or payments, as the case may be, of Advances or any related Advance Interest Amounts shall be made taking into account the subordinate nature of the related Subordinate Companion Loan to the extent set forth in, and in accordance with, the related Co-Lender Agreement;

(iii)         to pay on or before each Master Servicer Remittance Date (A) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee with respect to such Serviced Loan Combination (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls) in respect of the immediately preceding Interest Accrual Period, to be paid from interest received on the related Mortgage Loan or Serviced Companion Loan, as applicable, and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in such Loan Combination Custodial Account and (B) to the Special Servicer as compensation, any Special Servicing Compensation payable with respect to such Serviced Loan Combination; provided, however, that no Servicing Fees or Special Servicing Compensation earned with respect to the related Mortgage Loan (or a successor REO Mortgage Loan) shall be payable out of, or otherwise result in a reduction of, amounts otherwise payable to the related Serviced Companion Loan Holder with respect to the related Serviced Companion Loan (or any successor REO Companion Loan) (provided that, in the case of a Serviced AB Loan Combination, such payments shall be made taking into account the subordinate nature of the related Subordinate Companion Loan to the extent set forth in, and in accordance with, the related Co-Lender Agreement), and no Servicing Fees or Special Servicing Compensation earned with respect to the related Serviced Companion Loan (or any successor REO Companion Loan) shall be payable out of, or otherwise result in a reduction of, amounts otherwise payable to the Trust with respect to the related Mortgage Loan (or a successor REO Mortgage Loan) (it being acknowledged and agreed that this proviso is in no way intended to limit the rights of the Master Servicer or Special Servicer under the related Co-Lender Agreement to seek payment of any unpaid Servicing Fees or Special Servicing Compensation, as applicable, with respect to any Serviced Companion Loan from the related Serviced Companion Loan Holder);

(iv)         to pay for costs and expenses incurred by the Trust Fund solely with respect to such Serviced Loan Combination and related REO Property pursuant to Section 3.10(e) and to pay Liquidation Expenses out of Liquidation Proceeds pursuant to Section 3.11;

(v)          to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06A, to reimburse or pay the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer or the Depositor, as applicable, for unpaid Additional Trust Fund Expenses, Servicing Fees and other unpaid items incurred by or owing to such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a), Section 3.08(b), Section 3.10, the second sentence of

Section 3.12(a), the third sentence of Section 3.12(c), Section 3.16(a), Section 6.03, Section 7.04, the last sentence of Section 8.05(a), Section 8.05(b), Section 8.05(d) or Section 11.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section and to the extent related to such Serviced Loan Combination and not related to amounts which are solely expenses of the Trust Fund (such as expenses related to administration of the Trust Fund or REMIC taxes, penalties or interest or preservation of the REMIC status of each Trust REMIC), it being acknowledged that this clause (v) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement; provided, however, that no payment or reimbursement to the Operating Advisor, the Trustee or the Certificate Administrator or payment or reimbursement of costs and expenses associated with obtaining a Rating Agency Confirmation, shall be made out of, or otherwise result in a reduction of, amounts otherwise payable to the related Serviced Companion Loan Holder with respect to the related Serviced Companion Loan (or successor REO Companion Loan) (provided that, in the case of a Serviced AB Loan Combination, such payments or reimbursements shall be made taking into account the subordinate nature of the related Subordinate Companion Loan to the extent set forth in, and in accordance with, the related Co-Lender Agreement), and no payment or reimbursement of costs and expenses associated with obtaining a Companion Loan Rating Agency Confirmation shall be made out of, or otherwise result in a reduction of, amounts otherwise payable to the Trust with respect to the related Mortgage Loan (or any successor REO Mortgage Loan);

(vi)         to make such payments and reimbursements out of Penalty Charges and Modification Fees on deposit in such Loan Combination Custodial Account as are contemplated by the related Co-Lender Agreement and Section 3.14 of this Agreement;

(vii)        to withdraw any amount deposited into such Loan Combination Custodial Account that was not required to be deposited therein;

(viii)       if the related Serviced Companion Loan (or any successor REO Companion Loan with respect thereto) is part of an Other Securitization Trust, to the extent required by the related Co-Lender Agreement, to reimburse the applicable party to the related Other Pooling and Servicing Agreement for any advances of delinquent monthly debt service payments made thereby with respect to such Serviced Companion Loan (or REO Companion Loan), together with interest thereon, provided that such reimbursement, together with interest, shall be made solely out of payments and other collections on such Serviced Companion Loan (or REO Companion Loan); or

(ix)          to clear and terminate such Loan Combination Custodial Account pursuant to Section 9.01 of this Agreement.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan-by-Mortgage Loan and Companion Loan-by-Companion Loan basis, for the purpose of justifying any withdrawal from each Loan Combination Custodial Account pursuant to subclauses (i) - (ix) above. If and to the extent that the Master Servicer has reimbursed or made payment to itself or any other Person pursuant to any clause of the prior paragraph above for any cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon with respect to a Serviced Loan Combination out of monies allocable to the related Mortgage Loan (or any successor REO Mortgage Loan) to an extent that the Trust has borne some or all of the related Serviced Companion Loan’s allocable share of such cost, expense, indemnity, or Property Advance or Advance Interest Amount thereon (taking into account the subordinate nature of any related Subordinate Companion Loan to the extent set forth in, and in accordance with, the related Co-Lender Agreement), the Master Servicer shall use efforts consistent with the Servicing Standard to collect such amounts disproportionately borne by the Trust out of collections on such Serviced Companion Loan (or, if and to the extent permitted under the related Co-Lender Agreement, from the related Serviced Companion Loan Holder) and deposit all such amounts (collectively, with respect to such Serviced Companion Loan, the “Trust Reimbursement Amount No.2” and, together with Trust Reimbursement Amount No.1, the “Trust Reimbursement Amount”) collected from or on behalf of the related Serviced Companion Loan Holder into the Collection Account.

The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Operating Advisor, the Trustee, the Certificate Administrator and an advancing party under any Other Pooling and Servicing Agreement, as applicable, from the applicable Loan Combination Custodial Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer, an officer of the Operating Advisor, a Responsible Officer of the Trustee or the Certificate Administrator or an officer of such advancing party under such Other Pooling and Servicing Agreement, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor), the Operating Advisor, the Trustee, the Certificate Administrator or such advancing party under such Other Pooling and Servicing Agreement, as the case may be, is entitled (unless such payment to the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to re-calculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain separate accounting for the purpose of justifying any request for withdrawal from each Loan Combination Custodial Account, on a loan-by-loan basis.

The Trustee, the Depositor, the Operating Advisor, the Certificate Administrator, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in a Loan Combination Custodial Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), or Special Servicing Compensation, Advances, Advance Interest Amounts and their respective indemnity amounts or expenses hereunder to the extent such fees, indemnity amounts and expenses are to be reimbursed or paid from amounts on deposit in such Loan Combination Custodial Account pursuant to this Agreement and the related Co-Lender Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Depositor, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable); provided, however, for the avoidance of doubt, neither the Trustee/Certificate Administrator Fees nor the Operating Advisor Fee shall be paid from funds on deposit in a Loan Combination Custodial Account.

After the Determination Date, and on or prior to the Business Day immediately preceding the Master Servicer Remittance Date, in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to the applicable Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month and were not available for any earlier transfer to the Collection Account in such calendar month), the Master Servicer shall remit for deposit in the Collection Account all amounts on deposit in a Loan Combination Custodial Account payable to the Trust pursuant to the related Co-Lender Agreement with respect to the related Mortgage Loan (or any successor REO Mortgage Loan), including any applicable Trust Reimbursement Amount; and on the Business Day immediately following the Determination Date in each calendar month (and also on the Business Day immediately following the receipt of any funds from the REO Account for any REO Property related to the applicable Serviced Loan Combination, if such funds are received after the Determination Date and before the Distribution Date in any calendar month), the Master Servicer shall remit to the related Serviced Companion Loan Holder all amounts on deposit in a Loan Combination Custodial Account payable to such Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement with respect to the related Serviced Companion Loan (or any successor REO Companion Loan), exclusive of any applicable Trust Reimbursement Amount, in each case, prior to the required remittance from the Collection Account to the Certificate Administrator for deposit into the Lower-Tier Distribution Account on such Master Servicer Remittance Date.

Section 3.07     Investment of Funds in the Collection Account, the REO Account, the Mortgagor Accounts, and Other Accounts.

(a)           The Master Servicer, or with respect to any REO Account, the Special Servicer, may direct any depository institution maintaining the Collection Account, any Loan Combination Custodial Account, any Mortgagor Account (subject to the second succeeding sentence), or any REO Account (each of the Collection Account, any Loan Combination Custodial Account, any REO Account and any Mortgagor Account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Master Servicer or the Special Servicer to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Reserve Account, Escrow Account or Lock-Box Account (the “Mortgagor Accounts”), the Master Servicer shall act upon the written request of the related Mortgagor or Manager to the extent the Master Servicer is required to do so under the terms of the respective Mortgage Loan (or Serviced Loan Combination) or related documents, provided that in the absence of appropriate written instructions from the related Mortgagor or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Certificate Administrator (on behalf of the Trustee for the benefit of the Certificateholders) or in the name of a nominee of the Certificate Administrator. The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer (or the Special Servicer, with respect to any REO Accounts) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Certificate Administrator or its nominee. The Certificate Administrator shall have no responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment direction of the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment direction of the Master Servicer, any Mortgagor or any property manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer in the case of REO Accounts), shall: (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer in the case of REO Accounts) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account. Amounts on deposit in each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account (each, a “Certificate Administrator Account”) shall remain uninvested.

(b)           All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer, except with respect to the investment of funds deposited in (i) any Mortgagor Account to the extent required under the Mortgage Loan (or Serviced Loan Combination) or applicable law to be for the benefit of the related Mortgagor or (ii) any REO Account, which shall be for the benefit of the Special Servicer, and if held in the Collection Account, a Loan Combination Custodial Account or an REO Account, shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06, Section 3.06A or Section 3.16(b) of this Agreement, as applicable. The Master Servicer (or with respect to any REO Account, the Special Servicer) shall deposit from its own funds into any applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss (except with respect to losses incurred as a result of the related Mortgagor or Manager exercising its power under the related Loan Documents to direct such investment in such Mortgagor Account); provided, however, that the Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Mortgagor Account the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested for the benefit of the Mortgagor under the terms of the Mortgage Loan (or Serviced Loan Combination) or applicable law.

Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer (in their respective capacities as Master Servicer and Special Servicer, respectively) shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company is not the Person or an Affiliate of the Person maintaining such account hereunder and satisfied the qualifications set forth in the definition of Eligible Account both (1) at the time such investment was made and (2) as of the date that is 30 days prior to the insolvency.

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Master Servicer may, but is not obligated to, take such action at its own cost and expense.

Section 3.08     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

(a)           The Master Servicer on behalf of the Trustee, as mortgagee of record, shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan (other than an Outside Serviced Trust Loan) and each Serviced Companion Loan (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), and if the Mortgagor does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and to the extent the Trustee as mortgagee of record has an insurable interest and to the extent available at commercially reasonable rates), (i) fire and hazard insurance (and windstorm insurance, if applicable) with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (a) one hundred percent (100%) of the then “full replacement cost” of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (b) the outstanding principal balance of the related Mortgage Loan and the related Serviced Companion Loan or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance provisions and to prevent the Trustee thereunder from being deemed to be a co-insurer and provided such policy shall include a “replacement cost” rider, (ii) insurance providing coverage against 18 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of rent interruptions and (iii) such other insurance as is required in the related Mortgage Loan and the related Serviced Companion Loan. Subject to Section 3.16 of this Agreement, the Special Servicer in accordance with the Servicing Standard and to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), shall cause to be maintained for each REO Property (other than an REO Property related to an Outside Serviced Trust Loan) no less insurance coverage than was previously required of the Mortgagor under the related Loan Documents (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default); provided that to the extent the Loan Documents require the related Mortgagor to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer”, the Master Servicer may, without a Rating Agency Confirmation or the approval of the Special Servicer, to the extent consistent with the Servicing Standard, permit the related Mortgagor to maintain insurance with an insurer that does not meet the requirements of the Loan Documents so long as the related Mortgagor maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”. All insurance for an REO Property shall be from a Qualified Insurer, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates. Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Mortgagor in accordance with the terms of the related Loan Documents) shall be deposited into the Collection Account pursuant to Section 3.05 of this Agreement or the Loan Combination Custodial Account pursuant to Section 3.05A of this Agreement, as applicable, subject to withdrawal pursuant to Section 3.05, Section 3.05A, Section 3.06 or Section 3.06A of this Agreement. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance subject to the conditions set forth below is to be required of any Mortgagor or to be maintained by the Master Servicer other than pursuant to the terms of the related Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the related Mortgaged Property (other than an REO Property and other than with respect to an Outside Serviced Trust Loan) is located in a federally designated special flood hazard area, the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Serviced Loan, and if the related Mortgagor does not so maintain, shall itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and the related Serviced Companion Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage Loan or Serviced Loan Combination and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If a Mortgaged Property (other than an REO Property) is related to a Serviced Loan pursuant to which earthquake insurance is required to be maintained pursuant to the terms of the Mortgage Loan or Serviced Loan Combination, the Master Servicer shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, and if the related Mortgagor does not so maintain will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and for so long as such insurance continues to be available at commercially reasonable rates) and maintain earthquake insurance in respect thereof, in the amount required by the Mortgage Loan or Serviced Loan Combination or, if not specified, in-place at origination. If an REO Property (other than an REO Property related to the Outside

Serviced Trust Loan) (i) is located in a federally designated special flood hazard area or (ii) is related to a Serviced Loan with respect to which earthquake insurance would be appropriate in accordance with the Servicing Standard and such insurance is available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance and/or earthquake insurance in respect thereof providing the same coverage as described in this Section 3.08(a). Out-of-pocket expenses incurred by the Master Servicer or Special Servicer in maintaining insurance policies pursuant to this Section 3.08 shall be advanced by the Master Servicer as a Property Advance and shall be reimbursable to the Master Servicer with interest at the Advance Rate. The Master Servicer (or the Special Servicer, with respect to REO Properties) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders and the Serviced Companion Loan Holders, claims under each related insurance policy maintained by it pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder. All insurance policies required to be maintained by the Master Servicer or Special Servicer hereunder shall name the Trustee or the Master Servicer or the Special Servicer, on behalf of the Trustee as the mortgagee, as loss payee, and shall be issued by Qualified Insurers, if available from a Qualified Insurer, and if not available from a Qualified Insurer, from an insurance provider that is rated the next highest available rating who is offering such insurance at commercially reasonable rates. Notwithstanding the foregoing: (A) the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property and the Special Servicer shall not be required to maintain any earthquake or environmental insurance policy on any REO Property, in each case unless such insurance is required to be maintained under the related Loan Documents and is available at commercially reasonable rates; provided, however, that neither the Master Servicer nor the Special Servicer shall have any obligation to maintain such earthquake or environmental insurance policy required under the related Loan Documents if the originator of the Serviced Mortgage Loan or Serviced Loan Combination waived compliance with such insurance requirements (and if the applicable Master Servicer does not cause the Mortgagor to maintain or does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust’s expense, earthquake or environmental insurance on any Mortgaged Property securing a Specially Serviced Loan or an REO Property so long as such insurance is available at commercially reasonable rates); (B) with respect to the Master Servicer’s obligation to cause the related Mortgagor to maintain such insurance, the Master Servicer shall have no obligation beyond using its efforts consistent with the Servicing Standard to cause any Mortgagor to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Loan Documents; and (C) in making determinations as to the availability of insurance at commercially reasonable rates or otherwise, the Master Servicer or the Special Servicer, as applicable, shall, to the extent consistent with the Servicing Standard, be entitled to rely, at its own expense, on insurance consultants in making such determination and any such determinations by the Master Servicer or the Special Servicer, as applicable, need not be made more frequently than annually but in any event shall be made at the approximate date on which the Master Servicer or the Special Servicer, as applicable, receives notice of the renewal, replacement or cancellation of coverage.

Notwithstanding the foregoing, the Master Servicer or Special Servicer, as applicable, will not be required to maintain, and shall not cause a Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, all risk casualty insurance which does not contain any carve out for terrorist or similar acts, if, and only if, the Special Servicer has determined in accordance with the Servicing Standard that the failure to maintain such insurance is an Acceptable Insurance Default; provided that, during the period that the Special Servicer is evaluating such insurance hereunder, the Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure. The Special Servicer shall promptly notify the Master Servicer of each determination under this paragraph.

(b)           (i) If the Master Servicer or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties and other than Mortgaged Properties that secure the Outside Serviced Trust Loans) as to which the related Mortgagor has not maintained insurance required by the related Mortgage Loan or, if applicable, related Serviced Loan Combination (other than any Mortgagor that is required under the related Loan Documents to maintain insurance with an insurer rated better than as indicated in the definition of “Qualified Insurer” that maintains insurance with an insurer rated at least as indicated in the definition of “Qualified Insurer”) or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the REO Properties (other than REO Properties acquired in respect of the Outside Serviced Trust Loan), as required under this Agreement, as the case may be, then the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a) of this Agreement. Any such blanket insurance policy shall be maintained with a Qualified Insurer. A blanket insurance policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a) of this Agreement, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Loan Combination Custodial Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or Serviced Loan Combination or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Master Servicer or the Special Servicer hereunder, as applicable, the Master Servicer and the Special Servicer, respectively, agree to prepare and present, on behalf of itself, the Trustee and Certificateholder and any related Serviced Companion Loan Holder, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

(ii)          If the Master Servicer causes any Mortgaged Property (other than any REO Property and other than any Mortgaged Property that secures an Outside Serviced Trust Loan) or the Special Servicer causes any REO Property (other than an REO Property acquired in respect of an Outside Serviced Trust Loan) to be covered by a master force placed insurance policy and such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.08(a) of this Agreement, then the Master Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to Section 3.08(a) of this Agreement. Such policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Loan Combination Custodial Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan and/or related Serviced Companion Loan(s) related thereto, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(iii)         In either case, if the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an insurance policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(c)           The Master Servicer and the Special Servicer shall each maintain a fidelity bond in such form as is consistent with the Servicing Standard and in such amounts that are consistent with the Servicing Standard. The Master Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as applicable. In addition, the Master Servicer and the Special Servicer shall each keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans and any Serviced Companion Loans hereunder in such form as is consistent with the Servicing Standard and in such amounts as are consistent with the Servicing Standard. Notwithstanding the foregoing, so long as the long-term unsecured debt rating or deposit account rating of the Master Servicer (or its corporate parent) or the Special Servicer (or its corporate parent) is not in any event less than “A3” as rated by Moody’s and “A-” as rated by Fitch, respectively, the Master Servicer or the Special Servicer may self-insure for the fidelity bond and errors and omissions coverage otherwise required above. The Master Servicer shall cause each and every Sub-Servicer for it to maintain or cause to be maintained by an agent or contractor servicing any Mortgage Loan or Serviced Loan Combination on behalf of such Sub-Servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer to comply with the foregoing. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

Section 3.09     Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses; Assumption Agreements; Defeasance Provisions.

(a)           Upon receipt of any request of a waiver or consent in respect of a due-on-sale or due-on-encumbrance provision, the Master Servicer, with respect to Performing Serviced Loans, and the Special Servicer, with respect to Specially Serviced Loans, shall (i) promptly analyze such request, including the preparation of written materials in connection with such analysis, and (ii) if approved, close the related transaction, subject to the consent of the Special Servicer (in the case of Performing Serviced Loans) and the consultation and/or consent rights (if any) of the related Directing Holder or the consultation rights of any related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) as provided in this Section 3.09(a) and as otherwise provided in the related Co-Lender Agreement and this Agreement, and subject to Sections 3.09(b), 3.21, 3.24, 3.25 and Section 3.29; provided, however, that neither the Master Servicer nor the Special Servicer shall enter into any such agreement to the extent that any terms thereof would result in (i) the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes at any time that any Certificate is outstanding or (ii) create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. With respect to all Performing Serviced Loans, the Master Servicer and, in the case of Specially Serviced Loans, the Special Servicer, each in a manner consistent with the Servicing Standard and each on behalf of the Trustee as the mortgagee of record, shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Loan Documents on transfers or further encumbrances of the related Mortgaged Property and on transfers or further encumbrances of interests in the related Mortgagor, unless following its receipt of a request of a waiver or consent in respect of a due-on-sale or due-on-encumbrance provision the Master Servicer (with the written consent of the Special Servicer, which consent shall be deemed given if not denied within 15 Business Days (or such other time as required by the related Co-Lender Agreement, but in no event less than 5 Business Days after the time period set forth in such Co-Lender Agreement for review by any related Companion Loan Holder) after the Special Servicer’s receipt (unless earlier objected to) of the written recommendation and analysis of the Master Servicer for such action and any additional information reasonably available to the Master Servicer that the Special Servicer may reasonably request for the analysis of such request, which recommendation and information may be delivered in an electronic format reasonably acceptable to the Master Servicer and the Special Servicer) or the Special Servicer, as applicable, has determined, consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. Promptly after the Master Servicer (with the written consent of the Special Servicer to the extent required in the preceding sentence) or the Special Servicer, as applicable, has made any determination to grant a waiver in respect of a due-on-sale or due-on-encumbrance provision, the Master Servicer or the Special Servicer, as applicable, shall deliver to the Trustee, the Certificate Administrator, each other party to this Agreement and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider an Officer’s Certificate setting forth the basis for such determination; provided that, notwithstanding anything herein to the contrary, no such Officer’s Certificate shall be required to be delivered if the Master Servicer or Special Servicer, as applicable, is granting consent to an assumption pursuant to this Section 3.09(a) in accordance with the terms of the related Loan Documents and there is no material waiver of any conditions or any other provisions of the related Loan Documents with respect thereto. With respect to all Serviced Mortgage Loans and each Serviced Loan Combination, the Special Servicer shall, prior to consenting to a proposed action of the Master Servicer pursuant to this Section 3.09, and prior to itself taking such an action, obtain the written consent of the related Directing Holder (unless an applicable Control Termination Event has occurred and is continuing), which consent shall be deemed given ten (10) Business Days after receipt (unless earlier objected to) by the related Directing Holder of the written recommendation of the Master Servicer or the Special Servicer, as applicable, for such action and any additional information the related Directing Holder may reasonably request for the analysis of such request, which recommendation and information may be delivered in an electronic format reasonably acceptable to the related Directing Holder and the Master Servicer or the Special Servicer, as applicable. In addition, neither the Master Servicer nor the Special Servicer, as applicable, may waive the rights of the lender or grant its consent under any “due-on-encumbrance” provision unless (1) the Master Servicer or the Special Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action or (2) the related Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $20,000,000, (C) has a Loan-to-Value Ratio equal to or less than 85% (including any existing and proposed debt), (D) has a Debt Service Coverage Ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Serviced Mortgage Loan or related Serviced Loan Combination, as applicable, and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Cross-Collateralized Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Serviced Mortgage Loan has a principal balance less than $10,000,000). Further, neither the Master Servicer nor the Special Servicer, as applicable, may waive the rights of the lender or grant its consent under any “due-on-sale” provision unless the Master Servicer or the Special Servicer, as applicable, shall have received a prior written Rating Agency Confirmation with respect to such action unless the related Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $35,000,000 and (C) is not one of the 10 largest Mortgage Loans (considering any Cross-Collateralized Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance (although no such Rating Agency Confirmation will be required if such Serviced Mortgage Loan has a principal balance less than $10,000,000). For the purposes of this Agreement, due-on-sale provisions shall include, without limitation, sale or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in any Mortgagor or its owner, to the extent prohibited under the related Loan Documents, and due-on-encumbrance provisions shall include, without limitation, any mezzanine/subordinate financing of any Mortgagor or any Mortgaged Property or any sale or transfer of preferred equity in any Mortgagor or its owners, to the extent prohibited under the related Loan Documents.

The Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) shall notify in writing the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as applicable, the related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event), the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement) and, with respect to a Serviced Loan Combination, the related Serviced Companion Loan Holder, of any assumption or substitution agreement executed pursuant to this Section 3.09(a) and shall forward thereto a copy of such agreement, and shall also deliver an original to the Trustee or the Custodian of the recorded agreement relating to such assumption or substitution within 15 Business Days following the execution and receipt thereof by the Master Servicer or the Special Servicer, as applicable.

In connection with any request for a Rating Agency Confirmation from a Rating Agency pursuant to this Section 3.09(a), the Master Servicer or the Special Servicer, as applicable, shall deliver a Review Package to the Rule 17g-5 Information Provider for posting to the Rule 17g-5 Information Provider’s Website in accordance with Section 11.13 of this Agreement.

Further, subject to the terms of the related Loan Documents and applicable law, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to ensure that all costs in connection with any assumption or encumbrance, including any arising from seeking a Rating Agency Confirmation, are paid by the related Mortgagor. To the extent not collected from the related Mortgagor after the use of such efforts, any rating agency charges in connection with the foregoing shall be paid by the Master Servicer as a Property Advance (or as an Additional Trust Fund Expense if such Property Advance would be a Nonrecoverable Advance).

To the extent not prohibited by the applicable Loan Documents and applicable law, the Master Servicer or Special Servicer, as applicable, may charge the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection (a); provided that any such fee shall be applied as if it were a Modification Fee and/or Assumption Fee, as applicable, pursuant to the terms of this Agreement.

(b)           Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(c)           In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan or Serviced Companion Loan or the related Note, other than pursuant to Section 3.24 of this Agreement.

(d)           With respect to any Mortgage Loan (other than the Outside Serviced Trust Loans) or Serviced Loan Combination which permits release of Mortgaged Properties through defeasance, and to the extent consistent with the terms of the related Loan Documents:

(i)            In the event such Mortgage Loan or Serviced Loan Combination requires that the Master Servicer on behalf of the Trustee purchase the required “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), the Master Servicer, an accommodation Mortgagor pursuant to clause (v) below or the Mortgagor shall, at the Mortgagor’s expense (to the extent consistent with the related Loan Documents), purchase or cause the purchase of such obligations in accordance with the terms of such Mortgage Loan or Serviced Loan Combination and deliver to the Master Servicer, in the case of the Mortgagor, or in the case of the Master Servicer, hold the same on behalf of the Trust Fund and, if applicable, the related Serviced Companion Loan Holder; provided that, subject to the related Loan Documents, the Master Servicer shall not accept the amounts paid by the related Mortgagor to effect defeasance until acceptable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) have been identified, in each case which are acceptable as defeasance collateral under the then most recently published current guidelines of the Rating Agencies. Notwithstanding the foregoing, with respect to certain Mortgage Loans originated or acquired by RAIT that are subject to defeasance, RAIT has transferred to a third party or has retained the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral (“Retained Defeasance Rights and Obligations”). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for Retained Defeasance Rights and Obligations in the related Loan Documents, the Master Servicer shall provide, within five (5) business days of receipt of such notice, written notice of such defeasance request to RAIT or RAIT’s assignee in the case of the Mortgage Loans for which (1) CGMRC is the related Mortgage Loan Seller and (2) RAIT or its Affiliate is the applicable originator. Until such time as RAIT provides written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations as to which (1) CGMRC is the related Mortgage Loan Seller and (2) RAIT or its Affiliate is the applicable originator shall be delivered to RAIT Funding, LLC, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, Attention: Jamie Reyle, Senior Managing Director – Chief Legal Officer, fax number: (215) 405-2945, e-mail: jreyle@raitft.com, with a copy to RAIT Funding, LLC, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, Attention: Scott Davidson, fax number: (215) 405-2945, e-mail: sdavidson@raitft.com.

(ii)          The Master Servicer shall require, to the extent the related Loan Documents grant the mortgagee discretion to so require, delivery of an Opinion of Counsel (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) to the effect that the Trustee on behalf of the Certificateholders has a first priority security interest in the defeasance deposit and the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any

other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to the Master Servicer.

(iii)         The Master Servicer shall obtain, to the extent the related Loan Documents grant the mortgagee discretion to so obtain, a certificate (which shall be an expense of the related Mortgagor to the extent consistent with the related Loan Documents) from an Independent certified public accountant certifying that the “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii), comply with the requirements of the related Loan Agreement or Mortgage.

(iv)         To the extent consistent with the related Loan Documents, prior to permitting release of any Mortgaged Properties through defeasance, the Master Servicer shall (at the Mortgagor’s expense) obtain a Rating Agency Confirmation; provided that the Master Servicer shall not be required to obtain such Rating Agency Confirmation from any Rating Agency to the extent that the Master Servicer has delivered a defeasance certificate to such Rating Agency substantially in the form of Exhibit DD to this Agreement for any Mortgage Loan that, at the time of such defeasance, is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $35,000,000 and (z) a Mortgage Loan that represents less than 5% of the Stated Principal Balance of all Mortgage Loans.

(v)          If the Mortgage Loan or Serviced Loan Combination permits the related Mortgagor or the lender or its designee to cause an accommodation Mortgagor to assume such defeased obligations, the Master Servicer shall, or shall cause the Mortgagor to, establish at the Mortgagor’s cost and expense (and shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to consent to such assumption) a special purpose bankruptcy-remote entity to assume such obligations, as to which the Trustee and the Certificate Administrator has received a Rating Agency Confirmation (if such confirmation is required pursuant to the then most recently published guidelines of the Rating Agencies).

(vi)         To the extent consistent with the related Loan Documents, the Master Servicer shall require the related Mortgagor to pay all costs and expenses incurred in connection with the defeasance of the related Mortgage Loan or Serviced Loan Combination. In the event that the Mortgagor is not required to pay any such costs and expenses under the terms of the Loan Documents, such costs and expenses shall be Additional Trust Fund Expenses.

(vii)        In no event shall the Master Servicer have liability to any party hereto or beneficiary hereof for obtaining a Rating Agency Confirmation (or conditioning approval of defeasance on the delivery of a Rating Agency Confirmation) or for imposing conditions to approval of a defeasance on the satisfaction of conditions that are consistent with the Servicing Standard but are not required under Rating Agency guidelines

(provided that this shall not protect the Master Servicer from any liability that may be imposed as a result of the violation of applicable law or the Loan Documents).

(viii)       The Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulation’s Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code).

(ix)          In addition, the Master Servicer shall obtain the consent of the Special Servicer in connection with any defeasance transaction that involves any modification, waiver, consent or amendment of a Serviced Mortgage Loan or Serviced Loan Combination in connection with such defeasance transaction if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a material Mortgage Loan event of default (which includes defaults relating to transfers of interest in the related Mortgagor or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Loan Documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the related Loan Documents do not otherwise permit such principal prepayment.

(e)           Notwithstanding any other provision of this Section 3.09, without any other approval or consent, the Master Servicer (for Performing Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a Mortgagor’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan or Serviced Loan Combination to such easement, right of way or similar agreement; provided that in each case, the Master Servicer or Special Servicer, as applicable, (i) shall have determined in accordance with the Servicing Standard that such easement, right of way or similar agreement will not materially and adversely affect the operation or value of such Mortgaged Property or the Trust Fund’s interest in the Mortgaged Property and (ii) shall have determined that such easement, right of way or similar agreement will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding. The Master Servicer or the Special Servicer may rely on an Opinion of Counsel in making any such determination under clause (ii) above.

Section 3.10     Appraisal Reductions; Realization Upon Defaulted Loans.

(a)           Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer shall use reasonable efforts to obtain an updated Appraisal, the costs of which shall be advanced by, and reimbursable to, the Master Servicer as a

Property Advance (or shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance); provided, however, that the Special Servicer shall not be required to obtain an updated Appraisal of any Mortgaged Property with respect to which there exists an Appraisal which is less than nine months old unless the Special Servicer determines in accordance with the Servicing Standard that such previously obtained Appraisal is materially inaccurate. With respect to any Serviced Loan for which an Appraisal Reduction Event has occurred and still exists, the Special Servicer shall obtain annual letter updates to any updated Appraisal. Any Appraisal prepared in order to determine the Appraisal Reduction Amount with respect to a Serviced Loan Combination shall be delivered by the Special Servicer, upon request, to each related Serviced Companion Loan Holder.

The Certificate Principal Amount of each Class of applicable Certificates shall be notionally reduced (solely for purposes of determining the identity of the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a CCR Control Termination Event) as of any date of determination to the extent of the Appraisal Reduction Amount(s) allocated to such Class on the preceding Distribution Date. The aggregate Appraisal Reduction Amount for any Distribution Date shall be applied to notionally reduce the Certificate Principal Amounts of the following Classes of Certificates and Class PEZ Regular Interests in the following order of priority: first, to the Class H Certificates; second, to the Class G Certificates; third, to the Class F Certificates; fourth, to the Class E Certificates; fifth, to the Class D Certificates; sixth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein); seventh, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein); eighth, to the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein); and finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-3 Certificates, (iv) Class A-4 Certificates and (v) Class A-AB Certificates, based on their respective Certificate Principal Amounts (provided in each case that no Certificate Principal Amount in respect of any such Class may be notionally reduced below zero). With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Non-Reduced Certificates or the Controlling Class, as well as the occurrence of a Subordinate Companion Loan Control Termination Event or a CCR Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as-is” basis.

The Special Servicer shall promptly notify the Certificate Administrator and Master Servicer of the determination of any such Appraisal Reduction Amount, and the Certificate Administrator shall promptly post notice of the determination of any such Appraisal Reduction Amount on the Certificate Administrator’s website.

Any Appraisal Reduction Amounts with respect to each Serviced Loan Combination shall be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s), on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan.

The Holders of Certificates representing the majority of the Certificate Principal Amount of any Class of Control Eligible Certificates whose Certificate Principal Amount is notionally reduced to less than 25% of the initial Certificate Principal Amount of that Class as a result of an allocation of an Appraisal Reduction Amount in respect of such Class (such Class, an “Appraised-Out Class”) shall have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination and, at their sole expense, obtain a second Appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”). The Requesting Holders shall cause the Appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the Appraisal shall be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders shall provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the determination of such Appraisal Reduction Amount.

An Appraised-Out Class shall be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the determination of an Appraisal Reduction Amount, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount to the Special Servicer and the Certificate Administrator within such 10-day period pursuant to the immediately preceding paragraph. If the Requesting Holders provide such notice, then the Appraised-Out Class shall be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a CCR Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class shall be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition to the foregoing, the Holders of Certificates representing the majority of the Certificate Principal Amount of any Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order an additional Appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer shall use its reasonable best efforts to ensure that such Appraisal is delivered within 30 days from receipt of such Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer shall not be required to obtain such Appraisal if the Special Servicer determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on such appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an Appraisal provided by, or requested by, Holders of an Appraised-Out Class pursuant to this Section and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so warranted, shall recalculate such Appraisal Reduction Amount based upon such additional Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class. The Special Servicer shall promptly deliver notice to the Certificate Administrator of any such determination and recalculation, and the Certificate Administrator shall promptly post such notice to the Certificate Administrator’s Website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, Holders of an Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or this Agreement without regard to any appraisal requests made by any Holder of an Appraised-Out Class.

(b)           In connection with any foreclosure, enforcement of the Loan Documents or other acquisition, the Master Servicer in accordance with Section 3.20 of this Agreement shall pay the out-of-pocket costs and expenses in any such proceedings as a Property Advance unless the Master Servicer determines, in its good faith judgment exercised in accordance with the Servicing Standard, that such Advance would constitute a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(a)(ii) of this Agreement.

Subject to Section 3.21 of this Agreement, if the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee, the Certificate Administrator and (prior to the occurrence and continuance of an applicable Consultation Termination Event) the related Directing Holder.

In the event that title to any Mortgaged Property (other than any Mortgaged Property related to an Outside Serviced Trust Loan) is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee (which shall not include the Master Servicer but may be a single member limited liability company owned by the Trust and managed by the Special Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and on behalf of the holders of the Certificates and, if applicable, and the related Serviced Companion Loan Holders. Notwithstanding any such acquisition of title and cancellation of the related Serviced Mortgage Loan, the related Serviced Mortgage Loan shall (except for purposes of Section 9.01) be considered to be an REO Mortgage Loan held in the Trust Fund until such time as the related

REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.

(c)           Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)            such personal property is (in the good faith judgment of the Special Servicer) incident to real property (within the meaning of Code Section 856(e)(1)) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)           the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(d)           Notwithstanding any provision to the contrary in this Agreement, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trust Fund or, if applicable, the related Serviced Companion Loan Holder, obtain title to any direct or indirect partnership or membership interest or other equity interest in any Mortgagor pledged pursuant to any pledge agreement, unless the Master Servicer or the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership or membership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on a Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificate is outstanding.

(e)           Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund or, if applicable, the related Serviced Companion Loan Holders, obtain title to a Mortgaged Property as a result of foreclosure or by deed in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership or membership interest in any Mortgagor pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Custodian, the Trustee, the Certificate Administrator or the Trust Fund or the Certificateholders or, if applicable, the related Serviced Companion Loan Holders, would be considered to hold title to, or be a mortgagee-in-possession of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)           such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance therewith; and

(ii)         there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder(s) (as a collective whole as if the Trust Fund and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and any related Serviced Companion Loan Holder. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

In the event that the Special Servicer seeks to obtain title to a Mortgaged Property on behalf of the Trust Fund and any related Serviced Companion Loan Holder, the Special Servicer may, in its discretion, establish a single member limited liability company with the Trust Fund and any related Serviced Companion Loan Holder as the sole owner to hold title to such Mortgaged Property.

(f)           The environmental assessment contemplated by Section 3.10(e) of this Agreement shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard and, if applicable, any secured creditor impaired property policy issued on or prior to the Closing Date with respect to any Mortgage Loan (including that the environmental assessment identify any potential pollution conditions (as defined in the environmental insurance policy) with respect to the related Mortgaged Property). The Master Servicer shall advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance

Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06 of this Agreement. Copies of any environmental assessment prepared pursuant to Section 3.10(e) of this Agreement shall be provided to the Certificateholder of any Regular Certificates and any related Serviced Companion Loan Holder upon written request to the Special Servicer.

(g)           If the Special Servicer determines pursuant to Section 3.10(e)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws, but that it is in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder, as a collective whole as if the Trust Fund and any related Serviced Companion Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present, but that it is in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder, as a collective whole as if the Trust Fund and any related Serviced Companion Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan), to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and any related Serviced Companion Loan Holder, as a collective whole as if the Trust Fund and any related Serviced Companion Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan). The Master Servicer shall pay the cost of any such compliance, containment, clean-up or remediation from the Collection Account.

(h)           The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Serviced Companion Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via IRS Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee, the Certificate Administrator and, if affected, to any related Serviced Companion Loan Holder.

Section 3.11     Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Loan Combination or the receipt by the Master Servicer or the Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer shall immediately notify the Trustee, the Certificate Administrator and the Custodian and, if affected, the related Serviced Companion Loan Holder by delivery of a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a

Servicing Officer and shall request delivery to it of the Mortgage File. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

From time to time upon request of the Master Servicer or Special Servicer and delivery to the Custodian of a Request for Release, the Certificate Administrator shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or Serviced Loan Combination into an REO Property, receipt by the Trustee and the Certificate Administrator of a certificate of a Servicing Officer stating that such Mortgage Loan or Serviced Loan Combination was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan or Serviced Loan Combination has become an REO Property, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

Within three (3) Business Days, after receipt of written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys and reasonably acceptable to the Trustee, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Loan or Serviced Loan Combination, or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Loan Documents or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage or other security agreement, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

If from time to time, pursuant to the terms of the Co-Lender Agreement and the applicable Other Pooling and Servicing Agreement related to an Outside Serviced Trust Loan, and as appropriate for enforcing the terms of, or otherwise properly servicing, such Outside Serviced Trust Loan, the related Outside Servicer, the related Outside Special Servicer or other similar party requests delivery to it of the original Note for such Outside Serviced Trust Loan, then such party shall deliver a Request for Release in the form of Exhibit C attached hereto to the Custodian and the Custodian shall release or cause the release of such original Note to the requesting party or its designee. In connection with the release of the original Note for an Outside Serviced Trust Loan in accordance with the preceding sentence, the Custodian shall obtain such documentation as is appropriate to evidence the holding by the related Outside Servicer, the related Outside Special Servicer or such other similar party, as the case may be, of such original Mortgage Note as custodian on behalf of and for the benefit of the Trustee.

Section 3.12     Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation.

(a)           As compensation for its activities hereunder, the Master Servicer shall be entitled, with respect to each Mortgage Loan and REO Mortgage Loan (including the Outside Serviced Trust Loan but excluding the Outside Serviced Companion Loans) and each Serviced Companion Loan and REO Companion Loan that is included as part of a Serviced Loan Combination and each Interest Accrual Period, to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Serviced Loan Combination or portion thereof, the related Loan Combination Custodial Account as set forth in Section 3.06(a)(iii) and Section 3.06(a)(vii) and/or Section 3.06A of this Agreement, as applicable. In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, (i) 100% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Serviced Loan agreed to by the Master Servicer pursuant to Section 3.24 of this Agreement that did not require the approval of the Special Servicer, (ii) 50% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (iii) 100% of any defeasance fee received in connection with a defeasance of a Serviced Loan as contemplated under Section 3.09 of this Agreement, (iv) 100% of any Assumption Fees with respect to a Performing Serviced Loan consented to by the Master Servicer that did not require the approval of the Special Servicer, (v) 50% of any Assumption Fees with respect to a Performing Serviced Loan consented to by the Special Servicer, (vi) the aggregate Prepayment Interest Excess (exclusive of any portion thereof attributable to an Outside Serviced Trust Loan), but only to the extent such amount is not required to be included in any Compensating Interest Payment, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05 of this Agreement, (vii) 100% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on Performing Serviced Loans, (viii) 100% of Consent Fees with respect to a Performing Serviced Loan that did not require the approval of the Special Servicer, (ix) 50% of any Consent Fees with respect to a Performing Serviced Loan consented to by the Special Servicer, (x) 100% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan (other than an Outside Serviced Trust Loan) other than Excess Penalty Charges accrued during the period such Mortgage Loan is a Specially Serviced Loan, (xi) 100% of fees for insufficient or returned checks actually received from Mortgagors on all Serviced Loans, and (xii) in the case of any ARD Mortgage Loan, 100% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents unless the Special Servicer’s consent is required, then 50% of any such extension fee; provided, however, that the Master Servicer shall not be entitled to apply or retain any amounts described in clauses (i) through (v) above as additional compensation with respect to a specific Mortgage Loan or Serviced Loan Combination, as applicable, with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured (or has been waived in accordance with the terms of this Agreement) and all delinquent amounts required to have been paid by the Mortgagor, Advance Interest Amounts and Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) both (x) due with respect to such Mortgage Loan or Serviced Loan Combination, as applicable, and (y) in the case of expense items, that arose within the last 12 months, have been paid. The Master Servicer shall also be entitled pursuant to, and to the extent provided for in Sections 3.06(a)(iii), Section 3.06(A) and Section 3.07(b), to withdraw from the Collection Account and the Loan Combination Custodial Accounts and to receive from any Mortgagor Accounts (to the extent not payable to the related Mortgagor under a Mortgage Loan or Serviced Loan Combination or applicable law) any interest or other income earned on deposits therein. Interest or other income earned on funds in the Collection Account, Loan Combination Custodial Account and Mortgagor Accounts (to the extent consistent with the related Loan Documents), shall be paid to the Master Servicer as additional servicing compensation and interest or other income earned on funds in any REO Account shall be payable to the Special Servicer.

Midland Loan Services, a Division of PNC Bank, National Association and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit CC-1 to this Agreement, and (iii) the prospective transferee shall have delivered to Midland Loan Services, a Division of PNC Bank, National Association and the Depositor a certificate substantially in the form attached as Exhibit CC-2 to this Agreement. None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. Midland Loan Services, a Division of PNC Bank, National Association and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Midland Loan Services, a Division of PNC Bank, National Association hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer, the Operating Advisor, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose any information received in connection with its acquisition and holding of such Excess Servicing Fee Right in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Person then acting as the Master Servicer shall pay, out of each amount paid to such Master Servicer as Servicing Fees with respect to each related Mortgage

Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one (1) Business Day following the payment of such Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer, the Trustee or the Custodian shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

The Master Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan. Notwithstanding anything herein to the contrary, in the case of a Serviced Loan Combination, in no event shall Servicing Fees with respect to the related Mortgage Loan (including an REO Mortgage Loan) be payable out of payments and other collections with respect to the related Serviced Pari Passu Companion Loan(s), and in no event shall Servicing Fees with respect to the related Serviced Pari Passu Companion Loan(s) (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Mortgage Loan or the Mortgage Pool. In addition, with respect to any Serviced Subordinate Companion Loan, in no event shall Servicing Fees with respect to such Serviced Subordinate Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to any related Serviced Pari Passu Companion Loan(s), the related Mortgage Loan or the Mortgage Pool. This paragraph is in no way intended to limit the rights, if any, of the Master Servicer under the related Co-Lender Agreement to seek payment of unpaid Servicing Fees with respect to any Serviced Companion Loan from the related Serviced Companion Loan Holder.

(b)           As compensation for its activities hereunder, on each Distribution Date the Trustee shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, and the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. Except as otherwise provided herein, the Trustee/Certificate Administrator Fee includes all routine expenses of the Trustee, the Certificate Registrar, the Paying Agent, the Certificate Administrator and the Authenticating Agent. Each of the Trustee’s and Certificate Administrator’s rights to the Trustee/Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

(c)           As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan (including each Serviced Companion Loan that is included as part of each Serviced Loan Combination) in respect of each Interest Accrual Period to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Serviced Loan Combination or portion thereof, the related Loan Combination Custodial Account as set forth in Section 3.06(a) and Section 3.06A. The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation, (i) 50% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Performing Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (ii) 100% of any Excess Modification Fees with respect to a modification, waiver, extension or amendment of a Specially Serviced Loan consented to by the Special Servicer pursuant to Section 3.24 of this Agreement, (iii) 100% of any Assumption Fees with respect to a Specially Serviced Loan, (iv) 50% of any Assumption Fees with respect to a Performing Serviced Loan consented to by the Special Servicer, (v) 100% of Ancillary Fees (other than fees for insufficient or returned checks) and assumption application fees actually received from Mortgagors on Specially Serviced Loans, (vi) 100% of Consent Fees with respect to a Specially Serviced Loan, (vii) 50% of any Consent Fees with respect to a Performing Serviced Loan consented to by the Special Servicer, (viii) 100% of Excess Penalty Charges paid by the Mortgagors with respect to any Mortgage Loan (other than an Outside Serviced Trust Loan) accrued during the period such Mortgage Loan is a Specially Serviced Loan, (ix) any interest or other income earned on deposits in the REO Accounts, and (x) in the case of any ARD Mortgage Loan, 50% of any extension fee actually paid by the related Mortgagor in connection with the Mortgagor’s option to exercise the related Anticipated Repayment Date option pursuant to the related Loan Documents, unless the Special Servicer’s consent is not required, then 0% of any such extension fee. The Special Servicer shall not be entitled to any Special Servicing Fees with respect to the Outside Serviced Trust Loans.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Mortgage Loan or Serviced Loan Combination for so long as it remains a Corrected Loan. The Special Servicer shall not be entitled to any Workout Fee with respect to any Outside Serviced Trust Loan. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan. If the Special Servicer is terminated (other than for cause) or resigns: (1) it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or Serviced Loan Combinations that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if any such Mortgage Loan or Serviced Loan Combination subsequently becomes a Specially Serviced Loan; and (2) it will receive any Workout Fees payable in respect of any Mortgage Loan or Serviced Loan Combination that was, at the time of that termination or resignation, a Specially Serviced Loan for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. In either case, the successor special servicer will not be entitled to any portion of such Workout Fees. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Liquidation Fee (other than with respect to the Outside Serviced Trust Loans) payable out of the Liquidation Proceeds prior to the deposit of the Net Liquidation Proceeds in the Collection Account or the Loan Combination Custodial Account, as applicable. However, no Liquidation Fee will be payable with respect to an Outside Serviced Trust Loan or in connection with, or out of, Liquidation Proceeds as set forth in the final two provisos of the definition of “Liquidation Fee” herein. Notwithstanding anything herein to the contrary, the Special Servicer shall not be entitled to receive both a Liquidation Fee and a Workout Fee with respect to any specific collections or proceeds on any Mortgage Loan or Serviced Loan Combination. For purposes of the foregoing provisions of this Section 3.12(c), a termination and removal of the Special Servicer under Section 6.08 of this Agreement shall be deemed to constitute a termination without cause.

If at any time a Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the Special Servicer shall use its reasonable efforts to collect the amount of any Special Servicing Fee, Liquidation Fee and/or Workout Fee from the related Mortgagor pursuant to the related Loan Documents, including exercising all remedies available under such Loan Documents that would be in accordance with the Servicing Standard, specifically taking into account the costs or likelihood of success of any such collection efforts and the Realized Loss that would be incurred by Certificateholders in connection therewith as opposed to the Realized Loss that would be incurred as a result of not collecting such amounts from the related Mortgagor.

The Special Servicer shall not be entitled to any Liquidation Fee with respect to any Outside Serviced Trust Loan or any Outside Serviced Companion Loan. In addition, the Special Servicer will not be entitled to retain any portion of Excess Interest paid on any Mortgage Loan.

Notwithstanding anything herein to the contrary, in the case of a Serviced Loan Combination, in no event shall Special Servicing Compensation with respect to the related Mortgage Loan (including an REO Mortgage Loan) be payable out of payments and other collections with respect to the related Serviced Pari Passu Companion Loan(s), and in no event shall Special Servicing Compensation with respect to the related Serviced Pari Passu Companion Loan(s) (including an REO Companion Loan) be payable out of payments and other collections with respect to the related Mortgage Loan or the Mortgage Pool. In addition, with respect to any Serviced Subordinate Companion Loan, in no event shall Special Servicing Compensation with respect to such Companion Loan (including an REO Companion Loan) be payable out of payments and other collections with respect to any related Serviced Pari Passu Companion Loan(s), the related Mortgage Loan or the Mortgage Pool. This paragraph is in no way intended to limit the rights of the Special Servicer under the related Co-Lender Agreement to seek payment of unpaid Special Servicing Compensation with respect to any Serviced Companion Loan from the related Serviced Companion Loan Holder.

(d)           The Master Servicer, Special Servicer, the Certificate Administrator and Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement which are

“unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(vi) of this Agreement.

(e)           No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Condemnation Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans or Serviced Loan Combination (to the extent recovery is permitted from a Serviced Loan Combination hereunder) or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee receives a request or inquiry from a Mortgagor, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s commercially reasonable judgment or the Certificate Administrator’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Mortgagor or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

(f)            With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

(g)           The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any Person (including, without limitation, the Trust, any Mortgagor, any Manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees or the fees received by any Person acting as an Outside Servicer or Outside Special Servicer as expressly provided for under the applicable Other Pooling and Servicing Agreement with respect to an Outside Serviced Trust Loan, or as master servicer or special servicer as expressly provided for under the applicable Other Pooling and Servicing Agreement governing the securitization of a Serviced Companion Loan.

(h)           If the Eastmont Town Center Mortgage Loan becomes a Specially Serviced Mortgage Loan prior to the Eastmont Town Center Controlling Note Securitization Date, the Special Servicer shall service and administer the related Loan Combination and any related REO Property in the same manner as any other Specially Serviced Loan or REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Loan Combination during the period for which it acts as Special Servicer of such Serviced Loan Combination. With respect to the Eastmont Town Center Mortgage Loan, prior to the Eastmont Town Center Controlling Note Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If the Eastmont Town Center Mortgage Loan is still a Specially Serviced Mortgage Loan on the Eastmont Town Center Controlling Note Securitization Date, the related Outside Special Servicer and the Special Servicer shall be entitled to compensation with respect to the related Loan Combination as if the Special Servicer were being terminated as Special Servicer and the related Outside Special Servicer were replacing it as the successor special servicer. Upon receipt of notice of its termination as Special Servicer with respect to the Eastmont Town Center Mortgage Loan, the Special Servicer shall reasonably cooperate with the related Outside Special Servicer in connection with the servicing transition of the Eastmont Town Center Mortgage Loan on and after the Eastmont Town Center Controlling Note Securitization Date.

Section 3.13     Compensating Interest Payments. The Master Servicer shall deliver to the Certificate Administrator for deposit in the Lower-Tier Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate of all Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Serviced Mortgage Loans and Serviced Pari Passu Companion Loans (other than the Specially Serviced Loans and Defaulted Loans), other than Principal Prepayments received in connection with the receipt of Insurance Proceeds or Condemnation Proceeds, during the most recently ended Prepayment Period, and (ii) the sum of (A) the aggregate Servicing Fees up to a maximum rate of 0.0025% per annum for the related Distribution Date with respect to each Serviced Mortgage Loan (and related REO Mortgage Loan) and Serviced Pari Passu Companion Loan (and related REO Companion Loan) for which such Servicing Fees are being paid in such Prepayment Period and (B) all Prepayment Interest Excesses received during the related Prepayment Period (and net investment earnings thereon); provided that the Master Servicer shall pay (without regard to clause (ii) above) the aggregate of all Prepayment Interest Shortfalls otherwise described in clause (i) above incurred in connection with Principal Prepayments received in respect of the

Serviced Mortgage Loans during the most recently ended Prepayment Period to the extent such Prepayment Interest Shortfalls were the result of the Master Servicer’s failure to enforce the related Loan Documents. No Compensating Interest Payments shall be made by the Master Servicer for any Outside Serviced Trust Loan, Outside Serviced Companion Loan or Subordinate Companion Loan. Any Compensating Interest Payments made with respect to a Serviced Pari Passu Companion Loan will be paid to the related Companion Loan Holder.

Section 3.14     Application of Penalty Charges and Modification Fees.

(a)           On or prior to the second Business Day before each Master Servicer Remittance Date, the Master Servicer shall apply all Penalty Charges and Modification Fees (to the extent permitted under any related Co-Lender Agreement (in the case of a Serviced Loan Combination) and not applied pursuant to Section 3.06A(a)(ii) or Section 3.06(a)(ii), as applicable, of this Agreement) received by it with respect to any Mortgage Loan or Serviced Loan Combination, including an Outside Serviced Trust Loan (to the extent allocable to such Outside Serviced Trust Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the related Outside Servicer) during the related Prepayment Period, as follows:

(i)            first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances) and the related Advance Interest Amounts and other outstanding Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

(ii)           second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all Advances (and related Advance Interest Amounts) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related Advance Interest Amounts) other than Borrower Delayed Reimbursements;

(iii)          third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Trust of all other Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or related Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or related Loan Combination Custodial Account as recoveries of such Additional Trust Fund Expenses) other than Borrower Delayed Reimbursements; and

(iv)          fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as servicing compensation, pro rata, based on their entitlement set forth in Section 3.12 of this Agreement prior to the applications set forth in clauses (i) through (iii) above;

provided that, notwithstanding the foregoing, in the case of a Loan Combination, Penalty Charges shall be allocated for the purposes and in the order set forth in the related Co-Lender Agreement.

(b)           In connection with the operation of the provisions of this Section 3.14, not later than the 25th day of the month in which each Distribution Date occurs (beginning with the 25th day of the month following the first Collection Period in which an Additional Trust Fund Expense, Advance or Advance Interest Amount is incurred), the Master Servicer shall deliver to the Special Servicer a report in the form reasonably agreed to by both the Master Servicer and the Special Servicer setting forth information regarding (1) the amount of Penalty Charges, Modification Fees and Assumption Fees collected by the Master Servicer and the Special Servicer, as applicable, and (2) the related loan expenses and other amounts paid to the Trust from such Penalty Charges, Modification Fees and Assumption Fees, in each case for the related Collection Period or other reporting period as agreed to by the Master Servicer and the Special Servicer. The Master Servicer shall respond promptly to any inquiries of the Special Servicer with respect to the contents of any such report and shall provide any supporting information with respect thereto that is reasonably requested by the Special Servicer.

Section 3.15     Access to Certain Documentation. The Master Servicer and Special Servicer shall provide to the Trustee, the Certificate Administrator, the Controlling Class Representative (but only prior to the occurrence and continuance of any CCR Consultation Termination Event), the Operating Advisor, the Underwriters, the Initial Purchasers, the Depositor and any Certificateholders and Serviced Companion Loan Holders that are, in the case of any Certificateholder or Serviced Companion Loan Holder, federally insured financial institutions, the Federal Reserve Board, the FDIC and the OCC and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or Serviced Companion Loan Holder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OCC or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer (which access shall be limited, in the case of the Serviced Companion Loan Holders or any regulatory authority seeking such access in respect of the Serviced Companion Loan Holders, to records relating to the Serviced Companion Loans). Nothing in this Section 3.15 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Mortgagors, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15.

In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, a Serviced Companion Loan Holder or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan

Holder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Holder of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available without charge under applicable law. In connection with providing Certificateholders or beneficial owners of Certificates access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer shall require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of book entry Certificates and will keep such information confidential.

Upon the reasonable request of any Certifying Certificateholder or Serviced Companion Loan Holder, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Serviced Companion Loan Holder) copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer.

In addition, in connection with providing access to information pursuant to this Section 3.15, each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan or Serviced Companion Loan if the disclosure of such items would constitute a waiver of the attorney-client privilege.

Each of the Master Servicer and the Special Servicer, as appropriate, shall, without charge, make a knowledgeable Servicing Officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event) and the related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event), on a monthly basis, during regular business hours at such time and for such duration as the Master Servicer, the Special Servicer, the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event) and the related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event) shall reasonably agree, regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or related REO Properties for which the Master Servicer or the Special Servicer, as applicable, is responsible. In any event, the Operating Advisor and the related Directing Holder agree to identify for the Master Servicer and the Special Servicer in advance (but at least two (2) Business Days prior to the related monthly conference) the applicable Mortgage Loans (or Serviced Loan Combination) and/or REO Properties it intends to discuss. As a condition to such disclosure, the related Directing Holder shall execute a confidentiality agreement substantially in the form of Exhibit M-4 to this Agreement and an Investor Certification.

The Master Servicer may (but shall not be required to), in accordance with such rules and procedures as it may adopt in its sole discretion, make available through the Master Servicer’s website or otherwise, any additional information relating to the Mortgage Loans, the Serviced Companion Loans, the related Mortgaged Properties and/or the related Mortgagors that is not Privileged Information, for review by the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Operating Advisor.

After the occurrence and during the continuation of an applicable Control Termination Event, the Special Servicer shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the related Directing Holder or Certificateholders generally, as requested by the Operating Advisor in support of the performance of the Operating Advisor’s obligations under this Agreement in electronic format.

The Operating Advisor hereby agrees that it shall use the information provided to it by the Special Servicer solely for purposes of performing its duties as Operating Advisor under this Agreement and shall not disclose such information to any other Person or entity unless pursuant to a Privileged Information Exception.

Section 3.16     Title and Management of REO Properties.

(a)           In the event that title to any Mortgaged Property (other than a Mortgaged Property with respect to an Outside Serviced Trust Loan) is acquired for the benefit of Certificateholders (or, with respect to a Serviced Loan Combination, for the benefit of the Certificateholders and the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender) (either by the Trust Fund or by a single member limited liability company established for that purpose) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a nominee of the Trustee (which shall not include the Master Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund and any related Serviced Companion Loan Holders. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property prior to the close of the third calendar year following the year in which the Lower-Tier REMIC acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Code Section 860G(a)(8), unless (i) the IRS grants (or does not deny) an extension of time (an “REO Extension”) to sell such REO Property or (ii) the Special Servicer obtains an Opinion of Counsel for the Special Servicer, the Certificate Administrator and the Trustee, addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Lower-Tier REMIC of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not result in the imposition of taxes on “prohibited transactions” (as defined in Code Section 860F) of either Trust REMIC, or cause either Trust REMIC to fail to qualify as a REMIC under the Code for federal income tax purposes at any time that any Lower-Tier Regular Interests or Regular Certificates are outstanding. If the Special Servicer is granted (or is not denied) the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its receiving the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a) of this Agreement. The Special Servicer, on behalf of the Trust Fund and any related Serviced Companion Loan Holder, in accordance with the Servicing Standard, shall dispose of any REO Property held by the Trust Fund (i) prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.17 of this Agreement and (ii) on the same terms and conditions as if it were the owner of such REO Property. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders and, if applicable, the related Serviced Companion Loan Holder, solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Trust Fund of any “income from non-permitted assets” within the meaning of Code Section 860F(a)(2)(B) or (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund.

(b)           The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property (other than an REO Property related to an Outside Serviced Trust Loan) as are consistent with the Servicing Standard and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, if applicable, the related Serviced Companion Loan Holder (as a collective whole as if such Certificateholders and, if applicable, the related Serviced Companion Loan Holder constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)), and, in connection therewith, the Special Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Code Section 860G(c), which is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders and, if applicable, the related Serviced Companion Loan Holder (as a collective whole as if such Certificateholders and, if applicable, the related Serviced Companion Loan Holder, constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of any related Subordinate Companion Loan)) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and (subject to any changes in the identities of the Special Servicer and/or the Trustee) shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered Holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series

2015-GC29, [IN THE CASE OF AN REO PROPERTY RELATED TO A SERVICED LOAN COMBINATION: and the related Serviced Companion Loan Holder, as their interests may appear], REO Account.” The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b) of this Agreement. The Special Servicer shall deposit or cause to be deposited in the REO Account within one (1) Business Day after receipt all revenues and proceeds received by it with respect to any REO Property, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)            all insurance premiums due and payable in respect of any REO Property;

(ii)           all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)         all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

(iv)          any taxes imposed on either Trust REMIC in respect of net income from foreclosure property in accordance with Section 4.05 of this Agreement.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iv) above and the Special Servicer has provided written notice of such shortfall to the Master Servicer at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written notice sets forth the nature of the emergency or the basis of the urgency) prior to the date that such amounts are due, the Master Servicer shall advance the amount of such shortfall unless the Master Servicer determines, in its good faith business judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). If the Master Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance unless the Trustee determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall use its good faith business judgment. The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06 and/or, if applicable, Section 3.06A of this Agreement. The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account, or, for a Serviced Loan Combination, the related Loan Combination Custodial Account, on a monthly basis prior to the related Master Servicer Remittance Date the Net REO Proceeds, Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds received or collected from each REO Property during the related Prepayment Period, except that in determining the amount of any such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses. Notwithstanding the foregoing, the Special Servicer shall not:

(i)            permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)          authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan or Serviced Loan Combination became imminent, all within the meaning of Code Section 856(e)(4)(B); or

(iv)           Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, any related Serviced Companion Loan Holder, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, if any related Serviced Companion Loan is part of a REMIC, the related Serviced Companion Loan Holder) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) (determined without regard to the exception applicable for purposes of Code Section 860D(a)) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

(i)            the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)           any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)          none of the provisions of this Section 3.16(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders and, if applicable, any related Serviced Companion Loan Holder with respect to the operation and management of any such REO Property; and

(iv)          the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)           When and as necessary, the Special Servicer shall send to the Trustee and the Certificate Administrator and the related Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.16(a) and Section 3.16(b) of this Agreement.

(d)           Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any REO Property related to an Outside Serviced Trust Loan.

Section 3.17     Sale of Defaulted Loans and REO Properties; Sale of Outside Serviced Trust Loans.

(a)           The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (excluding an Outside Serviced Trust Loan) only (i) on the terms and subject to the conditions set forth in this Section 3.17, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement, or (iii) (A) in the case of a Mortgage Loan related to a Serviced Loan Combination in accordance with and subject to the provisions of the related Co-Lender Agreement and Section 3.28 of this Agreement and (B) in the case of a Mortgage Loan with a related mezzanine loan or subordinate mortgage loan, in accordance with and subject to the provisions of the related intercreditor agreement.

(b)           Promptly upon a Serviced Loan becoming a Defaulted Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Defaulted Loan, the Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. Subject to the other subsections of this Section 3.17, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Loan. The Special Servicer shall notify the Controlling Class Representative or any related Outside Controlling Note Holder, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved (in any event, prior to the occurrence and continuance of a CCR Consultation Termination Event or a related Outside Consultation Termination Event, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved), and the Operating Advisor (after the occurrence and during the continuance of a CCR Control Termination Event or a related Outside Control Termination Event, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved) of any inquiries or offers received regarding the sale of any Defaulted Loan. Any Serviced Pari Passu Companion Loan that is part of a Defaulted Serviced Loan Combination is to be sold together with the related Mortgage Loan, subject to this Section 3.17 and any additional requirements set forth in the related Co-Lender Agreement.

(c)           The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, any related Serviced Companion Loan Holder (in the case of a Serviced Pari Passu Loan Combination), the Controlling Class Representative or the Outside Controlling Note Holder, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved (prior to the occurrence and continuance of a CCR Consultation Termination Event or a related Outside Consultation Termination Event, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved), and the Operating Advisor (after the occurrence and during the continuance of a CCR Control Termination Event or a related Outside Control Termination Event, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved) not less than five (5) Business Days’ prior written notice of its intention to sell any Defaulted Loan. No Interested Person shall be obligated to submit an offer to purchase any Defaulted Loan, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may offer to purchase, or purchase any Defaulted Loan pursuant hereto.

(d)           Whether any cash offer constitutes a fair price for any Defaulted Loan for purposes of Section 3.17(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In all cases under this Agreement, in determining whether any offer received from an Interested Person represents a fair price for any Defaulted Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be an

Appraiser selected by (i) the Special Servicer if no Interested Person is offering with respect to a Defaulted Loan and (ii) the Trustee if an Interested Person is so offering. The cost of any such Appraisal shall be covered by, and shall be reimbursable to, the Master Servicer as a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Loan, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on such Defaulted Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Purchase Price for any Defaulted Loan (and any equivalent amount for any related Serviced Companion Loan) shall in all cases be deemed a fair price; provided, however, that with respect to Interested Parties, the requirements of the proviso to the first sentence of this Section 3.17(d) must be satisfied. Notwithstanding anything contained in this Section 3.17(d) to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price for the subject Defaulted Loan, the Trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing or investing in mortgage loans similar to such Defaulted Loan that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Defaulted Loan. If the Trustee designates such a third party to make such determination, the Trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this Section 3.17(d) will be covered by, and will be reimbursable by the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(e)           Subject to Section 3.17(a) through Section 3.17(d), Section 3.17(f), Section 3.17(g) and Section 3.17(m), the Special Servicer shall act on behalf of the Trust Fund and any affected Serviced Companion Loan Holder in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Loan, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the Loan Combination Custodial Account. Any sale of any Defaulted Loan shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(f)            Subject to (x) the rights of a holder of a mezzanine loan, under the respective intercreditor agreement, and (y) the rights of a Subordinate Companion Loan Holder,

under the respective Co-Lender Agreement, to purchase a Mortgage Loan or Serviced Loan Combination (or senior portion thereof), unless and until a Defaulted Loan is sold pursuant to this Section, the Special Servicer shall continue to service and administer such Defaulted Loan in accordance with the Servicing Standard and this Agreement and shall pursue such other resolutions or recovery strategies including workout, foreclosure or sale of such Defaulted Loan, as is consistent with this Agreement and the Servicing Standard.

(g)           Any sale of a Defaulted Loan pursuant to this Section 3.17 shall be for cash only. The purchase price for any Defaulted Loan purchased under this Section 3.17 or any Outside Serviced Trust Loan sold in accordance with the related Co-Lender Agreement or Other Pooling and Servicing Agreement, shall be deposited into the Collection Account or the related Loan Combination Custodial Account, as applicable, and the Certificate Administrator, upon receipt of an Officer’s Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the purchaser of the Defaulted Loan the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in such purchaser ownership of such Defaulted Loan. In connection with any such purchase, the Special Servicer and the Master Servicer shall deliver the related Servicing File (to the extent either has possession of such file) to such purchaser.

(h)           The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property (other than an REO Property related to an Outside Serviced Trust Loan) only on the terms and subject to the conditions set forth in this Section 3.17.

(i)            The Special Servicer shall use reasonable efforts to solicit offers for each REO Property (other than an REO Property related to an Outside Serviced Trust Loan) on behalf of the Certificateholders and the related Serviced Companion Loan Holder in such manner as will be reasonably likely to realize a fair price within the time period specified by Section 3.16 of this Agreement. Subject to Section 3.17(m) of this Agreement, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property (other than an REO Property related to an Outside Serviced Trust Loan) within the time constraints imposed by Section 3.16 of this Agreement, then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless from whom received. The Liquidation Proceeds (net of related Liquidation Expenses) for any REO Property sold hereunder shall be deposited in the Collection Account or, if applicable, the related Loan Combination Custodial Account. The Special Servicer shall notify the Controlling Class Representative or the related Outside Controlling Note Holder, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved (prior to the occurrence and continuance of a CCR Consultation Termination Event or a related Outside Consultation Termination Event, as applicable depending on whether or not a Serviced Outside Controlled Pari Passu Loan Combination is involved), the Operating Advisor (after the occurrence and during the continuance of a CCR Control Termination Event or a related Outside Control Termination Event, as applicable depending on whether or not a Serviced Outside

Controlled Pari Passu Loan Combination is involved) and, in the case of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder of any inquiries or offers received regarding the sale of any REO Property hereunder.

(j)            The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, any related Serviced Companion Loan Holder, the related Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event with respect to the related Mortgage Loan) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event with respect to the related Mortgage Loan) not less than three (3) Business Days’ prior written notice of its intention to sell any REO Property (other than an REO Property related to an Outside Serviced Trust Loan) hereunder. No Interested Person shall be obligated to submit an offer to purchase any REO Property, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may offer to purchase, or purchase, any REO Property pursuant hereto.

(k)           Whether any cash offer constitutes a fair price for any REO Property (other than an REO Property related to an Outside Serviced Trust Loan) for purposes of Section 3.17(i) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person (provided that the Trustee may not be an offeror); provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new Appraisal shall be an Appraiser selected by the Special Servicer if no Interested Person is offering with respect to such REO Property and selected by the Trustee if an Interested Person is so offering. The cost of any such Appraisal shall be covered by, and shall be reimbursable to, the Master Servicer as a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative Appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the related Mortgage Loan or Serviced Loan Combination, the occupancy level and physical condition of such REO Property, the state of the local economy and the obligation to dispose of such REO Property within the time period specified in Section 3.16 of this Agreement. The Purchase Price for any such REO Property shall in all cases be deemed a fair price; provided, however, that with respect to Interested Parties, the requirements of the proviso to the first sentence of this Section 3.17(k) must be satisfied.

(l)            Subject to Section 3.17(a) through Section 3.17(k) and Section 3.17(m) of this Agreement, the Special Servicer shall act on behalf of the Trust Fund and any affected Serviced Companion Loan Holder in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Loan or REO Property (other than an

REO Property related to an Outside Serviced Trust Loan), and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the related Loan Combination Custodial Account. Any sale of any Defaulted Loan or REO Property (other than an REO Property related to an Outside Serviced Trust Loan) shall be final and without recourse to the Trustee, the Certificate Administrator or the Trust Fund or any related Serviced Companion Loan Holder (except such recourse to the Trust Fund and the related Serviced Companion Loan Holder imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(m)          Notwithstanding any of the foregoing paragraphs of this Section 3.17, the Special Servicer shall not be obligated to accept the highest cash offer for a Defaulted Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a CCR Consultation Termination Event exists or a Serviced Outside Controlled Pari Passu Loan Combination is involved) or the related Outside Controlling Note Holder (if a Serviced Outside Controlled Pari Passu Loan Combination is involved and a related Outside Consultation Termination Event does not exist)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

Notwithstanding any of the foregoing paragraphs of this Section 3.17, the Special Servicer shall not be obligated to accept the highest cash offer for an REO Property (other than an REO Property related to an Outside Serviced Trust Loan) if the Special Servicer determines (in consultation with the related Directing Holder (unless an applicable Consultation Termination Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property that corresponds to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an

Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property that corresponds to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan)) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

(n)           In no event shall the Trust Fund or the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer on the Trust’s behalf purchase, or pay or advance costs to purchase, any Outside Serviced Trust Loan, or any Companion Loan or any Mortgage Loan.

(o)           Notwithstanding anything herein to the contrary, any party identified in the related Co-Lender Agreement or Other Pooling and Servicing Agreement (which, if the identified party is the holder of an Outside Serviced Trust Loan, shall mean the Controlling Class Representative for so long as no Control Termination Event has occurred and is continuing), in its individual capacity and not on behalf of the Trust, shall be entitled to purchase an Outside Serviced Trust Loan in accordance with the terms and conditions set forth in the related Co-Lender Agreement and Other Pooling and Servicing Agreement. In no event shall the Trust Fund or the Trustee, the Master Servicer or the Special Servicer on its behalf purchase, or pay or advance costs to purchase, any Outside Serviced Trust Loan or the related Companion Loan(s) or any other Mortgage Loan.

(p)           Notwithstanding anything to the contrary herein, any purchase or sale of a Specially Serviced Loan pursuant to this Section 3.17 will remain subject to the cure, purchase and other rights of, in each case if applicable, any related Subordinate Companion Loan Holder as set forth in the related Co-Lender Agreement and any holder of a related mezzanine loan as set forth in the related intercreditor agreement. The Special Servicer shall determine the price to be paid in accordance with the terms of the related Co-Lender Agreement or the related mezzanine loan intercreditor agreement in connection with any such purchase rights in favor of any related Subordinate Companion Loan Holder or mezzanine loan holder and shall provide such notices to the related Subordinate Companion Loan Holder or the holder of a related mezzanine loan as are required by the related Co-Lender Agreement or the related mezzanine loan intercreditor agreement in connection with each such holders’ purchase rights.

(q)           With respect to any Serviced Pari Passu Loan Combination (other than a Serviced Outside Controlled Pari Passu Loan Combination), the parties hereto acknowledge that the related Co-Lender Agreement provides that if such Serviced Pari Passu Loan Combination becomes a Defaulted Serviced Loan Combination, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with this Section 3.17, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with this Agreement and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan hereunder or under the related Co-Lender Agreement.

Notwithstanding anything to the contrary herein, the Special Servicer shall not sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Serviced Loan Combination without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the related Mortgagor or an Affiliate of the related Mortgagor) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 Business Days’ prior written notice of any decision to attempt to sell such Defaulted Serviced Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the Servicing File reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer to purchase, and any such party is permitted to be the purchaser at any sale of, the subject Defaulted Serviced Loan Combination unless such Person is the related Mortgagor or an agent or Affiliate of the related Mortgagor.

(r)            With respect to any Serviced Outside Controlled Pari Passu Loan Combination, the parties hereto acknowledge that the related Co-Lender Agreement provides that if such Serviced Outside Controlled Pari Passu Loan Combination becomes a Defaulted Serviced Loan Combination, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with this Section 3.17, then the Special Servicer will be required to sell the related Serviced Outside Controlled Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with this Agreement and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan hereunder or under the related Co-Lender Agreement. Notwithstanding anything to the contrary herein, the Special Servicer shall not sell any Serviced Outside Controlled Pari Passu Loan Combination if it becomes a Defaulted Serviced Loan Combination without the written consent of the Controlling Class Representative (unless a CCR Consultation Termination Event exists) and the related Outside Controlling Note Holder (provided that such consent is not required if the consenting party is the related Mortgagor or an Affiliate of the related Mortgagor) unless the Special Servicer has delivered to the Controlling Class Representative and the related Outside Controlling Note Holder: (a) at least 15 Business Days’ prior written notice of any decision to attempt to sell such Serviced Outside Controlled Pari Passu Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Outside Controlled Pari Passu Loan Combination, and any documents in the Servicing File reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Outside Controlled Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative and the related Outside Controlling Note Holder may each waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and the related Outside Controlling Note Holder shall be permitted to to submit an offer to purchase, and any such party is permitted to be the purchaser at any sale of, the subject Serviced Outside Controlled Pari Passu Loan Combination unless such Person is the related Mortgagor or an agent or Affiliate of the related Mortgagor.

With respect to each Serviced AB Loan Combination, if such Serviced AB Loan Combination becomes a Defaulted Serviced Loan Combination, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with this Section 3.17, then the Special Servicer shall be permitted to sell the related Serviced Subordinate Companion Loan together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan as one whole loan in accordance with this Agreement and the related Co-Lender Agreement, provided that the Special Servicer has received prior written consent from the holder of such Serviced Subordinate Companion Loan.

(s)           With respect to any Outside Serviced Trust Loan upon becoming a “Defaulted Mortgage Loan” (as such term or any analogous term is defined pursuant to the terms of the applicable Other Pooling and Servicing Agreement), and with respect to any REO Property related to an Outside Serviced Trust Loan, the liquidation of such Outside Serviced Trust Loan or such REO Property shall be administered by the related Outside Special Servicer in accordance with the applicable Other Pooling and Servicing Agreement and the related Co-Lender Agreement. Any such sale of an Outside Serviced Trust Loan or any related REO Property pursuant to the applicable Other Pooling and Servicing Agreement and/or the related Co-Lender Agreement shall be final and without recourse to the Trustee or the Trust, and none of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall have any liability to any Certificateholder with respect to the purchase price for such Outside Serviced Trust Loan or such REO Property accepted on behalf of the Trust. Any proceeds of such a sale received by the Trust Fund shall be promptly deposited in the Collection Account.

Section 3.18     Additional Obligations of the Master Servicer; Inspections; Obligation to Notify Ground Lessors; Delivery of Certain Reports to the Serviced Companion Loan Holder.

(a)           The Master Servicer (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property that secures a Serviced Loan at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to such Mortgaged Property relating to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to such Mortgaged Property relating to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2016; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. If any Serviced Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the related Mortgaged Property shall be inspected by the Special Servicer as soon as practicable and thereafter at least every calendar year for so long as such condition exists. The cost of any annual inspection, or bi-annual inspection, as the case may be, shall be borne by the Master Servicer unless the related Serviced Mortgage Loan or Serviced Loan Combination is a Specially Serviced Loan. The Master Servicer shall reimburse the Special Servicer for the cost of any inspection of a Specially Serviced Loan as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs incurred with respect to such inspection shall be borne by the Trust Fund.

(b)           The Master Servicer shall, as to each Mortgage Loan (excluding an Outside Serviced Trust Loan) which is secured by the interest of the related Mortgagor under a Ground Lease, even if the corresponding fee interest is encumbered, promptly (and in any event within 60 days following the later of the Closing Date or its receipt of a copy of the Ground Lease) notify the related ground lessor of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

(c)           The Master Servicer and the Special Servicer shall each promptly prepare or cause to be prepared and deliver to each Serviced Companion Loan Holder a written report, prepared in the manner set forth in Section 4.02, of each inspection performed by it with respect to the related Mortgaged Property and Serviced Companion Loan related thereto.

(d)           The Master Servicer is hereby authorized to exercise any rights granted under the applicable Other Pooling and Servicing Agreement in favor of the Trust (or a party on its behalf) as the holder of each Outside Serviced Trust Loan to obtain information from the related Outside Servicer (or other similar parties with an obligation to make advances) in connection with making nonrecoverability determinations. The Master Servicer shall promptly deliver to any related Outside Servicer, upon request, such information in the Master Servicer’s possession as the related Outside Servicer reasonably requests in order to determine whether an advance similar to a P&I Advance would be “nonrecoverable.”

(e)           If required under the related Co-Lender Agreement, the Master Servicer shall promptly deliver to each Serviced Companion Loan Holder or provide electronically: (i) copies of operating statements and rent rolls; (ii) annual CREFC® NOI Adjustment Worksheets (with annual operating statements as exhibits); and (iii) annual CREFC® Operating Statement Analysis Reports, in each case prepared, received or obtained by it pursuant to this Agreement with respect to the Mortgaged Properties securing the related Serviced Companion Loan.

Section 3.19     Lock-Box Accounts, Escrow Accounts.

Except with respect to the Outside Serviced Trust Loans, the Master Servicer shall administer each Lock-Box Account and Escrow Account in accordance with the related

Mortgage or Loan Agreement or Lock-Box Agreement, if any, and administer any letters of credit pursuant to the related letter of credit agreement and the Loan Documents.

Notwithstanding the foregoing, to the extent that any cash amounts are held in an Escrow Account or other cash collateral account and the mortgagee under the related Loan Documents is permitted, but not required, to apply such amounts to prepay the related Mortgage Loan (or Serviced Loan Combination), neither the Master Servicer nor the Special Servicer shall apply such amounts to prepay the Mortgage Loan (or Serviced Loan Combination) until after the occurrence of an event of default under the Mortgage Loan that may result in the Mortgage Loan (or Serviced Loan Combination) being accelerated or becoming a Specially Serviced Loan.

Section 3.20     Property Advances.

(a)           Except with respect to an Outside Serviced Trust Loan, the Master Servicer (or, to the extent provided in Section 3.20(b) of this Agreement, the Trustee) shall make any Property Advances as and to the extent incidental to the performance of its duties under this Agreement or otherwise required pursuant to the terms hereof. The Special Servicer shall give the Master Servicer, the Trustee and any affected Serviced Companion Loan Holder not less than five (or, in the case of emergency advances pursuant to Section 3.20(e) of this Agreement, two) Business Days’ written notice before the date on which the Master Servicer is requested to make any Property Advance with respect to a given Specially Serviced Loan or REO Property (other than an REO Property related to an Outside Serviced Trust Loan). In addition, the Special Servicer shall provide the Master Servicer, the Trustee and any affected Serviced Companion Loan Holder with such information in its possession as the Master Servicer, the Trustee or such Serviced Companion Loan Holder, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Property Advance would constitute a Nonrecoverable Advance. Any such notice by the Special Servicer to the Master Servicer of a required Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Advance, and the Master Servicer shall be entitled to conclusively rely on such determination. In the absence of a determination by the Special Servicer that a Property Advance is a Nonrecoverable Advance, all determinations of recoverability with respect to Property Advances to be made (or contemplated to be made) by the Master Servicer or the Trustee will remain with the Master Servicer or the Trustee, as applicable. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer’s determination as to whether any Property Advance previously made with respect to a Specially Serviced Loan is a Nonrecoverable Advance promptly after making such determination. The Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by such a determination and shall be bound by a determination by the Special Servicer that a Property Advance previously made or contemplated to be made with respect to a Specially Serviced Loan is or would be a Nonrecoverable Advance. Although the Special Servicer may determine whether a Property Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made or to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination that any Property Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that a Property Advance to be made (or contemplated to be made) would be, or a previously made Advance is, a Nonrecoverable Advance, as described in this Section 3.20. The Master Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Property Advances for the purposes of non-recoverability determinations as if such amounts were unreimbursed Property Advances.

For purposes of distributions to Certificateholders and Serviced Companion Loan Holders and compensation to the Master Servicer or the Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan or Serviced Loan Combination, notwithstanding that the terms of such Mortgage Loan or Serviced Loan Combination so provide.

(b)           The Master Servicer shall notify the Trustee and any related Serviced Companion Loan Holder in writing promptly upon, and in any event within one (1) Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it will be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five (5) Business Days following such notice, the Trustee, subject to the provisions of Section 3.20(c) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions. Any notice to the Trustee pursuant to this Section shall be deemed to be given to a Responsible Officer of the Trustee if made in accordance with Section 11.04 of this Agreement.

(c)           Neither the Master Servicer nor the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan or Serviced Loan Combination or REO Property if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make Property Advances that it has made a Nonrecoverable Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Advance or a determination by the Special Servicer that a Property Advance previously made or proposed to be made is or would, if made, constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard and (ii) in the case of the Trustee, in accordance with its good faith business judgment and shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to (1) the affected Serviced Companion Loan Holders or their Companion Loan Holder representatives (and the related subsequent master servicer and special servicer, if applicable), in the case of any Serviced Loan Combination, (2) the Trustee (unless it is the Person making the determination), (3) the Controlling Class Representative (prior to the occurrence and continuance of a CCR Control Termination Event), (4) in the case of a Property Advance with respect to any Serviced Outside Controlled Pari Passu Loan Combination, the related Outside Controlling Note Holder (prior to the occurrence and continuance of a related Outside Consultation Termination Event), (5) the Master Servicer (unless it is the Person making the determination), (6) the Special Servicer (unless it is the Person making the determination), and (7) the Depositor (if the Trustee is making the determination), setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust Fund, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. In connection with a determination by the Special Servicer, the Master Servicer or the Trustee as to whether a Property Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

(A)         any such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Serviced Loan Combination as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries;

(B)         any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information as reasonably may be required for such purposes;

(C)          the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Property Advance, if made, would be a Nonrecoverable Advance or that any outstanding Property Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a CCR Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Pari Passu Loan Combination, the related Outside Controlling Note Holder (prior to the occurrence and continuance of a related Outside Consultation Termination Event) notice of such determination, which determination shall be conclusive and binding on the Master Servicer and the Trustee (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person’s determination, or to prohibit any such other authorized Person from making a determination, that a Property Advance constitutes or would constitute a Nonrecoverable Advance);

(D)         the Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a Property Advance is or, if made, would be a Nonrecoverable Advance, and the Master Servicer shall be entitled to rely, conclusively, on any determination by the Special Servicer that a Property Advance is or, if made, would be a Nonrecoverable Advance;

(E)         any non-recoverability determination by the Master Servicer or the Special Servicer pursuant to this Section 3.20 with respect to the non-recoverability of Property Advances shall be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

(F)          notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Property Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with clause (E) above which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Property Advance would be recoverable.

(d)           The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(a)(ii) or Section 3.06A(a)(ii) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer and the Special Servicer, as applicable, hereby covenant and agree to use efforts consistent with the Servicing Standard to obtain the reimbursement of such Property Advances from the related Mortgagors to the extent permitted by applicable law and the related Loan Documents.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if a Property Advance is required to be made under this Agreement with respect to any Specially Serviced Loan or REO Property (other than an REO Property related to an Outside Serviced Trust Loan), the Special Servicer shall request that the Master Servicer make such Property Advance, such request to be made, in writing, at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written request sets forth the nature of the emergency or the basis of the urgency) in advance of the date on which such Property Advance is required to be made hereunder and to be accompanied by such information and documentation regarding the subject Property Advance as the Master Servicer may reasonably request, subject to the Master Servicer’s right to determine that such Property Advance does not constitute or would not constitute a Nonrecoverable Advance. The Master Servicer shall have the obligation to make any such Property Advance that it is so requested by the Special Servicer to make, within five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days) of the Master Servicer’s receipt of such request. The Special Servicer shall have no obligation to make any Property Advance. The Master Servicer shall be entitled to reimbursement for any Advance made by it at the direction of the Special Servicer, together with interest thereon at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Advances made thereby.

Section 3.21     Appointment of Special Servicer; Asset Status Reports.

(a)           Midland Loan Services, a Division of PNC Bank, National Association is hereby appointed as the initial Special Servicer to specially service each of the Mortgage Loans (other than the Outside Serviced Trust Loans) and each Serviced Loan Combination.

(b)           The Special Servicer, at the earlier of (x) within 60 days after a Servicing Transfer Event occurs and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan, shall prepare a report (the “Asset Status Report”) for the related Mortgage Loan or Serviced Loan Combination. Each Asset Status Report will be delivered in electronic format to the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event), the related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event), the Certificate Administrator, the related Serviced Companion Loan Holder (in the case of a Serviced Loan Combination) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the related Directing Holder if they are the same entity. Such Asset Status Report shall be consistent with the Servicing Standard and set forth the following information to the extent reasonably determinable:

(i)            summary of the status of the related Mortgage Loan or Serviced Loan Combination and any negotiations with the Mortgagors;

(ii)           if a Servicing Transfer Event has occurred and is continuing:

(A)         a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan or Serviced Loan Combination and whether outside legal counsel has been retained;

(B)          the most current rent roll and income or operating statement available for the related Mortgaged Properties;

(C)          the Special Servicer’s recommendations on how the related Mortgage Loan might be returned to performing status or otherwise realized upon;

(D)          a copy of the last obtained Appraisal of the Mortgaged Property;

(E)          the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Loan Combination;

(F)          a description of any amendment, modification or waiver of a material term of any ground lease; and

(G)          if the Special Servicer elects to proceed with a non-judicial foreclosure, then a statement as to (i) whether there was a violation of a non-recourse carve-out under the related Mortgage Loan or Serviced Loan Combination and (ii) any determination not to pursue a deficiency judgment against the related Mortgagor or guarantor;

(iii)         a description of any such proposed or taken actions;

(iv)         the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)          the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(vi)         an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions; and

(vii)        such other information as the Special Servicer deems relevant in light of the proposed or taken action and the Servicing Standard.

For so long as an applicable Control Termination Event has not occurred and is not continuing, if within 10 Business Days of receiving an Asset Status Report, the related Directing Holder does not disapprove such Asset Status Report in writing, then such Directing Holder shall be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Loan Documents. If, prior to the occurrence and continuance of any applicable Control Termination Event, the related Directing Holder disapproves such Asset Status Report within 10 Business Days of receipt, the Special Servicer will revise such Asset Status Report and deliver to the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event), related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event), the Certificate Administrator, any related Serviced Companion Loan Holder(s) (in the case of a Serviced Loan Combination) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. Prior to the occurrence and continuance of any applicable Control Termination Event, the Special Servicer shall revise such Asset Status Report as described above until the related Directing Holder shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special

Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and, if applicable, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, and/or Serviced Companion Loan Holder(s), if applicable, constitute a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)). The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. In any event, for so long as an applicable Control Termination Event has not occurred and is not continuing, if the related Directing Holder does not approve an Asset Status Report within 60 Business Days from the first submission thereof, the Special Servicer shall take such action as directed by the related Directing Holder, provided such action does not violate the Servicing Standard. Notwithstanding the foregoing, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and any related Serviced Companion Loan Holder(s), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of a 10 Business Day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of a 10 Business Day period would materially and adversely affect the interest of the Certificateholders and any related Serviced Companion Loan Holder(s) (if applicable) and the Special Servicer has made a reasonable effort, prior to the occurrence and continuance of an applicable Control Termination Event, to contact the related Directing Holder. The foregoing shall not relieve the Special Servicer of its duties to comply with the Servicing Standard.

After the occurrence and during the continuance of an applicable Control Termination Event, the Special Servicer shall consult on a non-binding basis with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that were previously included in the Control Eligible Classes), as a collective whole as if such Certificateholders constituted a single lender. In addition, after the occurrence and during the continuance of an applicable Control Termination Event, but prior to the occurrence and continuance of an applicable Consultation Termination Event, the Special Servicer shall also consult on a non-binding basis with the related Directing Holder in connection with each related Asset Status Report prior to finalizing and executing such Asset Status Report and the related Directing Holder shall be permitted to propose alternative courses of action within 10 days of receipt of each Asset Status Report. Furthermore, at all times, with respect to a Serviced Loan Combination, the related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) shall be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any Asset Status Report; provided that, in the case of a Serviced Outside Controlled Pari Passu Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its Companion Loan Holder Representative) may be the related Outside Controlling Note Holder. The Special Servicer shall consider any such proposals from (a) the Operating Advisor (b) the related Directing Holder or (c) with respect to any Serviced Companion Loan, the related Serviced

Companion Loan Holder (or its Companion Loan Holder Representative), as applicable, and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement. In the event that the Operating Advisor, the Controlling Class Representative, the related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), or the related Outside Controlling Note Holder, as applicable, does not propose alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

Notwithstanding anything to the contrary herein, after the occurrence and during the continuance of an applicable Consultation Termination Event, the related Directing Holder shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. After the occurrence and during the continuance of an applicable Control Termination Event, the related Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.21(b).

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the Eastmont Town Center Controlling Note Securitization Date, no request for approval of the Controlling Class Representative shall be made on any matter related to the Eastmont Town Center Loan Combination, nor shall the Operating Advisor have the right to consult on any matter related to the Eastmont Town Center Loan Combination, nor shall the Controlling Class Representative have the right to consent on any matter related to the Eastmont Town Center Loan Combination, except that the Controlling Class Representative (prior to the occurrence and continuance of a CCR Consultation Termination Event) shall have the rights set forth in the applicable Co-Lender Agreement. With respect to the Eastmont Town Center Loan Combination and any related REO Property, prior to the Eastmont Town Center Controlling Note Securitization Date, the Outside Controlling Note Holder with respect to the Eastmont Town Center Loan Combination shall exercise all approval rights regarding any Asset Status Report in respect of the Eastmont Town Center Loan Combination or REO Property set forth in the second paragraph of this Section 3.21(b) without regard to the occurrence of any Control Termination Event or Consultation Termination Event.

(c)           Subject to Section 3.21(b) of this Agreement, during the continuance of a Servicing Transfer Event, the Special Servicer shall have the authority to meet with the related Mortgagors and take any actions consistent with the Servicing Standard and the most recent Asset Status Report for the related Mortgage Loan.

(d)           Upon request of any Certificateholder (or any Beneficial Owner, if applicable, which shall have provided the Certificate Administrator with an Investor Certification), the Certificate Administrator shall mail, without charge, to the address specified in such request a copy of the Final Asset Status Report for each Specially Serviced Loan.

(e)           Prior to the occurrence and continuance of an applicable Control Termination Event, the Special Servicer shall deliver to the Operating Advisor only each related Final Asset Status Report.

(f)            Notwithstanding the foregoing, the Special Servicer shall not follow any advice, direction or consultation provided by the Operating Advisor, any Serviced Companion Loan Holder, any Companion Loan Holder Representative or the related Directing Holder that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of this Agreement, require or cause the Special Servicer to violate the terms of any Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of any Special Servicer’s responsibilities under this Agreement or any Co-Lender Agreement. In addition, the Special Servicer is under no obligation to act upon any recommendation of the Operating Advisor.

(g)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering including Section 326 of the USA PATRIOT Act (for the purposes of this clause (g), “Applicable Laws”), the Special Servicer may be required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Special Servicer, upon its reasonable request, from time to time such identifying information and documentation as may be readily available to such party in order to enable the Special Servicer to comply with Applicable Laws; provided that the Special Servicer shall be responsible for all reasonable actual out-of-pocket expenses incurred by such party in connection therewith.

Section 3.22     Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

(a)           Upon determining that any Serviced Loan has become a Specially Serviced Loan, the Master Servicer shall promptly give written notice thereof to the Special Servicer, any related Serviced Companion Loan Holder (in the case of a Serviced Loan Combination), the Operating Advisor, the Certificate Administrator, the Trustee, the related Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event with respect to the related Mortgage Loan) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider and shall deliver a copy of the Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File to the Operating Advisor and shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File, but including copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Serviced Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the date such Serviced Loan became a Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Serviced Loan until the

Special Servicer has commenced the servicing of such Serviced Loan, which shall occur upon the receipt by the Special Servicer of the Servicing File. With respect to each such Serviced Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Mortgagor to continue to remit all payments in respect of such Serviced Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Mortgagor of such a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Mortgagor.

Upon determining that a Specially Serviced Loan has become a Corrected Loan, the Special Servicer shall immediately give written notice thereof to the Master Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, any related Serviced Companion Loan Holder, the related Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event with respect to the related Mortgage Loan) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider and, upon giving such notice and the return of the Servicing File to the Master Servicer, such Serviced Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loans, the Special Servicer’s obligation to service such Serviced Loan shall terminate and the obligations of the Master Servicer to service and administer such Serviced Loan as a Serviced Loan that is not a Specially Serviced Loan shall resume. In addition, if the related Mortgagor has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Mortgagor to remit all payments in respect of such Specially Serviced Loan directly to the Master Servicer.

(b)           In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Serviced Loan information, including correspondence with the related Mortgagor, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)           Notwithstanding the provisions of subsections (a) and (b) of this Section 3.22, the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement to the extent such information is within its possession. The Special Servicer shall provide the Master Servicer and the Operating Advisor with any information reasonably required by the Master Servicer to perform its duties under this Agreement to the extent such information is within its possession.

Section 3.23     Interest Reserve Account. The Certificate Administrator shall establish and maintain the Interest Reserve Account in the Certificate Administrator’s name, on behalf of the Trustee, for the benefit of the Certificateholders. The Interest Reserve Account shall be established and maintained as a non-interest bearing Eligible Account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2016) (unless, in either such case, the related Distribution Date is the final

Distribution Date), the Master Servicer shall remit to the Certificate Administrator for deposit into the Interest Reserve Account, in respect of all the Mortgage Loans that accrue interest on the basis of a 360-day year and the actual number of days in the related month, an amount equal to one day’s interest at the related Mortgage Rate, less the Administrative Cost Rate, on the Stated Principal Balance of each such Mortgage Loan as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date in March (or February if the final Distribution Date occurs in such month) of each calendar year, the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

Section 3.24     Modifications, Waivers and Amendments.

(a)           (i) With respect to Performing Serviced Loans, the Master Servicer (subject to the Special Servicer’s consent, except as set forth in the last paragraph of this Section 3.24(a)), or (ii) with respect to Specially Serviced Loans, the Special Servicer, in each case subject to any applicable consultation rights of the Operating Advisor, any applicable consent and/or consultation rights of the related Directing Holder (if any) and, to the extent required in accordance with the related Co-Lender Agreement, any applicable consultation rights of any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative), may modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

The Master Servicer shall obtain the consent of the Special Servicer in connection with any defeasance transaction that involves any modification, waiver, consent or amendment of a Serviced Mortgage Loan or Serviced Loan Combination pursuant to Section 3.09(d)(ix) of this Agreement.

In addition, with respect to Performing Serviced Loans, to the extent any modification, waiver, amendment or other action (i) constitutes a Major Decision pursuant to Section 6.09(a) of this Agreement and/or (ii) is not the responsibility of the Master Servicer pursuant to the last paragraph of this Section 3.24(a), the Master Servicer shall obtain the consent of the Special Servicer, and, in each case, to the extent any modification, waiver, amendment or other action constitutes a Major Decision pursuant to Section 6.09(a) of this Agreement, the Special Servicer shall, prior to the occurrence and continuance of an applicable Control Termination Event, obtain the consent of the related Directing Holder. Prior to the occurrence and continuance of an applicable Control Termination Event, the Special Servicer shall also obtain the consent of the related Directing Holder with respect to any modification, waiver, amendment or other action that constitutes a Major Decision pursuant to Section 6.09(a) of this Agreement with regard to any Specially Serviced Loan.

No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Special Servicer shall be permitted without the prior written consent of the Special Servicer.

When the Special Servicer’s consent is required with respect to any modification, waiver, amendment or other action with regard to any Performing Serviced Loan, the Master Servicer shall promptly provide the Special Servicer with written notice of its request for such modification, waiver, amendment or other action, accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request in order to withhold or grant its consent, and in all cases the Special Servicer shall be entitled (subject to, in each case if applicable, the consultation rights of the Operating Advisor, the consent and/or consultation rights of the related Directing Holder and/or the consultation rights of any related Serviced Companion Loan Holder or its Companion Loan Holder Representative) to approve or disapprove such modification, waiver, amendment or other action. Subject to Section 3.10 of this Agreement, the Special Servicer shall have 15 Business Days (or, with respect to a Serviced Loan Combination, such longer period as required by the related Co-Lender Agreement for review by any related Serviced Companion Loan Holder or its Companion Loan Holder Representative) (or 60 days with respect to an Acceptable Insurance Default), from the date that the Special Servicer receives the information it requested from the Master Servicer, to analyze and approve such modification, waiver, amendment or other action and, prior to the end of such 15 Business Day period or such longer period if required by the applicable Co-Lender Agreement or 60-day period, as applicable, if and for so long as an applicable Control Termination Event has not occurred and is not continuing, the Special Servicer shall notify the related Directing Holder of such request for approval of each such modification, waiver, amendment or other action that constitutes a Major Decision and provide its written analysis and recommendation with respect thereto. Following such notice, the related Directing Holder shall have 10 Business Days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) from the date it receives from the Special Servicer the recommendation and analysis of the Master Servicer or the Special Servicer, as applicable, and any other information it may reasonably request (or, with respect to a Serviced Loan Combination, such longer time period as may be provided in the related Co-Lender Agreement) to approve any recommendation of the Special Servicer or the Master Servicer relating to any request for approval. In any such event, if the related Directing Holder does not respond to a request for approval by 5:00 p.m. on the 10th Business Day (or, with respect to a Serviced Loan Combination, such longer time period as may be provided in the related Co-Lender Agreement) or 20th day, as applicable, after receipt of the applicable recommendation and analysis and other requested information as set forth in the preceding sentence, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the related Directing Holder, and if the Special Servicer does not respond to a request for approval within the required 15 Business Days (or, with respect to a Serviced Loan Combination, such longer time period if required by the related Co-Lender Agreement) or 60 days, as applicable, the Master Servicer may deem its recommendation approved by the Special Servicer.

With respect to any Performing Serviced Loan, and subject to the rights of the Special Servicer and the related Directing Holder under Section 6.09 of this Agreement, the Master Servicer, without the consent of the Special Servicer, shall be responsible to determine whether to consent to or approve any request by the related Mortgagor with respect to:

(A)         approving routine leasing activity with respect to any lease for less than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property;

(B)         approving any waiver affecting the timing of receipt of financial statements from any Mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(C)         approving annual budgets for the related Mortgaged Property; provided that no such budget (i) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (ii) provides for the payment of any material expenses to any Affiliate of the related Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-Off Date);

(D)         subject to other restrictions in this Agreement regarding Principal Prepayments, waiving any provision of a Serviced Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(E)          approving non-material modifications, consents or waivers (other than modifications, consents or waivers specifically prohibited under this Section 3.24) in connection with a defeasance permitted by the terms of this Agreement, and subject to certain conditions, including in certain cases, delivery of an Opinion of Counsel (which Opinion of Counsel shall be at the expense of the related Mortgagor) to the effect that such modification, waiver or consent would not cause either Trust REMIC to fail to qualify as a REMIC under the Code or result in a “prohibited transaction” under the REMIC Provisions or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes;

(F)         approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Serviced Loan to such non-material rights-of-way or easements; provided, that the Master Servicer has determined in accordance with the Servicing Standard that such right-of-way or easement does not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by the related Mortgage and will not have a material adverse effect on the value of such Mortgaged Property;

(G)          granting waivers of minor covenant defaults (other than financial covenants);

(H)         as permitted under the related Loan Documents, payment from any escrow or reserve, except releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves unless required pursuant to the specific terms of the related Serviced Loan and for which there is no material lender discretion;

(I)           approving a change of the property manager at the request of the related Mortgagor so long as (i) the successor property manager is not affiliated with the related Mortgagor and is a nationally or regionally recognized manager of similar properties, and (ii) the subject Serviced Mortgage Loan does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans;

(J)           for all Serviced Mortgage Loans other than the Specified Serviced Mortgage Loans, subject to the satisfaction of any conditions precedent set forth in the related Loan Documents, approving disbursements of any holdback amounts in accordance with the related Loan Documents provided that such disbursements are required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion; and

(K)         any non-material modifications, waivers or amendments not provided for in clauses (A) through (J) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Serviced Loan.

(b)           All modifications, waivers or amendments of any Serviced Loan shall be in writing and shall be effected in a manner consistent with the Servicing Standard. The Master Servicer or the Special Servicer, as applicable, shall notify in writing the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, the related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event), the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date thereof, and shall deliver a copy to the Trustee, any related Serviced Companion Loan Holder, the related Directing Holder (prior to the occurrence and continuance of an applicable Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of an applicable Control Termination Event) and an original to the Trustee or the Custodian of the recorded agreement relating to such modification, waiver or amendment within 15 Business Days following the execution and recordation thereof. For the avoidance of doubt, the requirement with respect to the delivery of assumption or substitution agreements shall be governed by Section 3.09.

(c)           Any modification of any Loan Documents that requires obtaining a Rating Agency Confirmation pursuant to such Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining a Rating Agency Confirmation in such Loan Documents, shall not be made without obtaining a Rating Agency Confirmation. The Rating Agency Confirmation shall be obtained at the related Mortgagor’s expense in accordance with the related Loan Agreement or, if not so provided in such Loan Agreement or if such Mortgagor does not pay, at the expense of the Trust Fund.

(d)           Promptly after any Mortgage Loan or Serviced Loan Combination becomes a Specially Serviced Loan, the Special Servicer shall request from the Certificate Administrator the name of the current Controlling Class Representative and, if applicable, shall request from the Master Servicer the name of the current related Serviced Companion Loan Holder. Upon receipt of the name of such current Controlling Class Representative from the Certificate Administrator, the Special Servicer shall notify the Controlling Class Representative that such Mortgage Loan became a Specially Serviced Loan. Upon receipt of the name of such current related Serviced Companion Loan Holder from the Master Servicer, the Special Servicer shall notify the related Serviced Companion Loan Holder that the related Serviced Loan Combination became a Specially Serviced Loan. The Certificate Administrator shall be responsible for providing the name of the current Controlling Class Representative only to the extent the Controlling Class Representative has identified itself as such to the Certificate Administrator; provided that if the Controlling Class Representative is determined pursuant to the proviso in the definition of “Controlling Class Representative”, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Special Servicer shall request from the Certificate Administrator, and the Certificate Administrator shall request from the Depository at the expense of the Trust, the list of Beneficial Holders of the Controlling Class, and the Certificate Administrator shall provide such list to the Special Servicer and the Master Servicer at the expense of the Trust Fund.

(e)           [Reserved].

(f)           The Special Servicer or Master Servicer may, as a condition to granting any request by a Mortgagor for consent to a modification, extension, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Loan Combination and, further, pursuant to the terms of this Agreement and applicable law, require that such Mortgagor pay to it a reasonable or customary fee for the additional services performed in connection with such request and any related costs and expenses incurred by it; provided that the charging of such fee would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(g)           Notwithstanding anything set forth in this Agreement, in no event shall the Special Servicer be permitted to:

(i)            extend the Maturity Date of a Serviced Loan beyond a date that is 3 years prior to the Rated Final Distribution Date; or

(ii)           if the Serviced Loan is secured by a ground lease, extend the Maturity Date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, 10 years prior to the end of the current term of such ground lease, plus any options to extend exercisable unilaterally by the related Mortgagor.

(h)            In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the Mortgagor to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any. In connection with approving any such release or taking, the Master Servicer or Special Servicer, as applicable, shall calculate the loan-to-value ratio in a manner consistent with the prior sentence, and if such calculation is greater than 125%, the Master Servicer or Special Servicer, as applicable, will require a payment of principal in an amount equal to or greater than a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid the related Mortgage Loan will not fail to be a Qualified Mortgage.

(i)            If and to the extent that the Trust, as holder of an Outside Serviced Trust Loan, is entitled to exercise any consent and/or consultation rights with respect to modifications, waivers and amendments or certain other major decisions under the applicable Other Pooling and Servicing Agreement, such rights shall be exercised by the Controlling Class Representative or, following a CCR Control Termination Event, the Operating Advisor, in accordance with Section 3.01(i). The Master Servicer and the Special Servicer shall only be obligated to forward any requests received from the related Outside Servicer or the related Outside Special Servicer, as applicable, for such consent and/or consultation to the Controlling Class Representative or, following a CCR Control Termination Event, to the Operating Advisor, and shall have no right or obligation to exercise any such consent or consultation rights.

Section 3.25     Additional Obligations With Respect to Certain Mortgage Loans.

(a)           With respect to each Mortgage Loan (other than an Outside Serviced Trust Loan) with a Stated Principal Balance in excess of $35,000,000, in connection with any replacement of the Manager for the related Mortgaged Property, the Master Servicer or Special Servicer, as applicable, to the extent permitted by the related Loan Documents, shall require a Rating Agency Confirmation and shall condition its consent to such replacement on the Mortgagor paying for such Rating Agency Confirmation.

(b)           With respect to any Mortgage Loan (other than an Outside Serviced Trust Loan), if any mezzanine loan is directly or indirectly secured by any equity interest of the related Mortgagor, the Master Servicer (if the related Mortgage Loan is a Performing Serviced Loan) or the Special Servicer (if the related Mortgage Loan is a Specially Serviced Loan) shall perform the obligations of the Trust, as holder of the related Mortgage Loan, or its servicer or agent under the related mezzanine loan intercreditor agreement.

Section 3.26     Certain Matters Relating to the Outside Serviced Trust Loans.

With respect to each Outside Serviced Trust Loan, in the event that any of the related Outside Trustee, the related Outside Servicer or the related Outside Special Servicer shall be replaced in accordance with the terms of the applicable Other Pooling and Servicing Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the related Outside Trustee, the related Outside Servicer or the related Outside Special Servicer, as the case may be, in each case with reasonable promptness following request therefor by a party to the applicable Other Pooling and Servicing Agreement. In addition to the foregoing, with respect to the Eastmont Town Center Loan Combination, after the Eastmont Town Center Controlling Note Securitization Date the related Mortgage Loan shall be an Outside Serviced Trust Loan, and the rights, duties and obligations of the Issuing Entity and the parties to this Agreement shall be as set forth herein with respect to Outside Serviced Trust Loans.

Prior to the Eastmont Town Center Controlling Note Securitization Date, the Custodian shall hold the Mortgage File with respect to the Eastmont Town Center Loan Combination. On the Eastmont Town Center Controlling Note Securitization Date, (i) the Custodian shall, upon receipt of a Request for Release, transfer the Mortgage File (other than the Note(s) evidencing the Eastmont Town Center Mortgage Loan, the original of which shall be retained by the Custodian) for the Eastmont Town Center Loan Combination to the related Outside Trustee (provided that the Custodian shall retain a photocopy of the Mortgage File) and (ii) the Master Servicer shall, upon written request, if the Master Servicer is not the related Outside Servicer, transfer the Servicing File along with any escrows or reserve funds held for the Eastmont Town Center Loan Combination to the related Outside Servicer.

Section 3.27     Additional Matters Regarding Advance Reimbursement.

(a)           Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account, the Master Servicer or the Trustee, at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ii)(B) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for some or all such portion of the Nonrecoverable Advance during the one-month Prepayment Period ending on the then-current Determination Date, for successive one-month periods for a total not to exceed 12 months; provided that any deferral in excess of 6 months shall be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Pari Passu Loan Combination, the related Outside Controlling Note Holder) unless a CCR Control Termination Event (or, if applicable, a related Outside Control Termination Event) has occurred and is continuing, in which case the Controlling Class Representative (or, if applicable, the related Outside Controlling Note Holder) must be consulted with unless a CCR

Consultation Termination Event (or, if applicable, a related Outside Consultation Termination Event) has occurred and is continuing. If the Master Servicer or the Trustee makes such an election in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be reimbursable pursuant to Section 3.06(a)(ii)(B) of this Agreement). In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Prepayment Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Prepayment Period; provided, however, if, at any time the Master Servicer or the Trustee, as applicable, determines that the reimbursement of a Nonrecoverable Advance during a one-month Prepayment Period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Master Servicer or the Trustee, as applicable, shall, through a posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, give the Rating Agencies at least 15 days’ notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize the Master Servicer’s or the Trustee’s, as applicable, ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee, as applicable, shall, through a posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, give Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. Subject to Section 11.13 of this Agreement, the Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expense resulting from any notice provided to Rating Agencies contemplated by the immediately preceding sentence. Any election by the Master Servicer or the Trustee to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer or the Trustee any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer or the Trustee to otherwise be reimbursed for such Nonrecoverable Advance immediately (together with interest thereon). Any such election by the Master Servicer, or the Trustee shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Prepayment Periods shall not limit the accrual of interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicer, the Trustee or the other parties to this Agreement will have any liability to one another or to any of the Certificateholders for any such election that such party makes to refrain or not to refrain from reimbursing itself as contemplated by this paragraph or for any losses, damages or other adverse economic or other effects that may arise from such an election nor will such election constitute a violation of the Servicing Standard or any duty under this Agreement. The Master Servicer’s or the Trustee’s, as applicable, election, if any, to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall give the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance if there are principal collections then available in the Collection Account pursuant to Section 3.06 of this Agreement or to defer reimbursement of a Nonrecoverable Advance for an aggregate period exceeding 12 months.

(b)           If the Master Servicer is required to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made, then the Trustee will be required: (i) if a Responsible Officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and (ii) if the failure continues for three more Business Days, to make the Advance unless the Trustee determines such advance to be a Nonrecoverable Advance.

Section 3.28     Serviced Companion Loan Intercreditor Matters.

(a)           If, pursuant to Section 2.03, Section 3.17 or Section 9.01 of this Agreement, any Mortgage Loan that relates to a Serviced Loan Combination is purchased from, repurchased from or substituted out of, the Trust Fund, the subsequent holder thereof shall be bound by the terms of the related Co-Lender Agreement and shall assume the rights and obligations of the holder of the Note that represents the related Mortgage Loan under such Co-Lender Agreement. All portions of the related Mortgage File and (to the extent provided under the related Loan Purchase Agreement) other documents pertaining to such Mortgage Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Mortgage Loan in its capacity as the holder of the Note that represents the related Mortgage Loan (as a result of such purchase, repurchase or substitution) and (except for the actual Note) on behalf of the holder of the Note that represents the Serviced Companion Loan. Thereafter, such Mortgage File shall be held by the holder of the Note that represents the related Mortgage Loan or a custodian appointed thereby for the benefit thereof, on behalf of itself and the holder of the related Serviced Companion Loan as their interests appear under the related Co-Lender Agreement. If the related Servicing File is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Serviced Loan Combinations.

(b)           With respect to each Serviced Companion Loan, notwithstanding any rights the Operating Advisor or the Controlling Class Representative hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Serviced Companion Loan, to the extent the related Co-Lender Agreement provides that such right is exercisable by the related Serviced Companion Loan Holder or its Companion Loan Holder Representative or is exercisable in conjunction with any related Serviced Companion Loan Holder, then (i) neither the Operating Advisor nor the Controlling Class Representative shall be permitted to exercise such right or (ii) to the extent provided in the related Co-Lender Agreement, the Operating Advisor or the Controlling Class Representative, as applicable, shall be required to exercise such right in conjunction with any related Serviced Companion Loan Holder or its Companion Loan Holder Representative, as applicable. Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult with, seek the approval of, or obtain the consent of the holder of any Serviced Companion Loan or its Companion Loan Holder Representative with respect to any matters with respect to the servicing of such Serviced Companion Loan to the extent required under related Co-Lender Agreement and shall not take such actions requiring consent of or consultation with the Serviced Companion Loan Holder or its Companion Loan Holder Representative without such consent or consultation. In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the Serviced Companion Loan Holder or its Companion Loan Holder Representative (or the master servicer or special servicer for the related Other Securitization Trust on behalf of the Serviced Companion Loan Holder) as required under the Co-Lender Agreement.

(c)           With respect to each Serviced Loan Combination, the Master Servicer shall prepare, or cause to be prepared, on an ongoing basis a statement setting forth, to the extent applicable to such Serviced Loan Combination:

(i)            (A) the amount of the distribution from the related Loan Combination Custodial Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, balloon payments, principal prepayments made at the option of the Mortgagor or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the related Serviced Loan Combination;

(ii)           the amount of the distribution from the related Loan Combination Custodial Account allocable to interest and the amount of Default Interest allocable to the related Serviced Loan Combination;

(iii)          the amount of the distribution to the related Serviced Companion Loan Holder, separately identifying the non-default interest, principal and other amounts included therein, and if the distribution to a Serviced Companion Loan Holder is less than the full amount that would be distributable to such Serviced Companion Loan Holder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the related Serviced Loan Combination;

(iv)          the principal balance of each of the related Serviced Loan Combination and related Serviced Companion Loan after giving effect to the distribution of principal on the most recent Distribution Date; and

(v)          the amount of the servicing fees paid to the Master Servicer and the Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

Not later than each Distribution Date, the Master Servicer shall make the foregoing statement available to the Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) by electronic means (which includes posting such information pursuant to the applicable CREFC® reports on the Master Servicer’s website) and by such other means of delivery as required under the related Co-Lender Agreement.

Section 3.29     Appointment and Duties of the Operating Advisor.

(a)           Situs Holdings, LLC is hereby appointed to serve as the initial Operating Advisor.

(b)           The Operating Advisor, as an independent contractor, shall review the Special Servicer’s operational practices in respect of Specially Serviced Loans, consult with the Special Servicer and perform each other obligation of the Operating Advisor as set forth in this Agreement solely on behalf of the Trust Fund and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders (and, with respect to any Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s)) constituted a single lender), and not any particular Class of Certificateholders, as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment (the “Operating Advisor Standard”). The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.

(c)           Prior to the occurrence and continuance of an applicable Control Termination Event, the Operating Advisor shall promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s Website with respect to the Special Servicer, assets on the CREFC® Servicer Watch List and the applicable Specially Serviced Loans and (ii) each related Final Asset Status Report.

(d)           (i) After the occurrence and during the continuance of an applicable Control Termination Event, the Operating Advisor shall review the Special Servicer’s operational practices in light of the Servicing Standard and the requirements of this Agreement, with respect to the resolution and/or liquidation of the applicable Specially Serviced Loan(s).

(ii)          After the occurrence and during the continuance of an applicable Control Termination Event, based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.08 and Section 10.09 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.10 of this Agreement, any Asset Status Report and other information (other than any communications between the related Directing Holder or any Serviced Companion Loan Holder (or its Companion Loan Holder Representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor shall (if any applicable Serviced Mortgage Loan(s) were Specially Serviced Loan(s)s during the prior calendar year) prepare and deliver to the Depositor, the Rule 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the Rule 17g-5 Information Provider’s Website), the Trustee and the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website), within 120 days of the end of the prior calendar year an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit R of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement) setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of such Specially Serviced Loan(s) and with respect to each Asset Status Report delivered to the Operating Advisor by the Special Servicer during the prior calendar year. Subject to the restrictions in this Agreement, including, without limitation, Section 3.29(b) of this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of the applicable Specially Serviced Loan(s) and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement. Such Operating Advisor Annual Report shall be delivered to the Trustee, the Certificate Administrator, the Rule 17g-5 Information Provider and the Depositor, and the Certificate Administrator and the Rule 17g-5 Information Provider shall promptly, upon receipt, post such Operating Advisor Annual Report on the Certificate Administrator’s Website and the Rule 17g-5 Information Provider’s Website, respectively; provided, however, that the Operating Advisor shall deliver to the Special Servicer, the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Pari Passu Companion Loan is addressed and a CCR Consultation Termination Event does not exist) and the related Outside Controlling Note Holder (if a Serviced Outside Controlled Pari Passu Companion Loan is addressed and a related Outside Consultation Termination Event does not exist), any annual report produced by the Operating Advisor at least ten (10) calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator. The Operating Advisor may, but shall not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative. Only as used in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the Special Servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.08 and Section 10.09 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.10 of this Agreement, any Asset Status Report and other information (other than any communications between the related Directing Holder or any Serviced Companion Loan Holder (or its Companion Loan Holder Representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer pursuant to this Agreement.

(e)           Prior to the occurrence and continuance of an applicable Control Termination Event, the Special Servicer shall forward any Appraisal Reduction Amount with respect to, and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of, a Specially Serviced Loan, to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question such Appraisal Reduction Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the related Directing Holder of such error.

(f)            After the occurrence and during the continuance of an applicable Control Termination Event, after the calculation but prior to the utilization by the Special Servicer of any of the calculations with respect to an applicable Specially Serviced Loan related to (i) Appraisal Reduction Amounts or (ii) net present value used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.29, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the non-discretionary portions of the applicable formulas required to be utilized for such calculation, the Operating Advisor and the Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the applicable formulas in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations to the Operating Advisor. In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply. In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust Fund.

(g)           After the occurrence and during the continuance of an applicable Control Termination Event, the Special Servicer shall consult (on a non-binding basis) with the Operating Advisor in connection with any Major Decision with respect to an applicable Serviced Mortgage Loan and consider alternative actions recommended by the Operating Advisor, but only to the extent consultation with, or consent of, the related Directing Holder would have been required prior to the occurrence and continuance of such Control Termination Event with respect to such Serviced Mortgage Loan.

(h)           Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report and made by Privileged Persons from time to time in accordance with the terms of Section 4.02(a) of this Agreement.

(i)            Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its Companion Loan Holder Representative) in connection with the exercise of the rights of the related Directing Holder or such related Serviced Companion Loan Holder under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information.

(j)            The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and, unless an applicable Consultation Termination Event has occurred and is continuing, the related Directing Holder other than pursuant to a Privileged Information Exception.

(k)           On each Master Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account, pursuant to Section 3.06 of this Agreement. The Operating Advisor Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement.

Section 3.30     Rating Agency Confirmation.

(a)           Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 Business Days of the Rating Agency Confirmation request being posted to the Rule 17g-5 Information Provider’s Website, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination, then (i) such Requesting Party shall promptly request the related Rating Agency Confirmation again, and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five (5) Business Days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then: (x) with respect to any condition in any Loan Document or related intercreditor agreement or Co-Lender Agreement requiring a Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable) shall determine (with the consent of the related Directing Holder unless an applicable Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent shall be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven (7) Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.30(b), whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement to obtain a Rating Agency Confirmation shall not apply; (y) with respect to a replacement of the Master Servicer or the Special Servicer, such condition shall be considered satisfied if: (1) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; (2) the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and (3) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and (z) with respect to a replacement or successor of the Operating Advisor, such condition shall be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securities transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material reasonably necessary for the Rating Agency to process such request, subject to Section 11.13. Such written Rating Agency Confirmation request shall be provided in electronic format in accordance with Section 11.13(b) and the Master Servicer, Special Servicer, Certificate Administrator, Operating Advisor or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 11.13(b).

Promptly following the Requesting Party’s (or, if the Requesting Party is the related Mortgagor, then the Master Servicer’s or the Special Servicer’s, as applicable) determination to take any action discussed in this Section 3.30(a) without receiving any required Rating Agency Confirmation, such Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall provide electronic written notice in accordance with Section 11.13(b) of the action taken for the particular item at such time and the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, shall be required to send the Rating Agency Confirmation request to the Rating Agencies in accordance with Section 11.13(b).

(b)           Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any applicable Rating Agency Confirmation requirement in the Loan Documents shall not apply, even without the determination pursuant to Section 3.30(a)(ii)(x) by the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable), provided that the Master Servicer (with respect to Performing Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall in any event review the other conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.

(c)           For all other matters or actions (i) not specifically discussed in clause (ii) (x), (ii) (y) or (ii) (z) of Section 3.30(a) above and (ii) that are not the subject of a Rating Agency Declination, the proposed action shall not be permitted to proceed unless the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)           With respect to any Serviced Companion Loan as to which there exists Serviced Companion Loan Securities, if any action relating to the servicing and administration of any or all of the related Serviced Loans or any related REO Property (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Master Servicer or Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Serviced Companion Loan Securities will be subject to, will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed satisfied or not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Master Servicer or Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the master servicer or special servicer, as applicable), the Rule 17g-5 Information Provider’s counterpart for the related Other Securitization Trust, or such other party or parties (as are agreed to by the Master Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the related Other Securitization Trust to the extent not borne by the related Mortgagor, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at least two (2) Business Days before it is sent to the applicable Companion Loan Rating Agency, (ii) all materials forwarded to the Rule 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the Rule 17g-5 Information Provider, and (iii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

(e)           Each of the Master Servicer and the Certificate Administrator shall, promptly following receipt of written request from the Special Servicer, provide to the Special Servicer the contact information for the master servicer, the special servicer, the trustee, the certificate administrator and the Rule 17g-5 Information Provider’s counterpart for an Other Securitization Trust, in each case to the extent known to it.

Section 3.31     General Acknowledgement Regarding Companion Loan Holders. Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) each Companion Loan Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) each Companion Loan Holder may act solely in its own interests; (iii) no Companion Loan Holder has any duty to the Holders of any Class of Certificates; and (iv) no Companion Loan Holder shall have any liability whatsoever for having so acted in its own interests, and no Certificateholder may take any action whatsoever against any Companion Loan Holder or any director, officer, employee, agent or principal thereof for such Companion Loan Holder’s having so acted in its own interests.

Section 3.32     Outside Control Termination Event Notices and Outside Consultation Termination Event Notices.

If any party hereto receives an Outside Control Termination Event Notice or an Outside Consultation Termination Event Notice, or any notice of revocation of either of the foregoing, it shall promptly deliver a copy of such notice to the other parties hereto; provided, however that if a party has delivered a notice to the other parties hereto in accordance with this Section 3.32, such party shall not be required to re-deliver the same notice if such party subsequently receives the same notice again.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions.

(a)            (i) On each Master Servicer Remittance Date, the Master Servicer shall make the remittances and deposits specified in the first paragraph of Section 4.06(a) of this Agreement. On each Master Servicer Remittance Date in March of any calendar year, the Certificate Administrator shall withdraw from the Interest Reserve Account the related Withheld Amounts pursuant to Section 3.23 of this Agreement, and shall deposit any such amounts in the Lower-Tier Distribution Account. On each Distribution Date, the amounts that have been transferred to the Lower-Tier Distribution Account from the Collection Account or as P&I Advances or Compensating Interest Payments or pursuant to the preceding two sentences shall be deemed distributed on the Lower-Tier Regular Interests to the Upper-Tier REMIC, in accordance with Section 4.01(a)(ii) and Section 4.01(c)(ii) of this Agreement. Thereafter, such amounts shall be considered to be held in the Upper-Tier Distribution Account until distributed to the Certificateholders.

(ii)            All distributions made in respect of interest on any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions made in respect of interest on any Class of the Class X Certificates on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01, and allocable to any particular Component of such Class of Certificates in accordance with the last paragraph of Section 4.01(b), shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of such Component’s Corresponding Lower-Tier Regular Interest. All distributions made in respect of principal of any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions of reimbursements of Realized Losses made in respect of any Class of Regular Certificates (other than the Class X Certificates) and any Class PEZ Regular Interest on each Distribution Date pursuant to Section 4.01(b), Section 4.01(d) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest.

For the avoidance of doubt, (i) payments of interest and principal, and reimbursements of Realized Losses, on the Class A-S Certificates and the Class PEZ Component A-S of the Class PEZ Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class LA-S Interest to the Upper-Tier REMIC in respect of the Class A-S Regular Interest, (ii) payments of interest and principal, and reimbursements of Realized Losses, on the Class B Certificates and the Class PEZ Component B of the Class PEZ Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class LB Interest to the Upper-Tier REMIC in respect of the Class B Regular Interest and (iii) payments of interest and principal, and reimbursements of Realized Losses, on the Class C Certificates and the Class PEZ Component C of the Class PEZ Certificates under this Section 4.01 shall be deemed to have been first distributed in respect of the Class LC Interest to the Upper-Tier REMIC in respect of the Class C Regular Interest.

On each Distribution Date, the Class R Certificates shall receive distributions of any amounts remaining in the Lower-Tier Distribution Account in respect of the Lower-Tier Residual Interest after all payments have been made to the Certificate Administrator as the holder of the Lower-Tier Regular Interests in accordance with this Section 4.01(a)(ii) and Section 4.01(c)(ii).

(b)          On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts on deposit in the Upper-Tier Distribution Account in respect of interest, principal and reimbursement of Realized Losses, to the extent of Available Funds, and distribute such amounts to the Holders of each Class of Regular Certificates, to the Holders of the Class S Certificates and Class R Certificates and to the Exchangeable Distribution Account in respect of the Class PEZ Regular Interests in the amounts and in the order of priority set forth below:

(i)           to the respective Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those Classes;

(ii)          to the respective Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates in reduction of the Certificate Principal Amounts thereof in the following priority:

(A)           to the Holders of the Class A-AB Certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the aggregate Certificate Principal Amount of the Class A-AB Certificates to the Class A-AB Scheduled Principal Balance for such Distribution Date;

(B)           to the Holders of the Class A-1 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clause (A) above until the outstanding Certificate Principal Amount of the Class A-1 Certificates has been reduced to zero;

(C)           to the Holders of the Class A-2 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) and (B) above until the outstanding Certificate Principal Amount of the Class A-2 Certificates has been reduced to zero;

(D)           to the Holders of the Class A-3 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (C) above until the outstanding Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero;

(E)           to the Holders of the Class A-4 Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (D) above until the outstanding Certificate Principal Amount of the Class A-4 Certificates has been reduced to zero; and

(F)           to the Holders of the Class A-AB Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date remaining after payments pursuant to clauses (A) through (E) above until the outstanding Certificate Principal Amount of the Class A-AB Certificates has been reduced to zero;

(iii)         to the respective Holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of each such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)         to the Exchangeable Distribution Account with respect to the Class A-S Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount of the Class A-S Regular Interest;

(v)          to the Exchangeable Distribution Account with respect to the Class A-S Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class A-S Regular Interest is reduced to zero;

(vi)         to the Exchangeable Distribution Account with respect to the Class A-S Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of the Class A-S Regular Interest, plus interest thereon at the Pass-Through Rate for the Class A-S Regular Interest

compounded monthly from the date the related Realized Loss was allocated to the Class A-S Regular Interest;

(vii)          to the Exchangeable Distribution Account with respect to the Class B Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class B Regular Interest;

(viii)         to the Exchangeable Distribution Account with respect to the Class B Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class B Regular Interest is reduced to zero;

(ix)           to the Exchangeable Distribution Account with respect to the Class B Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of the Class B Regular Interest, plus interest thereon at the Pass-Through Rate for the Class B Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class B Regular Interest;

(x)            to the Exchangeable Distribution Account with respect to the Class C Regular Interest, in respect of interest, up to an amount equal to the Interest Distribution Amount for the Class C Regular Interest;

(xi)           to the Exchangeable Distribution Account with respect to the Class C Regular Interest, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount of the Class C Regular Interest is reduced to zero;

(xii)          to the Exchangeable Distribution Account with respect to the Class C Regular Interest, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of the Class C Regular Interest, plus interest thereon at the Pass-Through Rate for the Class C Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class C Regular Interest;

(xiii)         to the respective Holders of the Class D and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Classes;

(xiv)         to the Holders of the Class D Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xv)          to the Holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)         to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xvii)        to the Holders of the Class E Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xviii)       to the Holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)         to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xx)          to the Holders of the Class F Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxi)         to the Holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)        to the Holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xxiii)       to the Holders of the Class G Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxiv)       to the Holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of such Class, plus interest thereon at the Pass-Through Rate for such

Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxv)        to the Holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

(xxvi)       to the Holders of the Class H Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

(xxvii)      to the Holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to reduce the Certificate Principal Amount of such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

(xxviii)     to the Holders of the Class R Certificates in respect of the Upper-Tier REMIC Residual Interest, any amounts remaining in the Upper-Tier Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on and after the Cross-Over Date, in place of the allocation of principal payments described in priority (ii) above, remaining Available Funds at such level shall be distributed up to an amount equal to the Principal Distribution Amount for such Distribution Date to the respective Holders of Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata, based on their respective Certificate Principal Amounts, in reduction of their respective Certificate Principal Amounts (and the schedule for the Class A-AB principal distributions shall be disregarded). Any remaining Available Funds will then be allocated as provided in priorities (iii) through (xxviii) above.

All distributions of interest made in respect of a Class of the Class X Certificates on any Distribution Date pursuant to clause (b)(i) above or Section 4.01(d), shall be deemed to have been made in respect of all the Components of such Class, pro rata in accordance with the respective amounts of interest that would be payable on such Components on such Distribution Date based on one-twelfth of the Class X Strip Rate of such Component multiplied by its respective Component Notional Amount, reduced by its share of any Excess Prepayment Interest Shortfall for such Distribution Date, together with any amounts thereof remaining unpaid from previous Distribution Dates.

(c)            (i) On any Distribution Date, any Yield Maintenance Charge collected on the Mortgage Loans as of the related Determination Date (or, in the case of any Outside Serviced Trust Loan(s), received hereunder as of the Business Day immediately preceding the related Master Servicer Remittance Date) and on deposit in the Collection Account as of the close of business on the Business Day immediately preceding the related Master Servicer Remittance Date will be distributed to the Holders of the respective Classes of Certificates (excluding the

Class X-D, Class E, Class F, Class G, Class H, Class S and Class R Certificates) as follows: (A) first such Yield Maintenance charge shall be allocated between (x) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class X-A Certificates and the Class A-S Regular Interest (and correspondingly the Class A-S and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class A-S Regular Interest) and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B Certificates, the Class B Regular Interest (and correspondingly the Class B and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class B Regular Interest), the Class C Regular Interest (and correspondingly the Class C and Class PEZ Certificates, pro rata based on their respective percentage interests in the Class C Regular Interest) and the Class D Certificates, pro rata based on the aggregate amount of principal distributed with respect to the Classes of Regular Certificates (other than the Class X Certificates) and Class PEZ Regular Interests in each YM Group on such Distribution Date, and (B) then the portion of such Yield Maintenance Charge allocated to each YM Group shall be further allocated as among the Classes of Regular Certificates and Class PEZ Regular Interests in such YM Group, in the following manner: (1) each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest in such YM Group shall entitle the applicable Certificateholders to receive on the applicable Distribution Date, on a pro rata basis according to entitlements, that portion of such Yield Maintenance Charge equal to the product of (x) a fraction, the numerator of which is the amount distributed as principal to such Class of Regular Certificates or Class PEZ Regular Interest on such Distribution Date, and the denominator of which is the total amount of principal distributed to all of the Regular Certificates (other than the Class X Certificates) and Class PEZ Regular Interests in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related Principal Prepayment and such Class of Regular Certificates or Class PEZ Regular Interest and (z) the amount of such Yield Maintenance Charge allocated to such YM Group, and (2) any Yield Maintenance Charges allocated to such YM Group collected during the related Prepayment Period remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group.

On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class A-S Regular Interest shall be further allocated between and distributed on the Class A-S Certificates and the Class PEZ Component A-S (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class A-S Percentage Interest and Class A-S-PEZ Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class B Regular Interest shall be further allocated between and distributed on the Class B Certificates and the Class PEZ Component B (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class B Percentage Interest and Class B-PEZ Percentage Interest, respectively. On each Distribution Date, any Yield Maintenance Charges distributed in respect of the Class C Regular Interest shall be further allocated between and distributed on the Class C Certificates and the Class PEZ Component C (and correspondingly on the Class PEZ Certificates), pro rata in proportion to the Class C Percentage Interest and Class C-PEZ Percentage Interest, respectively.

After the Distribution Date on which the Class X-A Notional Amount, the Class X-B Notional Amount and the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates and the Class PEZ Regular Interests

have been reduced to zero, all Yield Maintenance Charges collected with respect to the Mortgage Loans will be distributed pro rata to the Holders of the Class X-B Certificates.

(ii)           Any Yield Maintenance Charge that is to be distributed to the Regular Certificates or Class PEZ Regular Interests on any Distribution Date shall be deemed distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests then receiving a principal distribution, pro rata, based on the respective amounts of those principal distributions.

(d)           On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Excess Liquidation Proceeds Reserve Account and shall distribute such amounts in the following priority:

(i)            first, to the Holders of the Regular Certificates and to the Exchangeable Distribution Account with respect to the Class PEZ Regular Interests (in the same order as distributions are made pursuant to Section 4.01(b) of this Agreement) up to an amount equal to all amounts remaining due and payable on the Regular Certificates and Class PEZ Regular Interests, and any Realized Loss allocable to such Certificates or Class PEZ Regular Interests, after application of the Available Funds for such Distribution Date; and

(ii)           second, to the Holders of the Class R Certificates, in accordance with the last sentence of Section 3.05(c) of this Agreement.

Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Reserve Account pursuant to the preceding clause (i) shall first be deemed to have been distributed to reimburse the Lower-Tier REMIC in respect of any Realized Losses or other shortfalls allocated to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests in reimbursement of Realized Losses previously allocated thereto and payment of other amounts due thereon.

(e)           On each Distribution Date, following the deemed distributions of principal or in reimbursement of previously allocated Realized Losses made in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Lower-Tier Principal Balance of each Lower-Tier Regular Interest (after taking account of such deemed distributions) shall be reduced as a result of Realized Losses to equal the Certificate Principal Amount of its Corresponding Certificates that will be outstanding immediately following such Distribution Date.

(f)            The Certificate Principal Amount of each Class of Regular Certificates (other than the Class X Certificates) and each Class PEZ Regular Interest will be reduced without distribution on any Distribution Date, as a write-off, to the extent of any Realized Loss (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.06 of this Agreement to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) allocated to such Class of Certificates or Class PEZ Regular Interest on such Distribution Date. On each Distribution Date, any Realized Loss for such Distribution Date will be allocated to the following Classes of Regular Certificates and Class PEZ Regular

Interests in the following order, until the Certificate Principal Amount of each such Class of Certificates or Class PEZ Regular Interest is reduced to zero: first, to the Class H Certificates; second, to the Class G Certificates; third, to the Class F Certificates; fourth, to the Class E Certificates; fifth, to the Class D Certificates; sixth, to the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein); seventh, to the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein); eighth, to the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein); and, finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-3 Certificates, (iv) Class A-4 Certificates and (v) Class A-AB Certificates based on their respective Certificate Principal Amounts. Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates and Class PEZ Regular Interests to which Realized Losses have been allocated in order of their seniority and shall be deemed to be distributed to the Corresponding Lower-Tier Regular Interests (and any amounts so distributed on any Class PEZ Regular Interest shall be deemed to be distributed on the Class of Class A-S, Class B or Class C Certificates corresponding to that Class PEZ Regular Interest and the corresponding Class PEZ Component of the Class PEZ Certificates, pro rata based on their respective percentage interests in such Class PEZ Regular Interest). Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Principal Amount of the Class of Principal Balance Certificates or Class PEZ Regular Interest in respect of which any such reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Prepayment Period during which the recovery occurred) the amount of such recovery will be added to the Certificate Principal Amount(s) of the Class or Classes of Regular Certificates (other than the Class X Certificates) and/or the Class PEZ Regular Interest(s) that previously were allocated Realized Losses, in the same sequential order as distributions pursuant to Section 4.01(b) of this Agreement, in each case up to the lesser of the unallocated portion of such recovery and the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates or Class PEZ Regular Interest, and the Interest Shortfall with respect to each affected Class of Regular Certificates or Class PEZ Regular Interest for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for such Class of Regular Certificates or Class PEZ Regular Interest had never been written down (and, to the extent that the Certificate Principal Amount of, and any interest payable on, any Class of Regular Certificates or Class PEZ Regular Interest is so increased, an identical increase shall be deemed made to the Lower-Tier Principal Balance of, and any interest payable on, the Corresponding Lower-Tier Regular Interest). If the Certificate Principal Amount of any Class of Regular Certificates (other than the Class X Certificates) or Class PEZ Regular Interest (or the Lower-Tier Principal Balance of any Lower-Tier Regular Interest) is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates or Class PEZ Regular Interest (or such Lower-Tier Regular Interest, as the case may be) shall be decreased by such amount.

The Notional Amount of the Class X-A Certificates and the Component Notional Amounts of the Class X-A Components will be reduced to reflect reductions of the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and the Class A-S Regular Interest and of the Lower-Tier Principal Balances of the Lower-Tier Regular Interests designated as the Class LA-1, Class LA-2, Class LA-3, Class LA-4, Class LA-AB and Class LA-S Interests, in any event resulting from allocations of Realized Losses. The Notional Amount of the Class X-B Certificates and the Component Notional Amount of the Class X-B Component will be reduced to reflect reductions of the Certificate Principal Amount of the Class B Regular Interest and of the Lower-Tier Principal Balance of the Lower-Tier Regular Interest designated as the Class LB Interest, in any event resulting from allocations of Realized Losses. The Notional Amount of the Class X-D Certificates and the Component Notional Amount of the Class X-D Component will be reduced to reflect reductions of the Certificate Principal Amount of the Class D Certificates and of the Lower-Tier Principal Balance of the Lower-Tier Regular Interest designated as the Class LD Interest, in any event resulting from allocations of Realized Losses.

(g)           All amounts distributable, or reductions allocable on account of Realized Losses, to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution. The Certificate Administrator shall be responsible for making all distributions on the Certificates contemplated hereunder.

(h)           Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, no later than the fifteenth day of the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made (or, if the Certificate Administrator has not received notice of such Anticipated Termination Date by such time, promptly following the Certificate Administrator’s receipt of such notice), mail to each Holder of such Class of Certificates, on such date a notice to the effect that:

(i)            the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(ii)            if such final distribution is made on such Distribution Date, no interest shall accrue on such Class of Certificates, or on the Corresponding Lower-Tier Regular Interest, from and after such Distribution Date;

provided, however, that the Class R Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner.

(i)              [Reserved].

(j)             The Excess Prepayment Interest Shortfall, if any, for each Distribution Date will be allocated among the various Classes of Regular Certificates, the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and the Class PEZ Component A-S, pro rata based on their respective percentage interests therein), the Class B Regular Interest (and correspondingly, the Class B Certificates and the Class PEZ Component B, pro rata based on their respective percentage interests therein) and the Class C Regular Interest (and correspondingly, the Class C Certificates and the Class PEZ Component C, pro rata based on their respective percentage interests therein), pro rata, based upon the respective Interest Accrual Amounts with respect to such Classes of Regular Certificates and Class PEZ Regular Interests for such Distribution Date. The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocable to a Class of Class X Certificates shall, in turn, be allocated among the various Components of such Class of Class X Certificates, pro rata, based upon the respective amounts of Accrued Component Interest with respect to such Components for such

Distribution Date. The portion of any Excess Prepayment Interest Shortfall for any Distribution Date so allocated to any Class of Regular Certificates, any Class PEZ Regular Interest or any Component of a Class of Class X Certificates shall be deemed to have first been allocated to the Corresponding Lower-Tier Regular Interest for such Class of Regular Certificates, Class PEZ Regular Interest or Component, as applicable.

(k)          Amounts distributed on the Class PEZ Regular Interests pursuant to Section 4.01(b) and Section 4.01(d) shall be further distributed from the Exchangeable Distribution Account to the Holders of the Exchangeable Certificates as set forth below:

(i)           On each Distribution Date, simultaneously with the distributions made on the Class A-S Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class A-S Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class A-S Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

(A)           first, concurrently, to the Holders of the Class A-S Certificates in respect of interest, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of interest on the Class A-S Regular Interest under Section 4.01(b)(iv) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of interest on the Class A-S Regular Interest under Section 4.01(b)(iv) and Section 4.01(d)(i);

(B)           second, concurrently, to the Holders of the Class A-S Certificates in respect of principal, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of principal on the Class A-S Regular Interest under Section 4.01(b)(v) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of principal on the Class A-S Regular Interest under Section 4.01(b)(v) and Section 4.01(d)(i); and

(C)           third, concurrently, to the Holders of the Class A-S Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class A-S Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-S Regular Interest under Section 4.01(b)(vi) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component A-S, up to an amount equal to the Class A-S-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class A-S Regular Interest under Section 4.01(b)(vi) and Section 4.01(d)(i).

(ii)          On each Distribution Date, simultaneously with the distributions made on the Class B Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class B Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class B Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

(A)           first, concurrently, to the Holders of the Class B Certificates in respect of interest, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(vii) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of interest on the Class B Regular Interest under Section 4.01(b)(vii) and Section 4.01(d)(i);

(B)           second, concurrently, to the Holders of the Class B Certificates in respect of principal, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(viii) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of principal on the Class B Regular Interest under Section 4.01(b)(viii) and Section 4.01(d)(i); and

(C)           third, concurrently, to the Holders of the Class B Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class B Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(ix) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component B, up to an amount equal to the Class B-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class B Regular Interest under Section 4.01(b)(ix) and Section 4.01(d)(i).

(iii)        On each Distribution Date, simultaneously with the distributions made on the Class C Regular Interest under Section 4.01(b), the aggregate amount so distributed on the Class C Regular Interest on such Distribution Date shall be further distributed by the Certificate Administrator to the Holders of the Class C Certificates and the Class PEZ Certificates in the following amounts and in the following order of priority:

(A)           first, concurrently, to the Holders of the Class C Certificates in respect of interest, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(x) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of interest on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of interest on the Class C Regular Interest under Section 4.01(b)(x) and Section 4.01(d)(i);

(B)           second, concurrently, to the Holders of the Class C Certificates in respect of principal, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xi) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of principal on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of principal on the Class C Regular Interest under Section 4.01(b)(xi) and Section 4.01(d)(i); and

(C)           third, concurrently, to the Holders of the Class C Certificates in respect of unreimbursed Realized Losses, up to an amount equal to the Class C Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xii) and Section 4.01(d)(i), and to the Holders of the Class PEZ Certificates in respect of unreimbursed Realized Losses on Class PEZ Component C, up to an amount equal to the Class C-PEZ Percentage Interest of the amount distributed in respect of unreimbursed Realized Losses on the Class C Regular Interest under Section 4.01(b)(xii) and Section 4.01(d)(i).

(iv)        The various amounts distributable on the Class PEZ Certificates on each Distribution Date under the foregoing subsections of this Section 4.01(k) shall be so distributed in a single, aggregate distribution.

(l)          The various amounts distributable on the Class PEZ Certificates on each Distribution Date under Article IV in respect of amounts allocated to any of the Class PEZ Components pursuant to the terms of this Agreement shall be so distributed in a single, aggregate distribution to the Holders of the Class PEZ Certificates on such Distribution Date. In addition, the Class PEZ Certificates shall be allocated the aggregate amount of Realized Losses, Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Appraisal Reduction Events) that are allocated to the Class PEZ Components pursuant to the terms of this Agreement.

(m)        On each Distribution Date, any Excess Interest received during the related Prepayment Period with respect to the ARD Mortgage Loans shall be distributed to the Holders of the Excess Interest Certificates from the Excess Interest Distribution Account.

Section 4.02     Statements to Certificateholders; Certain Reports by the Master Servicer and the Special Servicer.

(a)          Based on loan-level information received from the Master Servicer and any other applicable Persons, on each Distribution Date, the Certificate Administrator shall provide or make available a report, including reports in substantially the form attached hereto as Exhibit D (the “Distribution Date Statement”), setting forth, among other things, the following information:

(A)        the amount of distributions, if any, made on such Distribution Date to the holders of each Class of Principal Balance Certificates and applied to reduce the respective Certificate Principal Amount thereof;

(B)        the amount of distributions, if any, made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) Interest Distribution Amount, (B) Yield Maintenance Charges and (C) Excess Interest;

(C)        the amount of any distributions made on such Distribution Date to the Holders of the Class R Certificates;

(D)        the aggregate amount of outstanding P&I Advances with respect to each Mortgage Loan as of the related Determination Date, and the total outstanding other or miscellaneous advances (excluding P&I Advances and tax and insurance advances) with respect to each Mortgage Loan as of the related Determination Date;

(E)        the aggregate amount of Servicing Fees retained by or paid to the Master Servicer and Special Servicing Compensation retained by or paid to the Special Servicer in respect of the related Collection Period, Prepayment Period or Interest Accrual Period, as applicable;

(F)        the aggregate Stated Principal Balance of the Mortgage Loans immediately before and after such Distribution Date and the percentage of the Cut-Off Date Principal Balance of the Mortgage Loans which remains outstanding immediately after such Distribution Date;

(G)        the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the outstanding Mortgage Loans, at the close of business on the related Determination Date;

(H)        as of the Determination Date, the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent one month, (B) delinquent two months, (C) delinquent three or more months, (D) that are Specially Serviced Loans but are not delinquent or (E) as to which foreclosure proceedings have been commenced;

(I)         the aggregate Stated Principal Balance of Mortgage Loans as to which the related Mortgagor is subject or is expected to be subject to a bankruptcy proceeding;

(J)         with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property (including with respect to the Outside Serviced Trust Loans) during the related Prepayment Period, the Stated Principal Balance and unpaid principal balance of such Mortgage Loan as of the date such Mortgaged Property became an REO Property and the most recently determined Appraised Value and date upon which the Appraisal was performed;

(K)        as to any Mortgage Loan repurchased, substituted for or otherwise liquidated or disposed of during the related Prepayment Period, the Loan Number thereof and the amount of any Liquidation Proceeds and/or other amounts, if any, received thereon during the related Prepayment Period and the portion thereof included in the Available Funds for such Distribution Date;

(L)         with respect to any REO Property (including with respect to the Outside Serviced Trust Loans) included in the Trust Fund as of the close of business on the last day of the related Prepayment Period, the Loan Number of the related Mortgage Loan, the book value of such REO Property and the amount of any income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Prepayment Period and the portion thereof included in the Available Funds for such Distribution Date and the most recently determined Appraised Value and date upon which the Appraisal was performed;

(M)       with respect to any REO Property (including with respect to the Outside Serviced Trust Loans) sold or otherwise disposed of during the related Prepayment Period, the Loan Number of the related Mortgage Loan, and the amount of Liquidation Proceeds and other amounts, if any, received in respect of such REO Property during the related Prepayment Period, the portion thereof included in the Available Funds for such Distribution Date and the balance of the Excess Liquidation Proceeds Reserve Account for such Distribution Date;

(N)        the Interest Distribution Amount in respect of each Class of Regular Certificates and Class PEZ Regular Interest for such Distribution Date;

(O)        any unpaid Interest Distribution Amount in respect of each Class of Regular Certificates and Class PEZ Regular Interest after giving effect to the distributions made on such Distribution Date;

(P)         the Pass-Through Rate for each Class of Regular Certificates and Class PEZ Regular Interest for such Distribution Date;

(Q)         the original Certificate Principal Amount or Notional Amount as of the Closing Date and the Certificate Principal Amount or Notional Amount, as the case may be, of each Class of Regular Certificates and Class PEZ Regular Interest immediately before and immediately after such Distribution Date, separately identifying any reduction in the Certificate Principal Amount or Notional Amount, as the case may be, of each such Class of Regular Certificates and Class PEZ Regular Interest due to Realized Losses;

(R)        the Certificate Factor for each Class of Regular Certificates or Class PEZ Regular Interest immediately following such Distribution Date;

(S)         the Principal Distribution Amount for such Distribution Date;

(T)        the aggregate amount of Principal Prepayments made during the related Prepayment Period, and the aggregate amount of any Prepayment Interest Excesses received and Prepayment Interest Shortfalls incurred in connection therewith;

(U)        the aggregate amount of losses on Mortgage Loans and Additional Trust Fund Expenses, if any, incurred with respect to the Trust Fund during the related Prepayment Period, and any Realized Loss for such Distribution Date;

(V)        any Appraisal Reduction Amounts on a loan-by-loan basis, and the total Appraisal Reduction Amounts, as of the related Determination Date;

(W)       identification of any material modification, extension or waiver of a Mortgage Loan;

(X)        identification of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(Y)        the identity of the Operating Advisor;

(Z)        the amount of the Operating Advisor Fee, the Trustee/Certificate Administrator Fee and the CREFC® Intellectual Property Royalty License Fee paid with respect to such Distribution Date;

(AA)     an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(BB)      the identity of the Controlling Class;

(CC)      the identity of the Controlling Class Representative;

(DD)     such additional information as contemplated by Exhibit D to this Agreement; and

(EE)       the information required by Rule 15Ga-1(a), as promulgated under the Exchange Act, concerning all assets of the Trust Fund that were subject of a demand to repurchase or replace for breach of the representations and warranties in any of the Loan Purchase Agreements.

In the case of information furnished pursuant to subclauses (A), (B), (C) and (Q) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per single Certificate of a specified minimum denomination. The form of any Distribution Date Statement may change over time.

On each Distribution Date, the Certificate Administrator shall make available via the Certificate Administrator’s Website to each Holder of a Class R Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R Certificates in respect of the related Trust REMIC on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force. Absent manifest error, none of the Master Servicer or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or any Mortgage Loan Seller (including the information in the Prospectus Supplement) or any other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or the Special Servicer, as applicable.

The Certificate Administrator shall make available each month via the Certificate Administrator’s Website, to any Privileged Person (or, in the case of item (vii) below, solely to Certificateholders and Beneficial Owners and provided that the Prospectus Supplement, Distribution Date Statements, this Agreement, the Loan Purchase Agreements and the Commission EDGAR filings referred to below (collectively, the “Public Documents”) will be available to the general public), the following items:

(i)           the following “deal documents”:

(A)       the Prospectus and the Prospectus Supplement;

(B)        this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)         CREFC® Loan Setup File delivered to the Certificate Administrator by the Master Servicer;

(ii)          the following “Commission EDGAR filings”:

(A)        any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)         the following “periodic reports”:

(A)        the Distribution Date Statements;

(B)        the supplemental reports and the CREFC® data files identified as such in the definition of “CREFC® Investor Reporting Package (IRP)” (other than the CREFC® Loan Setup File), to the extent it has received or prepared such report or file; and

(C)        all Operating Advisor Annual Reports;

(iv)         the following “additional documents”:

(A)        the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format pursuant to Section 3.21 of this Agreement; and

(B)        any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)          the following “special notices”:

(A)        all Special Notices;

(B)        notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(C)        notice of final payment on the Certificates;

(D)        all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

(E)        notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, an Outside Servicer, an Outside Special Servicer or an Outside Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, an Outside Servicer, an Outside Special Servicer or an Outside Trustee);

(F)         any and all officer’s certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, the Special Servicer’s, or the Trustee’s as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)        notice of the termination of the Trust;

(H)        notice of the occurrence and continuance of a CCR Control Termination Event, an Outside Control Termination Event or a Subordinate Companion Loan Control Termination Event;

(I)         notice of the occurrence and continuance of a CCR Consultation Termination Event or an Outside Consultation Termination Event;

(J)         the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the officer’s certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.09 of this Agreement; and

(K)       the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate

Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vi)          the Investor Q&A Forum; and

(vii)         solely to Certificateholders and Beneficial Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of information provided pursuant to this Section and assumes no responsibility therefor. In addition, the Certificate Administrator disclaims responsibility for any information distributed by the Certificate Administrator for which it is not the original source. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and acceptance of a disclaimer and may require a recipient of any of the information set forth above (other than the Public Documents) to execute a confidentiality agreement (which may be in the form of a web page “click-through”). The Certificate Administrator shall not be liable for the dissemination of information in accordance with this Agreement. The Certificate Administrator shall provide assistance in using the Certificate Administrator’s Website through the Certificate Administrator’s customer service desk at telephone number 1-888-422-2066.

The Certificate Administrator may provide such information through means other than (and in lieu of) the Certificate Administrator’s Website; provided that (i) the Depositor shall have consented to such alternative means and (ii) Certificateholders and each of the Serviced Companion Loan Holders shall have received notice of such alternative means (which notice may be given via the Certificate Administrator’s Website).

Any Person that is a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Mortgagor shall be entitled to access only the Prospectus Supplement, Distribution Date Statements, this Agreement, the Loan Purchase Agreements and the Commission EDGAR filings on the Certificate Administrator’s Website which are being made available to the general public. The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate and requests in writing a statement containing the information as to the applicable Class set forth in clauses (A), (B) and (C) of the description of Distribution Date Statements above aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Certificate Administrator determines to be necessary to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners may (i)(a) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (b) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports prepared by that party and being made available pursuant to this Section 4.02(a), the Mortgage Loans (or any Serviced Loan Combination) or the Mortgaged Properties and (c) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Master Servicer or the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Report (collectively, “Inquiries”), and (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Operating Advisor, the Master Servicer or the Special Servicer, the Certificate Administrator shall forward the Inquiry to the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.

Within a commercially reasonable time following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Operating Advisor, the Master Servicer or Special Servicer shall be by e-mail to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry (A) would not be in the best interests of the Trust and/or the Certificateholders, (B) would be in violation of applicable law, this Agreement or the applicable Loan Documents, (C) would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, or (D) would reasonably be expected to result in the waiver of an attorney client privilege or the disclosure of attorney work product or (iii) it is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the Certificate Administrator. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications which are not submitted via the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and no other Person will certify as to the accuracy, or will have any responsibility or liability for the content of any such information. No party to this Agreement shall disclose Privileged Information in the Investor Q&A Forum.

The Certificate Administrator shall make available to any Certificateholder and Beneficial Owner (other than a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor), the Investor Registry. The “Investor

Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Beneficial Owners. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and e-mail address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® reports, inspection reports, reports required under each Co-Lender Agreement and other specific periodic reports otherwise required). If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

Upon filing with the IRS, the Certificate Administrator shall furnish to the Holders of the Class R Certificates the IRS Form 1066 for each Trust REMIC and shall furnish their respective Schedules Q thereto at the times required by the Code or the IRS, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Class R Certificates may reasonably request.

The specification of information to be furnished by the Certificate Administrator in this Section 4.02 (and any other terms of this Agreement requiring or calling for delivery or reporting of information by the Certificate Administrator to Certificateholders and Beneficial Owners) shall not limit the Certificate Administrator in furnishing, and the Certificate Administrator is hereby authorized to furnish, to any Privileged Person any other information (such other information, collectively, “Additional Information”) with respect to the Mortgage Loans or Serviced Loan Combination, the Mortgaged Properties or the Trust Fund as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time, provided that (A) while there exists any Servicer Termination Event, any such Additional Information shall only be furnished with the consent or at the request of the Depositor (except pursuant to clause (E) below or to the extent such information is requested by a Certifying Certificateholder), (B) the Certificate Administrator shall be entitled to indicate the source of all information furnished by it, and the Certificate Administrator may affix thereto any disclaimer it deems appropriate in its sole discretion (together with any warnings as to the confidential nature and/or the uses of such information as it may, in its sole discretion, determine appropriate), (C) the Certificate Administrator may notify any Privileged Person of the availability of any such information in any manner as it, in its sole discretion, may determine, (D) the Certificate Administrator shall be entitled (but not obligated) to require payment from each recipient of a reasonable fee for, and its out-of-pocket expenses incurred in connection with, the collection, assembly, reproduction or delivery of any such Additional Information, and (E) the Certificate Administrator shall be entitled to distribute or make available such Additional Information in accordance with such reasonable rules and procedures as it may deem necessary or appropriate (which may include the requirement that an agreement that provides such information shall be used solely for purposes of evaluating the investment characteristics or valuation of the Certificates be executed by the recipient, if and to the extent the Certificate Administrator deems the same to be necessary or appropriate). Nothing herein shall be construed to impose upon the Certificate Administrator any obligation or duty to furnish or distribute any Additional Information to any Person in any instance, and the Certificate Administrator shall neither have any liability for furnishing nor for refraining from furnishing Additional Information in any instance. The Certificate Administrator shall be entitled (but not required) to request and receive direction from the Depositor as to the manner of delivery of any such Additional Information, if and to the extent the Certificate Administrator deems necessary or advisable, and to require that any consent, direction or request given to it pursuant to this Section be made in writing.

The Depositor hereby authorizes the Certificate Administrator to, and the Certificate Administrator shall, make available to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Markit Group Limited, CMBS.com Inc. or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification in the form of Exhibit M-3 to this Agreement, all the Distribution Date Statements, CREFC® reports and supplemental notices delivered or made available pursuant to this Section 4.02(a) to Privileged Persons.

(b)           No later than the Business Day prior to each Distribution Date, subject to the penultimate paragraph of this subsection (b), the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator, the Operating Advisor, the Special Servicer and any master servicer of a securitization of a Companion Loan in electronic form mutually acceptable to the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer the following reports or information (and any other files as may be, or have been, adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time): (1) a CREFC® REO Status Report, (2) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (3) CREFC® Total Loan Report, (4) the CREFC® Servicer Watch List/Portfolio Review Guidelines, (5) the CREFC® Financial File, (6) the CREFC® Property File, (7) except for the first two Distribution Dates, the CREFC® Comparative Financial Status Report, (8) the CREFC® Loan Level Reserve/LOC Report, (9) the CREFC® Advance Recovery Report and (10) the CREFC® Delinquent Loan Status Report.

No later than the Business Day prior to each Distribution Date except for the first two Distribution Dates, the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor (by electronic means) the CREFC® Comparative Financial Status Report for each Mortgage Loan or related Mortgaged Property as of the Determination Date immediately preceding the preparation of such report for each of the following three periods (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information): (a) the most current available year-to-date; (b) each of the previous two full fiscal years stated separately (to the extent such information is in the Master Servicer’s possession); and (c) the “base year” (representing the original analysis of information used as of the Cut-Off Date).

No later than 2:00 p.m., New York City time, on the second Business Day prior to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator and the Operating Advisor a CREFC® Loan Periodic Update File setting forth certain information with respect to the Mortgage Loans and Mortgaged Properties.

The Master Servicer shall provide to the Certificate Administrator and the Operating Advisor the CREFC® Loan Setup File within 60 days of the first Distribution Date hereunder to the extent it has received from the Mortgage Loan Sellers one or more spreadsheets (with the data fields filled) containing the data necessary for the completion of the aggregate pool-wide CREFC® Loan Setup File.

In addition, the Master Servicer or Special Servicer, as applicable, shall prepare with respect to each Mortgaged Property and REO Property, in each case other than with respect to any Outside Serviced Trust Loan:

(i)            Within 30 days after receipt of a quarterly operating statement, if any, for each calendar quarter, commencing with the calendar quarter ending September 30, 2015, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of such calendar quarter; provided, however, that any analysis or report with respect to the first calendar quarter of each year shall not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer or Special Servicer, as applicable, shall deliver to the Certificate Administrator, the Operating Advisor and each related Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) by electronic means the CREFC® Operating Statement Analysis Report upon request; and

(ii)           Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans) or the Master Servicer (with respect to Performing Serviced Loans) of an annual operating statement for each calendar year, commencing with the calendar year ending December 31, 2015, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer in preparing the CREFC® Comparative Financial Status Report above. The Special Servicer or the Master Servicer shall deliver to the Certificate Administrator, the Operating Advisor and each related Serviced Companion Loan Holder (or the master servicer or special servicer for the related Other Securitization Trust on its behalf) by electronic means the CREFC® NOI Adjustment Worksheet upon request. Notwithstanding anything to the contrary contained herein, with respect to any Mortgage Loan related to any Significant Obligor, the Master Servicer shall be required to complete any CREFC files, reports and/or templates necessary in order to comply with the Master Servicer’s obligations under Section 10.11 of this Agreement and the Exchange Act filing obligations of the Depositor and/or any Other Depositor, as applicable, with respect to such Significant Obligor.

The Certificate Administrator shall deliver or shall cause to be delivered, upon request, to the Rule 17g-5 Information Provider (for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement), to each Certificateholder, to each party hereto, to any Underwriter and/or to any Initial Purchaser and to each Person that provides the Certificate Administrator with an Investor Certification a copy of the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet most recently performed by the Master Servicer with respect to any Mortgage Loan or Serviced Loan Combination and delivered to the Certificate Administrator.

Upon request (and in any event, not more frequently than once per month), the Master Servicer shall forward to the Certificate Administrator (as to the Collection Account), the Operating Advisor, any related Serviced Companion Loan Holder or the master servicer or special servicer for the related Other Securitization Trust on its behalf (as to the related Loan Combination Custodial Account) and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider a statement, setting forth the status of the Collection Account and each Loan Combination Custodial Account as of the close of business on such Master Servicer Remittance Date, stating that all remittances to the Certificate Administrator required by this Agreement to be made by the Master Servicer have been made (or, in the case of any such required remittance that has not been made by the Master Servicer, specifying the nature and status thereof) and showing, for the period from the preceding Master Servicer Remittance Date (or, in the case of the first Master Servicer Remittance Date, from the Cut-Off Date) to such Master Servicer Remittance Date, the aggregate of deposits into and withdrawals from the Collection Account and each Loan Combination Custodial Account for each category of deposit specified in Section 3.05(a) of this Agreement and each category of withdrawal specified in Section 3.06 of this Agreement. The Master Servicer shall also deliver to the Certificate Administrator and (solely as to a Serviced Loan Combination) the related Serviced Companion Loan Holder, upon reasonable request of the Certificate Administrator or any Serviced Companion Loan Holder, any and all additional information relating to the Mortgage Loans or Serviced Loan Combinations in the possession of the Master Servicer (which information shall be based upon reports delivered to the Master Servicer by the Special Servicer with respect to Specially Serviced Loans and REO Properties).

Further, the Master Servicer shall cooperate with the Special Servicer and provide the Special Servicer with the information in the possession of the Master Servicer reasonably requested by the Special Servicer, in writing, to the extent required to allow the Special Servicer to perform its obligations under this Agreement with respect to those Mortgage Loans serviced by the Master Servicer.

The obligation of the Master Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Master Servicer having received from the Special Servicer in a timely manner the related reports and information in the possession of the Special Servicer necessary or required to enable the Master Servicer to prepare and deliver such reports. The Master Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Special Servicer to the Master Servicer pursuant to this Agreement and accepted by the Master Servicer in good faith pursuant to this Agreement.

The obligation of the Special Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Special Servicer having received from the Master Servicer in a timely manner the related reports and information in the possession of the Master Servicer necessary or required to enable the Special Servicer to prepare and deliver such reports. The Special Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Master Servicer to the Special Servicer pursuant to this Agreement and accepted by the Special Servicer in good faith pursuant to this Agreement.

With respect to an Outside Serviced Trust Loan, the Master Servicer shall deliver information comparable to the above-described information to the same Persons as described above in this Section 4.02(b) and according to the same time frames as described above in this Section 4.02(b), with reasonable promptness following such Master Servicer’s receipt of such information from the related Outside Servicer under the applicable Other Pooling and Servicing Agreement.

(c)           Not later than 5:00 p.m. New York time on each Determination Date, the Special Servicer shall forward to the Master Servicer, for each Specially Serviced Loan and REO Property (other than an REO Property related to an Outside Serviced Trust Loan), a CREFC® Special Servicer Loan File. The Special Servicer shall also deliver to the Certificate Administrator, upon the reasonable written request of the Certificate Administrator, any and all additional information in the possession of the Special Servicer relating to the Specially Serviced Loans and the REO Properties (other than an REO Property related to an Outside Serviced Trust Loan).

The Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information in the possession of the Special Servicer reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its obligations under this Agreement with respect to the Specially Serviced Loans and REO Properties (other than an REO Property related to an Outside Serviced Trust Loan).

The Master Servicer may make available to Privileged Persons copies of any reports or files prepared by the Master Servicer pursuant to this Agreement. The Master Servicer may make information concerning the Mortgage Loans or Serviced Loan Combination available on any website that it has established.

With respect to an Outside Serviced Trust Loan, the Master Servicer shall deliver information comparable to the above-described information to the extent received from the related Outside Servicer or the related Outside Special Servicer, as applicable, to the same Persons as described above in this Section 4.02(c) and according to the same time frames as described above in this Section 4.02(c), with reasonable promptness following such Master Servicer’s receipt of such information from the related Outside Servicer under the related Other Pooling and Servicing Agreement.

(d)           The Master Servicer shall withdraw from the Collection Account and pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.06(a)(vi) on a monthly basis, from funds on deposit in the Collection Account.

Section 4.03     Compliance With Withholding Requirements.

(a)           Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

(b)           Each Beneficial Owner and Certificateholder, by the purchase of a Certificate or its acceptance of a beneficial interest therein, acknowledges that interest on the Certificates will be treated as United States source interest, and, as such, United States withholding tax may apply. Each such Beneficial Owner and Certificateholder further agrees, upon request, to provide any certifications that may be required under applicable law, regulations or procedures to evidence its status for United States withholding tax purposes and understands that if it ceases to satisfy the foregoing requirements or provide requested documentation, payments to it under the Certificates may be subject to United States withholding tax (without any corresponding gross-up). Without limiting the foregoing, if a payment made under this Agreement would be subject to United States federal withholding tax imposed by FATCA if the recipient of such payment were to fail to comply with FATCA (including the requirements of Code Sections 1471(b) or 1472(b), as applicable), such recipient shall deliver to the Paying Agent, with a copy to each of the Trustee and the Certificate Administrator, at the time or times prescribed by the Code and at such time or times reasonably requested by the Paying Agent or the Trustee, such documentation prescribed by the Code (including as prescribed by Code Section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by the Paying Agent, the Trustee or the Certificate Administrator to comply with their respective obligations under FATCA, to determine that such recipient has complied with such recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. For these purposes, “FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations), any agreements entered into pursuant to Code Section 1471(b)(1), and including any amendments made to FATCA after the date of this Agreement.

Section 4.04     REMIC Compliance.

(a)           The parties intend that each Trust REMIC shall constitute, and that the affairs of each Trust REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC: (i) prepare, timely deliver to the Trustee for execution (and the Trustee shall timely execute) and file, or cause to be prepared and filed, all required Tax Returns for each Trust REMIC, using a calendar year as the taxable year for each Trust REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each Trust REMIC, to be treated as a REMIC on IRS Form 1066 for its first taxable year ending December 31, 2015, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders (other than the Holders of the Excess Interest Certificates) and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of each Trust REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) obtain a taxpayer identification number for the Upper-Tier REMIC and Lower-Tier REMIC on IRS Form SS-4, and, within thirty days of the Closing Date, furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each Trust REMIC for this purpose), together with such additional information as may be required by such IRS Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer or the Certificate Administrator and necessary to make such filing); and (vi) maintain such records relating to each Trust REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of each Trust REMIC pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder should hold an equal Percentage Interest in the Class R Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R Certificates shall be such tax matters person. The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of each Trust REMIC, and each Holder of a Percentage Interest in the Class R Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action within its control and the scope of its duties if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of a Trust REMIC or the imposition of tax on a Trust REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement).

Notwithstanding any provision of this paragraph or the three preceding paragraphs to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor or the Master Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the third preceding paragraph or which results in any action contemplated by clauses (i) through (iii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) not allow the occurrence of any “prohibited transactions” within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (a) result in a taxable gain, (b) otherwise subject a Trust REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes; (ii) not allow a Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by such Trust REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause); and (iii) not permit the creation of any “interests,” within the meaning of the REMIC Provisions, in the Upper-Tier REMIC other than the Regular Certificates, the Class A-S Regular Interest, the Class B Regular Interest, the Class C Regular Interest and the Upper-Tier REMIC Residual Interest, or in the Lower-Tier REMIC other than the Lower-Tier Regular Interests and the Lower-Tier Residual Interest. None of the Trustee, the Master Servicer, the Special Servicer or the Depositor shall be responsible or liable for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)           The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates, the Class A-S Regular Interest, the Class B Regular Interest and the Class C Regular Interest: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Special Servicer, the Depositor and the Class R Certificateholder will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased or substituted for by the applicable Mortgage Loan Seller pursuant to Article II of this Agreement.

Section 4.05     Imposition of Tax on the Trust REMICs. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on a Trust REMIC, such tax shall be charged against amounts otherwise distributable with respect to the Regular Certificates, the Class PEZ Regular Interests and the Class R Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Certificate Administrator for deposit into the Distribution Accounts amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, and the Certificate Administrator shall return to the Special Servicer the excess determined by the Certificate Administrator from time to time of the amount in excess of the amount necessary to pay such taxes); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(vii) of this Agreement and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from the Distribution Account in determining the amount of Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by a Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any “prohibited transaction” under Code Section 860F(a) or (ii) the amount of any contribution to a Trust REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the related Distribution Account). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R Certificates in respect of the related residual interest and shall distribute such retained amounts to the Holders of Regular Certificates or to the Certificate Administrator in respect of the Lower-Tier Regular Interests and the Class PEZ Regular Interests until they are fully reimbursed and then to the Holders of the Class R Certificates in respect of the related residual interest. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any taxes imposed on a Trust REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement in both cases, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Master Servicer or the Special Servicer, as applicable, or Section 4.04 or Section 8.01, in the case of the Certificate Administrator or the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Certificate Administrator’s, the Authenticating Agent’s, the Certificate Registrar’s, the Paying Agent’s or the Trustee’s breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer, the Special Servicer, the Authenticating Agent, the Certificate Registrar or the Paying Agent, and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer, the Special Servicer and, in each case if a different entity than the Certificate Administrator, the Authenticating Agent, the Certificate Registrar or the Paying Agent.

Section 4.06     Remittances; P&I Advances.

(a)           On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

(i)            remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Yield Maintenance Charges applicable to the Mortgage Loans (but not a Companion Loan) received by the Master Servicer in the Prepayment Period relating to such Distribution Date (or, in the case of an Outside Serviced Trust Loan, received by the Master Servicer as of the close of business on the Business Day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator);

(ii)           remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Available Funds applicable to the Mortgage Loans (other than the amounts referred to in clause (iv) below and clause (d) of the definition of “Available Funds”);

(iii)           remit to CREFC® the CREFC® Intellectual Property Royalty License Fee;

(iv)          make a P&I Advance by remittance to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan (including any REO Mortgage Loan and any Mortgage Loan related to a Loan Combination, but not a Companion Loan) to the extent such amounts were not received on such Mortgage Loan as of the close of business on the Determination Date (without regard to any grace period) in the same month as such Master Servicer Remittance Date), except that the portion of such P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee for each such Mortgage Loan shall not be remitted to the Certificate Administrator but shall instead be remitted to CREFC®; and

(v)           remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a)(ii) through Section 3.06(a)(ix) of this Agreement.

Neither the Master Servicer nor the Trustee shall be required or permitted to make an advance for Balloon Payments, Default Interest, Excess Interest or Yield Maintenance Charges, or delinquent Monthly Payments on the Companion Loans. The amount required to be advanced in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amounts, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts shall not affect the principal portion of any P&I Advances.

Any amount advanced by the Master Servicer pursuant to Section 4.06(a)(iv) of this Agreement shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer shall be entitled to reimbursement (with interest at the Advance Rate). The Special Servicer shall have no obligation to make any P&I Advance.

The Certificate Administrator shall notify the Master Servicer and the Trustee by telephone if as of 3:00 p.m., New York City time, on the Master Servicer Remittance Date, the Certificate Administrator has not received the amount of a required P&I Advance hereunder. If as of 11:00 a.m., New York City time, on any Distribution Date the Master Servicer shall not have made the P&I Advance required to have been made on the related Master Servicer Remittance Date pursuant to Section 4.06(a)(iv) of this Agreement, the Certificate Administrator shall notify the Trustee and the Trustee shall no later than 1:00 p.m., New York City time, on such Business Day deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer.

Neither the Master Servicer nor the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.06 if the Master Servicer or the Trustee, as applicable, or the Special Servicer determines that such Advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make P&I Advances that it has made (or in the case of a determination by the Special Servicer, that the Master Servicer or the Trustee has made) a Nonrecoverable Advance or the determination by the Special Servicer, the Master Servicer or the Trustee that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard or (ii) in the case of the Trustee, in its good faith business judgment, and shall be evidenced by an Officer’s Certificate as set forth in Section 4.06(b). In connection with a determination by the Special Servicer, the Master Servicer or the Trustee as to whether a P&I Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

(A)        any such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Serviced Loan Combination as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries;

(B)        any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information for such purposes;

(C)        the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance or that any outstanding P&I Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee and the Controlling Class Representative (prior to the occurrence and continuance of a CCR Consultation Termination Event) notice of such determination, which determination shall be conclusive and binding on the Master Servicer and the Trustee;

(D)        although the Special Servicer may determine whether a P&I Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any P&I Advance previously made or to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination that a P&I Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that a P&I Advance to be made (or contemplated to be made) would be, or a previously made Advance is, a Nonrecoverable Advance, as described in this Section 4.06;

(E)         any non-recoverability determination by the Master Servicer or the Special Servicer pursuant to this Section 4.06 with respect to the recoverability of P&I Advances shall be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee;

(F)        the Master Servicer shall provide notice to the Trustee on or prior to the Master Servicer Remittance Date of any such non-recoverability determination made by the Master Servicer on or prior to such date;

(G)        the Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer or Special Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such advance within the time periods required by this Section 4.06 unless the Trustee, in its good faith business judgment, or the Special Servicer, in accordance with the Servicing Standard, makes a determination prior to the times specified in this Section 4.06 that such advance would be a Nonrecoverable Advance;

(H)        the Special Servicer shall report, promptly upon making a determination contemplated in this paragraph, to the Master Servicer the Special Servicer’s determination as to whether any P&I Advance made with respect to any previous Distribution Date or required to be made with respect to a future Distribution Date with respect to any Specially Serviced Loan is a Nonrecoverable P&I Advance, and the Master Servicer and the Trustee shall be entitled to conclusively rely on such determination; and

(I)         notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any P&I Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with clause (E) above which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any P&I Advance would be recoverable.

The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes (together with interest thereon) to the extent permitted pursuant to Section 3.06(a)(ii) of this Agreement and each of the Master Servicer and Special Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Mortgagors to the extent permitted by applicable law and the related Mortgage Loan.

With respect to P&I Advances and each Outside Serviced Trust Loan, the Master Servicer and the Trustee shall be entitled to rely on the “appraisal reduction amount” calculated by the related Outside Special Servicer or the related Outside Servicer in accordance with the terms of the applicable Other Pooling and Servicing Agreement.

(b)          The determination by the Master Servicer, the Trustee or the Special Servicer that a P&I Advance has become a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made pursuant to this Section 4.06 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered on or prior to the next Master Servicer Remittance Date to the Trustee (unless it is the Person making the determination), the Controlling Class Representative (prior to the occurrence and continuance of a CCR Consultation Termination Event), the holder of any related Pari Passu Companion Loan or its Companion Loan Holder Representative (in the case of a Pari Passu Loan Combination), the Master Servicer (unless it is the Person making the determination), the Special Servicer (unless it is the Person making the determination) and, if the Trustee is making the determination, the Depositor, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person’s possession) and any engineers’ reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. The Master Servicer and the Special Servicer shall consider Unliquidated Advances with respect to prior P&I Advances for the purpose of nonrecoverability determinations as if such amounts were unreimbursed P&I Advances.

(c)           With respect to each Outside Serviced Trust Loan, if (1) the related Outside Servicer has determined that a proposed debt service advance with respect to such Outside Serviced Trust Loan or a related Outside Serviced Companion Loan, if made, would be, or any outstanding debt service advance previously made with respect to such Outside Serviced Companion Loan is, as applicable, a “nonrecoverable advance,” and the related Outside Servicer has provided written notice of such determination to the Master Servicer, or (2) if the Master Servicer or the Special Servicer has determined that a P&I Advance with respect to the Outside Serviced Trust Loan related to such related Outside Serviced Companion Loan would be a Nonrecoverable P&I Advance, then neither the Master Servicer nor the Trustee shall make any additional P&I Advance with respect to such Outside Serviced Trust Loan until the Master Servicer or the Special Servicer, as applicable, has consulted with the related Outside Servicer under the applicable Other Pooling and Servicing Agreement and they agree that circumstances with respect to such Mortgage Loans have changed such that a proposed future debt service advance would not be a “nonrecoverable advance.” With respect to each Outside Serviced Trust Loan, if the Master Servicer has determined that a proposed P&I Advance with respect to such mortgage loan would be a Nonrecoverable Advance, the Master Servicer shall provide the related Outside Servicer written notice of such determination within two (2) Business Days after such determination was made.

In connection with each Outside Serviced Trust Loan, any determination by the Master Servicer that any P&I Advance made or to be made with respect to such Outside Serviced Trust Loan (or any successor REO Mortgage Loan with respect thereto) is or, if made, would be a Nonrecoverable P&I Advance may be made independently from any determinations (or the absence of any determinations) made under the applicable Other Pooling and Servicing Agreement regarding nonrecoverability of debt service advances on the related Outside Serviced Companion Loan.

(d)           If the Trustee, the Master Servicer or the Special Servicer has received written notice from Moody’s, Fitch or KBRA to the effect that continuation of the Master Servicer or the Special Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by Moody’s, Fitch or KBRA, as applicable, to any Class of Certificates and citing servicing concerns with such Master Servicer or Special Servicer, as applicable, as the sole or material factor in such rating action, and such notice is not rescinded within 60 days, then the Trustee, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the other such parties and the Certificate Administrator, and the Certificate Administrator shall promptly notify the Serviced Companion Loan Holder and the applicable master servicer of any Serviced Companion Loan.

Section 4.07     Grantor Trust Reporting.

(a)           The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)           The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Exchangeable Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c). The Certificate Administrator shall file or cause to be filed with the IRS Form 1041, Form 1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the respective Classes of the Grantor Trust Certificates, their allocable share of income and expense with respect to the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PEZ Specific Grantor Trust Assets, the Excess Interest Grantor Trust Assets and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)           (i) The Grantor Trust is a WHFIT that is a WHMT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. With respect to each Class of Exchangeable Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities of the other “middlemen” that are Certificateholders. The Certificate Administrator will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations in the event that the IRS makes a determination that is contrary to the first sentence of this paragraph.

(ii)           The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(iii)          The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information that is not in its possession being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)           To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIP Numbers for the Certificates that represent ownership of a WHFIT. The CUSIP Number so published will represent the Rule 144A CUSIP Numbers. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIP Numbers have been received. Absent the receipt of a CUSIP Number, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP Number. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP Number information.

Section 4.08     Calculations.

Provided that the Certificate Administrator receives the necessary loan-level information from the Master Servicer and/or the Special Servicer, the Certificate Administrator shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the Distribution Date Statements pursuant to Section 4.02(a) and the actual and deemed allocations of Realized Losses to be made pursuant to Section 4.01. The Certificate Administrator shall calculate the Principal Distribution Amount and Interest Distribution Amounts for each Distribution Date and shall allocate such amounts among Certificateholders in accordance with this Agreement. Absent actual knowledge of an error therein, the Certificate Administrator shall have no obligation to recompute, recalculate or otherwise verify any loan-level information provided to it by the Master Servicer. The calculations by the Certificate Administrator contemplated by this Section 4.08 shall, in the absence of manifest error, be deemed to be correct for all purposes hereunder.

ARTICLE V

THE CERTIFICATES

Section 5.01     The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-AB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-D Certificates, the Class A-S Certificates, the Class B Certificates, the Class PEZ Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates,

the Class G Certificates, the Class H Certificates, the Class S Certificates and the Class R Certificates.

Each Class of Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-19 respectively, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof. The Public Certificates (other than the Class X-A and Class X-B Certificates) shall be issued in minimum denominations of $10,000 and integral multiples of $1 in excess thereof. However, in connection with an exchange of Class A-S, Class B and Class C Certificates for Class PEZ Certificates and vice versa, each of the Class A-S, Class B, and Class C Certificates exchanged (whether surrendered or received) in such exchange shall be in denominations of at least $10,000 initial Certificate Principal Amount, and the Class PEZ Certificates exchanged shall equal the aggregate Certificate Principal Amount of the Class A-S, Class B and Class C Certificates being exchanged therefor (i.e. in excess of $30,000 initial Certificate Principal Amount). The Private Certificates (other than the Class X-D, Class S and Class R Certificates) shall be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof. The Class X-A, Class X-B and Class X-D Certificates shall be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess thereof. If the initial Certificate Principal Amount or initial Notional Amount, as applicable, of any Class of Certificates (exclusive of the Class S and Class R Certificates) does not equal an integral multiple of $1, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Principal Amount or initial Notional Amount, as applicable, that includes the excess of (i) the initial Certificate Principal Amount or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1 that does not exceed such amount. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof. The Class S Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class S Certificates and in integral multiples of 1% in excess thereof.

(b)           One authorized signatory shall sign the Certificates for the Certificate Administrator by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Administrator countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Administrator (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02     Form and Registration.

(a)           Each Class of Public Certificates shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Principal Amount of a Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(b)           Unless and until Definitive Certificates are issued in respect of a Class of Global Certificates, beneficial ownership interests in such Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(c)           No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then:

(i)            The Certificates of each Class of the Private Certificates (other than the Class S and Class R Certificates) sold in offshore transactions in reliance on Regulation S under the Act shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Private Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class of Private Certificates (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f) of this Agreement. During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Principal Amount of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

 On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(ii)           The Certificates of each Class of Private Certificates (other than the Class S and Class R Certificates) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Principal Amount of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(iii)          The Certificates of each Class of Private Certificates offered and sold in the United States to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers, the Class S Certificates and the Class R Certificates (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)           Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such Class; or (iii) in the case of a Private Certificate, all of the applicable requirements of Section 5.03 of this Agreement are satisfied; provided, however, that under no circumstances will certificated Private Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)           If any Beneficial Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.03(h) of this Agreement. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.03(h) of this Agreement applicable to transfers of Non-Book Entry Certificates. Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

Section 5.03     Registration of Transfer and Exchange of Certificates.

(a)           The Certificate Administrator shall keep or cause to be kept at its principal offices books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Private Certificates represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders.

(b)           Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)           Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution that is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit E to this Agreement given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Temporary Regulation S Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Principal Amount of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)           Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution that is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global

Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit F to this Agreement given by the holder of such beneficial interest, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Regulation S Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Principal Amount of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)           Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate at any time during the Restricted Period, a certificate in the form of Exhibit G to this Agreement given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Principal Amount of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Principal Amount of the Rule 144A Global Certificate by the aggregate Certificate Principal Amount of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Principal Amount of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)           Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit H to this Agreement from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class or Private Certificates. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Principal Amount of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Principal Amount represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)           Non-Book Entry Certificate to Global Certificate. If a holder of a Non-Book Entry Certificate that is a Private Certificate (other than a Class S or Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to an institution that is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.11 of this Agreement, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Principal Amount of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of

Exhibit I to this Agreement (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit J to this Agreement (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit K to this Agreement (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, and shall, if applicable, direct the Certificate Administrator to execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Principal Amount of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Principal Amount of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the institution specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Principal Amount of the portion of the Non-Book Entry Certificate so canceled.

(h)           Exchanges of Non-Book Entry Certificates. If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate (other than a Public Certificate) wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon): (i) an investment representation letter from the proposed transferee substantially in the form attached as Exhibit L-4 to this Agreement; and (ii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such).

(i)            Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate (other than as otherwise set forth in Section 5.02(d) of this Agreement), such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) and (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)            Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)          If Private Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Private Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)             All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)           No Class S Certificate or Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be (i) an employee benefit plan or other plan subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (each, a “Plan”), or (ii) any entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA, an insurance company that is using the assets of separate accounts or general accounts which include Plan assets (or which are deemed to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of a Plan (each, a “Plan Investor”) to purchase such Certificate. In addition, no ERISA Restricted Certificate or interest therein may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan or Plan Investor, unless (i) such purchaser or transferee is an insurance company, (ii) the source of funds used to acquire or hold such ERISA Restricted Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (iii) the conditions in Sections I and III of PTCE 95-60 have been satisfied. Furthermore, no ERISA Restricted Certificate, Class S Certificate or Class R Certificate or interest therein may be purchased by or transferred to any prospective purchaser or transferee that is or will be a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”), or to any Person acting on behalf of any such plan or using the assets of such plan to acquire such Certificate or interest therein unless, in the case of an ERISA Restricted Certificate, its acquisition, holding and disposition of such Certificate or an interest therein would not constitute or otherwise result in a non-exempt violation of Similar Law. Except in connection with the transfer thereof by an Initial Purchaser or the Depositor, each prospective transferee of an ERISA Restricted Certificate, a Class S Certificate or a Class R Certificate in Non-Book Entry Certificate form shall deliver to the transferor, the Depositor, the Certificate Registrar, the Certificate Administrator and the Trustee representation letters, substantially in the form of Exhibit L-3 and Exhibit L-4 to this Agreement. Each beneficial owner of a Certificate (other than a Class S or Class R Certificate) or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein, that either (i) it is not a Plan or Plan Investor, (ii) in the case of a Certificate other than an ERISA Restricted Certificate, it has acquired and is holding the Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Certificates must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by a rating agency that meets the requirements of the

Underwriter Exemption and that such Certificate is so rated and that it is an Institutional Accredited Investor or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied. Each beneficial owner of a Certificate or an interest therein which is a governmental plan or other plan subject to Similar Law shall be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein that the acquisition, holding and disposition of such Certificate or an interest therein by the purchaser will not constitute or otherwise result in a non-exempt violation of Similar Law. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(n)           Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)            Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)           No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to the Initial Purchasers, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit L-1 to this Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to comply with the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate or the Transfer of any Class R Certificate by any Initial Purchaser in connection with the initial offering of the Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit L-2 to this Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(1) or (3) are false.

(iii)          Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (n)(ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Code Section 860E(e) as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)          The Class R Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers.

(v)           The Class S Certificates may only be represented by Definitive Certificates and may only be transferred to and owned by Qualified Institutional Buyers or Institutional Accredited Investors.

(o)           Any attempted or purported transfer in violation of the transfer restrictions set forth in this Article V shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Section 5.04      Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar, the Trustee and the Certificate Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall direct the Certificate Administrator to execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar and the Certificate Administrator may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05     Persons Deemed Owners. The Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such Beneficial Owner (or prospective transferee).

Section 5.06      Appointment of Paying Agent. The Certificate Administrator may appoint (and, if it does not so appoint, shall act as) a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement. The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator or the Master Servicer, to execute and deliver to the Master Servicer and the Certificate Administrator an instrument that is consistent in all material respects with this Agreement and in which such Paying Agent shall agree with the Master Servicer and the Certificate Administrator that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. The Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “BBB+” by Fitch and “Baa1” by Moody’s, or shall be otherwise acceptable to each Rating Agency.

Section 5.07     Access to Certificateholders’ Names and Addresses; Special Notices.

(a)           If any Certifying Certificateholder, any Serviced Companion Loan Holder or the Master Servicer (for purposes of this Section 5.07, an “Applicant”) applies or requests in writing to the Certificate Registrar, and such application or request states that the Applicant desires to communicate with the Certificateholders, the Certificate Registrar shall promptly furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the Certificate Register, at the expense of the Applicant.

(b)           Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)           Upon the written request of any Certifying Certificateholder or Serviced Companion Loan Holder that (a) states that such Certificateholder or Serviced Companion Loan Holder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certifying Certificateholder or Serviced Companion Loan Holder proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.08     Actions of Certificateholders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, when required, to the Depositor, the Master Servicer or the Special Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Certificate Administrator, the Depositor, the Special Servicer and the Master Servicer, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)           Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Special Servicer or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)           The Certificate Administrator or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.08 as it shall deem necessary.

Section 5.09     Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be an entity organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent and the Certificate Administrator hereby accepts such appointment.

Any entity into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any entity succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator and the Depositor. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.09, the Certificate Administrator promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.09.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent.

Section 5.10   Appointment of Custodian. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee, by entering into a Custodial Agreement (in the event the Trustee is not the Custodian) that is consistent in all material respects with this Agreement. The Trustee shall give prompt written notice to the Depositor of any appointment of a Custodian. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders and Serviced Companion Loan Holders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least “BBB+” by Fitch and “Baa1” from Moody’s, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 11.07 of this Agreement. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. The Trustee shall serve as the initial Custodian and shall be deemed appointed as Custodian at all times that no other party is so appointed in accordance with this Section 5.10. The Custodian, if the Custodian is not the Trustee, shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. The Custodian shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 5.10 shall be issued by a Qualified Insurer, or by any other insurer with respect to which the Rating Agencies have provided to the Trustee a Rating Agency Confirmation. The appointment of a Custodian shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Custodian. In the event the Trustee is the Custodian, the Custodian may self-insure.

Section 5.11   Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention - Citibank Agency & Trust, CGCMT 2015-GC29, as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

Section 5.12   Exchanges of Exchangeable Certificates.

(a)            At all times, the Class A-S, Class B and Class C Certificates shall represent beneficial ownership interests in the Class A-S Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-S Regular Interest, Class B Regular Interest and Class C Regular Interest, respectively. At all times, the Class PEZ Certificates shall represent beneficial ownership interests in the Class PEZ Components.

(b)           On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall be initially issued on the Closing Date with the respective aggregate Certificate Principal Amount set forth for such Class in the Preliminary Statement.

(c)           Following the Closing Date and subject to the conditions set forth in Section 5.12(d), (i) if a Certificateholder holds Class A-S Certificates, the Class B Certificates and the Class C Certificates in an Exchangeable Proportion, then those Exchangeable Certificates may be exchanged on the books of the Depository for Class PEZ Certificates that represent the same Tranche Percentage Interest in each Class PEZ Regular Interest as the Certificates to be surrendered and (ii) a Certificateholder that holds Class PEZ Certificates may exchange its Certificates on the books of the Depository for Class A-S Certificates, Class B Certificates and Class C Certificates that evidence the same Tranche Percentage Interest in the Class PEZ Regular Interests as the Class PEZ Certificates being surrendered.

(d)           An exchange of Exchangeable Certificates may only occur if the Class A-S, Class B and Class C Certificates being surrendered or received in such exchange have denominations no smaller than the minimum Denominations set forth in Section 5.01. No exchange of Exchangeable Certificates may occur pursuant to this Section 5.12 after the date when the then-current Certificate Principal Amount of the Class A-S Regular Interest (and correspondingly, the Class A-S Certificates and, to the extent evidencing an interest in the Class A-S Regular Interest, the Class PEZ Certificates) has been reduced to zero as a result of the payment in full of all interest and principal thereon. There shall be no limitation on the number of exchanges of Exchangeable Certificates authorized pursuant to this Section 5.12. In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(e)           At the request of the Holder of a Class or Classes of Exchangeable Certificates, and upon the surrender of such Exchangeable Certificates (in the case of an exchange of Class A-S, Class B and Class C Certificates for Class PEZ Certificates, in the applicable Exchangeable Proportion), the Certificate Administrator, on behalf of the Trustee, shall deliver (by the means set forth in the penultimate sentence of Section 5.12(h)) the corresponding Exchangeable Certificates to which such Certificateholder is entitled as set forth in Section 5.12(c).

(f)            In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding aggregate Certificate Principal Amount of the Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the

Certificate Register and shall increase the outstanding aggregate Certificate Principal Amount of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register, and the Certificate Registrar or the Certificate Administrator, as applicable, shall approve the instructions at the Depository and make appropriate notations on the Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(g)           In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator by e-mail at “ctssfexchanges@citi.com” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. An exchange notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP Number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the original and outstanding Certificate Principal Amount of the Exchangeable Certificates to be exchanged and the original and outstanding Certificate Principal Amount of the Exchangeable Certificates to be received; the Certificateholder’s Depository participant number; and the proposed Exchange Date. After receiving the notice, the Certificate Administrator shall e-mail the Certificateholder (at such address specified in writing by such Certificateholder) with wire payment instructions relating to the exchange fee and expenses set forth in Section 5.12(h). The Certificateholder and the Certificate Registrar shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange of the applicable Exchangeable Certificates. A notice shall become irrevocable on the second (2nd) Business Day before the proposed Exchange Date. Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit EE.

(h)          In connection with each exchange (other than any exchanges on the Closing Date pursuant to instructions from the Depositor), the Certificateholder shall pay the Certificate Administrator an exchange fee of $5,000 (together with any other expenses related to such exchange (including fees charged by Depository)) and such fee and expenses must be received by the Certificate Administrator prior to the Exchange Date or the Certificate Administrator shall not be required to complete the requested exchange. The Certificate Administrator shall make the first distribution on an Exchangeable Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator, the Trustee nor the Depositor shall have any obligation to ensure the availability of the applicable Certificates in the market to accomplish any exchange.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
OPERATING ADVISOR AND THE CONTROLLING CLASS REPRESENTATIVE

Section 6.01     Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Master Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement. Each of the Master Servicer, the Special Servicer and the Operating Advisor shall indemnify the Depositor (and any employee, director or officer of the Depositor), the Trust Fund and the Serviced Companion Loan Holders and hold the Depositor (and any employee, director or officer of the Depositor), the Trust Fund and the Serviced Companion Loan Holders harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, or by reason of negligent disregard of the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, of any of its representations or warranties contained herein. The Depositor shall indemnify the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, and any member, manager, employee, director or officer of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor and hold the Trust Fund and the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor and any member, manager, employee, director or officer of either the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud and/or negligence in the performance of duties of the Depositor or by reason of negligent disregard of the Depositor obligations or duties hereunder, or (ii) as a result of the breach by the Depositor of any of its representations or warranties contained herein.

Section 6.02     Merger or Consolidation of the Master Servicer, the Special Servicer and the Operating Advisor. Subject to the following paragraph, each of the Master Servicer, the Special Servicer and the Operating Advisor shall keep in full effect its existence, rights and good standing as a national banking association, a corporation or a limited liability company, as applicable, under the laws of the state of its organization and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located, to the extent necessary to perform its obligations under this Agreement, or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer and the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or, in the case of the Operating Advisor, may be limited to all or substantially all of its assets related to acting as a trust advisor or operating advisor for commercial mortgage securitizations) to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, hereunder, if each of the Rating Agencies has provided a Rating Agency Confirmation; provided that if the Master Servicer, the Special Servicer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, then the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others. None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or any of the directors, members, managers, officers, employees or agents of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders, the Companion Loan Holders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or any such Person against liability which would be imposed by reason of (i) any breach of warranty or representation by such respective party in this Agreement or (ii) any willful misconduct, bad faith, fraud or negligence on the part of such respective party in the performance of its obligations and duties hereunder or by reason of negligent disregard on the part of such respective party of its obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be indemnified and held harmless by the Trust Fund (which indemnification amounts shall be payable out of the Collection Account or the applicable Loan Combination Custodial Account if and to the extent with respect to a Serviced Loan Combination and then out of the Collection Account, provided that, to the extent that the amount relates to a Serviced Loan Combination, is required under the related Co-Lender Agreement to be borne by the holder of a related Serviced Companion Loan and is paid from the Collection Account because funds on deposit in the applicable Loan Combination Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Serviced Companion Loan to deposit into the Collection Account the amount so paid from the Collection Account) against any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) incurred in connection with, or relating to, this Agreement or the Certificates, other than any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of obligations or duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified, (ii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained herein, (iii) specifically required to be borne by the party seeking indemnification without right of reimbursement pursuant to the terms hereof or (iv) which constitutes an Advance that is otherwise reimbursable hereunder. None of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured; provided, however, that each of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (payable out of the Collection Account or the applicable Loan Combination Custodial Account if and to the extent with respect to a Serviced Loan Combination and then out of the Collection Account, provided that to the extent that the amount relates to a Serviced Loan Combination, is required under the related Co-Lender Agreement to be borne by the holder of a related Serviced Companion Loan and is paid from the Collection Account because funds on deposit in the applicable Loan Combination Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Serviced Companion Loan to deposit into the Collection Account the amount so paid from the Collection Account), and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account or the applicable Loan Combination Custodial Account, as applicable, as provided in Section 3.06 and Section 3.06A of this Agreement.

Each of the related Outside Servicer, the related Outside Special Servicer or the related Outside Trustee, as applicable, shall be entitled to reimbursement out of general collections in the Collection Account for the Trust’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of an Outside Serviced Loan Combination as to which the securitization trust created under the applicable Other Pooling and Servicing Agreement or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the applicable Other Pooling and Servicing Agreement and the related Co-Lender Agreement (to the extent amounts on deposit in the related “Serviced Whole Loan Custodial Account” (as defined in the applicable Other Pooling and Servicing Agreement) are insufficient for reimbursement of such amounts).

Section 6.04     Limitation on Resignation of the Master Servicer, the Special Servicer or the Operating Advisor.

(a)           Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign its respective rights and delegate its respective duties and obligations under this Agreement; provided that, with respect to any of the Master Servicer, the Special Servicer or the Operating Advisor: (i) the successor accepting such assignment and delegation (A) shall be an established mortgage finance entity, bank or other entity regularly engaged in the servicing of commercial mortgage loans (or, in the case of the Operating Advisor, an Eligible Operating

Advisor), organized and doing business under the laws of any state of the United States, the District of Columbia or the United States, authorized under such laws to perform the duties of a servicer of mortgage loans or of an operating advisor, as applicable, or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement and, in the case of a Serviced Loan Combination, under the related Co-Lender Agreement, and (B) shall execute and deliver to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, the Special Servicer or the Operating Advisor, as the case may be, under this Agreement from and after the date of such agreement; (ii) each Rating Agency has delivered to the Trustee a Rating Agency Confirmation; (iii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iv) the rate at which the Operating Advisor Fee, the Servicing Fee or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; (v) for so long as no CCR Control Termination Event has occurred and is continuing, the successor Special Servicer is acceptable to the Controlling Class Representative (and, if a Serviced Outside Controlled Pari Passu Loan Combination is affected and no related Outside Control Termination Event has occurred and is continuing, the successor Special Servicer is acceptable to the related Outside Controlling Note Holder); and (vi) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto, the Trust and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.

(b)           Except as provided in this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law; provided that, on and after the time the Trustee receives notice of resignation by the Master Servicer or the Special Servicer upon determination that such duties hereunder are no longer permissible under applicable law, the Trustee (solely with respect to the Master Servicer or the Special Servicer) shall, subject to the terms and provisions of Section 7.02 of this Agreement as if the resigning party was a Terminated Party, be its successor in all respects in its capacity as Master Servicer or Special Servicer, as applicable, as though the Master Servicer or the Special Servicer, as the case may be, had received a notice of termination. Any such determination permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator. Notwithstanding the foregoing, at any time after the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class PEZ, Class C and Class D Certificates have been reduced to zero, the Operating Advisor may resign from its obligations and duties hereunder, without payment of any penalty, and no replacement Operating Advisor shall be required to be appointed in connection with, or as a condition to, such resignation.

Except as provided in the immediately preceding paragraph, no resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated herein shall become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s, as applicable, responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be treated as a shortfall resulting in Realized Losses; provided that, for so long as no CCR Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative prior to the appointment of a successor Master Servicer, Special Servicer or Operating Advisor at a servicing or operating advisor compensation in excess of that permitted to the terminated Master Servicer, Special Servicer or Operating Advisor, as applicable.

If the Trustee or an Affiliate acts pursuant to this Section 6.04 as successor to the resigning Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning Master Servicer other than itself or an Affiliate pursuant to this Section 6.04, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 6.04.

Section 6.05     Rights of the Depositor, the Trustee and the Certificate Administrator in Respect of the Master Servicer and Special Servicer. The Master Servicer and the Special Servicer shall afford the Depositor, the Trustee, the Certificate Administrator and, subject to Section 11.13 of this Agreement, each Rating Agency, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations, if reasonably related to the performance of the obligations of such Person under this Agreement. Upon request, if reasonably related to the performance of the obligations of such Person under this Agreement, the Master Servicer and the Special Servicer shall furnish to the Depositor, each of the Underwriters, the Initial Purchasers, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator its most recent publicly available annual financial statements or those of its public parent. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03 of this Agreement to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer (with respect to the Special Servicer) or the Special Servicer (with respect to the Master Servicer) shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer, and no such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall have any responsibility or liability for any action or failure to act by the Depositor, the Trustee or the Certificate Administrator and neither such Person is obligated to monitor or supervise the performance of the Depositor, the Trustee or the Certificate Administrator under this Agreement or otherwise.

Each of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, and the Special Servicer shall furnish such reports, certifications and information as are reasonably requested by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer or the Special Servicer, as applicable, in order to enable such requesting party to perform its duties hereunder, provided that for the avoidance of doubt, this shall not require any Person to prepare any reports, Certificates and information not required to be prepared hereunder.

Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06     Master Servicer, Special Servicer as Owner of a Certificate. The Master Servicer or an Affiliate of the Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof, except as otherwise expressly provided herein. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may seek the approval of the Certificateholders and any affected Serviced Companion Loan Holder to such action by delivering to the Trustee and the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates) and any affected Serviced Companion Loan Holder shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07     Rating Agency Fees. The Depositor shall pay (or cause to be paid) the annual fees of each Rating Agency including, but not limited to, surveillance fees.

Section 6.08     Termination of the Special Servicer Without Cause.

(a)           At any time prior to the occurrence and continuance of a CCR Control Termination Event or a related Outside Control Termination Event (or if a CCR Control Termination Event or a related Outside Control Termination Event has occurred but is no longer continuing), the Controlling Class Representative (in the case of the Serviced Loans other than a Serviced Outside Controlled Pari Passu Loan Combination) or the related Outside Controlling Note Holder (in the case of a Serviced Outside Controlled Pari Passu Loan Combination), as applicable, shall be entitled to terminate the rights (subject to Section 3.12, Section 6.03 and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement with respect to the Serviced Loans (exclusive of any Serviced Outside Controlled Pari Passu Loan Combination) or the related Serviced Outside Controlled Pari Passu Loan Combination, as the case may be, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator and the Trustee and, in the case of a termination of the Special Servicer with respect to a Serviced Loan Combination, the related Companion Loan Holder. Upon a termination (pursuant to the prior sentence) or a resignation (pursuant to Section 6.04(b) of this Agreement) of the Special Servicer with respect to the applicable Serviced Loan(s), the Controlling Class Representative or the related Outside Controlling Note Holder, as applicable, shall appoint a successor Special Servicer with respect to the Serviced Loans (exclusive of any Serviced Outside Controlled Pari Passu Loan Combination) or the related Serviced Outside Controlled Pari Passu Loan Combination, as the case may be; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 of this Agreement, (ii) the Controlling Class Representative or the related Outside Controlling Note Holder, as applicable, shall (at no expense to the Trust) obtain and deliver to the Certificate Administrator and the Trustee a Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer and (iii) in the case of the appointment of a successor Special Servicer with respect to a Serviced Loan Combination, the Controlling Class Representative or the related Outside Controlling Note Holder, as applicable, shall (at no expense to the Trust or the related Other Securitization Trust) obtain and deliver to the certificate administrator (if any) and the trustee for the related Other Securitization Trust (with a copy to the Certificate Administrator and the Trustee) a Companion Loan Rating Agency Confirmation with respect to such proposed successor acting as a Special Servicer for the related Serviced Companion Loan.

Following the occurrence and during the continuance of a CCR Control Termination Event, upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Pari Passu Loan Combination) with a proposed successor Special Servicer, (ii) payment by such Holders to the Certificate

Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such Holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation with respect to the termination of the existing Special Servicer and the replacement thereof with the proposed successor (with the reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation to be an expense of such Holders), the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders by posting such notice on its internet website and by mailing at their addresses appearing in the Certificate Register. Upon the written direction of (a) Holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 75% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) or (b) Holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights of each Class of Non-Reduced Certificates (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component with the same alphabetical designation as a single “Class” for such purpose), the Trustee shall terminate all of the rights (subject to Section 3.12, Section 6.03 and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement with respect to the Serviced Loans (other than any Serviced Outside Controlled Pari Passu Loan Combination), and the proposed successor Special Servicer shall succeed to the duties of the Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Pari Passu Loan Combination) all as if a removal and replacement were occurring pursuant to Section 7.01 and Section 7.02 of this Agreement; provided that if such written direction is not provided within 180 days of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive e-mail notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(b)           At any time after the occurrence and during the continuance of a CCR Consultation Termination Event (in the case of the Serviced Loans other than any Serviced Outside Controlled Pari Passu Loan Combination) or a related Outside Consultation Termination Event (in the case of a Serviced Outside Controlled Pari Passu Loan Combination), if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation in the form of Exhibit T attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this

Agreement; provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer with respect to (i) the Serviced Loans other than any Serviced Outside Controlled Pari Passu Loan Combination or (ii) the related Serviced Outside Controlled Pari Passu Loan Combination, as applicable, meeting the applicable requirements of this Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer if appointed in accordance herewith. In any such event, the Certificate Administrator shall promptly post a copy of such recommendation on the Certificate Administrator’s Website and by mail send notice of such recommendation to all Certificateholders, asking them to vote whether they wish to remove the Special Servicer with respect to the applicable Serviced Loan(s). Upon (i) the written direction (as evidenced by votes cast) of Holders of each Class of Non-Reduced Certificates evidencing greater than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component with the same alphabetical designation as a single “Class” for such purpose) within 180 days of the initial request for a vote (which, for the avoidance of doubt, is the date on the which the aforementioned notice was mailed to the Certificateholders) and (ii) receipt of Rating Agency Confirmation from each Rating Agency by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (x) terminate all of the rights (subject to Section 3.12, Section 6.03 and Section 6.08(g) of this Agreement) and obligations of the Special Servicer under this Agreement with respect to the applicable Serviced Loan(s), (y) appoint the recommended successor Special Servicer and (z) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable fees and out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmation and administering such vote shall be an Additional Trust Fund Expense. If the Certificate Administrator does not receive the required written direction contemplated by clause (i) of the second preceding sentence within 180 days of the initial request for such vote (which, for the avoidance of doubt, is the date on the which the aforementioned notice was mailed to the Certificateholders), then the Trustee shall have no obligation to remove the Special Servicer and such recommendation shall lapse and have no force or effect. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement with respect to the applicable Serviced Loan(s), and to act as the Special Servicer’s successor hereunder. No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 6.08(b).

(c)           In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of such current or former Operating Advisor. Further, such successor must be a Person that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement and, in the case of a Serviced Loan Combination, in the related Co-Lender Agreement, (ii) is not obligated or allowed to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.

(d)           The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified in Section 3.21(a) of this Agreement shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer and any costs incurred by the Trust or the terminated Special Servicer in connection with the replacement of a Special Servicer shall be paid by the Controlling Class Representative, the Certificateholders or the Serviced Companion Loan Holder so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

(e)            No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until (i) the successor Special Servicer shall have executed and delivered to the Trustee and the Certificate Administrator an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under this Agreement from and after the date of such agreement, (ii) the Depositor and, if applicable, each related Other Depositor shall have received the written notice and information with respect to the successor Special Servicer as set forth in Section 10.02(a) and (iii) subject to Section 11.13 of this Agreement, each Rating Agency has delivered to the Trustee and the Certificate Administrator a Rating Agency Confirmation and, if required pursuant to Section 6.08(a), each Companion Loan Rating Agency has delivered to the Trustee and the Certificate Administrator and their respective counterparts with respect to the Other Securitization Trust a Companion Loan Rating Agency Confirmation, in each case with respect to such termination and appointment of a successor.

(f)            Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.06(a) of this Agreement mutatis mutandis as of the date of its succession.

(g)           In the event that the Special Servicer is terminated pursuant to this Section 6.08, the Trustee shall, by notice in writing to the Special Servicer, terminate all of its rights and obligations under this Agreement and in and to the applicable Mortgage Loan(s) and/or Serviced Loan Combinations and the proceeds thereof, other than any rights the Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement and the right to receive ongoing Workout Fees in accordance with the terms hereof).

(h)           If a replacement special servicer is appointed with respect to a Serviced Loan Combination or any related REO Property in accordance with Article VII or this Section 6.08 such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the applicable Loan Combination Special Servicer, insofar as such duties and obligations relate to the subject Serviced Loan Combination or any related REO Property, and shall mean the General Special Servicer, in all other cases (provided, that in Section 3.15 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Loan Combination Special Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the applicable Loan Combination Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Loan Combination or any related REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of the Special Servicer being replaced pursuant to this Section 6.08 by the Controlling Class Representative or the applicable Certificateholders, the term “Special Servicer” shall mean the General Special Servicer or the applicable Loan Combination Special Servicer, if applicable; (v) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Loan Combination Special Servicers and the General Special Servicer; and (vi) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Loan Combination Special Servicer or the General Special Servicer, as applicable.

(i)            References in this Agreement to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Serviced Loan Combination or related REO Property as to which a different Loan Combination Special Servicer has been appointed with respect thereto).

Section 6.09     The Directing Holder and the Controlling Class Representative.

(a)           For so long as no Control Termination Event has occurred and is continuing, the related Directing Holder shall be entitled to advise the Special Servicer (1) with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) with respect to the applicable Serviced Loan(s) that are Performing Serviced Loan(s), as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer for a Major Decision. In addition, notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to Section 6.09(b) and the second and third paragraphs of this Section 6.09(a), (a) the Master Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, who shall have 15 Business Days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the Special Servicer receives the information from the Master Servicer) to analyze and make a recommendation regarding such Major Decision (provided that if the Special Servicer does not consent, or notify the Master Servicer that it will not consent, to such Major Decision within the required 15 Business Days or 60 days, as applicable, the Special Servicer shall be deemed to have consented to such Major Decision), and

(b) for so long as no applicable Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the actions constituting a Major Decision nor will the Special Servicer itself be permitted to take any of the actions constituting a Major Decision as to which the related Directing Holder has objected in writing within ten (10) Business Days (or in the case of a determination of an Acceptable Insurance Default, twenty (20) days) after receipt of the written recommendation and analysis from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period or twenty (20) day period, as applicable, then the related Directing Holder will be deemed to have approved such action); and provided, further, that, as to both clause (a) and clause (b) above, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the related Directing Holder prior to the occurrence and continuance of an applicable Control Termination Event, is necessary to protect the interests of the Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. The Special Servicer is not required to obtain the consent of the related Directing Holder for any Major Decision following the occurrence and during the continuance of an applicable Control Termination Event; provided that, after the occurrence and during the continuance of an applicable Control Termination Event, the Special Servicer shall consult (on a non-binding basis) with the related Directing Holder (until the occurrence and continuance of an applicable Consultation Termination Event) and the Operating Advisor in connection with any Major Decision and consider alternative actions recommended by the related Directing Holder and the Operating Advisor, but only to the extent such consultation with, or consent of, the related Directing Holder would have been required prior to the occurrence and continuance of such applicable Control Termination Event. For the avoidance of doubt, with respect to any Serviced AB Loan Combination, the Special Servicer shall be responsible for obtaining any consent or deemed consent of the related Directing Holder for “Major Decisions” (as such term is defined in the related Co-Lender Agreement) to the extent such consent is required under this Agreement or under the terms of the related Co-Lender Agreement.

In addition, unless an applicable Control Termination Event has occurred and is continuing, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than a Serviced Outside Controlled Pari Passu Loan Combination and, in the case of any Serviced AB Loan Combination, after the occurrence of an applicable Subordinate Companion Loan Control Termination Event) and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Pari Passu Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the applicable Serviced Loan(s) as such party may reasonably deem advisable or as to which provision is otherwise made herein. Notwithstanding anything herein to the contrary, no such direction, and no objection, advice or consultation contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or the Special Servicer to violate any provision of any related Loan Documents, any related Co-Lender Agreement, any intercreditor agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation each of the Master Servicer’s and the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Fund or the Trustee to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under this Agreement or any Co-Lender Agreement or cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer is not in the best interests of the Certificateholders and/or the Serviced Companion Loan Holders.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by a Directing Holder or any advice from a Directing Holder would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Loan Documents, any related Co-Lender Agreement or mezzanine intercreditor agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify in writing such Directing Holder, the Trustee and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of a Directing Holder that does not violate any law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

For so long as no CCR Control Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled to, with respect to each Outside Serviced Trust Loan, exercise the consent or approval rights set forth in Section 3.01(i) of this Agreement, exercise consultation rights in respect of “Major Decisions” (or any analogous concept) under, and within the meaning of, the applicable Other Pooling and Servicing Agreement and attend an annual meeting with the related Outside Servicer and the related Outside Special Servicer, in each case, to the extent the holder of such Outside Serviced Trust Loan is entitled to such rights pursuant to the related Co-Lender Agreement.

The Directing Holder will have no liability to the Trust Fund or Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for error in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability to any Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) a Directing Holder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) a Directing Holder may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the Holders of the Controlling Class); (iii) a Directing Holder does not have any liability or duties to the Holders of any Class of Certificates

(other than, in the case of the Controlling Class Representative, the Controlling Class); (iv) a Directing Holder may take actions that favor its own interests (or in the case of the Controlling Class Representative, the interests of the Holders of the Controlling Class) over the interests of the Holders of one or more other Classes of Certificates; and (v) a Directing Holder shall have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in clauses (i)-(iv) of this paragraph, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal thereof for having so acted; provided, however, that the rights of a Directing Holder are subject to any related mezzanine intercreditor agreement.

(b)           Notwithstanding anything to the contrary contained herein:

(i)            after the occurrence and during the continuance of a CCR Control Termination Event or a related Outside Control Termination Event, as applicable, the Controlling Class Representative or an Outside Controlling Note Holder, as applicable, shall have no right to consent to any action taken or not taken by any party to this Agreement;

(ii)           after the occurrence and during the continuance of a CCR Control Termination Event or a related Outside Control Termination Event, as applicable, but prior to the occurrence and continuance of a CCR Consultation Termination Event or a related Outside Consultation Termination Event, as applicable, the Controlling Class Representative or an Outside Controlling Note Holder, as applicable, shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Controlling Class Representative or such Outside Controlling Note Holder, as applicable, in connection with any action to be taken or refrained from taking with respect to the applicable Serviced Loan(s) to the extent set forth herein; provided, however, that the Controlling Class Representative shall not be permitted to consult with respect to any Serviced AB Loan Combination prior to the occurrence and continuance of an applicable Subordinate Companion Loan Control Termination Event;

(iii)          after the occurrence and during the continuance of a CCR Consultation Termination Event or a related Outside Consultation Termination Event, as applicable, the Controlling Class Representative or an Outside Controlling Note Holder, as applicable, shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder; and

(iv)          in the case of an AB Loan Combination, after the occurrence and during the continuance of an applicable Subordinate Companion Loan Control Termination Event, (x) any consent and/or consultation rights of the related Subordinate Companion Loan Holder with respect to the related AB Loan Combination shall terminate and (y) so long as a CCR Control Termination Event does not exist, the Controlling Class Representative shall be entitled to exercise the rights of the Directing Holder with respect to the related Serviced AB Loan Combination.

(c)           Notwithstanding anything to the contrary herein, neither the Master Servicer nor the Special Servicer shall take or refrain from taking any action pursuant to instructions from a Serviced Companion Loan Holder (or its Companion Loan Holder Representative) that would cause any one of them to violate applicable law, the terms of the related Serviced Loan Combination, the related Co-Lender Agreement, this Agreement, including the Servicing Standard, or the REMIC Provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Trust Fund, the Trustee, the Operating Advisor, the Certificate Administrator or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders or the Servicing Standard.

(d)           Each Certificateholder and Beneficial Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof. Any such Certificateholder (or Beneficial Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or Beneficial Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal thereof and/or any new Holder or Beneficial Owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator shall provide the identity of the then-current Controlling Class and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the Trust if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to this Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under Section 3.29(d)(ii) of this Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee shall be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator shall promptly contact the current Holder of the Controlling Class (or its designee) or one of its affiliates or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether such entity is the Holder (or Beneficial Owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Principal Amount. If at any time the current Holder of the Controlling Class (or its designee) or one of its Affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the Holder (or Beneficial Owner) of at least a majority of the Controlling Class by Certificate Principal Amount and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders of at least a majority of the Controlling Class by Certificate Principal Amount nor (ii) received notice of a replacement Controlling Class Representative pursuant to this Agreement, then a CCR Control Termination Event and a CCR Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue until such time as the Certificate Administrator receives either such notice.

Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator shall promptly forward notice thereof to each other party to this Agreement.

(e)           Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Principal Amount, or such Controlling Class Representative shall have notified the Certificate Administrator, the Master Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.

(f)             If at any time a book-entry certificate belongs to the Controlling Class, the Certificate Administrator shall notify the related Beneficial Owner or Beneficial Owners (through the Depository, unless the Certificate Administrator shall have been previously provided with the name and address of such Beneficial Owner or Beneficial Owners) of such event and shall request that it be informed of any change in the identity of the related Beneficial Owner from time to time.

(g)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor and the Trustee and the Certificate Administrator shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

(h)           Notwithstanding anything to the contrary contained herein, at any time when the Class E Certificates are the Controlling Class Certificates, the Holder of more than 50% of the Controlling Class Certificates (by Certificate Principal Amount) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in this Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor (any such Holder or group of affiliated Holders that makes such an election, the “Opting-Out Party”). Any such waiver shall remain effective, and a CCR Control Termination Event and a CCR Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue, with respect to such Holder and such Class until such time as either (x) the Class E Certificates are no longer the Controlling Class of Certificates or (y) the Opting-Out Party has (i) sold a majority of the Class E Certificates (by Certificate Principal Amount) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the Opting-Out Party retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (b) there is no voting agreement between the Opting-Out Party and the transferee and (c) the Opting-Out Party retains no direct or indirect economic interest in the Class E Certificates (such sale and certification, a “Class E Transfer”). Following any such Class E Transfer, or if the Class E Certificates are no longer the Controlling Class of Certificates, the successor holder of more than 50% of the Controlling Class of Certificates (by Certificate Principal Amount) shall again have the rights of a Controlling Class Representative as set forth herein without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder shall also have the right as provided in this Section 6.09(h) to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or to cause the exercise of any of the rights of the Controlling Class Representative as set forth in this Agreement. No successor Certificateholder described above in this paragraph shall have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to the Class E Transfer and had not also become a Corrected Loan prior to such Class E Transfer until such time as such Serviced Mortgage Loan becomes a Corrected Loan.

ARTICLE VII

DEFAULT

Section 7.01     Servicer Termination Events.

(a)            “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)           (A) any failure by the Master Servicer to make any deposit or payment required to be made by the Master Servicer to the Collection Account or Loan Combination Custodial Account or to any Serviced Companion Loan Holder on the day and by the time such deposit or remittance is required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account, the Excess Interest Distribution Account or the Exchangeable Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)          any failure by the Special Servicer to deposit into any REO Account, within two (2) Business Days after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account or the Loan Combination Custodial Account, as applicable, any amount required to be so deposited or remitted by the Special

Servicer pursuant to, and within one (1) Business Day after the time specified by, the terms of this Agreement; or

(iii)          any failure on the part of the Master Servicer or the Special Servicer, as applicable, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under this Agreement or such shorter period (not less than two (2) Business Days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates of any Class evidencing, as to such Class, not less than 25% of the Voting Rights allocable thereto (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component with the same alphabetical designation as a single “Class” for such purpose) or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if any such failure with a 30-day cure period is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days (provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure); or

(iv)          any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or any Serviced Companion Loan Holder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates entitled to not less than 25% of the Voting Rights or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if such breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days (provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure); or

(v)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

(vi)          the Master Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

(vii)         the Master Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)        any of Moody’s, Fitch or KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or one or more classes of Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or one or more classes of Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such event); or

(ix)          with respect to the Master Servicer, the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch and that rating is not reinstated within 60 days or, with respect to the Special Servicer, the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(x)           the Master Servicer or the Special Servicer, as applicable, or any primary servicer or Sub-Servicer appointed by the Master Servicer or the Special Servicer after the Closing Date (but excluding any Sub-Servicer set forth on Exhibit S), shall (A) for so long as the Trust is subject to the reporting requirements of Regulation AB or the Exchange Act, fail to deliver the items required to be delivered by this Agreement to enable the Certificate Administrator or Depositor to comply with the reporting obligations of the Trust under the Exchange Act or (B) for so long as any Other Securitization Trust is subject to the reporting requirements of Regulation AB or the

Exchange Act, fail to deliver any Exchange Act reporting items required to be delivered by such servicer to the related Other Depositor or related Other Exchange Act Reporting Party pursuant to Article X of this Agreement, in the case of each of clauses (A) and (B), within (a) with respect to the delivery of any item relating to a Reportable Event, two (2) Business Days of such failure to comply with Article X or (b) with respect to the delivery of any other item, five (5) Business Days of such failure to comply with Article X (any primary servicer or Sub-Servicer that defaults in accordance with this Section 7.01(a)(xi) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Servicer Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates (or, solely in the case of a Serviced Loan Combination, upon the written direction of an affected Serviced Companion Loan Holder) to the Trustee, then the Trustee shall, terminate the Master Servicer or the Special Servicer, as applicable. Notwithstanding anything to the contrary, it shall not be a Servicer Termination Event with respect to the pool of Mortgage Loans under clauses (i), (ii), (iii), (iv), (viii) or (ix) above if the failure, default or event only has an adverse effect on a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, but shall be a Servicer Termination Event with respect to the related Serviced Companion Loan and any related Serviced Companion Loan Holder shall: (i) in the case of any such failure, default or event on the part of the Master Servicer, have the remedies set forth in Section 7.01(d) with respect to the Servicer Termination Event with respect to the related Serviced Companion Loan; and (ii) with respect to any such failure, default or event on the part of the Special Servicer, be able to require termination of the Special Servicer with respect to, but only with respect to, the related Serviced Loan Combination.

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, the Master Servicer shall also be terminated as Special Servicer.

(b)           If the Master Servicer receives notice of termination under Section 7.01(c) solely due to a Servicer Termination Event under Section 7.01(a)(viii) or Section 7.01(a)(ix) and if the Master Servicer to be terminated pursuant to Section 7.01(c) provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(b). Upon receipt of the “request for proposal” materials, Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer pursuant to Section 7.01(c)) solicit good faith bids for the rights to service the Mortgage Loans and the Serviced Loan Combinations under this Agreement from at least three (3) Persons qualified to act as a successor Master Servicer hereunder in accordance with Section 6.04 (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The Trustee shall select the Qualified Bidder with the highest cash bid (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a Rating Agency Confirmation from each Rating Agency within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall request the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement, the amount of such cash bid received from the Successful Bidder (net of “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

The Master Servicer to be terminated pursuant to Section 7.01(c) of this Agreement shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans and the Serviced Loan Combinations, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Master Servicer to be terminated pursuant to Section 7.01(c) shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(b). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

(c)           In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and Serviced Loan Combination and the proceeds thereof, other than any rights the Master Servicer or Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 and subsection (b) above notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans and Serviced Loan Combination or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and Serviced Loan Combination and related documents, or otherwise. The Master Servicer and the Special Servicer each agrees that, in the event it is terminated pursuant to this Section 7.01, to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) with all documents and records requested by the Trustee (or the successor Master Servicer selected by the Trustee pursuant to Section 7.01(b) of this Agreement or the successor Master Servicer or Special Servicer, as applicable, otherwise appointed pursuant to Section 7.02 of this Agreement) to enable the Trustee or other successor to its responsibilities hereunder to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination and transfer of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or successor Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any Loan Combination Custodial Account, any REO Account or Lock-Box Account shall thereafter be received with respect to the Mortgage Loans and Serviced Loan Combination, and shall promptly provide the Trustee or such successor Master Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder. All reasonable costs and expenses actually incurred by the Trustee, the Certificate Administrator or the successor Master Servicer or successor Special Servicer in connection with transferring Mortgage Files, Servicing Files and related information, records and reports to the successor Master Servicer or Special Servicer and amending this Agreement to reflect (as well as providing appropriate notices to Mortgagors, ground lessors, insurers and other applicable third parties regarding) such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Trustee, the Certificate Administrator or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.

(d)           Notwithstanding Sections 7.01(a) and Section 7.01(c), if (1) any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities and the Master Servicer is not otherwise terminated in accordance with Section 7.01(c), or (2) a Servicer Termination Event on the part of the Master Servicer occurs that affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, the Master

Servicer may not be terminated in accordance with Section 7.01(c), but, at the written direction of the related Serviced Companion Loan Holder, the Master Servicer shall appoint, within 30 days of such direction, a sub-servicer (or, if the related Serviced Loan Combination is currently being sub-serviced, to replace, within 30 days of such direction, the then current sub-servicer with a new sub-servicer). In connection with the Master Servicer’s appointment of any sub-servicer at the direction of a Serviced Companion Loan Holder in accordance with this Section 7.01(d), the Master Servicer shall obtain a Rating Agency Confirmation from each Rating Agency. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the direction of a Serviced Companion Loan Holder in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation (other than the Excess Servicing Fee Right), of the Master Servicer under this Agreement with respect to the related Serviced Loan Combination, except that the Master Servicer shall be entitled to retain a portion of the Servicing Fee for the Mortgage Loan that is part of the related Serviced Loan Combination calculated at 0.0025% per annum with respect to such Mortgage Loan (and any related REO Mortgage Loan). Such sub-servicing agreement (a) may be terminated without cause and without payment of any fee and (b) shall also provide that such sub-servicer shall agree to become the master servicer under a separate servicing agreement for the applicable Serviced Loan Combination in the event that such Serviced Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Serviced Loan Combination and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any sub-servicer appointed by the Master Servicer at the direction of a Serviced Companion Loan Holder in accordance with this Section 7.01(d) shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer and obtain a Rating Agency Confirmation. In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.01(d), the terminated Master Servicer that was responsible for the Servicer Termination Event that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

(e)           If the Trustee, the Certificate Administrator or the Master Servicer has received written notice (which, for the purposes of this clause (e), shall include any publications by Moody’s, Fitch or KBRA of which the Trustee, the Certificate Administrator or any Servicing Officer of the Master Servicer, as the case may be, has actual knowledge) from Moody’s, Fitch or KBRA that the Master Servicer no longer is an approved master servicer then such party shall promptly notify the others and the Special Servicer, and the Certificate Administrator shall notify the related Serviced Companion Loan Holder of the same.

Section 7.02     Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall, subject to the following provisions of this Section 7.02, be its successor in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or moneys shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as Master Servicer or Special Servicer. The Trustee shall not be liable for any of the representations, liabilities or warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 of this Agreement nor shall the Trustee be required to purchase any Mortgage Loan or Serviced Loan Combination hereunder. As compensation therefor, the Trustee as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Fee or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans and Serviced Companion Loans that accrue after the date of the Trustee’s succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer and the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above and subject to Section 6.08, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee, or if the Rating Agencies do not provide Rating Agency Confirmations with respect to the Trustee so acting, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution for which a Rating Agency Confirmation from each Rating Agency has been obtained (at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Trust Fund), as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that, prior to the occurrence and continuance of a CCR Control Termination Event, the Controlling Class Representative shall have the right (and prior to the occurrence and continuance of a related Outside Control Termination Event, an Outside Controlling Note Holder shall have the right) to approve any such successor Special Servicer with respect to the applicable Serviced Loan(s) for which it is the Directing Holder. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until (i) the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder and (ii) the Depositor and, if applicable, each related Other Depositor shall have received the written notice and information with respect to the successor Special Servicer as set forth in Section 10.02(a). Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the Special Servicer, unless the Master Servicer is also the Special Servicer, the Master Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans and Serviced Companion Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder; provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses; provided, further that, for so long as no CCR Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Pari Passu Loan Combination is affected and no related Outside Consultation Termination Event has occurred and is continuing, the Trustee shall consult with the related Outside Controlling Note Holder) prior to the appointment of a successor to the Terminated Party at such amounts in excess of that permitted the Terminated Party. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03     Notification to Certificateholders.

(a)           Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to the Serviced Companion Loan Holders, and electronically, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, to the Rule 17g-5 Information Provider.

(b)           Within 30 days after the occurrence of any Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Certificate Administrator has actual knowledge, the Certificate Administrator shall transmit by mail to all Holders of Certificates and any affected Serviced Companion Loan Holder (to the extent the Certificate Administrator has received the notice information for such Serviced Companion Loan Holder after a request therefor) and electronically, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, to the Rule 17g-5 Information

Provider notice of such Servicer Termination Event or Operating Advisor Termination Event, unless such Servicer Termination Event or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04     Other Remedies of Trustee. During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Serviced Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the defaulting Master Servicer or Special Servicer, as applicable. If the Master Servicer or Special Servicer, as applicable, fails to remedy, after the presentation of reasonable documentation, the Trustee shall be entitled to be reimbursed for such expenses, costs and liability from the Collection Account or the Loan Combination Custodial Account, as applicable, as provided in Section 3.06 and Section 3.06A of this Agreement; provided that the Master Servicer or the Special Servicer, as applicable, shall not be relieved of such liability for such expenses, costs and liabilities. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event of the Master Servicer or the Special Servicer.

Section 7.05     Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer, with respect to the related Serviced Loan Combination only, by each affected Serviced Companion Loan Holder) may, on behalf of all Holders of Certificates, waive any Servicer Termination Event on the part of the Master Servicer, Special Servicer or any Operating Advisor Termination Event on the part of the Operating Advisor in the performance of its obligations hereunder and its consequences, except a Servicer Termination Event in connection with making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, a Loan Combination Custodial Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon. Any costs and expenses incurred by the Certificate Administrator in connection with such default and prior to such waiver shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, promptly upon demand therefor and if not reimbursed to the Certificate Administrator within 90 days of such demand, from the Trust Fund; provided that the Trust Fund shall be reimbursed by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, to the extent such amounts are reimbursed to the Certificate Administrator from the Trust Fund. Notwithstanding the foregoing,

(a) a Servicer Termination Event under any of Section 7.01(a)(i) and Section 7.01(a)(ii) of this Agreement may be waived only by all of the Certificateholders of the affected Classes (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose), and (b) a Servicer Termination Event under Section 7.01(a)(x) of this Agreement may be waived only with the consent of the Depositor, together with (in the case of each of clauses (a) and (b)) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event.

The foregoing paragraph notwithstanding, if the Holders representing at least the requisite percentage of the Voting Rights allocated to each affected Class of Certificates desire to waive a Servicer Termination Event by the Master Servicer, but a Serviced Companion Loan Holder related to a Serviced Loan Combination (if adversely affected thereby) does not wish to waive that Servicer Termination Event, then those Certificateholders may still waive that Servicer Termination Event, and the applicable Serviced Companion Loan Holder will be entitled to request that the Master Servicer appoint, within 60 days of the applicable Serviced Companion Loan Holder’s request, a sub-servicer (or, if the applicable Serviced Loan Combination is currently being subserviced, to replace, within 60 days of the applicable Serviced Companion Loan Holder’s request, the then current sub-servicer with a new sub-servicer) with respect to the applicable Serviced Loan Combination. In connection with the Master Servicer’s appointment of a sub-servicer at the request of a Serviced Companion Loan Holder in accordance with this Section 7.05, the Master Servicer shall obtain a Rating Agency Confirmation from each Rating Agency at the expense of the Serviced Companion Loan Holder. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the request of a Serviced Companion Loan Holder in accordance with this Section 7.05 shall be responsible for all duties, and shall be entitled to all compensation (other than the Excess Servicing Fee Right), of the Master Servicer under this Agreement with respect to the applicable Serviced Loan Combination, except that the Master Servicer shall be entitled to retain a portion of the Servicing Fee for the related Mortgage Loan calculated at 0.0025% per annum. Such Sub-Servicing Agreement (a) may be terminated without cause and without the payment of any fee and (b) shall also provide that such sub-servicer shall become the master servicer under a separate servicing agreement for the applicable Serviced Loan Combination in the event that the Serviced Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Serviced Loan Combination and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. Such sub-servicer (a) may be terminated without cause and without the payment of any fee and (b) shall meet the requirements of Section 3.01 of this Agreement. If any sub-servicer appointed by the Master Servicer at the request of a Serviced Companion Loan Holder in accordance with this Section 7.05 shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer with respect to which a Rating Agency Confirmation has been obtained at the expense of the applicable resigning or terminated sub-servicer (and any applicable Sub-Servicing Agreement shall so provide), and if the resigning or terminated sub-servicer fails to cover such expense, the Master Servicer shall do so. In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.05, the terminated Master Servicer that was responsible for the Servicer Termination Event that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

Section 7.06     Termination of the Operating Advisor.

(a)             An “Operating Advisor Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)             any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure with the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days;

(iii)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)           the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)          the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on its internet website, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event shall occur then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Non-Reduced Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor becomes aware.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Operating Advisor. Upon the written direction of holders of Certificates evidencing more than 50% of the Voting Rights of the Non-Reduced Certificates that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights of the Non-Reduced Certificates exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement by notice in writing to the Operating Advisor. The provisions set forth in the foregoing sentences of this Section 7.06(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive e-mail notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)           On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04 of this Agreement (excluding resignation under the circumstances contemplated in Section 6.04(b) where no successor Operating Advisor is required to be appointed) or (2) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee shall appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.06(b) of this Agreement; provided, however, that if the Trustee is the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor. The Trustee shall provide written notice of the appointment of an Operating Advisor to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Depositor and, with respect to each Serviced Loan as to which a Consultation Termination Event does not exist, the related Directing Holder within one Business Day of such appointment, and the Certificate Administrator shall provide written notice of such appointment to each Certificateholder within one Business Day of the receipt of such notice of appointment from the Trustee. Except as contemplated by Section 7.06(b) of this Agreement, the appointment of the Operating Advisor shall not be subject to the vote, consent or approval of the holder of any Class of Certificates.

The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Sponsor or an Affiliate of any of them. If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall appoint a successor Operating Advisor subject to and in accordance with this Section 7.06(c), which successor Operating Advisor may be an Affiliate of the Trustee. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party shall act as the Operating Advisor and the provisions in this Agreement relating to consultation with respect to the Operating Advisor shall not be applicable until a replacement Operating Advisor is appointed hereunder.

(d)           Upon any resignation or termination of the Operating Advisor and, if applicable, appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Depositor and, prior to the occurrence and continuance of an applicable Consultation Termination Event, the related Directing Holder and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider. In the event that the Operating Advisor resigns or is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such resignation or termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such resignation or termination).

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of the Trustee and the Certificate Administrator.

(a)           The Trustee, prior to the occurrence of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and Section 7.04 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Certificate Administrator undertakes to perform at all times such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Certificate Administrator shall be construed as a duty.

(b)           Each of the Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement to the extent specifically set forth herein; provided, however, that neither the Trustee nor the Certificate Administrator shall be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder if accepted in good faith. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request a corrected instrument, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s, as applicable, reasonable satisfaction, the Certificate Administrator (if the Certificate Administrator requested the corrected instrument or upon direction from the Trustee if the Trustee requested the corrected instrument) will provide notice thereof to the Certificateholders.

(c)           Neither the Trustee, the Certificate Administrator nor any of their respective officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator, as applicable, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)            Prior to the occurrence of a Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, the Trustee or the Certificate Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as applicable, that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

(ii)           Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts;

(iii)          Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under this Agreement;

(iv)          Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not the same Person as, or an Affiliate of, the Trustee or the Certificate Administrator, as applicable, and that is selected other than by the Trustee or the Certificate Administrator, as applicable, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Depositor, the Operating Advisor, any Serviced Companion Loan Holder, the Directing Holder or the

Controlling Class Representative or any other third Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action unless such action is incidental to its respective duties as Trustee or Certificate Administrator, as applicable, in accordance with this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund) and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, and the Trustee or the Certificate Administrator, as applicable, shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Trustee or the Certificate Administrator, as the case may be, or by reason of negligent disregard of the Trustee’s or the Certificate Administrator’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Trustee or the Certificate Administrator, as the case may be, of any of its representations or warranties contained herein; provided, however, that the Trustee or the Certificate Administrator may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder;

(vi)          Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure or receives written notice of such act, failure to act or breach from any other party to this Agreement, any Certificateholder or Beneficial Owner, a Serviced Companion Loan Holder, the Directing Holder or the Controlling Class Representative; and

(vii)         Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event shall the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

None of the provisions contained in this Agreement shall require the Trustee or the Certificate Administrator, in its capacity as Trustee or the Certificate Administrator, as applicable, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. None of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (other than the obligations to make Advances under Sections 3.20 and 4.06 of this Agreement), the Special Servicer or the Certificate Administrator under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer, the Special Servicer or the Certificate Administrator in accordance with the terms of this Agreement. None of the provisions contained in this Agreement shall in any event require the Certificate Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor under this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement (other than any funds invested with it in its commercial capacity or at its discretion).

(d)           The Operating Advisor, the Master Servicer, the Special Servicer or the Trustee may at any time request from the Certificate Administrator written confirmation of whether a CCR Control Termination Event occurred during the previous calendar year and the Certificate Administrator shall deliver such confirmation, based on information in its possession, to the requesting party within 10 Business Days of such request.

Section 8.02     Certain Matters Affecting the Trustee and the Certificate Administrator.

(a)           Except as otherwise provided in Section 8.01 of this Agreement:

(i)           Each of the Trustee and the Certificate Administrator may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)          Each of the Trustee and the Certificate Administrator may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)         (A)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as applicable, against the costs, expenses and liabilities which may be incurred therein or thereby; and

 (B)           the right of the Trustee or the Certificate Administrator, as applicable, to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Certificate

Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act;

provided that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)          Neither the Trustee, the Certificate Administrator nor any of their respective directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as applicable, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as applicable, not reasonably assured to the Trustee or the Certificate Administrator, as applicable, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively and if such investigation results from such Servicer Termination Event or Operating Advisor Termination Event, and otherwise by the Certificateholders requesting the investigation;

(vi)          Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder; and

(vii)         For purposes of this Agreement, the Trustee or the Certificate Administrator, as applicable, shall have notice of an event only when a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

(b)           Following the Startup Day, neither the Trustee nor the Certificate Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator, as applicable, shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding or subject a Trust REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator, as applicable, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

Neither the Trustee nor the Certificate Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Depositor pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(d)           Neither the Trustee nor the Certificate Administrator shall be responsible for delays or failures in performance resulting from acts beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

(e)            Each of the Certificate Administrator, Custodian, Rule 17g-5 Information Provider, Authenticating Agent, Paying Agent and Certificate Registrar shall be entitled to the same rights, indemnities, immunities, benefits (other than compensation), privileges and protections afforded to the Trustee hereunder in the same manner as if such party were the named Trustee herein mutatis mutandis.

(f)           Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Trustee or the Certificate Administrator that the Trustee or the Certificate Administrator, as applicable, deems to contain confidential, proprietary, and/or sensitive information may be encrypted. The recipient (the “E-mail Recipient”) of the encrypted e-mail communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure e-mail sent by the Trustee or the Certificate Administrator, as applicable, to the E-mail Recipient.

(g)           No provision of this Agreement or any Loan Document shall be deemed to impose any duty or obligation on the Trustee or the Certificate Administrator to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under the Loan Documents, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it (which determination may be based on Opinion of Counsel).

(h)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering including Section 326 of the USA PATRIOT Act (for purposes of this clause (h), “Applicable Law”), each of the Trustee and the Certificate Administrator is required to obtain, verify, record and update certain information relating to individuals and entities that maintain a business relationship with the Trustee or the Certificate Administrator, as applicable. Accordingly, each of the parties hereto agrees to provide to the Trustee or the Certificate Administrator, as applicable, upon its request from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee or the Certificate Administrator, as applicable, to comply with Applicable Law.

Section 8.03     Neither the Trustee Nor the Certificate Administrator Is Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, and the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except for its review thereof pursuant to Section 2.02); the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer); the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of moneys by or at the direction of the Master Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer), it being understood that the Trustee shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer or any Mortgagor; any action of the Master Servicer, the Special Servicer or the Operating Advisor (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) or any Sub-Servicer taken in the name of the Trustee except to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee as applicable hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement, in the Trustee’s capacity as Master Servicer or Special Servicer) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties as specifically set forth in this Agreement. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock Box Account, the Escrow Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee or the Certificate Administrator, as applicable. Neither the Trustee nor the Certificate Administrator shall have responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless in the case of the Trustee, the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as applicable, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect that such payment is not permitted by applicable law.

Section 8.04     Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator, each, in its individual capacity or any other capacity, may become the owner or pledgee of Certificates, and may deal with the Depositor and the Master Servicer in banking transactions, with the same rights it would have if it were not Trustee, the Certificate Administrator or such agent, as the case may be.

Section 8.05     Payment of Trustee/Certificate Administrator Fees and Expenses; Indemnification.

(a)           As compensation for the performance of its duties hereunder, the Trustee shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. As compensation for the performance of its duties hereunder, the Certificate Administrator shall be paid its portion of the Trustee/Certificate Administrator Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. The Trustee/Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. The Trustee/Certificate Administrator Fee (which in each case shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s and the Certificate Administrator’s sole form of compensation for all services rendered by each of them in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee or the Certificate Administrator, as applicable, hereunder. No Trustee/Certificate Administrator Fee shall be payable with respect to any Companion Loan. In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled.

(b)           Each of the Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and, except for Advances otherwise reimbursable hereunder, advances incurred or made by the Trustee or the Certificate Administrator, as applicable, pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are “unanticipated expenses” as described in clause (d) below, except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that, subject to Section 8.01 and Section 8.02 of this Agreement, neither the Trustee nor the Certificate Administrator shall refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee/Certificate Administrator Fee or the Trustee’s expenses or the Certificate Administrator’s expenses, as applicable.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable out-of-pocket expenses incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expenses as may arise from the negligence or bad faith of the Trustee.

(c)           Each of the Paying Agent, the Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian, the Trustee, the Depositor, the Master Servicer and the Special Servicer (each, an “Indemnifying Party”) shall indemnify the Trustee, the Paying Agent, the Authenticating Agent, the Certificate Administrator, the Certificate Registrar, the Custodian and their respective Affiliates and each of the directors, officers, employees and agents of the Paying Agent, the Authenticating Agent, the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian and their respective Affiliates (each, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective obligations or duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder. Each of the Paying Agent, the Authenticating Agent, the Trustee, the Certificate Registrar, the Custodian and the Certificate Administrator shall indemnify each of the Master Servicer and the Special Servicer and its Affiliates and each of the directors, officers, employees and agents of each of the Master Servicer and the Special Servicer and its Affiliates (each, a “Servicer Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Servicer Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Servicer Indemnified Party in any action or proceeding between the Trustee, the Paying Agent, the Authenticating Agent, the Certificate Registrar, the Custodian or the Certificate Administrator, as applicable, and the Servicer Indemnified Party or between the Servicer Indemnified Party and any third party or otherwise) related to the Trustee’s, the Authenticating Agent’s, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s or the Certificate Administrator’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder. Each of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator and the Trustee shall indemnify the Depositor, any employee, director or officer of the Depositor, and the Trust Fund and hold the Depositor, any employee, director or officer of the Depositor, and the Trust Fund harmless against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties (i) as a result of any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator or the Trustee, as the case may be, or by reason of negligent disregard of the Authenticating Agent, the Paying Agent’s, the Certificate Registrar’s, the Custodian’s, the Certificate Administrator’s or the Trustee’s, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Authenticating Agent, the Paying Agent, the Certificate Registrar, the Custodian, the Certificate Administrator or the Trustee, as the case may be, of any of its representations or warranties contained herein.

(d)           The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the Indemnified Party in any action or proceeding between the Trust Fund and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates, in each case to the extent and only to the extent, such payments are expressly reimbursable under this Agreement, or are unanticipated expenses (as defined below), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct, or negligent disregard of obligations and duties hereunder, of the Indemnified Party and (ii) except to the extent such amounts are not paid pursuant to this Section 8.05, those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(c). The term “unanticipated expenses” shall include any fees, expenses and disbursements of the Trustee or the Certificate Administrator or any separate trustee or co-trustee or certificate administrator appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date, and the losses, liabilities, damages, claims or incremental expenses (including reasonable attorneys’ fees) incurred or, except in the case of an Advance otherwise reimbursable hereunder, advanced by an Indemnified Party in connection with (i) a default under any Mortgage Loan and (ii) any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)           Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as applicable, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Authenticating Agent, the Certificate Registrar or the Custodian.

(f)             This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

Section 8.06     Eligibility Requirements for the Trustee and the Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by federal or state authority, and the Trustee shall not be an Affiliate of any other member of the Restricted Group (other than an Underwriter and, during any period when the Trustee has assumed the duties of the Master Servicer pursuant to Section 7.02 , the Master Servicer). Further, (i) the Trustee is required to maintain a rating on its unsecured long term debt of at least (A) “A” by Fitch and (B) “A1” by

Moody’s (or “A2” by Moody’s if the Trustee has a short term debt rating of at least “P-1” from Moody’s; provided, however, that solely with respect to Deutsche Bank Trust Company Americas as the initial Trustee, for so long as the Master Servicer maintains a rating on its unsecured long term debt of at least “A2” by Moody’s and a short term debt rating of at least “P-1” from Moody’s, the initial Trustee will be deemed to have met the eligibility requirement in this clause (i)(B) if it maintains a rating on its unsecured long term debt of at least “Baa2” by Moody’s and a short term debt rating of at least “P-2” from Moody’s) (or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation), and (ii) the Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by Fitch and (B) “Baa2” by Moody’s (or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation). In addition, the Trustee shall satisfy the requirements for a trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax from its own funds and continue as Trustee or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07.

Section 8.07     Resignation and Removal of the Trustee or the Certificate Administrator. Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the other such party, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificateholders, the Serviced Companion Loan Holders and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider. Upon such notice of resignation, the Master Servicer shall promptly appoint a successor Trustee or the Certificate Administrator, as applicable, with respect to which the Rating Agencies have provided a Rating Agency Confirmation to the resigning Trustee or Certificate Administrator, as applicable, and the successor Trustee or Certificate Administrator, as applicable. If no successor Trustee or Certificate Administrator, as applicable, shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator, as applicable. The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation (including, but not limited to, the costs of assigning Mortgage Loans by reason of change in Trustee).

If at any time either the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or if at any time either the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and promptly appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and to the successor Trustee or Certificate Administrator, as applicable. The Holders of Certificates entitled to more than 50% of the Voting Rights of all of the Certificates may at any time remove the Trustee or the Certificate Administrator and appoint a successor Trustee or the Certificate Administrator, as applicable, by written instrument or instruments, in five originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer, one complete set to the Trustee (in connection with the removal of the Certificate Administrator), one complete set to the Certificate Administrator (in connection with the removal of the Trustee), one complete set to the Trustee or Certificate Administrator, as applicable, so removed and one complete set to the successor Trustee or Certificate Administrator, as applicable, so appointed, and a copy thereof shall be delivered to the Serviced Companion Loan Holders.

In the event that the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans or Serviced Loan Combination shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including Advances and any accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal, and no termination without cause shall be effective until the payment of such amounts to the Trustee or the Certificate Administrator, as applicable). The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its termination or removal; provided that if the Trustee or the Certificate Administrator, as applicable, is terminated without cause by the Holders of Certificates evidencing more than 50% of the Voting Rights of all Certificates as provided in the immediately preceding paragraph, then such Holders will be required to pay all the reasonable costs and expenses of the Trustee or the Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including, if applicable, custody of the Mortgage Files) of the Trustee or Certificate Administrator, as applicable, to a successor trustee or certificate administrator.

Any resignation or removal of the Trustee or the Certificate Administrator and appointment of a successor Trustee or Certificate Administrator, as applicable, pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee or successor Certificate Administrator, as applicable, as provided in Section 8.08.

Upon the resignation or upon the termination of the Trustee, the outgoing Trustee shall (subject to the terms of the third paragraph of this Section 8.07), at its own expense, ensure that prior to its transfer of duties to any successor (to the extent such Loan Document was assigned or endorsed to the Trustee), (A) the original executed Note for each Mortgage Loan, is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass Through Certificates, Series 2015-GC29” or in blank, and (B) in the case of the other Loan Documents, are assigned (and, other than in connection with the removal of the Trustee without cause, recorded as appropriate) to such successor, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made. The outgoing Trustee shall provide copies of the documentation provided for in items (A) and (B) above to the Master Servicer, in each case to the extent such copies are not already in the Master Servicer’s possession. If the Trustee is removed without cause, the Loan Documents identified in clause (B) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so required by the Master Servicer or the Special Servicer and at the expense of the Trust (for so long as no CCR Control Termination Event is continuing, with the consent of the Controlling Class Representative, and during the continuance of a CCR Control Termination Event but prior to the occurrence and continuance of a CCR Consultation Termination Event, after consultation with the Controlling Class Representative).

Section 8.08     Successor Trustee or Successor Certificate Administrator.

(a)           Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 of this Agreement shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to the predecessor Trustee or Certificate Administrator, as applicable, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that a Rating Agency Confirmation shall be obtained from each Rating Agency with respect to the appointment of such successor Trustee or Certificate Administrator. The predecessor Certificate Administrator shall deliver to the successor Certificate Administrator all Mortgage Files and related documents and statements held by it hereunder. The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator, as applicable, all such rights, powers, duties and obligations. No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or Certificate Administrator, as applicable, shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor Trustee or Certificate Administrator, as applicable, as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Certificate Administrator, as applicable, hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to the Companion Loan Holders. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Certificate Administrator, the successor Trustee or Certificate Administrator, as applicable, shall cause such notice to be mailed at the expense of the Depositor.

(b)           Any successor Trustee or Certificate Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09     Merger or Consolidation of the Trustee or the Certificate Administrator. Any entity into which the Trustee or the Certificate Administrator may be merged or converted, or with which the Trustee or the Certificate Administrator, as applicable, may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator, as applicable, shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator, as applicable, shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10     Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund, the assets thereof or any property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in the identity, organization, status, power, conflicts, internal policy or other development with respect to the Trustee, and/or (ii) the Trust Fund, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Trust Fund; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of or none of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Trust Fund) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to, such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11     Access to Certain Information.

(a)           The Certificate Administrator and the Custodian shall afford to any Privileged Person (including the Operating Advisor and the related Directing Holder) access to any documentation (other than any Privileged Information) regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

(b)           The Certificate Administrator (or, in the case of the Mortgage Files, the Trustee) shall maintain at its offices (and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available) for review by any Privileged Person originals and/or copies of the following items (to the extent such items were prepared by or delivered to the Certificate Administrator (or the Trustee, as applicable) in electronic format):

(i)            the Prospectus and the Prospectus Supplement;

(ii)           this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(iii)          all Certificate Administrator reports made available to holders of each relevant class of Certificates since the Closing Date;

(iv)          all Distribution Date Statements and all CREFC® reports actually delivered or otherwise made available to Certificateholders pursuant to Section 4.02 of this Agreement since the Closing Date;

(v)          the annual assessments as to compliance (in the case of the Master Servicer and the Special Servicer) and the Officer’s Certificates delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vi)          the annual independent public accountants’ servicing report caused to be delivered by the Master Servicer and the Special Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.10 of this Agreement;

(vii)         the most recent inspection report prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator in respect of each Mortgaged Property pursuant to Section 3.18 of this Agreement;

(viii)        any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(e) of this Agreement revealed that neither of the conditions set forth in clauses (i) and (ii) thereof was satisfied;

(ix)          the Mortgage Files, including any and all modifications, waivers and amendments of the terms of the Mortgage Loans (or the Serviced Loan Combinations) entered into or consented to by the Master Servicer, the Special Servicer, any Outside Servicer or any Outside Special Servicer and delivered to the Trustee (or a Custodian on its behalf) pursuant to Section 3.24 of this Agreement;

(x)           the summary of each Final Asset Status Report delivered to the Certificate Administrator pursuant to Section 3.21(b) of this Agreement and the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, together with the other information specified in Section 4.02(b) of this Agreement;

(xi)           any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Master Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xii)         notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, any Outside Servicer, any Outside Special Servicer or any Outside Trustee (and appointments of successors thereto);

(xiii)         all Special Notices;

(xiv)        any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

(xv)         any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

The Certificate Administrator shall provide, or cause to be provided, copies of any and all of the foregoing items upon reasonable written request of any of the parties set forth in the previous sentence.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

ARTICLE IX

TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

Section 9.01     Termination; Optional Mortgage Loan Purchase.

(a)           The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to subsection (c), (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to subsection (h) and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or

REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof. All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

(b)           In connection with a termination contemplated by Section 9.01(a) of this Agreement, the Trust REMICs outstanding shall be terminated and the assets of the Lower-Tier REMIC shall be sold or otherwise disposed of in connection therewith, pursuant to a “plan of complete liquidation” within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the assets of the Lower-Tier REMIC shall be sold for cash and that each such Trust REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Certificate Administrator in the final federal income tax returns of each Trust REMIC. Notwithstanding the termination of the Trust REMICs, or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for the Trust REMICs and for the Grantor Trust for the period ending with such termination, and shall maintain books and records with respect to the Trust REMICs and the Grantor Trust for the period for which it maintains its own tax returns or other reasonable period.

(c)           The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to this Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price (excluding the amount described in clause (g) of the definition of “Purchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to this subsection (c).

(d)    If the Trust Fund has not been previously terminated pursuant to subsection (c) or subsection (h) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full an amount equal to the remaining Certificate Principal Amount or Lower-Tier Principal Balance, as applicable, of each such Class of Certificates and Lower Tier Regular Interest, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01 of this Agreement (or, if no such Regular Certificates or any Class PEZ Regular Interests are then outstanding, to the Holders of the Class R Certificates) and (ii) to the Holders of the Grantor Trust Certificates, of any amount remaining in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Exchangeable Distribution Account and/or the Excess Liquidation Proceeds Reserve Account, as applicable, in any case, following the later to occur of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (b) the liquidation or disposition pursuant to Section 3.17 of this Agreement of the last asset held by the Trust Fund.

(e)    Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders at their addresses shown in the Certificate Register (with a copy to the Master Servicer, the Special Servicer and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider) as soon as practicable after the Certificate Administrator shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)            specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)           specify the amount of any such final distribution, if known; and

(iii)          state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(f)           Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

(g)           For purposes of this Section 9.01, the Remaining Certificateholder shall have the first option to terminate the Trust Fund pursuant to subsection (h), and then the Holders of the Controlling Class representing more than 50% of the Certificate Principal Amount of the Controlling Class, and then the Special Servicer, and then the Master Servicer, and then the Holders of Class R Certificates representing more than 50% of the Percentage Interests in such Class, in each of the last four cases, pursuant to subsection (c).

(h)           Following the date on which the Class X-A Notional Amount, the Class X-B Notional Amount, the Class X-D Notional Amount and the aggregate Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D Certificates and the Class PEZ Regular Interests are reduced to zero, the Remaining Certificateholder shall have the right to exchange all of its Certificates (but excluding the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Remaining Certificateholder shall pay the Master Servicer an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Principal Amount of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360. In the event that the Remaining Certificateholder elects to exchange all of the Certificates (other than the Class S and Class R Certificates) for all of the Mortgage Loans and each REO Property (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) remaining in the Trust Fund in accordance with the preceding sentence, such Remaining Certificateholder, not later than the Termination Date, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, the Exchangeable Distribution Account or a Distribution Account, but only to the extent that such amounts are not already on deposit in the Collection Account. Upon confirmation that such final deposits have been made and following the surrender of all remaining Certificates (other than the Class S and Class R Certificates) by the Remaining Certificateholder on the Termination Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Remaining Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Remaining Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties (and including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Section 9.01. Thereafter, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee (other than the making of certain payments to Certificateholders and Serviced Companion Loan Holders, sending of certain notices, the maintenance of books and records and the preparation and filing of final tax returns), shall terminate. Such transfers shall be subject to any rights of any Sub-Servicers to service (or to perform select servicing functions with respect to) the Mortgage Loans. For federal income tax purposes, the Remaining Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Principal Amount of its remaining Certificates (other than the Class S and Class R Certificates), plus accrued and unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributed in respect of the Lower-Tier Regular Interests and such Certificates. The remaining Mortgage Loans and REO Properties (or the Trust’s interests therein) are deemed distributed to the Remaining Certificateholder in liquidation of the Trust Fund pursuant to this Section 9.01.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01     Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor and any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, and any Serviced Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit the Depositor or any Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor or any Other Depositor, as applicable, to be necessary in order to effect such compliance.

Section 10.02     Succession; Sub-Servicers; Subcontractors.

(a)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.07 of this Agreement), in connection with the succession to the Master Servicer, the Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Master Servicer, the Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer, the Special Servicer or any such Sub-Servicer, the Master Servicer (other than if pursuant to an appointment under Section 7.01 or Section 7.02 of this Agreement) or the Special Servicer, as applicable, shall provide to the Depositor, as well as any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and each such Other Depositor, all information relating to such successor servicer reasonably requested by the Depositor or any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, if the Master Servicer, the Special Servicer, any Sub-Servicer, the Custodian, the Trustee and the Certificate Administrator (each of the Master Servicer, the Special Servicer, the Custodian, the Trustee and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 10.02(b), Section 10.02(c), Section 10.02(d) and Section 10.17, a “Servicer”) utilizes one or more Subcontractors to perform certain of its obligations hereunder, such Servicer shall promptly upon request provide to the Depositor, as well as any Other Depositor as to which the applicable Serviced Companion Loan is affected, a written description (in form and substance satisfactory to the Depositor and each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicer shall cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor to comply with the provisions of Section 10.09 and Section 10.10 of this Agreement to the same extent as if such Subcontractor were such Servicer. Such Servicer shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 10.09 and Section 10.10 of this Agreement, in each case, as and when required to be delivered.

(c)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then the engagement of such Subcontractor shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Subcontractor and sub-servicing agreement and, if such Subcontractor is engaged by the Master Servicer or the Special Servicer, such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement. Written notice of the engagement of such Subcontractor and the related Sub-Servicing Agreement (other than such agreements set forth on Exhibit S hereto) (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) shall be delivered to the Depositor, the Certificate Administrator and each such Other Depositor at least five (5) Business Days prior to the effective date of such engagement. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator, as well as any Other Exchange Act Reporting Party as to which the applicable Serviced Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing and subject to Section 3.01(c) of this Agreement, if the Master Servicer or the Special Servicer engages a Sub-Servicer or if any other Servicer engages a sub-servicer, in each case, in connection with the performance of any of the duties of the Master Servicer, the Special Servicer or such other Servicer, as applicable, under this Agreement and the related Sub-Servicing Agreement (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) is either (i) assigned (other than, in the case of a Sub-Servicer engaged by the Master Servicer, an assignment to the Master Servicer) or (ii) amended or modified and the Master Servicer, the Special Servicer or such other Servicer, as applicable, determines that, as a result of such amendment or modification, the Sub-Servicer or sub-servicer, as applicable, would become a “servicer” within the meaning of Item 1101 of Regulation AB that (1) meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB or (2) meets the criteria in Item 1108(a)(2)(iii) of Regulation AB and services 20% or more of the pool assets, then the Master Servicer, the Special Servicer or such other Servicer, as applicable, shall provide written notice of such amendment, modification or assignment to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected at least five (5) Business Days prior to the effective date of such amendment, modification or assignment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.07 of this Agreement). Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator, as well as any Other Exchange Act Reporting Party as to which the applicable Serviced Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)           For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.07 of this Agreement) and shall furnish pursuant to Section 10.07 of this Agreement to the Depositor and each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for the Certificate Administrator, the Trustee and each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 of this Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 10.03     Filing Obligations.

(a)           The Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with the Depositor and each Other Depositor in connection with the satisfaction of the Trust’s and each Other Securitization Trust’s reporting requirements under the Exchange Act. Pursuant to Section 10.04, Section 10.05 and Section 10.07, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, 10-K and 8-K required by the Exchange Act with respect to the Trust, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

(b)           In the event that the Certificate Administrator is unable to timely file with the Commission or deliver to any Other Depositor or Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator shall promptly as soon as practicable, but in no event later than twenty-four (24) hours after determination (but if the next calendar day is not a Business Day, then in no event later than 10:00 a.m., New York time, on the next Business Day), notify the Depositor, such Other Depositor or Other Exchange Act Reporting Party thereof. In the case of Forms 10-D and 10-K, the Depositor and the Certificate Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor thereof, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A or Form 10-K/A. In the event that any previously filed Form 10-D needs to be amended, the Certificate Administrator shall notify the Depositor thereof, and such other parties as needed, and the parties hereto shall cooperate to prepare any necessary Form 10-D/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.03 related to the timely preparation and filing of Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Article X. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.04     Form 10-D Filings.

(a)           Within 15 calendar days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D then required by the Exchange Act, in form and substance as then required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto; provided that the Certificate Administrator shall redact from such Distribution Date Statement any information relating to the ratings of the Certificates and the identity of the Rating Agencies. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph, be (i) reported by the parties set forth on Exhibit U to this Agreement to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes and (ii) approved by the Depositor and each such Other Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting, direction and approval.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one (1) Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) certain parties to this Agreement, as set forth on Exhibit U to this Agreement, shall be required to provide to the Certificate Administrator, the Depositor, and each Other Exchange Act Reporting Party and Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party) in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, (ii) the parties listed on Exhibit U to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D with respect to the Trust; provided that any Depositor’s approval pursuant to this clause (iii) shall not relieve any parties listed on Exhibit U of its obligations to provide Additional Form 10-D Disclosure that is true and accurate in all material respects and in compliance with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit U to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D with respect to the Trust pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it with respect to the Trust (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(a) of this Agreement, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Commission’s assigned “Central Index Key” for the Depositor, which information the Depositor shall deliver to the Certificate Administrator, and (iii) a reference to the most recent Form ABS-15G filed by each Mortgage Loan Seller and the Commission’s assigned “Central Index Key” for each such filer, which information each Mortgage Loan Seller is required to deliver to the Certificate Administrator pursuant to Section 6(i) of the applicable Loan Purchase Agreement.

(b)           After preparing a Form 10-D with respect to the Trust, the Certificate Administrator shall forward electronically a copy of such Form 10-D to the Depositor for review. Within two (2) Business Days after receipt of such copy, but no later than the 9th calendar day after the related Distribution Date or, if the 9th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. Within two (2) Business Days after receipt of such copy, but no later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D with respect to the Trust and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-D (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission. If a Form 10-D with respect to the Trust cannot be filed on time or if a previously filed Form 10-D with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will make available on its internet website a final executed copy of each Form 10-D with respect to the Trust prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, telecopy number: (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, telecopy number: (646) 328-2943, e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.04 related to the timely preparation and filing of Form 10-D with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.04. The Certificate Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-D with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(c)           Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-D with respect to the Trust, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.04(b) of this Agreement.

Section 10.05     Form 10-K Filings. (a) Within 90 days after the end of each fiscal year of the Trust (it being understood that the fiscal year of the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing within 90 days after December 31, 2015, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-K then required by the Exchange Act, in form and substance as then required by the Exchange Act. Each such Form 10-K with respect to the Trust shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator (in the form required by this Agreement) within the applicable time frames set forth in this Agreement:

(i)           an annual compliance statement for each Certifying Servicer and each Additional Servicer engaged by each Certifying Servicer, as described under Section 10.08;

(ii)          (A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 10.09; and

(B)           if any such report on assessment of compliance with Servicing Criteria described under Section 10.09 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with Servicing Criteria described under Section 10.09 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)         (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.10; and

(B)           if any registered public accounting firm attestation report described under Section 10.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)        a certification in the form attached to this Agreement as Exhibit X, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the second following paragraph, be (i) reported by the parties set forth on Exhibit V to this Agreement to the Depositor, the Certificate Administrator and any Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes and (ii) approved by the Depositor and such Other Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval.

Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party, if any, during such fiscal year. Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall, upon request (which can be in the form of electronic mail and which may be continually effective), provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2015, (i) the parties listed on Exhibit V to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Certificate Administrator, the Depositor and each Other Exchange Act Reporting Party and Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor, each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit V to this Agreement applicable to such party, (ii) the parties listed on Exhibit V to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit W to this Agreement, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K with respect to the Trust; provided that any Depositor’s approval pursuant to this clause (iii) shall not relieve any parties listed on Exhibit V of its obligations to provide Additional Form 10- K Disclosure that is true and accurate in all material respects and in compliance with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K with respect to the Trust pursuant to this paragraph.

After preparing a Form 10-K with respect to the Trust, the Certificate Administrator shall forward electronically a preliminary copy of such Form 10-K to the Depositor for review no later than March 15 in the year immediately following the year as to which such Form 10-K relates, or, if March 15 is not a Business Day, on the immediately following Business Day. Within three (3) Business Days after receipt of such copy, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such preliminary Form 10-K. The Certificate Administrator shall provide a complete Form 10-K with respect to the Trust to the Depositor for review no later than March 21 in the year immediately following the year as to which such Form 10-K relates, or if March 21 is not a Business Day, on the immediately following Business Day. Within three (3) Business Days after receipt of such complete Form 10-K, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes or approval to such complete Form 10-K. No later than 5:00 p.m. (New York City time) on the third Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K with respect to the Trust and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Upon receipt of such signed Form 10-K (in electronic form or by fax copy), the Certificate Administrator shall deem such report to be approved by the Depositor and shall proceed with filing such report with the Commission. If a Form 10-K with respect to the Trust cannot be filed on time or if a previously filed Form 10-K with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on the Certificate Administrator’s Website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, telecopy number: (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, telecopy number: (646) 328-2943, e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or such other address as the Depositor may direct. The parties to this

Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.05 related to the timely preparation and filing of Form 10-K with respect to the Trust is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 10.05. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any Form 10-K with respect to the Trust, where such failure results because required disclosure information was either not delivered to the Certificate Administrator or delivered to the Certificate Administrator after the delivery deadlines set forth in this Agreement, not resulting from its own negligence, bad faith or willful misconduct.

(b)           Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-K with respect to the Trust, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the day on which the Depositor provided its signature for such filing pursuant to Section 10.05(a) of this Agreement.

Section 10.06     Sarbanes-Oxley Certification. Each Form 10-K with respect to the Trust shall include a Sarbanes-Oxley Certification in the form attached to this Agreement as Exhibit X required to be included therewith pursuant to the Sarbanes-Oxley Act. The Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian and the Trustee shall provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization Trust (the “Certifying Person”) no later than March 15 in the year immediately following the year as to which such Form 10-K relates or, if March 15 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3, Exhibit Y-4, Exhibit Y-5 and Exhibit Y-6, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. With respect to each Outside Serviced Trust Loan serviced under the applicable Other Pooling and Servicing Agreement, the Master Servicer will use commercially reasonable efforts to procure, and upon receipt deliver to the Certifying Person, a Sarbanes-Oxley back-up certification similar in form and substance to the applicable certification from the related Outside Servicer, the related Outside Special Servicer, the related Outside Paying Agent and the related Outside Trustee. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 10.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 10.07     Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K with respect to the Trust in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) that is approved by the Depositor shall, pursuant to the following paragraph, be reported by the applicable parties set forth on Exhibit Z to this Agreement to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which such Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K with respect to the Trust, absent such reporting, direction and approval.

For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), within one (1) Business Day after the occurrence of a Reportable Event (using commercially reasonable efforts), but in no event later than 1:00 p.m. (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit Z to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to the Depositor, the Certificate Administrator and each Other Depositor and Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Depositor, the Certificate Administrator, each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties any Form 8-K Disclosure Information described on Exhibit Z to this Agreement as applicable to such party, if applicable (ii) the parties listed on Exhibit Z to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit S, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit W, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K with respect to the Trust; provided that any Depositor’s approval pursuant to this clause (iii) shall not relieve any parties listed on Exhibit Z of its obligations to provide Form 8 K Disclosure Information that is true and accurate in all material respects and in compliance with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Z of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K with respect to the Trust pursuant to this paragraph.

Upon receipt of any notice of execution of an Other Pooling and Servicing Agreement with respect to an Outside Serviced Trust Loan or notice of any Reportable Event with respect to any Outside Service Provider of an Outside Serviced Trust Loan, the Trustee or the Certificate Administrator, as the case may be, shall promptly notify the Depositor of such notice and cooperate with the Depositor to prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act.

After preparing any Form 8-K with respect to the Trust, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than 1:00 p.m. (New York City time) on the third Business Day after the related Reportable Event (but in no event earlier than 24 hours after having received approved Form 8-K Disclosure Information pursuant to the immediately preceding paragraph). Promptly, but no later than the close of business on the third Business Day after the related Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon on the fourth Business Day after the related Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K with respect to the Trust and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K with respect to the Trust cannot be filed on time or if a previously filed Form 8-K with respect to the Trust needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.03(b) of this Agreement. Promptly after filing with the Commission, the Certificate Administrator will, make available on its internet website a final executed copy of each Form 8-K with respect to the Trust, to the extent such Form 8-K has been prepared and filed by the Certificate Administrator. The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, telecopy number: (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, telecopy number: (646) 328-2943, e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or such other address as the Depositor may direct. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 8-K with respect to the Trust is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.07. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any Form 8-K with respect to the Trust, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

In the case of a Form 8-K that is filed by or on behalf of the Trust as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the proposed successor Master Servicer, Special Servicer, Trustee or Certificate Administrator, as applicable, shall, as a condition to such succession and at the reasonable expense of the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement, provide to the Certificate Administrator and the Depositor on or before the date of such proposed succession the following: (i) any information (including, but not limited to, disclosure information) required for the Trust to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the initial Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to this Trust.

Section 10.08     Annual Compliance Statements. The Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian and, if it has made an Advance during the applicable calendar year, the Trustee shall furnish (and each of the Master Servicer, the Special Servicer, the Custodian and the Certificate Administrator (i) with respect to any Additional Servicer of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Additional Servicer to furnish, and (ii) with respect to any other Additional Servicer of such party (other than any party to this Agreement), shall cause such Additional Servicer to furnish) (each such Additional Servicer and each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Trustee (if applicable), a “Certifying Servicer”) to the Certificate Administrator, the Serviced Companion Loan Holders (or, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of an Officer’s Certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before March 15 of each year, commencing in March 2016, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. The Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall cause (or, in the case of an Additional Servicer that is a Mortgage Loan Seller Sub-Servicer, shall use its commercially reasonable efforts to cause) each Additional Servicer hired by it to, forward a copy of each such statement to, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13, the Rule 17g-5 Information Provider. Promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Additional Servicer with which the Master Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each Certifying Servicer that serviced a Mortgage Loan or Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered.

With respect to each Outside Serviced Trust Loan serviced under the applicable Other Pooling and Servicing Agreement, the Certificate Administrator shall request, and upon receipt deliver to the Depositor, from a “Servicing Officer” or “Responsible Officer” (as such terms are defined in the applicable Other Pooling and Servicing Agreement), as applicable, of the related Outside Servicer, Outside Special Servicer, Outside Custodian, Outside Trustee and Outside Paying Agent or Outside Certificate Administrator an Officer’s Certificate in form and substance similar to the Officer’s Certificate described in this Section or such other form as is set forth in the Other Pooling and Servicing Agreement.

Section 10.09     Annual Reports on Assessment of Compliance With Servicing Criteria.

(a)           On or before March 15 of each year commencing in March 2016, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and, if it has made (or is required to make) an Advance during the applicable calendar year, the Trustee, each at its own expense, shall furnish (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, any Servicing Function Participant and, if it has made (or is required to make) an Advance during the applicable calendar year, the Trustee, as the case may be, a “Reporting Servicer”) to the Certificate Administrator, the Trustee, the Serviced Companion Loan Holders (or, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of a report furnished by the Special Servicer and only after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.09 shall be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit O to this Agreement delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit O to this Agreement and notify the Depositor of any exceptions. For the avoidance of doubt, the Trustee shall have no obligation or duty to determine whether any such report (other than any such report furnished by the Trustee or any Servicing Function Participant of the Trustee) is in form and substance in compliance with the requirements of Regulation AB.

(b)           On the Closing Date, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and the Operating Advisor each acknowledge and agree that Exhibit O to this Agreement sets forth the Relevant Servicing Criteria for such party.

(c)           No later than the end of each fiscal year for the Trust, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and, if it has made (or is required to make) an Advance during such fiscal year, the Trustee shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, and the Certificate Administrator shall notify the Depositor and each Other Depositor as to the name of each Servicing Function Participant utilized by it, during such fiscal year, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), the Operating Advisor and any Servicing Function Participant submit their assessments pursuant to Section 10.09(a) of this Agreement, such parties will also at such time include the assessment (and related attestation pursuant to Section 10.10 of this Agreement) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)           In the event the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if it has made, or is required to make, an Advance during the applicable period) or the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause) any Servicing Function Participant of such party to provide (and the Master Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant (or, in the case of each Servicing Function Participant that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to provide) an annual assessment of compliance pursuant to this Section 10.09, coupled with an attestation as required in Section 10.10 of this Agreement with respect to the period of time that the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if it has made, or is required to make, an Advance during such period of time) or the Operating Advisor was subject to this Agreement or the period of time that the applicable Servicing Function Participant was subject to such other servicing agreement.

With respect to each Outside Serviced Trust Loan serviced under the applicable Other Pooling and Servicing Agreement, the Certificate Administrator shall use commercially reasonable efforts to obtain, and upon receipt deliver to the Depositor, an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.10 from the related Outside Servicer, Outside Special Servicer, Outside Custodian, Outside Trustee and Outside Paying Agent or Outside Certificate Administrator and in form and substance similar to the annual report on assessment of compliance described in this Section 10.09 and the attestation described in Section 10.10.

Section 10.10     Annual Independent Public Accountants’ Servicing Report. On or before March 15 of each year, commencing in March 2016, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor and, if it has made (or is required to make) an Advance during the applicable calendar year, the Trustee, each at its own expense, shall cause (and each of the preceding parties, as applicable, (i) with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator, the Serviced Companion Loan Holders (or, in the case of a Serviced Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), the Operating Advisor (only in the case of a report furnished on behalf of the Special Servicer and after the occurrence and during the continuance of a CCR Control Termination Event) and the Depositor, and, prior to the occurrence and continuance of a CCR Consultation Termination Event, the Controlling Class Representative and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it is not expressing an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of such statement will be provided to any Certificateholder, upon the written request thereof, by the Certificate Administrator.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), the Operating Advisor or any Servicing Function Participant, (i) the Depositor and each Other Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable) or the Operating Advisor as to the nature of any defaults by the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), the Operating Advisor or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Companion Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Custodian’s, the Trustee’s (if applicable), the Operating Advisor’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section relates to an assessment of compliance meeting the requirements of Section 10.09 of this Agreement and notify the Depositor of any exceptions.

Section 10.11     Significant Obligors

(a)           It is hereby acknowledged the portfolio of Mortgaged Properties related to the Selig Office Portfolio Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for such Mortgaged Properties, as required by Item 1112(b)(1) of Regulation AB, on each Form 10-D to be filed with respect to the Trust with respect to a Distribution Date immediately following the date in which each financial statement or other financial information (to the extent such financial information relates to updated net operating income) of the Significant Obligor is required to be delivered to the lender under the related Loan Documents (which, for the avoidance of doubt, is 45 calendar days following the end of each fiscal quarter of the related Mortgagor or 85 calendar days following the end of each fiscal year of the related Mortgagor, as applicable, as set forth in Sections 5.12 and 5.13 of the related loan agreement), or on each Form 10-K filed with respect to the Trust, as applicable. After receipt of the updated net operating income information, the Master Servicer shall update the following columns of the CREFC® Loan Periodic Update File for (i) the next applicable Distribution Date if the Master

Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i): BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of the Significant Obligor with respect to the Selig Office Portfolio Mortgage Loan within ten (10) Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Depositor (and the Master Servicer shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to notify the Depositor) that it has not received them. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Loan Documents.

The Master Servicer shall (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Mortgagor related to the Selig Office Portfolio Mortgage Loan to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D with respect to the Trust or Item 1112(b)(1) on the related Form 10-K with respect to the Trust: “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant. Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6] [Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as directed by the Depositor.

(b)           With respect to any Mortgaged Property that secures a Serviced Companion Loan that the applicable Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Serviced Companion Loan, the Master Servicer shall, after receipt of updated net operating income information, (x) promptly deliver the financial statements of such “significant obligor” to the Other Depositor and Other Exchange Act

Reporting Party of such Other Securitization Trust and (y) update the following columns of the CREFC® Loan Periodic Update File related to such “significant obligor” for (i) the next applicable Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i): BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the applicable Other Depositor with respect to such Other Securitization Trust that includes the related Serviced Companion Loan (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received them. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Loan Documents.

The Master Servicer shall (and shall cause each applicable Sub-Servicing Agreement to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Mortgagor related to such “significant obligor” to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the related Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 10.12     Indemnification. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian and the Trustee (each an “Indemnifying Party”) shall indemnify and hold harmless each Certification Party, the Depositor, each Other Depositor, any employee, director or officer of the Depositor or any Other Depositor, and each other person, if any, who controls the Depositor or any Other Depositor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses (including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation) incurred by such indemnified party arising out of: (i) the failure of any Indemnifying Party to perform its obligations under this Article X; (ii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations under this Article X; (iii) any untrue statement of a material fact contained in any information (x) regarding the Indemnifying Party or any Servicing

Function Participant, Additional Servicer or Subcontractor engaged by it (other than any Mortgage Loan Seller Sub-Servicer), (y) prepared by any such party described in clause (x) or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such Indemnifying Party in connection with the performance of such Indemnifying Party’s obligations described in this Article X, or the omission to state in any such information a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that such Indemnifying Party shall be entitled to participate at its own expense in any action arising out of the foregoing and the Depositor shall consult with such Indemnifying Party with respect to any litigation or audit strategy, as applicable, in connection with the foregoing and any potential settlement terms related thereto (provided that any such consultation shall be nonbinding); (iv) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian or the Trustee, as applicable, in the performance of such obligations; or (v) any Deficient Exchange Act Deliverable with respect to such Indemnifying Party.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian and the Trustee shall cooperate (and (i) with respect to each Servicing Function Participant and Additional Servicer of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant or Additional Servicer to cooperate, and (ii) with respect to any other Servicing Function Participant or Additional Servicer of such party, shall cause such Servicing Function Participant or Additional Servicer to cooperate) with the Depositor as necessary for the Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission regarding (x) information delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) information regarding such Affected Reporting Party, and/or (z) information prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report filed by the Depositor or any Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or any Other Depositor’s filing of such report, the Depositor or any Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s or any Other Depositor’s response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor or any Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this paragraph. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or any Other Depositor informed of its progress with the Commission and copy the Depositor or any Other Depositor on all correspondence with the Commission and provide the Depositor or any Other Depositor with the opportunity to participate (at the Depositor’s or Other Depositor’s expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor or any Other Depositor shall cooperate with such Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor (or any Other Depositor) and the applicable Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or any Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or any Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission related to the foregoing shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or any Other Depositor, as the case may be. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Additional Servicer retained by it to comply with the foregoing by inclusion of similar provisions (or by inclusion of a reference to, and an obligation to comply with, this paragraph) in the related sub-servicing or similar agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Trustee and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless each Certification Party, the Depositor, each Other Depositor, any employee, director or officer of the Depositor or any Other Depositor, and each other person, if any, who controls the Depositor or any Other Depositor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses (including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation) incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (ii) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (iii) other than in the case of the Operating Advisor, any failure by a Servicer (as defined in Section 10.02(b)) to identify a Servicing Function Participant pursuant to Section 10.02(c), or (iv) any Deficient Exchange Act Deliverable with respect to such Servicing Function Participant.

If the indemnification provided for in, or contemplated by, any of the preceding paragraphs of this Section 10.12 is unavailable or insufficient to hold harmless any Certification Party, the Depositor, any Other Depositor, any employee, director or officer of the Depositor or any Other Depositor, or any other person who controls the Depositor or any Other Depositor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, then the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The Master Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a Mortgage Loan Seller Sub-Servicer (and with respect to any Servicing Function Participant of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 10.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator.

Section 10.13     Amendments. This Article X may be amended by the parties hereto pursuant to Section 11.07 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 10.14     Regulation AB Notices. With respect to any notice required to be delivered by the Certificate Administrator to the Depositor pursuant to this Article X, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in this Agreement, via facsimile and electronic mail to Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, telecopy number: (212) 723-8599, e-mail: paul.t.vanderslice@citi.com, with a copy to Citigroup Global Markets Inc., 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, telecopy number: (646) 328-2943 e-mail: richard.simpson@citi.com, and with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, telecopy number: (646) 862-8988, e-mail: ryan.m.oconnor@citi.com, or to such other address(es), facsimile numbers and/or electronic mail addresses as may be designated by the Depositor.

Section 10.15     Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate

Administrator upon five (5) Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if (i) it cannot perform its obligations due to its failure to properly prepare or file on a timely basis, on behalf of the Trust, any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, or (ii) following the Certificate Administrator’s failure to comply with any of such obligations under this Article X on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections, the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.15, and (c) if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file, on behalf of the Trust, the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.15 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Section 10.16     Termination of the Master Servicer or the Special Servicer. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Master Servicer or the Special Servicer upon five (5) Business Days’ notice if the Master Servicer or the Special Servicer, as applicable, fails to comply with any of its respective obligations under this Article X; provided that such termination shall not be effective until a successor master servicer or special servicer, as applicable, shall have accepted the appointment.

Section 10.17     Termination of Sub-Servicing Agreements. For so long as the Trust or any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) to which it is a party to entitle the Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer or sub-servicer, as applicable, to deliver any Exchange Act reporting items that such Sub-Servicer or sub-servicer, as applicable, is required to deliver under Regulation AB or as otherwise contemplated by this Article X and (ii) promptly notify the Depositor following any failure of the applicable Sub-Servicer or sub-servicer, as applicable, to deliver any Exchange Act reporting items that such Sub-Servicer or sub-servicer, as applicable, is required to deliver under Regulation AB or as otherwise contemplated by this Article X. The Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor to terminate a Sub-Servicing Agreement (with respect to the Master Servicer or the Special Servicer) or sub-servicing agreement (with respect to any other Servicer) as aforesaid shall not limit any right Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as

applicable, may have to terminate such Sub-Servicing Agreement or sub-servicing agreement, as applicable.

Section 10.18     Notification Requirements and Deliveries in Connection With Securitization of a Serviced Companion Loan.

(a)           Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Serviced Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (or, in each case, such shorter period as required for such Other Depositor or Other Exchange Act Reporting Party to comply with related filing obligations, provided that (i) such Other Depositor or Other Exchange Act Reporting Party, as applicable, has provided written notice as soon as reasonably practicable and, concurrently with such written notice, obtained verbal confirmation of receipt of such written notice, in each case, in accordance with Section 11.04 of this Agreement and (ii) such period shall not be less than 3 Business Days) (which shall only be required to be delivered once), (i) setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 10.08, Section 10.09 and Section 10.10 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect; provided further, that this notice requirement does not apply to any Serviced Companion Loan that is included in any Other Securitization as of the Closing Date. Any reasonable cost and expense of the Master Servicer, Special Servicer, Operating Advisor, Custodian, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article X to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article X with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 10.08, Section 10.09 and Section 10.10 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)           Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 10.18(a) above, and subject to a right of the Master Servicer, Special Servicer, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit a holder of a related Serviced Companion Loan to use such party’s description contained in the Prospectus Supplement (updated as appropriate by the Master Servicer, the Special Servicer, Certificate Administrator or Trustee, as applicable, at the reasonable cost of the Other Depositor or the holder of such Serviced Companion Loan) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

(c)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 10.18(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the Other Depositor or the holder of the related Serviced Companion Loan) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred to in Section 10.18(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be). None of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to this Trust.

(d)           Each of the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator, upon reasonable prior written request given in accordance with the terms of Section 10.18(a) above, shall provide (to the extent the reasonable cost thereof is paid or caused to be paid by the applicable party set forth below in this Section 10.18(d)) to the Other Depositor and the trustee under the Other Pooling and Servicing Agreement related to any Other Securitization Trust the following: (i) any information (including, but not limited to, disclosure information) required for such Other Securitization Trust to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K and (ii) such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to such information that are substantially similar to those delivered by the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to this Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization Trust in connection with the closing of this Series 2015-GC29 securitization transaction, the reasonable cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.18(d) shall be paid or caused to be paid by the related Other Depositor or the applicable Serviced Companion Loan Holder that transferred the related Serviced Companion Loan to the related Other Depositor for inclusion in such Other Securitization Trust.

In the case of a Form 8-K that is filed by or on behalf of an Other Securitization Trust as a result of the termination, removal, resignation or any other replacement of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement, the reasonable cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to this Section 10.18(d) shall be paid or caused to be paid by the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement.

Section 10.19     Termination of Exchange Act Filings With Respect to the Trust. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law, to suspend its Exchange Act filings with respect to the Trust, the Certificate Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act or any other form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 10.04, Section 10.05, Section 10.06 and Section 10.07, solely insofar as they relate to the Trust, shall be suspended. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification or other applicable form, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings with respect to the Trust, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K with respect to the Trust as required pursuant to Section 10.04, Section 10.05, Section 10.06 and Section 10.07, and all parties’ obligations under this Article X shall recommence.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01     Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.02     Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Mortgage Loan or Serviced Loan Combination, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of at least 25% of the Voting Rights of any Class of Certificates affected thereby (considering each Class of the Class A-S, Class B and Class C Certificates together with the Class PEZ Component of the same alphabetical designation as a single “Class” for such purpose) shall have made written request upon the Trustee (with a copy to the Certificate Administrator) to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.03     Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 11.04     Notices. Unless otherwise specifically provided in this Agreement, any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if (a) personally delivered, (b) mailed by registered mail, postage prepaid (except for notices to the Trustee or the Certificate Administrator which shall be deemed to have been duly given only when received), (c) sent by nationally recognized express courier delivery service and received by the addressee, (d) transmitted by facsimile transmission (or any other type of electronic transmission agreed upon by the parties) and received by the addressee or (e) only with respect to any addressee of any party for which an electrionic mail address is set forth below, sent by electronic mail (provided, however, any notice provided by electronic mail shall not be considered delivered until receipt of such electronic mail is confirmed by the addressee), to the applicable party at the following address(es), to: (i) in the case of the Depositor, Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, fax number (212) 723-8599, and 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, fax number (646) 328-2943, and 388 Greenwich Street, 17th Floor, New York, New York 10013, Attention: Ryan M. O’Connor, fax number (646) 862-8988, and with an electronic copy e-mailed to Richard Simpson at richard.simpson@citi.com and to Ryan M. O’Connor at ryan.m.oconnor@citi.com; (ii) in the case of the Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention: Executive Vice President – Division Head, fax number: (913) 253-9001, with a copy to Stinson Leonard Street LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106-2150, Attention: Kenda K. Tomes, fax number: (816) 412-9338, and with respect to e-mail pursuant to this Agreement, at NoticeAdmin@midlandls.com; (iii) in the case of the Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention: Executive Vice President – Division Head, fax number: (913) 253-9001, with a copy to Stinson Leonard Street LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106-2150, Attention: Kenda K. Tomes, fax number: (816) 412-9338, and with respect to e-mail pursuant to this Agreement, at NoticeAdmin@midlandls.com; (iv) in the case of the Certificate Administrator, Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Citibank Agency & Trust - CGCMT 2015-GC29, fax number: (212) 816-5527, and with respect to e-mail pursuant to this Agreement, at ratingagencynotice@citi.com; (v) in the case of the Trustee, Deutsche Bank Trust Company Americas, 1761 East St. Andrew Place, Santa Ana, California, 92705-4934, Attention: Trust Administration – CI1529, fax number (714) 247-6022, and with respect to e-mail pursuant to Section 11.06 and Section 11.13 of this Agreement, at holder.inquiry@db.com and with respect to any notice or delivery of information under Article X of this Agreement, by facsimile to (714) 656-2631 and by e-mail to dbsec.notifications@db.com; (vi) in the case of the Operating Advisor, Situs Holdings, LLC, 2 Embarcadero, Suite 1300, San Francisco, California 94111, Attention: Stacey Ciarlanti, Vice President, with a copy to Situs Holdings, LLC, 5065 Westheimer Suite 700E, Houston, Texas 77052, Attention: Legal Department, and with respect to e-mail pursuant to this Agreement, at Stacey.Ciarlanti@situs.com with a copy to legal@situs.com; (vii) in the case of the Rating Agencies: (a) Moody’s Investors Service, Inc., 7 World Trade Center, New York, New York 10007, Attention: Commercial Mortgage Surveillance Group, fax number: (212) 553 0300, (b) Kroll Bond Rating Agency, Inc., 845 Third Avenue, 4th Floor, New York, New York 10022, Attention: CMBS Surveillance, fax

number: (646) 731 2395, and (c) Fitch Ratings, Inc., One State Street Plaza, 31st Floor, New York, New York 10004, Attention: Commercial Mortgage Surveillance Group, fax number: (212) 635 0295; (viii) in the case of the Mortgage Loan Sellers, (a) Citigroup Global Markets Realty Corp., 390 Greenwich Street, 5th Floor, New York, New York 10013, to the attention of Paul Vanderslice, fax number (212) 723-8599, and 390 Greenwich Street, 7th Floor, New York, New York 10013, to the attention of Richard Simpson, fax number (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com, Ryan M. O’Connor at ryan.m.oconnor@citi.com and, in the case of each Rule 15Ga-1 Notice, cmbs.notice@citi.com, (b) Goldman Sachs Mortgage Company, 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, e-mail: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, e-mail: joe.osborne@gs.com, (c) Rialto Mortgage Finance, LLC, 299 Park Avenue, 6th Floor, New York, New York 10171, Attention: Kenneth M. Gorsuch, Executive Director, and (d) FCRE REL, LLC, 623 Fifth Avenue, 24th Floor, New York, New York 10022, Attention: Mary F. Davenport, Executive Vice President, Mary.Davenport@FreedomMortgage.com, facsimile number (212) 702-8703; with a copy sent via overnight mail, hand delivered, couriered or sent by facsimile transmission or electronic mail to FCRE REL, LLC, c/o Freedom Mortgage Corporation, Attention: Chief Corporate Counsel, 907 Pleasant Valley Avenue, Mount Laurel, New Jersey 08054, David.Altman@FreedomMortgage.com, facsimile number 866-656-3365; (ix) in the case of the Underwriters, (a) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, e-mail: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, e-mail: joe.osborne@gs.com; (b) Citigroup Global Markets Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, fax number: (212) 723-8599, and 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, fax number: (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com and Ryan M. O’Connor at ryan.m.oconnor@citi.com; (c) Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Lainie Kaye, e-mail: lainie.kaye@db.com, facsimile number: (212) 797-4487; and (d) Drexel Hamilton, LLC, 77 Water Street, New York, New York 10005, Attention: John D. Kerin, Director of Debt Syndicate, fax number: (646) 412-1500; (x) in the case of the Initial Purchasers, (a) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Leah Nivison, fax number: (212) 428-1439, e-mail: leah.nivison@gs.com, with copies to: Peter Morreale, fax number: (212) 902-3000, e-mail: peter.morreale@gs.com and Joe Osborne, fax number: 212-291-5318, e-mail: joe.osborne@gs.com; (b) Citigroup Global Markets Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention: Paul Vanderslice, fax number: (212) 723-8599, and 390 Greenwich Street, 7th Floor, New York, New York 10013, Attention: Richard Simpson, fax number: (646) 328-2943, with copies by electronic mail to Richard Simpson at richard.simpson@citi.com and Ryan M. O’Connor at ryan.m.oconnor@citi.com; (c) Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: Lainie Kaye, e-mail: lainie.kaye@db.com, facsimile number: (212) 797-4487; and (d) Drexel Hamilton, LLC, 77 Water Street, New York, New York 10005, Attention: John D. Kerin, Director of Debt Syndicate, fax number: (646) 412-1500; and (xi) in the case of the initial Controlling Class Representative, Eightfold Real Estate Capital, L.P., 1111 Lincoln Road, Suite 802, Miami Beach, Florida 33139, Attention: Brian Tageson, email:

btageson@eightfold.com; or as to each such Person such other address or e-mail address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any communication required or permitted to be delivered to a Beneficial Owner shall be deemed to have been duly given to the extent delivered through the Depository. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice. Notwithstanding anything contained in this Section 11.04 to the contrary, nothing in this Section 11.04 shall constitute consent by any party hereto to service of process upon such party by facsimile transmission, electronic mail or any other type of electronic transmission.

Section 11.05     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.06     Notice to the Rule 17g-5 Information Provider, Depositor and Each Rating Agency.

(a)           The Certificate Administrator shall use its best efforts to promptly prepare a written notice, and provide such notice by e-mail to the Rule 17g-5 Information Provider (if the Certificate Administrator is for any reason not the Rule 17g-5 Information Provider) and the Depositor, with respect to each of the following items of which a Responsible Officer of the Certificate Administrator has actual knowledge, and the Rule 17g-5 Information Provider shall promptly upload such notice to the Rule 17g-5 Information Provider’s Website within two (2) Business Days and shall, promptly following the posting of such notice to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency (other than any Registered Rating Agency that has indicated to the Rule 17g-5 Information Provider of its election to not receive such notification) by electronic mail of the posting of such notice, which electronic mail may be automatically generated by the Rule 17g-5 Information Provider’s Website:

(i)            any material change or amendment to this Agreement;

(ii)           the occurrence of any Servicer Termination Event that has not been cured;

(iii)          the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer, the Trustee or the Certificate Administrator or any Outside Servicer, Outside Special Servicer or Outside Trustee;

(iv)          the repurchase of, or substitution of, Mortgage Loans pursuant to Section 2.03;

(v)           the final payment to any Class of Certificateholders;

(vi)          any change in the location of the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account or any Distribution Account;

(vii)         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer; and

(viii)        any change in the lien priority of a Mortgage Loan.

(b)           The Master Servicer or the Special Servicer shall promptly furnish by e-mail (or any other form of electronic delivery reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Rule 17g-5 Information Provider) to the Rule 17g-5 Information Provider and the Depositor copies of the following (to the extent not already delivered or made available pursuant to the terms of this Agreement), and the Rule 17g-5 Information Provider shall promptly upload such documents to the Rule 17g-5 Information Provider’s Website within two (2) Business Days, and the Rule 17g-5 Information Provider shall, promptly following the posting of such documents to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency (other than any Registered Rating Agency that has indicated to the Rule 17g-5 Information Provider of its election to not receive such notification) by electronic mail of the posting of such documents, which electronic mail may be automatically generated by the Rule 17g-5 Information Provider’s Website:

(i)            each of its annual statements as to compliance described in Section 10.09 of this Agreement;

(ii)           each of its annual independent public accountants’ servicing reports described in Section 10.10 of this Agreement;

(iii)          a copy of each operating and other financial statements, rent rolls, occupancy reports, and sales reports to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 4.02; and

(iv)          upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.18 of this Agreement.

(c)           The Certificate Administrator shall promptly furnish by e-mail (or any other form of electronic delivery reasonably acceptable to the Certificate Administrator and the Rule 17g-5 Information Provider) to the Rule 17g-5 Information Provider (if the Certificate Administrator is for any reason not the Rule 17g-5 Information Provider) and the Depositor copies of the items set forth in Section 8.11(b) of this Agreement (to the extent not already delivered or made available pursuant to the terms of this Agreement and to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format), and the Rule 17g-5 Information Provider shall promptly upload such documents to the Rule 17g-5 Information Provider’s Website within five (5) Business Days.

(d)           After any notice, document or item has been posted by the Rule 17g-5 Information Provider to the Rule 17g-5 Information Provider’s Website pursuant to Sections 11.06(a), 11.06(b) or 11.06(c), the Rule 17g-5 Information Provider may send such posted notice, document or item to a Registered Rating Agency.

Section 11.07     Amendment. This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)            to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)           to correct or supplement any of its provisions which may be inconsistent with any other provisions of this Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)          to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)           to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)          to modify the procedures herein relating to Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under this Agreement); provided, further that notice of such modification is provided to all parties to this Agreement;

(vii)         to amend or supplement any provision of this Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement (A) to the extent necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of this Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided, further that no amendment pursuant to any of clauses (i)-(viii) above may be made that would:  (i) reduce the consent or consultation rights or the right to receive information under this Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under this Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

This Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable;

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding;

(iii)          change in any manner the obligations or rights of any Mortgage Loan Seller under this Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;

(iv)          change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation;

(v)           without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under this Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to this Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to this Agreement;

(vi)          adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders;

(vii)         adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent; or

(viii)        change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Operating Advisor, the Certificate Administrator, the Custodian (if the Trustee is then acting as Custodian), the Special Servicer, the Master Servicer, in writing, and to the extent required by this Section, the Certificateholders, the Serviced Companion Loan Holders, the Mortgage Loan Sellers, the Underwriters and/or the Initial Purchasers, as applicable. Promptly after the execution of any amendment, the Master Servicer shall forward a copy thereof to the Trustee, the Operating Advisor, the Certificate Administrator, the Custodian (if the Trustee is then acting as Custodian), the Special Servicer, each Serviced Companion Loan Holder, each Mortgage Loan Seller, each Underwriter, each Initial Purchaser and the Certificate Administrator and shall furnish written notification of the substance of such amendment to each Certificateholder, as applicable, and, for posting to the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, the Rule 17g-5 Information Provider. It shall not be necessary for the consent of Certificateholders or the Serviced Companion Loan Holders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or the

Serviced Companion Loan Holders, the Mortgage Loan Sellers, Underwriters or the Initial Purchasers, as applicable, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless, if requested by the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian), and/or the Certificate Administrator, such party shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i) or (ii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes at any time that any Certificates are outstanding, and will not cause a tax to be imposed on the Trust Fund (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)). Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Custodian (if the Trustee is then acting as Custodian), the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (i), (ii), (iii) or (v) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement, and that all conditions precedent to such amendment are satisfied. Each of the Trustee, the Custodian (if the Trustee is then acting as Custodian) and the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s, the Custodian’s (if the Trustee is then acting as Custodian) or the Certificate Administrator’s, as applicable, own rights, duties or immunities under this Agreement. The party requesting an amendment to this Agreement shall provide to the Rule 17g-5 Information Provider, for posting on the Rule 17g-5 Information Provider’s Website pursuant to Section 11.13 of this Agreement, prior written notice of such proposed amendment.

Section 11.08     Confirmation of Intent. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-Off Date and Principal Prepayments received prior to the Cut-Off Date), all amounts held from time to time in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and, if established, the Excess Liquidation Proceeds Reserve Account and the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to any Insurance Proceeds related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.08 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 11.09     Third-Party Beneficiaries. Except as provided in the next sentence, no Persons other than a party to this Agreement, any Serviced Companion Loan Holder (unless it is the Mortgagor under the applicable Serviced Companion Loan or an Affiliate thereof) and any Certificateholder, shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Any Underwriter or Initial Purchaser (with respect to its rights to receive any documents, certifications, information and/or indemnification hereunder and its rights under Section 2.02, Section 5.03 and Section 11.07 of this Agreement), any Serviced Companion Loan Holder, any Mortgage Loan Seller (with respect to its rights under Section 2.03(a), Section 2.03(b), Section 2.03(c), Section 3.09(d)(i), Section 11.07 and Section 11.16 of this Agreement and its rights as a Privileged Person), any Other Depositor and Other Exchange Act Reporting Party (with respect to its rights under Article X of this Agreement) and, subject to Section 11.02 of this Agreement, any Certificateholder (which are intended third-party beneficiaries of this Agreement) shall have the right to enforce their respective rights and obligations hereunder (in the case of any Serviced Companion Loan Holder, to the extent they affect the related Serviced Companion Loan and provided that such Serviced Companion Loan Holder is not the Mortgagor under the related Companion Loan or an Affiliate thereof) as if each such Person was a party hereto.

Without limiting the foregoing, the parties to this Agreement specifically state that no Mortgagor, property manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.10     Request by Certificateholders or the Serviced Companion Loan Holder. Where information or reports are required to be delivered to a Certificateholder or a Serviced Companion Loan Holder, as applicable, upon request pursuant to the terms of this Agreement, such request can be in the form of a single blanket request by a Certificateholder or a Serviced Companion Loan Holder, as applicable, to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and, with respect to such Certificateholder or a Serviced Companion Loan Holder, as applicable, such request shall be deemed to relate to each date such report or information may be requested. The notice shall set forth the applicable Sections where such reports and information are requested.

Section 11.11     Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12     Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF

THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

Section 11.13     Exchange Act Rule 17g-5 Procedures.

(a)           Except as otherwise provided in Section 11.06 of this Agreement or this Section 11.13 or otherwise in this Agreement or as required by law, none of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall provide any information directly to, or communicate with, either orally or in writing, any Rating Agency regarding the Certificates or the Mortgage Loans relevant to the Rating Agencies’ surveillance of the Certificates or the Mortgage Loans, including, but not limited to, providing responses to inquiries from a Rating Agency regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates. To the extent that a Rating Agency makes an inquiry or initiates communications with the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from such Rating Agency shall be made in writing by the responding party and shall be provided to the Rule 17g-5 Information Provider as provided in Section 11.13(h), whereupon the Rule 17g-5 Information Provider shall post such written response to the Rule 17g-5 Information Provider’s Website within two (2) Business Days of receipt (or, if the responding party is the Rule 17g-5 Information Provider, within two (2) Business Days of preparation) of such response, and the Rule 17g-5 Information Provider shall, promptly after such response has been posted to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such response.

(b)           To the extent that any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Agreement, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall do so in writing and shall provide such written information or communication to the Rule 17g-5 Information Provider electronically as provided in Section 11.13(h), whereupon the Rule 17g-5 Information Provider shall upload such information or communication to the Rule 17g-5 Information Provider’s Website within two (2) Business Days of receipt (or, if the applicable party is the Rule 17g-5 Information Provider, within two (2) Business Days of preparation) of such written information or communication, and the Rule 17g-5 Information Provider shall, promptly after such written information or communication has been uploaded to the Rule 17g-5 Information Provider’s Website, notify, or cause the notification of, each Registered Rating Agency by electronic mail of the posting of such written information or communication. The foregoing shall include any Rating Agency Confirmation request made pursuant to this Agreement, which shall be in writing, with a cover letter indicating the nature of the request and shall include all information the requesting party believes is reasonably necessary for the applicable Rating Agency to make its decision.

(c)           Notwithstanding the provisions of Section 11.13(a) or Section 11.13(b)of this Agreement, the Depositor may authorize, in its sole discretion, any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian to provide information directly to, or communicate with, a Rating Agency (including, but not limited to, responses to inquiries from such Rating Agency). Any such authorization shall be in writing (which writing may be electronic mail) by a Responsible Officer of the Depositor, and shall set forth the procedures that the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian, as applicable, shall follow if it elects (in its sole discretion) to provide information directly to the applicable Rating Agency, which procedures shall be reasonable and customary as is necessary to allow compliance with Rule 17g-5.

(d)           Each of the Rule 17g-5 Information Provider, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Custodian (each, an “Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, an “Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), joint or several, to which any such Indemnified Party may become subject, under the Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such Indemnifying Party’s breach of Section 11.06, Section 11.13(a), Section 11.13(b), Section 11.13(c), Section 11.13(g) or Section 11.13(h) of this Agreement or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by the applicable Indemnifying Party, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred. The Depositor shall notify each of the Master Servicer and the Special Servicer in writing of any change in the identity or contact information of the Rule 17g-5 Information Provider (if it is not also the Certificate Administrator).

(e)           None of the Master Servicer, the Special Servicer, the Certificate Administrator (unless the Certificate Administrator is acting in the capacity of the Rule 17g-5 Information Provider), the Trustee, the Operating Advisor or the Custodian shall have any liability for (i) the Rule 17g-5 Information Provider’s failure to post information provided by the

Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian in accordance with the terms of this Agreement, (ii) any malfunction or disabling of the Rule 17g-5 Information Provider’s Website or (iii) such party’s failure to perform any of its obligations under this Agreement regarding providing information or communication to the Rating Agencies that are required to be performed after the Rule 17g-5 Information Provider posts the related information or communication if the Rule 17g-5 Information Provider fails to notify such party that it has posted such information or communication on the Rule 17g-5 Information Provider’s Website.

(f)            None of the foregoing restrictions in this Section 11.13 prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to such Rating Agency in connection with such review and evaluation by such Rating Agency unless: (x) borrower, property or deal specific identifiers are redacted; or (y) such information has already been provided to the Rule 17g-5 Information Provider and has been uploaded on to the Rule 17g-5 Information Provider’s Website.

(g)           The Rule 17g-5 Information Provider shall establish and maintain the Rule 17g-5 Information Provider’s Website in the form of a password-protected Internet Website in accordance with this Section 11.13 and Section 11.06 of this Agreement.

(h)           The Rule 17g-5 Information Provider shall post on the Rule 17g-5 Information Provider’s Website and make available solely to the Rating Agencies and other NRSROs, the following items, to the extent such items are delivered to it in an electronic document format suitable for website posting (and the parties required to deliver the following information to the Rule 17g-5 Information Provider agree to do so in such format) via electronic mail at ratingagencynotice@citi.com, specifically with a subject reference of “CGCMT 2015-GC29” and an identification of the type of information being provided in the body of such electronic mail (or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the Rule 17g-5 Information Provider if or as may be necessary or beneficial):

(A)          all items delivered to the Rule 17g-5 Information Provider pursuant to Section 11.06;

(B)          all information and communications delivered to the Rule 17g-5 Information Provider pursuant to Section 11.13(a) and (b); and

(C)          any other information delivered to the Rule 17g-5 Information Provider pursuant to this Agreement.

The Rule 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. If any information is delivered or posted in error, the Rule 17g-5 Information Provider may remove it from the Rue 17g-5 Information Provider’s Website. The Certificate Administrator and the Rule 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the Rule 17g-5 Information Provider’s Website. Access will be provided by the Rule 17g-5 Information Provider to (i) the Rating Agencies upon registration at the Rule 17g-5 Information Provider’s Website as a user thereof and (ii) other NRSROs upon registration at the Rule 17g-5 Information Provider’s Website as a user thereof and receipt by the Rule 17g-5 Information Provider of an NRSRO Certification (which certification may be submitted via e-mail to the Rule 17g-5 Information Provider). Questions regarding delivery of information to the Rule 17g-5 Information Provider may be directed to (800) 422-2066 and ratingagencynotice@citi.com (or to such other telephone number or e-mail address as the Rule 17g-5 Information Provider may designate).

In connection with providing access to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The Rule 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The Rule 17g-5 Information Provider shall not be liable for its failure to make any information available to the Rating Agencies or other NRSROs unless such information was delivered to the Rule 17g-5 Information Provider at the e-mail address set forth herein (or by any other form of electronic delivery reasonably acceptable to Rule 17g-5 Information Provider pursuant to the terms of this Agreement), with a subject heading of “CGCMT 2015-GC29” and sufficient detail to indicate that such information is required to be posted on the Rule 17g-5 Information Provider’s Website. In connection with notifying a Registered Rating Agency of any information posted to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall only be responsible for sending such notices to the electronic mail address of such Registered Rating Agency as provided by such Registered Rating Agency upon its registration as user of the Rule 17g-5 Information Provider’s Website or upon any subsequent update of such electronic mail address made by such Registered Rating Agency through the Rule 17g-5 Information Provider’s Website, and the Rule 17g-5 Information Provider shall not be responsible for sending any notices to any electronic mail address of any Registered Rating Agency that is not provided to the Rule 17g-5 Information in the manner described in this sentence.

(i)            In connection with the delivery by the Master Servicer to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the Rule 17g-5 Information Provider shall notify the Master Servicer of when such information, report, notice or other document has been posted to the Rule 17g-5 Information Provider’s Website, and the Master Servicer may (but is not obligated to) send such information, report, notice or other document to the applicable Rating Agency promptly following the earlier of (a) receipt of notification from the Rule 17g-5 Information Provider that such information, report, notice or other document has been posted to the

Rule 17g-5 Information Provider’s Website and (b) the second Business Day after it has provided such information, report, notice or other document to the Rule 17g-5 Information Provider.

Section 11.14     Precautionary Trust Indenture Act Provisions.

In the event that the Depositor, upon consultation with the Trustee, notifies the parties to this Agreement that it has determined that the TIA applies to this Agreement or that that qualification under the Trust Indenture Act of 1939, as amended (the “TIA”), or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person shall be part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

Section 11.15     Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Loan Agreements.

It is expressly agreed and understood that, notwithstanding the assignment of the Loan Documents, it is expressly intended that the Mortgage Loan Sellers are entitled to the benefit of any securitization indemnification provisions that specifically run to the benefit of the lenders in the Loan Documents. Therefore, the Depositor, Master Servicer, Special Servicer and Trustee hereby agree to reasonably cooperate with any Mortgage Loan Seller, at the sole expense of such Mortgage Loan Seller, with respect to obtaining the benefits of the provisions of any section of a Loan Agreement or securitization cooperation agreement providing for indemnification of the lender and/or its loan seller affiliates with respect to the current securitization of the related Mortgage Loan, including, without limitation, reassignment to the related Mortgage Loan Seller of such sections, but no other portion, of the Loan Documents, to permit the related Mortgage Loan Seller to enforce such provisions for its benefit; provided, that none of the Depositor, Master Servicer, Special Servicer or Trustee shall be required to take any action that is inconsistent with the Servicing Standard, would violate applicable law, the terms and provisions of this Agreement or the Loan Documents, would adversely affect any Certificateholder, would cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or would result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC

Provisions. To the extent that the Trustee is required to execute any document facilitating an assignment under this Section 11.15, such document shall be in form and substance reasonably acceptable to the Trustee.

Section 11.16     PNC Bank, National Association.

PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor

By:	/s/ Richard W. Simpson
Name: Richard W. Simpson
Title: Authorized Signatory

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

CGCMT 2015-GC29 - Pooling and Servicing Agreement

SITUS HOLDINGS, LLC, as Operating Advisor

By:	/s/ George Wisniewski
Name: George Wisniewski
Title: Senior Managing Director

CITIBANK, N.A., as Certificate Administrator

By:	/s/ Cirino Emanuele
Name: Cirino Emanuele
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Gisselle Picard
Name: Gisselle Picard
Title: Associate

By:	/s/ Karlene Benvenuto
Name: Karlene Benvenuto
Title: Assistant Vice President

CGCMT 2015-GC29 - Pooling and Servicing Agreement

STATE OF	)
) ss:
COUNTY OF	)

On this 13 day of April 2015, before me, the undersigned, a Notary Public in and for the State of NY, duly commissioned and sworn, personally appeared Richard Simpson, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the VP of CCMSI, a NY LLC, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Nannette L. Edwards
Notary Public in and for the State of New York

My Commission expires:	Nannette L. Edwards
Notary Public, State of New York
No. 01ED6158862
Qualified in Queens County
Commission Expires Jan. 08, 2019

[NOTARIAL SEAL]

CGCMT 2015-GC29 - Pooling and Servicing Agreement

STATE OF KANSAS	)
) ss.:
COUNTY OF JOHNSON	)

On this 9th day of April 2015, before me, the undersigned, a Notary Public in and for the State of Kansas, duly commissioned and sworn, personally appeared David A. Eckels, to me known who, by me duly sworn, did depose and acknowledge before me and say that he is a Senior Vice President of Midland Loan Services, a Division of PNC Bank, National Association, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Brent Kinder
Notary Public in and for the State of Kansas

BRENT KINDER NOTARY PUBLIC – State of Kansas My Appt. Exp. January 30, 2018

CGCMT 2015-GC29 - Pooling and Servicing Agreement

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT	CIVIL CODE §1189

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
)
County of San Francisco	)

On 4/8/2015 before me, Ana Sanz, Notary Public, personally appeared George Wisniewski, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:	/s/ Ana Sanz
Signature of Notary Public

CGCMT 2015-GC29 - Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 7th day of April 2015, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Cirino Emanuele, to me known who, by me duly sworn, did depose and acknowledge before me and say that he is the Vice President of Citibank, N.A., a National Association, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Noreen Santos
Notary Public in and for the State of New York

NOREEN SANTOS
Notary Public, State of New York
Registration #01SA6228750
Qualified in Nassau County
Certificate Filed in New York County
Commission Expires September 27, 2018

My Commission expires:

[NOTARIAL SEAL]

CGCMT 2015-GC29 - Pooling and Servicing Agreement

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA
COUNTY OF ORANGE

On April 8, 2015 before me, Melinda A. Pilcher a Notary Public, personally appeared Gisselle Picard & Karlene Benvenuto, who proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed that same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.
(SEAL)

/s/ Melinda A. Pilcher
Signature of Notary Public

MELINDA A. PILCHER
Commission # 2067159
Notary Public – California
Orange County
My Comm. expires May 4, 2018

CGCMT 2015-GC29 - Pooling and Servicing Agreement

EXHIBIT A-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-GC29, CLASS A-1

Pass-Through Rate: 1.450% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-1 Certificates: $29,302,000	Scheduled Final Distribution Date: the Distribution Date in January 2020

CUSIP: 17323V AW5	Initial Certificate Principal Amount of this Certificate: $[_____]

ISIN: US17323VAW54

Common Code: 122025497

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class A-1 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-1 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related

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REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-2

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-2

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]4

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

3      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

4      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-2

Pass-Through Rate: 2.674% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-2 Certificates: $146,427,000	Scheduled Final Distribution Date: the Distribution Date in April 2020

CUSIP: 17323V AX3	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17323VAX38 Common Code: 122025535
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class A-2 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-2 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related

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REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-3

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-3

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]5

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]6

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

5      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

6      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-3

Pass-Through Rate: 2.935% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-3 Certificates: $220,000,000	Scheduled Final Distribution Date: the Distribution Date in March 2025

CUSIP: 17323V AY1	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17323VAY11 Common Code: 122025560
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class A-3 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-3 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related

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REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-3 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-3 Certificate of the entire Percentage Interest represented by the within Class A-3 Certificates to the above-named Assignee(s) and to deliver such Class A-3 Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-3-10

EXHIBIT A-4

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-4

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]7

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]8

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

7      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

8      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-4

Pass-Through Rate: 3.192% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-4 Certificates: $334,415,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V AZ8	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17323VAZ85 Common Code: 121656418

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class A-4 Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-4 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related

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REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

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provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-4 Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-4-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-4 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-4 Certificate of the entire Percentage Interest represented by the within Class A-4 Certificates to the above-named Assignee(s) and to deliver such Class A-4 Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-4-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-4-10

EXHIBIT A-5

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-AB

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]9

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]10

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

9      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

10     Global Certificate legend.

A-5-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-AB

Pass-Through Rate: 2.984% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-AB Certificates: $52,822,000	Scheduled Final Distribution Date: the Distribution Date in August 2024

CUSIP: 17323V BB0	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17323VBB09 Common Code: 122025594

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class A-AB Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

A-5-2

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-AB Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related

A-5-3

REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund,

A-5-4

provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-AB Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-AB Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-AB Certificate of the entire Percentage Interest represented by the within Class A-AB Certificates to the above-named Assignee(s) and to deliver such Class A-AB Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-6

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS X-A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNTS OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4 AND CLASS A-AB CERTIFICATES AND THE CLASS A-S REGULAR INTEREST.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS X-A

Pass-Through Rate: Variable IO3

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-A Certificates: $838,892,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V BF1	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17323VBF13
Common Code: 122100391
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class X-A Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

3 The approximate Pass-Through Rate as of the Closing Date is 1.178% per annum.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-A Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-A Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan

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Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of

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counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ________________________________________ ____________________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-A Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-A Certificate of the entire Percentage Interest represented by the within Class X-A Certificates to the above-named Assignee(s) and to deliver such Class X-A Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-7

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS X-B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNT OF THE CLASS B REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-B CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS X-B

Pass-Through Rate: Variable IO3

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-B Certificates: $72,704,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V BG9	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17323VBG95
Common Code: 122100421

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class X-B Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

3 The approximate Pass-Through Rate as of the Closing Date is 0.398% per annum.

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The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-B Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan

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Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of

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counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller;  (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or

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eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in

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respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans  and the Serviced Companion Loans(other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-7-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-B Certificate of the entire Percentage Interest represented by the within Class X-B Certificates to the above-named Assignee(s) and to deliver such Class X-B Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-7-10

EXHIBIT A-8

CITIGROUP COMMERCIAL MORTAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-S

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS A-S

Pass-Through Rate: 3.457% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class A-S Certificates:  $55,926,000.  The Aggregate Initial Certificate Principal Amount of the Class A-S Certificates represents the maximum aggregate Certificate Principal Amount of the Class A-S Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates).
Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V BC8	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)
ISIN: US17323VBC81 Common Code: 122025608
No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class A-S Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company

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Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class A-S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class A-S Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

A-8-4

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-S Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-S Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class A-S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class A-S Certificate of the entire Percentage Interest represented by the within Class A-S Certificates to the above-named Assignee(s) and to deliver such Class A-S Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-9

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS B

Pass-Through Rate: The lesser of 3.758% per annum and the WAC Rate

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class B Certificates:  $72,704,000.  The Aggregate Initial Certificate Principal Amount of the Class B Certificates represents the maximum aggregate Certificate Principal Amount of the Class B Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates).
Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V BD6	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchange for Exchangeable Certificates on or after the Closing Date)
ISIN: US17323VBD64 Common Code: 122025624

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class B Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company

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Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

A-9-4

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

A-9-5

without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

A-9-6

Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-9-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-9-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-9-10

EXHIBIT A-10

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS PEZ

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF MULTIPLE “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

A-10-1

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS PEZ

Pass-Through Rate:  The Class PEZ Certificates will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, Class B and Class C Regular Interests represented by the Class PEZ Certificates.

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class PEZ Certificates: $180,362,000.  The Aggregate Initial Certificate Principal Amount of the Class PEZ Certificates is equal to the aggregate of the maximum initial Certificate Principal Amounts of the Class A-S, Class B and Class C Certificates (without giving effect to any exchanges for other Exchangeable Certificates), representing the maximum Certificate Principal Amount of the Class PEZ Certificates that could be issued in an exchange.
Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V BH7	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchanges for Exchangeable Certificates on or after the Closing Date)
ISIN: US17323VBH78 Common Code: 122100588

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class PEZ Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class PEZ Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

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This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of multiple “regular interests” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class PEZ Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class PEZ Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to

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surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate may be exchanged for other Exchangeable Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

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(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the

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Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if

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applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class PEZ Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class PEZ Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ _________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class PEZ Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class PEZ Certificate of the entire Percentage Interest represented by the within Class PEZ Certificates to the above-named Assignee(s) and to deliver such Class PEZ Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-11

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS C

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, ANY COMPANION LOAN HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE, TOGETHER WITH CERTAIN OTHER EXCHANGEABLE CERTIFICATES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, MAY BE EXCHANGED FOR THE CLASS PEZ CERTIFICATES, PURSUANT TO THE PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT (INCLUDING, WITHOUT LIMITATION, PAYMENT OF THE APPLICABLE EXCHANGE FEE).

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Global Certificate legend.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS C

Pass-Through Rate: The WAC Rate3

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class C Certificates:  $51,732,000.  The Aggregate Initial Certificate Principal Amount of the Class C Certificates represents the maximum aggregate Certificate Principal Amount of the Class C Certificates (without giving effect to any exchanges for other Exchangeable Certificates or any issuance of the Class PEZ Certificates).
Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V BE4	Initial Certificate Principal Amount of this Certificate: $[_____] (subject to exchange for Exchangeable Certificates on or after the Closing Date)
ISIN: US17323VBE48 Common Code: 122025659

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class D, Class X-D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class C Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company

3 The initial approximate Pass-Through Rate as of the Closing Date is 4.156% per annum.

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Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents beneficial ownership of a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

Subject to the conditions set forth in the Pooling and Servicing Agreement, this Certificate, together with certain other Exchangeable Certificates set forth in the Pooling and Servicing Agreement, may be exchanged for the Class PEZ Certificates, pursuant to the procedures set forth in the Pooling and Servicing Agreement (including, without limitation, payment of the applicable exchange fee).

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-11-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-11-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-11-10

EXHIBIT A-12

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

A-12-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN “OFFSHORE TRANSACTION” TO AN INSTITUTION THAT IS NOT A “U.S. PERSON”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-GC29, CLASS D

Pass-Through Rate: 3.110% per annum

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class D Certificates: $65,713,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V AA34 U1745E AA25 17323V AB16	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17323VAA357 USU1745EAA208 US17323VAB189

Common Code: 122100685

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class X-D, Class E, Class F, Class G, Class H,

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

7 For Rule 144A Certificates

8 For Regulation S Certificates

9 For IAI Certificates

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Class R and Class S Certificates (together with the Class D Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-12-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-12-11

EXHIBIT A-13

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS X-D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE PRINCIPAL AMOUNT OF THE CLASS D CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CLASS X-D CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN

1     Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN “OFFSHORE TRANSACTION” TO AN INSTITUTION THAT IS NOT A “U.S. PERSON”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS X-D

Pass-Through Rate: Variable IO4

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Notional Amount of the Class X-D Certificates: $65,713,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V AL95 U1745E AF16 17323V AM77	Initial Notional Amount of this Certificate: $[_____]
ISIN: US17323VAL998 USU1745EAF179 US17323VAM7210

Common Code: 122105008

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB,

4 The approximate Pass-Through Rate as of the Closing Date is 1.046% per annum.
5 For Rule 144A Certificates
6 For Regulation S Certificates
7 For IAI Certificates
8 For Rule 144A Certificates
9 For Regulation S Certificates
10 For IAI S Certificates

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Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class X-D Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, with respect to the Class X-D Certificates for such Distribution Date, all as more fully described the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class X-D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-D Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class X-D Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class X-D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class X-D Certificate of the entire Percentage Interest represented by the within Class X-D Certificates to the above-named Assignee(s) and to deliver such Class X-D Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-13-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-13-11

EXHIBIT A-14

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN “OFFSHORE TRANSACTION” TO AN INSTITUTION THAT IS NOT A “U.S. PERSON”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES (I) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (II) AN ENTITY OR COLLECTIVE INVESTMENT FUND THE ASSETS OF WHICH ARE CONSIDERED PLAN ASSETS UNDER U.S. DEPARTMENT OF LABOR REG. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN OR OTHER PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS E

Pass-Through Rate: The WAC Rate4

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class E Certificates: $23,769,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V AC95 U1745E AB06 17323V AD77	Initial Certificate Principal Amount of this Certificate: $[_____]

ISIN: US17323VAC908 USU1745EAB039 US17323VAD7310

Common Code: 122101789

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB,

4 The initial approximate Pass-Through Rate as of the Closing Date is 4.156% per annum.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

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Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class F, Class G, Class H, Class R and Class S Certificates (together with the Class E Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class E Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-14-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-14-11

EXHIBIT A-15

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

A-15-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN “OFFSHORE TRANSACTION” TO AN INSTITUTION THAT IS NOT A “U.S. PERSON”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES (I) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (II) AN ENTITY OR COLLECTIVE INVESTMENT FUND THE ASSETS OF WHICH ARE CONSIDERED PLAN ASSETS UNDER U.S. DEPARTMENT OF LABOR REG. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN OR OTHER PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS F

Pass-Through Rate: The WAC Rate4

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class F Certificates: $11,185,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP: 17323V AE55 U1745E AC86 17323V AF27	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN: US17323VAE568 USU1745EAC859 US17323VAF2210

Common Code: 122101851

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB,

4 The initial approximate Pass-Through Rate as of the Closing Date is 4.156% per annum.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

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Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class G, Class H, Class R and Class S Certificates (together with the Class F Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class F Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015
CERTIFICATE OF AUTHENTICATION

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above-named Assignee(s) and to deliver such Class F Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-15-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-15-11

EXHIBIT A-16

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS G

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

A-16-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN “OFFSHORE TRANSACTION” TO AN INSTITUTION THAT IS NOT A “U.S. PERSON”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES (I) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (II) AN ENTITY OR COLLECTIVE INVESTMENT FUND THE ASSETS OF WHICH ARE CONSIDERED PLAN ASSETS UNDER U.S. DEPARTMENT OF LABOR REG. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN OR OTHER PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-16-2

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS G

Pass-Through Rate: The WAC Rate4

First Distribution Date: May 12, 2015
Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class G Certificates: $15,380,000	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP:	17323V AG05 U1745E AD66 17323V AH87	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN:	US17323VAG058 USU1745EAD689 US17323VAH8710

Common Code: 122102998

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class H,

4 The initial approximate Pass-Through Rate as of the Closing Date is 4.156% per annum.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

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Class R and Class S Certificates (together with the Class G Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class G Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall

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accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-16-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-16-11

EXHIBIT A-17

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS H

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON THIS CERTIFICATE ARE SUBORDINATED TO DISTRIBUTIONS OF PRINCIPAL AND INTEREST ON OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES.

1      Temporary Regulation S Global Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Global Certificate legend.

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THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN “OFFSHORE TRANSACTION” TO AN INSTITUTION THAT IS NOT A “U.S. PERSON”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES (I) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (II) AN ENTITY OR COLLECTIVE INVESTMENT FUND THE ASSETS OF WHICH ARE CONSIDERED PLAN ASSETS UNDER U.S. DEPARTMENT OF LABOR REG. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN OR OTHER PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-GC29, CLASS H

Pass-Through Rate: The WAC Rate4

First Distribution Date: May 12, 2015
Cut-Off Date: With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Aggregate Initial Certificate Principal Amount of the Class H Certificates: $39,148,505	Scheduled Final Distribution Date: the Distribution Date in April 2025

CUSIP:	17323V AJ45 U1745E AE46 17323V AK17	Initial Certificate Principal Amount of this Certificate: $[_____]
ISIN:	US17323VAJ448 USU1745EAE429 US17323VAK1710

Common Code: 122103994

No.: [1]

This certifies that [           ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G,

4 The initial approximate Pass-Through Rate as of the Closing Date is 4.156% per annum.

5 For Rule 144A Certificates

6 For Regulation S Certificates

7 For IAI Certificates

8 For Rule 144A Certificates

9 For Regulation S Certificates

10 For IAI Certificates

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Class R and Class S Certificates (together with the Class H Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit,” as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, with respect to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to a share of Yield Maintenance Charges, as provided in the Pooling and Servicing Agreement.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” with respect to any Distribution Date and with respect to the Class H Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying

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Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

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(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement

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without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan

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Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class H Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class H Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class H Certificate of the entire Percentage Interest represented by the within Class H Certificates to the above-named Assignee(s) and to deliver such Class H Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-18

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY ONLY BE TRANSFERRED TO AND OWNED BY A QIB.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES (I) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (II) AN ENTITY OR COLLECTIVE INVESTMENT FUND THE ASSETS OF WHICH ARE CONSIDERED PLAN ASSETS UNDER U.S. DEPARTMENT OF LABOR REG. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA (INCLUDING AN INSURANCE COMPANY THAT IS USING THE ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS)), OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTIONS 5.02 AND 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS

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TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT.  ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  THIS CERTIFICATE REPRESENTS MULTIPLE “NONECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

TRANSFERS OF THIS CERTIFICATE AND/OR INTERESTS HEREIN ARE SUBJECT TO THE DELIVERY OF SUCH CERTIFICATIONS, OPINIONS, AND OTHER EVIDENCE OF COMPLIANCE WITH APPLICABLE TRANSFER RESTRICTIONS, AND ARE FURTHER SUBJECT TO SUCH DEEMED REPRESENTATIONS AND WARRANTIES ON THE PART OF THE TRANSFEROR AND/OR TRANSFEREE, AS ARE SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS R

Percentage Interest: [ ]%

Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

CUSIP: 17323V AS4
ISIN: US17323VAS43

No.: [1]

This certifies that [           ] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class R Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and, other than in the case of the Outside Serviced Trust Loans, serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans (other than the Outside Serviced Trust Loans) are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H and Class S Certificates (together with the Class R Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents the “residual interest” in two “real estate mortgage investment conduits,” as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in

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each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, with respect to the Class R Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

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This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeable Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)	to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will

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not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable, together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

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Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class R Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class R Certificate of the entire Percentage Interest represented by the within Class R Certificates to the above-named Assignee(s) and to deliver such Class R Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-19

CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS S

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR,  THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH FEDERAL SECURITIES LAWS AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY ONLY BE TRANSFERRED TO AND OWNED BY A PERSON THAT IS EITHER (A) A QIB OR (B) OTHER INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF, OR IN WHICH ALL THE EQUITY OWNERS COME WITHIN THE MEANING OF, RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES (I) AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (II) AN ENTITY OR COLLECTIVE INVESTMENT FUND THE ASSETS OF WHICH ARE CONSIDERED PLAN ASSETS UNDER U.S. DEPARTMENT OF LABOR REG. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA (INCLUDING AN INSURANCE COMPANY THAT IS USING THE ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR SIMILAR LAW TO INCLUDE ASSETS OF PLANS)), OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

TRANSFERS OF THIS CERTIFICATE AND/OR INTERESTS HEREIN ARE SUBJECT TO THE DELIVERY OF SUCH CERTIFICATIONS, OPINIONS, AND OTHER EVIDENCE OF COMPLIANCE WITH APPLICABLE TRANSFER RESTRICTIONS, AND ARE FURTHER SUBJECT TO SUCH DEEMED REPRESENTATIONS AND WARRANTIES ON THE PART OF THE TRANSFEROR AND/OR TRANSFEREE, AS ARE SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

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CITIGROUP COMMERCIAL MORTGAGE TRUST 2015-GC29
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2015-GC29, CLASS S

Percentage Interest: [ ]%

Cut-Off Date:  With respect to each Mortgage Loan, the Due Date in April 2015 for that Mortgage Loan (or, in the case of any Mortgage Loan that has its first Due Date in May 2015, the date that would have been its Due Date in April 2015 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

CUSIP: 17323V AU91 17323V AV72
ISIN: US17323VAU983 US17323VAV714

No.: [1]

This certifies that [           ] [as nominee] is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and, other than in the case of the Outside Serviced Trust Loan, serviced by the Master Servicer and the Special Servicer.  The Trust Fund was created, and the Mortgage Loans (other than the Outside Serviced Trust Loan) are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. In the event that there is any conflict between any provision of this Certificate and any provision of the Pooling and Servicing Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.  Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class PEZ, Class C, Class D, Class X-D, Class E, Class F, Class G, Class H and Class R Certificates (together with the Class S Certificates, the “Certificates”; the Holders of Certificates are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and as Special Servicer, Situs Holdings, LLC, as Operating Advisor, and U.S. Bank National Association, as Certificate Administrator and Trustee.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

1 For Rule 144A Certificates

2 For IAI CertificatesFor

3 For Rule 144A Certificates

4 For IAI Certificates

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This Certificate represents a beneficial ownership interest in certain assets of a grantor trust consisting primarily of any collections of Excess Interest and the Excess Interest Distribution Account.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the 4th Business Day following the Determination Date in each month, commencing in May 2015 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount then distributable, if any, with respect to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.  Distributions are required to be made (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement.

This Certificate is limited in right of payment to, among other things, Excess Interest actually collected in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans (excluding the CCRE Strip) due after the Cut-Off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of the substitution); (iii) any REO Property (but in the case of each Loan Combination, only to the extent of the Trust’s interest in the related REO Property); (iv) all revenues received in respect of any REO Property (but in

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the case of each Loan Combination, only to the extent of the Trust’s interest in the revenues received in respect of such REO Property); (v) the Master Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof; (vi) the Trustee’s rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) the Trustee’s rights under any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee’s and the Certificate Administrator’s rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Collection Account, each Distribution Account, the Exchangeable Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, any REO Account and the Excess Interest Distribution Account, including reinvestment income thereon; (ix) the Trustee’s rights in any environmental indemnity agreements relating to the Mortgaged Properties; (x) the Depositor’s rights under the Loan Purchase Agreements and the FMC Guaranty to the extent assigned to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement; and (xi) the Lower-Tier Regular Interests.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator and Trustee.

As provided in the Pooling and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, and any agent of the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and neither the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, nor any agent of the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or the Certificate Registrar shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders or, as applicable, any Companion Loan Holder:

(i)	to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(ii)
to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error;

(iii)
to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Exchangeabile Distribution Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(iv)
to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee and the Certificate Administrator have received an opinion of

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counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee or (C) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB and/or any regulatory actions and/or interpretations;

(v)
to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(vi)
to modify the procedures in the Pooling and Servicing Agreement relating to Exchange Act Rule 17g-5; provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless such modification would materially adversely affect such party or materially increase such party’s obligations under the Pooling and Servicing Agreement); provided, further that notice of such modification is provided to all parties to the Pooling and Servicing Agreement;

(vii)
to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of the Rating Agencies, provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(viii)
in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (A) to the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of the Pooling and Servicing Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that no amendment pursuant to any of clauses (i)-(viii) above may be made that would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative; (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor; (iii) change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the applicable Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller; (iv) change in any manner the obligations or rights of any Underwriter or Initial Purchaser, without the consent of the affected Underwriter or Initial Purchaser ; or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.  Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then in which case such expense will be borne by the Trust.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by a writing signed by each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and

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Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans (or Serviced Loan Combinations, if applicable) which are required to be distributed on a Certificate of any Class or to any Serviced Companion Loan Holder, as applicable, without the consent of the Holder of that Certificate or that Serviced Companion Loan Holder, as applicable,

(ii)
reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to the amendment without the consent of the Holders of all Certificates of that Class then outstanding,

(iii)
change in any manner the obligations or rights of any Mortgage Loan Seller under the Pooling and Servicing Agreement or the related Loan Purchase Agreement without the consent of the affected Mortgage Loan Seller,

(iv)	change the definition of “Servicing Standard” without either (1) consent of 100% of the holders of the Certificates or (2) Rating Agency Confirmation,

(v)
without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer pursuant to the Pooling and Servicing Agreement or (c) the right of the Certificateholders to terminate the Operating Advisor pursuant to the Pooling and Servicing Agreement,

(vi)	adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders,

(vii)	adversely affect a Serviced Companion Loan Holder in its capacity as such without its consent, or

(viii)	change in any manner the obligations or rights of any Underwriter or Initial Purchaser without the consent of the affected Underwriter or Initial Purchaser.

The Holders of the Controlling Class representing greater than 50% of the Certificate Principal Amount of the Controlling Class may (or, if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holders of Class R Certificates representing greater than a 50% Percentage Interest in such Class, may also) effect an early termination of the Trust Fund, upon not less than 30 days’ prior notice given to the parties (or, if applicable, the other parties) to the Pooling and Servicing Agreement (whereupon the Master Servicer shall notify the Serviced Companion Loan Holders) any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (and in the case of the Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) then included in the Trust Fund, and all property acquired by or on behalf of the Trust Fund (including the Trust Fund’s interest in any REO Property acquired with respect to the Outside Serviced Trust Loans) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to (i) the sum of (A) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Trust, (B) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust, as determined by the Special Servicer (such Appraisals in clause (i)(B) shall be obtained by the Special Servicer) and (C) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the Master Servicer or Special Servicer, as applicable,

A-19-5

together with any interest accrued and payable to the Master Servicer or the Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, in connection with such purchase).

Any Person(s) effecting an early termination of the Trust Fund as provided in the prior paragraph shall first notify the Controlling Class Representative and each Certifying Certificateholder, or, in the case of a termination by the Holder of a Class R Certificate, notify the Certificate Administrator (who shall notify the Controlling Class Representative and each Certifying Certificateholder) of its intention to do so in writing at least 30 days prior to the Anticipated Termination Date.  All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Certificate Administrator shall be entitled to rely conclusively on any determination made by an Appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates, the Mortgage Loans and the Serviced Companion Loans (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement and to make any required remittances to the Serviced Companion Loan Holders in the month in which the final Distribution Date occurs and certain tax-related obligations) shall terminate immediately following the earlier to occur of (i) the purchase by Holders of the Controlling Class, the Special Servicer, the Master Servicer or Holders of the Class R Certificates of all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement, (ii) the exchange by the Remaining Certificateholder of its Certificates for all the Mortgage Loans and REO Properties (or interests therein) then included in the Trust Fund pursuant to Section 9.01(h) of the Pooling and Servicing Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property (or interest therein) contained in the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling and Servicing Agreement.  All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable, promptly following receipt thereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-19-6

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class S Certificate to be duly executed.

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Dated:  April 15, 2015

CERTIFICATE OF AUTHENTICATION

This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 15, 2015

CITIBANK, N.A., not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

A-19-7

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________ ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Class S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Class S Certificate of the entire Percentage Interest represented by the within Class S Certificates to the above-named Assignee(s) and to deliver such Class S Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-19-8

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________________________ ______________________________________________________________________________________________________________________________ Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or ____________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title

Taxpayer Identification Number

A-19-9

EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1

CGCMT 2015-GC29 Mortgage Loan Schedule

									Original	Remaining
Control		Loan						Cut-Off Date	Mortgage	Term To
Number	Footnotes	Number	Property Name	Address	City	State	Zip Code	Balance ($)	Rate	Maturity Date / ARD	Maturity Date / ARD
1	(1), (2)	7NA2C0	Selig Office Portfolio					125,000,000	3.9085%	120	4/6/2025
1.01		7NA2C0-1	1000 Second Avenue	1000 Second Avenue	Seattle	Washington	98104
1.02		7NA2C0-2	2901 Third Avenue	2901 Third Avenue	Seattle	Washington	98121
1.03		7NA2C0-3	3101 Western Avenue	3101 Western Avenue	Seattle	Washington	98121
1.04		7NA2C0-4	300 Elliott Avenue West	300 Elliott Avenue West	Seattle	Washington	98119
1.05		7NA2C0-5	3131 Elliott Avenue	3131 Elliott Avenue	Seattle	Washington	98121
1.06		7NA2C0-6	2615 Fourth Avenue	2615 Fourth Avenue	Seattle	Washington	98121
1.07		7NA2C0-7	190 Queen Anne Avenue North	190 Queen Anne Avenue North	Seattle	Washington	98109
1.08		7NA2C0-8	200 First Avenue West	200 First Avenue West	Seattle	Washington	98119
1.09		7NA2C0-9	18 West Mercer Street	18 West Mercer Street	Seattle	Washington	98119
2		8111	160 Fifth Avenue	160 Fifth Avenue	New York	New York	10010	110,000,000	4.1450%	120	4/6/2025
3	(3)	8304	3 Columbus Circle	3 Columbus Circle	New York	New York	10019	100,000,000	3.6100%	119	3/6/2025
4		599L06	Apollo Education Group Headquarters	4015, 4025, 4035, 4045, 4050 and 4055 South Riverpoint Parkway	Phoenix	Arizona	85040	91,500,000	3.7365%	59	3/1/2020
5		8260	Parkchester Commercial	1386 Metropolitan Avenue	Bronx	New York	10462	65,000,000	3.9200%	119	3/1/2025
6		8049	170 Broadway	170 Broadway	New York	New York	10012	50,000,000	4.1500%	120	4/6/2025
7		9P8SZ0	Papago Arroyo	1255, 1275, 1295 West Washington Street	Tempe	Arizona	85281	29,250,000	4.2300%	118	2/6/2025
8		15011401	Ansley Walk	1200 Robley Drive	Lafayette	Louisiana	70503	25,000,000	4.3600%	119	3/6/2025
9		7918	400 Plaza Drive	400 Plaza Drive	Secaucus	New Jersey	07094	22,000,000	4.2700%	119	3/6/2025
10		14111908	Stone Manor	5001 West Stoney Brook Road	Rogers	Arkansas	72758	21,980,000	4.3550%	119	3/6/2025
11		7124	Beverly Hills Hotel Portfolio					19,000,000	4.4800%	60	4/6/2020
11.01		7124-1	Mosaic Beverly Hills	125 South Spalding Drive	Beverly Hills	California	90212
11.02		7124-2	Maison 140	140 South Lasky Drive	Beverly Hills	California	90212
12		8238	Residence Inn Orangeburg	3 Stevens Way	Orangeburg	New York	10962	17,700,000	4.5100%	120	4/6/2025
13		14120504	Kentucky Self Storage Portfolio					17,265,845	4.8200%	119	3/6/2025
13.01		14120504.01	Safe Storage 910 Enterprise Court - Lexington	910 Enterprise Court	Lexington	Kentucky	40510
13.02		14120504.02	Safe Storage Industry Parkway - Nicholasville	112 Industry Parkway	Nicholasville	Kentucky	40356
13.03		14120504.03	Safe Storage Etter Drive - Nicholasville	251 Etter Drive	Nicholasville	Kentucky	40356
13.04		14120504.04	The Storeroom Mobile Storage - Lexington	2278 Frankfort Court	Lexington	Kentucky	40510
14		14121102	Solaire Apartments	15700-15800 Providence Drive	Southfield	Michigan	48075	16,480,000	4.7300%	59	3/6/2020
15		596AB2	Sherman Plaza	1150-1170 Broadway	Saugus	Massachusetts	01906	14,250,000	4.1050%	119	3/6/2025
16	(4)	7996	Crowne Plaza Bloomington	3 Appletree Square	Bloomington	Minnesota	55425	13,962,227	4.6500%	118	2/6/2025
17		8245	Waldon Lakes Apartments	2000 Elmhurst Circle	Orion	Michigan	48359	13,050,000	4.4200%	118	2/6/2025
18		59TS98	Doubletree Charleston	7401 Northwoods Boulevard	North Charleston	South Carolina	29406	12,750,000	4.5290%	120	4/6/2025
19	(5), (6)		Eastmont Town Center	7200 Bancroft Avenue	Oakland	California	94605	12,325,000	5.1100%	60	4/1/2020
20		15012101	Victory Crossing	4000-4020 Victory Boulevard	Portsmouth	Virginia	23701	11,100,000	4.1200%	118	2/6/2025
21		27	Ashton Arlington Heights Apartments	2302-2416 South Goebbert Road	Arlington Heights	Illinois	60005	10,959,500	4.4600%	120	4/6/2025
22		8200	Continuum Tower Retail	40 South Pointe Drive	Miami Beach	Florida	33139	10,100,000	4.4500%	119	3/6/2025
23		1WF460	Triad Apartment Portfolio					10,050,000	4.3800%	120	4/6/2025
23.01		1WF460-1	Lawndale Apartments	719 and 721 Lawndale Drive	Reidsville	North Carolina	27320
23.02		1WF460-2	Cypress Pointe	1110 Cook Road	Gibsonville	North Carolina	27249
23.03		1WF460-3	Riverbend Apartments	1030, 1032, 1034, 1036, and 1038 Sycamore Road	Graham	North Carolina	27253
23.04		1WF460-4	British Manor	423, 424, 425, 426, 429, 430, 506, and 507 Kernodle Drive	Graham	North Carolina	27253
23.05		1WF460-5	Villas Way	102, 106, 110, 112, 202, 206, 210, 212, 302, 310, 312, 402, 406, 410, 412, 506, 510, and 512 Villas Way	Elon	North Carolina	27244
23.06		1WF460-6	The Oaks	135, 137, & 139 Graham Street and 415, 417, 419, 421, 423, 435, 437, 439, 441, 443, 455, 457, 459, 461, & 463 North Fifth Street	Mebane	North Carolina	27302
23.07		1WF460-7	Brown Apartments	1009 Lorraine Drive	Graham	North Carolina	27253
24			Elizabeth Street Portfolio					9,489,472	4.8200%	119	3/6/2025
24.01			1030 Elizabeth Street	1030 Elizabeth Street	Nicholasville	Kentucky	40356
24.02			1040 Elizabeth Street	1040-1060 Elizabeth Street	Nicholasville	Kentucky	40356
24.03			1070 Elizabeth Street	1070 Elizabeth Street	Nicholasville	Kentucky	40356
25		8054	Mansell Shops	10779 Alpharetta Highway	Roswell	Georgia	30076	9,200,000	4.4600%	119	3/6/2025
26		8187	Lafayette Place	3111 Mahan Drive	Tallahassee	Florida	32308	9,000,000	4.1200%	118	2/6/2025
27		8282	Shops of Flint Creek	500 North Hough Street	Barrington	Illinois	60010	9,000,000	4.1000%	118	2/6/2025
28		1WV5A8	Extra Space Arapahoe & Holly	6800 South Holly Circle	Centennial	Colorado	80112	9,000,000	3.9000%	118	2/6/2025
29		14100386	Oaks Business Center	2967 Sidco Drive	Nashville	Tennessee	37204	9,000,000	4.4600%	119	3/6/2025
30		8237	Palmdale Corporate Center	39115 Trade Center Drive	Palmdale	California	93551	8,750,000	4.1500%	118	2/6/2025
31		45	Parkwest Crossing	4834 NC Highway 55	Durham	North Carolina	27713	7,837,500	4.2000%	118	2/6/2025
32		59S6E3	Marple Commons	2000, 2002, 2004 Sproul Road	Broomall	Pennsylvania	19008	7,500,000	4.1630%	120	4/6/2025
33		8123	Pine Woods Village Apartments	34200 Pine Woods Circle	Romulus	Michigan	48174	7,400,000	4.1500%	119	3/6/2025
34		1WV3L6	Six Flags Village	1301 North Collins Street	Arlington	Texas	76011	7,137,750	4.4570%	119	3/6/2025
35		943K09	Greens at Fort Mill	114 East Elliott Street	Fort Mill	South Carolina	29715	7,100,000	4.3200%	119	3/6/2025
36		14103010	Zinc Mill Terrace	815 Tennessee Street	Greencastle	Indiana	46135	7,000,000	4.4200%	119	3/6/2025
37		8266	12001 East Freeway	12001 East Freeway	Houston	Texas	77029	6,990,492	3.9000%	119	3/6/2025
38		14120307	Crossview Courts Apartments	2929 Crossview Drive	Houston	Texas	77063	6,900,000	4.4500%	119	3/6/2025
39		59VOT3	Whitehall Tech Center VI	2520 Whitehall Park Drive	Charlotte	North Carolina	28273	6,800,000	4.1595%	120	4/6/2025
40		49	Port St Lucie Retail Portfolio					6,600,000	4.1700%	120	4/1/2025
40.01		49.01	Lakeside Shopping Center	259 Southeast Port St Lucie Boulevard	Port St. Lucie	Florida	34984
40.02		49.02	Morningside Shoppes	1720-1788 Southeast Port St Lucie Boulevard	Port St. Lucie	Florida	34952
41		15012201	Spring Branch Estates	7901 Amelia Road	Houston	Texas	77055	6,500,000	4.5400%	119	3/6/2025

CGCMT 2015-GC29 Mortgage Loan Schedule

									Original	Remaining
Control		Loan						Cut-Off Date	Mortgage	Term To
Number	Footnotes	Number	Property Name	Address	City	State	Zip Code	Balance ($)	Rate	Maturity Date / ARD	Maturity Date / ARD
42		14111704	Fall River Apartments Portfolio					5,993,243	4.7500%	119	3/6/2025
42.01		14111704.01	The Residences at 1710	1710 North Main Street, 201 Cove Street and 45, 50, 60 and 65 Pickering Street	Fall River	Massachusetts	02720
42.02		14111704.02	The Residences at 680	680 North Main Street, 696 North Main Street, 26 Odd Street and 671 Durfee Street	Fall River	Massachusetts	02720
43		8251	Superior Storage	825 Center Road	Avon	Ohio	44011	5,992,785	4.4600%	119	3/6/2025
44		61	Caxton Building	812 Huron Road	Cleveland	Ohio	44115	5,767,040	4.5000%	117	1/6/2025
45		8148	Holiday Inn Express Bellevue	10804 South 15th Street	Bellevue	Nebraska	68123	5,440,906	4.5500%	119	3/6/2025
46		1WU3W4	Azalea Ridge Apartments	3212 and 3917 Valley Bluff Drive and 3538 Pleasantdale Road	Doraville	Georgia	30340	5,210,165	4.1045%	116	12/6/2024
47		14121701	Dames Point Retail	6999 and 7001 Merrill Road	Jacksonville	Florida	32277	5,100,000	4.2950%	119	3/6/2025
48	(7)	14081583	Commerce Point I & II	3800 and 3850 North Wilke Road	Arlington Heights	Illinois	60004	5,000,000	4.8700%	119	3/6/2025
49		71	500 Murray Road	400-500 Murray Road	Saint Bernard	Ohio	45217	4,978,431	4.0300%	117	1/6/2025
50		14120306	Tara Hall Apartments	1717 & 1601 College Avenue	Houston	Texas	77017	4,800,000	4.3500%	119	3/6/2025
51		74	Northwood & Gypsy Lane Apartments	461, 465, 475 and 483 Gypsy Lane	Youngstown	Ohio	44504	4,753,673	4.8290%	112	8/6/2024
52		94AA46	Summerlyn Apartments	4101 East Rancier Avenue	Killeen	Texas	76543	4,720,383	5.3500%	59	3/6/2020
53		8246	Five Points Shopping Center	4201-4209 University Boulevard East	Tuscaloosa	Alabama	35404	4,712,500	4.4100%	120	4/6/2025
54		14100677	Bordeaux Apartments	3600 Scroggins Drive	Bellmead	Texas	76705	4,650,000	4.5700%	120	4/6/2025
55		79	Scarsdale Medical Center	257-259 Heathcote Road	Scarsdale	New York	10583	4,425,000	4.4800%	115	11/6/2024
56		8227	Red Mountain Shopping Center	2733 North Power Road	Mesa	Arizona	85215	4,025,550	4.2500%	117	1/6/2025
57		14090983	Walgreens - Raleigh	4309 Wake Forest Road	Raleigh	North Carolina	27609	4,015,000	4.6500%	119	3/6/2025
58		14102203	Mercer Crossing	3555 Mercer University Drive	Macon	Georgia	31204	3,893,504	4.5600%	119	3/6/2025
59		03OZJ6	Woods Townhomes	165 Coleman Avenue	Asheville	North Carolina	28801	3,795,213	4.2500%	119	3/6/2025
60		15010505	Forest Hill Mini Storage	16 Newport Drive	Forest Hill	Maryland	21050	3,745,709	4.6800%	119	3/6/2025
61		14110601	Campus Walk Apartments	810 Wadsworth Street	Tallahassee	Florida	32304	3,695,339	4.2500%	119	3/6/2025
62			103rd Street Family Center	6733 103rd Street	Jacksonville	Florida	32210	3,600,000	4.6550%	119	3/1/2025
63		77	DaVita Dialysis - Bronx	1940 Webster Avenue	Bronx	New York	10457	3,590,000	4.4000%	118	2/6/2025
64		92	Chester Square	35840 Chester Road	Avon	Ohio	44011	3,487,172	4.6700%	118	2/6/2025
65		8280	BMI Self Storage	2582 South Brannon Stand Road	Dothan	Alabama	36305	3,395,670	4.2000%	119	3/6/2025
66		14111404	Bay Plaza	5531-5537 Sheldon Road	Tampa	Florida	33615	3,271,140	4.5500%	119	3/6/2025
67			University Landing	1600 East Washington Street	Greensboro	North Carolina	27401	3,250,000	4.8000%	120	4/1/2025
68		8314	Amsdell - Sentinel Self Storage	10925 Hamilton Avenue	Cincinnati	Ohio	45231	3,235,000	4.3500%	119	3/6/2025
69		7999	Glen Valley Apartments	840 Broadway Avenue	Bedford	Ohio	44146	2,996,698	4.8500%	119	3/6/2025
70		100	Belleview Shopping Center	58440 Belleview Drive	Plaquemine	Louisiana	70764	2,946,523	4.5500%	119	3/6/2025
71		14121577	South Elgin Commons	472 Randall Road	South Elgin	Illinois	60177	2,850,000	4.3000%	118	2/6/2025
72		102	12285 McNulty Road	12285 McNulty Road	Philadelphia	Pennsylvania	19154	2,825,000	4.3600%	117	1/6/2025
73			La Paz Gateway	26051 La Paz Road	Mission Viejo	California	92691	2,800,000	4.3800%	119	3/1/2025
74		104	Lumen Dental	3222 Hillcroft Street	Houston	Texas	77057	2,736,191	5.0500%	57	1/6/2020
75		92	324-328 Louisa Avenue	324-328 Louisa Avenue	Virginia Beach	Virginia	23454	2,500,000	4.1000%	118	2/6/2025
76		107	Audubon Plaza	2845 West Parrish Avenue	Owensboro	Kentucky	42301	2,495,908	4.6600%	119	3/6/2025
77		109	Maple Highlands	5900-6300 Lee Road	Maple Heights	Ohio	44137	2,492,975	4.4000%	118	2/1/2025
78		94	Rite Aid - Toledo	1525 Cherry Street	Toledo	Ohio	43608	2,343,266	4.2800%	118	2/6/2025
79		8231	Delta Self Storage	746 Knights Inn Drive	Lansing	Michigan	48917	2,140,000	4.9600%	120	4/6/2025
80		96	Niagara & Ontario Plaza	2209 Niagara Street	Buffalo	New York	14207	2,016,358	4.3700%	115	11/6/2024
81		97	DaVita Dialysis - Detroit	4145 Cass Avenue	Detroit	Michigan	48201	1,793,160	4.4000%	118	2/6/2025
82		114	Terrace Glen Estates	13545 Woodin Road	Chardon	Ohio	44024	1,722,898	4.4000%	119	3/6/2025
83		115	Whispering Willow	4250 State Route 307 East	Geneva	Ohio	44041	1,630,000	4.7100%	120	4/6/2025
84		8293	Safe and Secure Self Storage	23366 West Wall Street	Lake Villa	Illinois	60046	1,615,665	4.7000%	118	2/6/2025
85		15010676	USA Safe Storage	874 County Street	Taunton	Massachusetts	02780	1,528,289	4.7800%	119	3/6/2025
86		121	Chase Bank - Mentor on the Lake	6081 Andrews Road	Mentor on the Lake	Ohio	44060	619,367	5.1700%	119	3/6/2025

CGCMT 2015-GC29 Mortgage Loan Schedule

				Remaining				Crossed With
Control		Loan		Amortization Term	Servicing	Subservicing	Mortgage	Other Loans	ARD	Final	ARD
Number	Footnotes	Number	Property Name	(Mos.)	Fee Rate (%)	Fee Rate (%)	Loan Seller	(Crossed Group)	(Yes/No)	Maturity Date	Revised Rate
1	(1), (2)	7NA2C0	Selig Office Portfolio	0	0.00500%	0.000%	GSMC	NAP	No
1.01		7NA2C0-1	1000 Second Avenue
1.02		7NA2C0-2	2901 Third Avenue
1.03		7NA2C0-3	3101 Western Avenue
1.04		7NA2C0-4	300 Elliott Avenue West
1.05		7NA2C0-5	3131 Elliott Avenue
1.06		7NA2C0-6	2615 Fourth Avenue
1.07		7NA2C0-7	190 Queen Anne Avenue North
1.08		7NA2C0-8	200 First Avenue West
1.09		7NA2C0-9	18 West Mercer Street
2		8111	160 Fifth Avenue	0	0.00500%	0.000%	CGMRC	NAP	No
3	(3)	8304	3 Columbus Circle	0	0.00250%	0.0025%	CGMRC	NAP	No
4		599L06	Apollo Education Group Headquarters	0	0.00250%	0.010%	GSMC	NAP	No
5		8260	Parkchester Commercial	360	0.00500%	0.000%	CGMRC	NAP	No
6		8049	170 Broadway	360	0.00500%	0.000%	CGMRC	NAP	No
7		9P8SZ0	Papago Arroyo	360	0.00250%	0.030%	GSMC	NAP	No
8		15011401	Ansley Walk	360	0.00500%	0.000%	RMF	NAP	No
9		7918	400 Plaza Drive	360	0.00500%	0.000%	CGMRC	NAP	No
10		14111908	Stone Manor	360	0.00500%	0.000%	RMF	NAP	No
11		7124	Beverly Hills Hotel Portfolio	360	0.00500%	0.000%	CGMRC	NAP	No
11.01		7124-1	Mosaic Beverly Hills
11.02		7124-2	Maison 140
12		8238	Residence Inn Orangeburg	360	0.00500%	0.000%	CGMRC	NAP	No
13		14120504	Kentucky Self Storage Portfolio	359	0.00500%	0.000%	RMF	NAP	No
13.01		14120504.01	Safe Storage 910 Enterprise Court - Lexington
13.02		14120504.02	Safe Storage Industry Parkway - Nicholasville
13.03		14120504.03	Safe Storage Etter Drive - Nicholasville
13.04		14120504.04	The Storeroom Mobile Storage - Lexington
14		14121102	Solaire Apartments	360	0.00500%	0.000%	RMF	NAP	No
15		596AB2	Sherman Plaza	360	0.00500%	0.000%	GSMC	NAP	No
16	(4)	7996	Crowne Plaza Bloomington	358	0.00500%	0.000%	CGMRC	NAP	No
17		8245	Waldon Lakes Apartments	360	0.00250%	0.050%	CGMRC	NAP	No
18		59TS98	Doubletree Charleston	360	0.00500%	0.000%	GSMC	NAP	No
19	(5), (6)		Eastmont Town Center	360	0.00250%	0.010%	CGMRC	NAP	Yes	10/1/2022	see FN (6)
20		15012101	Victory Crossing	360	0.00500%	0.000%	RMF	NAP	No
21		27	Ashton Arlington Heights Apartments	360	0.00500%	0.000%	FCRE REL, LLC	NAP	No
22		8200	Continuum Tower Retail	360	0.00500%	0.000%	CGMRC	NAP	No
23		1WF460	Triad Apartment Portfolio	360	0.00500%	0.000%	GSMC	NAP	No
23.01		1WF460-1	Lawndale Apartments
23.02		1WF460-2	Cypress Pointe
23.03		1WF460-3	Riverbend Apartments
23.04		1WF460-4	British Manor
23.05		1WF460-5	Villas Way
23.06		1WF460-6	The Oaks
23.07		1WF460-7	Brown Apartments
24			Elizabeth Street Portfolio	359	0.00500%	0.000%	RMF	NAP	No
24.01			1030 Elizabeth Street
24.02			1040 Elizabeth Street
24.03			1070 Elizabeth Street
25		8054	Mansell Shops	360	0.00500%	0.000%	CGMRC	NAP	No
26		8187	Lafayette Place	360	0.00500%	0.000%	CGMRC	NAP	No
27		8282	Shops of Flint Creek	360	0.00500%	0.000%	CGMRC	NAP	No
28		1WV5A8	Extra Space Arapahoe & Holly	0	0.00500%	0.000%	GSMC	NAP	No
29		14100386	Oaks Business Center	360	0.00500%	0.000%	RMF	NAP	No
30		8237	Palmdale Corporate Center	360	0.00500%	0.030%	CGMRC	NAP	No
31		45	Parkwest Crossing	360	0.00500%	0.000%	CGMRC	NAP	No
32		59S6E3	Marple Commons	360	0.00500%	0.040%	GSMC	NAP	No
33		8123	Pine Woods Village Apartments	360	0.00250%	0.050%	CGMRC	NAP	No
34		1WV3L6	Six Flags Village	360	0.00500%	0.000%	GSMC	NAP	No
35		943K09	Greens at Fort Mill	360	0.00500%	0.000%	GSMC	NAP	No
36		14103010	Zinc Mill Terrace	360	0.00500%	0.000%	RMF	NAP	No
37		8266	12001 East Freeway	359	0.00500%	0.000%	CGMRC	NAP	No
38		14120307	Crossview Courts Apartments	360	0.00500%	0.000%	RMF	NAP	No
39		59VOT3	Whitehall Tech Center VI	360	0.00500%	0.000%	GSMC	NAP	No
40		49	Port St Lucie Retail Portfolio	360	0.00500%	0.000%	FCRE REL, LLC	NAP	No
40.01		49.01	Lakeside Shopping Center
40.02		49.02	Morningside Shoppes
41		15012201	Spring Branch Estates	360	0.00500%	0.000%	RMF	NAP	No

CGCMT 2015-GC29 Mortgage Loan Schedule

				Remaining				Crossed With
Control		Loan		Amortization Term	Servicing	Subservicing	Mortgage	Other Loans	ARD	Final	ARD
Number	Footnotes	Number	Property Name	(Mos.)	Fee Rate (%)	Fee Rate (%)	Loan Seller	(Crossed Group)	(Yes/No)	Maturity Date	Revised Rate
42		14111704	Fall River Apartments Portfolio	359	0.00500%	0.000%	RMF	NAP	No
42.01		14111704.01	The Residences at 1710
42.02		14111704.02	The Residences at 680
43		8251	Superior Storage	359	0.00500%	0.020%	CGMRC	NAP	No
44		61	Caxton Building	357	0.00250%	0.060%	CGMRC	NAP	No
45		8148	Holiday Inn Express Bellevue	299	0.00500%	0.000%	CGMRC	NAP	No
46		1WU3W4	Azalea Ridge Apartments	296	0.00250%	0.070%	GSMC	NAP	No
47		14121701	Dames Point Retail	360	0.00500%	0.000%	RMF	NAP	No
48	(7)	14081583	Commerce Point I & II	360	0.00500%	0.000%	RMF	NAP	No
49		71	500 Murray Road	357	0.00500%	0.000%	CGMRC	NAP	No
50		14120306	Tara Hall Apartments	360	0.00500%	0.000%	RMF	NAP	No
51		74	Northwood & Gypsy Lane Apartments	352	0.00500%	0.000%	CGMRC	NAP	No
52		94AA46	Summerlyn Apartments	359	0.00500%	0.000%	GSMC	NAP	No
53		8246	Five Points Shopping Center	360	0.00500%	0.000%	CGMRC	NAP	No
54		14100677	Bordeaux Apartments	360	0.00500%	0.000%	RMF	NAP	No
55		79	Scarsdale Medical Center	360	0.00500%	0.000%	CGMRC	NAP	No
56		8227	Red Mountain Shopping Center	360	0.00500%	0.030%	CGMRC	NAP	No
57		14090983	Walgreens - Raleigh	360	0.00500%	0.000%	RMF	NAP	No
58		14102203	Mercer Crossing	299	0.00500%	0.000%	RMF	NAP	No
59		03OZJ6	Woods Townhomes	359	0.00500%	0.000%	GSMC	NAP	No
60		15010505	Forest Hill Mini Storage	359	0.00500%	0.000%	RMF	NAP	No
61		14110601	Campus Walk Apartments	359	0.00500%	0.000%	RMF	NAP	No
62			103rd Street Family Center	324	0.00250%	0.100%	CGMRC	NAP	No
63		77	DaVita Dialysis - Bronx	360	0.00500%	0.000%	FCRE REL, LLC	NAP	No
64		92	Chester Square	298	0.00250%	0.060%	CGMRC	NAP	No
65		8280	BMI Self Storage	359	0.00500%	0.050%	CGMRC	NAP	No
66		14111404	Bay Plaza	359	0.00500%	0.000%	RMF	NAP	No
67			University Landing	360	0.00500%	0.000%	CGMRC	NAP	No
68		8314	Amsdell - Sentinel Self Storage	360	0.00500%	0.000%	CGMRC	NAP	No
69		7999	Glen Valley Apartments	359	0.00500%	0.050%	CGMRC	NAP	No
70		100	Belleview Shopping Center	359	0.00500%	0.000%	CGMRC	NAP	No
71		14121577	South Elgin Commons	360	0.00500%	0.000%	RMF	NAP	No
72		102	12285 McNulty Road	360	0.00500%	0.000%	CGMRC	NAP	No
73			La Paz Gateway	360	0.00500%	0.000%	CGMRC	NAP	No
74		104	Lumen Dental	297	0.00500%	0.040%	CGMRC	NAP	No
75		92	324-328 Louisa Avenue	300	0.00500%	0.000%	FCRE REL, LLC	NAP	No
76		107	Audubon Plaza	299	0.00500%	0.000%	CGMRC	NAP	No
77		109	Maple Highlands	358	0.00500%	0.000%	CGMRC	NAP	No
78		94	Rite Aid - Toledo	358	0.00500%	0.000%	FCRE REL, LLC	NAP	No
79		8231	Delta Self Storage	360	0.00500%	0.000%	CGMRC	NAP	No
80		96	Niagara & Ontario Plaza	295	0.00500%	0.000%	FCRE REL, LLC	NAP	No
81		97	DaVita Dialysis - Detroit	298	0.00500%	0.000%	FCRE REL, LLC	NAP	No
82		114	Terrace Glen Estates	359	0.00250%	0.065%	CGMRC	NAP	No
83		115	Whispering Willow	360	0.00500%	0.000%	CGMRC	NAP	No
84		8293	Safe and Secure Self Storage	358	0.00500%	0.050%	CGMRC	NAP	No
85		15010676	USA Safe Storage	359	0.00500%	0.000%	RMF	NAP	No
86		121	Chase Bank - Mentor on the Lake	359	0.00500%	0.000%	CGMRC	NAP	No

CGCMT 2015-GC29 Mortgage Loan Schedule

							Companion Loan		Companion Loan
							Remaining	Companion Loan	Remaining	Companion Loan
Control		Loan		Companion Loan	Companion Loan	Companion Loan	Term To	Maturity	Amortization Term	Servicing
Number	Footnotes	Number	Property Name	Flag	Cut-off Balance	Interest Rate	Maturity / ARD (Mos.)	Date / ARD	(Mos.)	Fees
1	(1), (2)	7NA2C0	Selig Office Portfolio	Yes	220,000,000	3.9085%	120	4/6/2025	0	0.0025%
1.01		7NA2C0-1	1000 Second Avenue
1.02		7NA2C0-2	2901 Third Avenue
1.03		7NA2C0-3	3101 Western Avenue
1.04		7NA2C0-4	300 Elliott Avenue West
1.05		7NA2C0-5	3131 Elliott Avenue
1.06		7NA2C0-6	2615 Fourth Avenue
1.07		7NA2C0-7	190 Queen Anne Avenue North
1.08		7NA2C0-8	200 First Avenue West
1.09		7NA2C0-9	18 West Mercer Street
2		8111	160 Fifth Avenue	No
3	(3)	8304	3 Columbus Circle	Yes	250,000,000	3.6100%	119	3/6/2025	0	0.0025%
4		599L06	Apollo Education Group Headquarters	No
5		8260	Parkchester Commercial	No
6		8049	170 Broadway	Yes	170,000,000	4.1500%	120	4/6/2025	360	0.0025%
7		9P8SZ0	Papago Arroyo	No
8		15011401	Ansley Walk	No
9		7918	400 Plaza Drive	No
10		14111908	Stone Manor	No
11		7124	Beverly Hills Hotel Portfolio	No
11.01		7124-1	Mosaic Beverly Hills
11.02		7124-2	Maison 140
12		8238	Residence Inn Orangeburg	No
13		14120504	Kentucky Self Storage Portfolio	No
13.01		14120504.01	Safe Storage 910 Enterprise Court - Lexington
13.02		14120504.02	Safe Storage Industry Parkway - Nicholasville
13.03		14120504.03	Safe Storage Etter Drive - Nicholasville
13.04		14120504.04	The Storeroom Mobile Storage - Lexington
14		14121102	Solaire Apartments	No
15		596AB2	Sherman Plaza	No
16	(4)	7996	Crowne Plaza Bloomington	Yes	26,250,000	4.6500%	118	2/6/2025	358	0.0025%
17		8245	Waldon Lakes Apartments	No
18		59TS98	Doubletree Charleston	No
19	(5), (6)		Eastmont Town Center	Yes	41,325,000	5.1100%	60	4/1/2020	360	0.0025%
20		15012101	Victory Crossing	No
21		27	Ashton Arlington Heights Apartments	No
22		8200	Continuum Tower Retail	No
23		1WF460	Triad Apartment Portfolio	No
23.01		1WF460-1	Lawndale Apartments
23.02		1WF460-2	Cypress Pointe
23.03		1WF460-3	Riverbend Apartments
23.04		1WF460-4	British Manor
23.05		1WF460-5	Villas Way
23.06		1WF460-6	The Oaks
23.07		1WF460-7	Brown Apartments
24			Elizabeth Street Portfolio	No
24.01			1030 Elizabeth Street
24.02			1040 Elizabeth Street
24.03			1070 Elizabeth Street
25		8054	Mansell Shops	No
26		8187	Lafayette Place	No
27		8282	Shops of Flint Creek	No
28		1WV5A8	Extra Space Arapahoe & Holly	No
29		14100386	Oaks Business Center	No
30		8237	Palmdale Corporate Center	No
31		45	Parkwest Crossing	No
32		59S6E3	Marple Commons	No
33		8123	Pine Woods Village Apartments	No
34		1WV3L6	Six Flags Village	No
35		943K09	Greens at Fort Mill	No
36		14103010	Zinc Mill Terrace	No
37		8266	12001 East Freeway	No
38		14120307	Crossview Courts Apartments	No
39		59VOT3	Whitehall Tech Center VI	No
40		49	Port St Lucie Retail Portfolio	No
40.01		49.01	Lakeside Shopping Center
40.02		49.02	Morningside Shoppes
41		15012201	Spring Branch Estates	No

CGCMT 2015-GC29 Mortgage Loan Schedule

							Companion Loan		Companion Loan
							Remaining	Companion Loan	Remaining	Companion Loan
Control		Loan		Companion Loan	Companion Loan	Companion Loan	Term To	Maturity	Amortization Term	Servicing
Number	Footnotes	Number	Property Name	Flag	Cut-off Balance	Interest Rate	Maturity / ARD (Mos.)	Date / ARD	(Mos.)	Fees
42		14111704	Fall River Apartments Portfolio	No
42.01		14111704.01	The Residences at 1710
42.02		14111704.02	The Residences at 680
43		8251	Superior Storage	No
44		61	Caxton Building	No
45		8148	Holiday Inn Express Bellevue	No
46		1WU3W4	Azalea Ridge Apartments	No
47		14121701	Dames Point Retail	No
48	(7)	14081583	Commerce Point I & II	Yes	10,000,000	4.8700%	119	3/6/2025	360	0.0025%
49		71	500 Murray Road	No
50		14120306	Tara Hall Apartments	No
51		74	Northwood & Gypsy Lane Apartments	No
52		94AA46	Summerlyn Apartments	No
53		8246	Five Points Shopping Center	No
54		14100677	Bordeaux Apartments	No
55		79	Scarsdale Medical Center	No
56		8227	Red Mountain Shopping Center	No
57		14090983	Walgreens - Raleigh	No
58		14102203	Mercer Crossing	No
59		03OZJ6	Woods Townhomes	No
60		15010505	Forest Hill Mini Storage	No
61		14110601	Campus Walk Apartments	No
62			103rd Street Family Center	No
63		77	DaVita Dialysis - Bronx	No
64		92	Chester Square	No
65		8280	BMI Self Storage	No
66		14111404	Bay Plaza	No
67			University Landing	No
68		8314	Amsdell - Sentinel Self Storage	No
69		7999	Glen Valley Apartments	No
70		100	Belleview Shopping Center	No
71		14121577	South Elgin Commons	No
72		102	12285 McNulty Road	No
73			La Paz Gateway	No
74		104	Lumen Dental	No
75		92	324-328 Louisa Avenue	No
76		107	Audubon Plaza	No
77		109	Maple Highlands	No
78		94	Rite Aid - Toledo	No
79		8231	Delta Self Storage	No
80		96	Niagara & Ontario Plaza	No
81		97	DaVita Dialysis - Detroit	No
82		114	Terrace Glen Estates	No
83		115	Whispering Willow	No
84		8293	Safe and Secure Self Storage	No
85		15010676	USA Safe Storage	No
86		121	Chase Bank - Mentor on the Lake	No

(1)
The Cut-off Date Balance of $125,000,000 represents the note A-1 of a $345,000,000 whole loan evidenced by three pari passu notes. The companion loans have an aggregate principal balance of $220,000,000 as of the Cut-off Date, are held outside the issuing entity and are expected to be contributed to one or more future securitizations. Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $345,000,000.

(2)	The “Companion Loan Servicing Fee” (0.0025%) is included in the “Servicing Fee Rate” shown for the Selig Office Portfolio mortgage loan.
(3)
The Cut-off Date Balance of $100,000,000 is evidenced by note A-2 (non-controlling note in the principal amount of $50,000,000) and note A-5 (non-controlling note in the principal amount of $50,000,000), which notes are part of a $350,000,000 loan combination evidenced by six pari passu notes. A non-controlling pari passu companion loan evidenced by note A-4 has a principal balance of $85,000,000 as of the Cut-off Date, is held outside the Issuing Entity and was contributed to the COMM 2015-CCRE22 transaction. The controlling note A-1, non-controlling note A-3 and non-controlling note A-6 have principal balances of $90,000,000, $45,000,000 and $30,000,000, respectively, and are expected to be included in future securitizations.

(4)
The Cut-off Date Principal Balance of $13,962,227 represents the controlling note A-1 of a $26,250,000 loan combination evidenced by two pari passu notes.  The companion loan is evidenced by the non-controlling note A-2 with a principal balance of $12,216,949 as of the Cut-off Date, which is held outside the Issuing Entity and is expected to be contributed to a future securitization transaction.

(5)
The Cut-off Date Principal Balance of $12,325,000 represents the non-controlling Note A-1 of a $41,325,000 whole loan evidenced by two par-passu notes. The pari-passu companion loan is the controlling Note A-2, with a principal balance of $29,000,000, which is expected to be contributed to a future securitization.

(6)
Commencing on the ARD, the outstanding principal balance will accrue interest on and after that date until the final maturity date of October 1, 2022 at an increased interest rate equal to 3.0000% per annum plus the greater of (i) 5.1100% per annum, or (ii) the five-year swap yield as determined on the first business day after the anticipated repayment date.

(7)
The Cut-off Date Balance of $5,000,000 represents the non-controlling Note A-2 of a $15,000,000 whole loan evidenced by two pari passu notes.  The pari-passu companion loan with a principal balance of $10,000,000 as of the Cut-off Date is held outside the issuing entity and is expected to be contributed to a future transaction.  Cut-off Date LTV Ratio, LTV Ratio at Maturity/ARD, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $15,000,000.

EXHIBIT C

FORM OF REQUEST FOR RELEASE
(for Custodian/Trustee)

Loan Information:
Name of Mortgagor: __________________
Master Servicer Loan No.: __________________
Custodian
Name: __________________
Address:            __________________
  __________________
  __________________
Custodian Mortgage File No.: __________________
[Seller]
Name: __________________
Address: __________________

__________________

Certificates:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [____]

The undersigned [Master Servicer][Special Servicer] hereby acknowledges that it has received from Deutsche Bank Trust Company Americas, as Custodian, for the Holders of Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, the documents referred to below (the “Documents”).  All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator and Deutsche Bank Trust Company Americas, as Trustee.

( )           Note dated _________, _____, in the original principal sum of $_____, made by _______, payable to, or endorsed to the order of, the Trustee.

( )           Mortgage recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _______________, State of _________________ in book/reel/docket ___________ of official records at page/image ________.

( )           Deed of Trust recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ____________, State of _______ in book/reel/docket ____________ of official records at page/image.

C-1

( )           Assignment of Mortgage or Deed of Trust to the Trustee, recorded on _____________ as instrument no. _______ in the County Recorder’s Office of the County of _________, State of _______ in book/reel/docket __________ of official records at page/image _____________.

( )            Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

( )            ___________________________

( )            ___________________________

( )            ___________________________

( )            ___________________________

The undersigned [Master Servicer][Special Servicer] hereby acknowledges and agrees as follows:

(i)            The [Master Servicer][Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

(ii)           The [Master Servicer][Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Master Servicer][Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

(iii)          The [Master Servicer][Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

(iv)           The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the [Master Servicer][Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer][Special Servicer] shall keep the Documents and any proceeds separate and distinct from all other property in the [Master Servicer][Special Servicer]’s possession, custody or control.

[MASTER SERVICER/SPECIAL SERVICER]

By:
Name:
Title:
cc: Deutsche Bank Trust Company Americas

Dated:

C-2

EXHIBIT D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4
Master Servicer	Midland Loan Services
		Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7
Operating Advisor	Situs Holdings, LLC
		Mortgage Loan Detail	11

		NOI Detail	12

Trustee / Custodian	Deutsche Bank Trust Company Americas	Delinquency Loan Detail	13

		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	Midland Loan Services
		Specially Serviced Loan Detail	19

		Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at www.sf.citidirect.com	Page 1 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at www.sf.citidirect.com	Page 2 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at www.sf.citidirect.com	Page 3 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at www.sf.citidirect.com	Page 4 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Principal Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Scheduled Principal Distribution (4)	Unscheduled Principal Distribution (5)	Accreted Principal (6)	Current Realized Loss (7)	Current Principal Recoveries (8)	Current Principal Balance (9)=(3)-(4)-(5)+(6)-(7)+(8)	Cumulative Realized Loss (10)	Original Class (%) (11)	Current Class (%) (12)	Original Credit Support (13)	Current Credit Support (14)

Reports Available at www.sf.citidirect.com	Page 5 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Sub-Servicing Fee
Prepayment Interest Shortfall	Master Servicing Fee
Interest Adjustments	Trustee Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Principal Funds Available	Additional Fees, Expenses, etc.
Scheduled Principal	Special Servicing Fee
Curtailments	Workout Fee
Principal Prepayments	Liquidation Fee
Net Liquidation Proceeds	Additional Trust Fund Expenses
Repurchased Principal	Reimbursement for Interest on Advances
Substitution Principal	Other Expenses
Other Principal	Total Additional Fees, Expenses, etc.:
Total Principal Funds Available:	Distribution to Certificateholders
Other Funds Available	Interest Distribution
Yield Maintenance Charges	Principal Distribution
Prepayment Premiums	Yield Maintenance Charges Distribution
Other Charges	Prepayment Premiums Distribution
Total Other Funds Available:	Total Distribution to Certificateholders:
Total Funds Available	Total Funds Allocated

Reports Available at www.sf.citidirect.com	Page 6 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29
Stratification Detail

Ending Scheduled Balance							State

Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals							Totals

Reports Available at www.sf.citidirect.com	Page 7 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29
Stratification Detail

Seasoning							Property Type

Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at www.sf.citidirect.com	Page 8 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29
Stratification Detail

Debt Service Coverage Ratio							Loan Rate

Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at www.sf.citidirect.com	Page 9 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term

Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at www.sf.citidirect.com	Page 10 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Mortgage Loan Detail

									Neg	Beginning	Ending	Paid	Apprasial	Apprasial	Payment	Workout	Mod.
		Property			Interest	Principal	Gross	Maturity	Am	Scheduled	Scheduled	Through	Reduction	Reduction	Status of	Strategy	Code
Loan	OMCR	Type	City	State	Payment	Payment	Coupon	Date	Flag	Balance	Balance	Date	Date	Amount	Loan (1)	(2)	(3)

Totals
Payment Status of Loan (1)		Workout Strategy (2)					Mod. Code (3)
A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7.	REO	13.	Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8.	Resolved	98.	Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9.	Pending Return to Master Servicer			3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10.	Deed In Lieu of Foreclosure			4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11.	Full Payoff			5. Temporary Rate Reduction
		6. DPO	12.	Reps and Warranties			6. Capitalization of Interest

Reports Available at www.sf.citidirect.com	Page 11 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

NOI Detail

					Ending	Most	Most	Most Recent	Most Recent
Loan					Scheduled	Recent	Recent	NOI	NOI
Number	OMCR	Property Type	City	State	Balance	Fiscal NOI	NOI	Start Date	End Date

Totals

Reports Available at www.sf.citidirect.com	Page 12 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals
Payment Status of Loan (1)		Workout Strategy (2)
A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at www.sf.citidirect.com	Page 13 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at www.sf.citidirect.com	Page 14 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Appraisal Reduction Detail

Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at www.sf.citidirect.com	Page 15 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no historical Appraisal Reduction activity.

Totals

Reports Available at www.sf.citidirect.com	Page 16 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals
Modification Code (1)
1.	Maturity Date Extension	7.	Capitalization of Taxes
2.	Amortization Change	8.	Other
3.	Principal Write-Off	9.	Combination
4.	Blank (formerly Combination)
5.	Temporary Rate Reduction
6.	Capitalization of Interest

Reports Available at www.sf.citidirect.com	Page 17 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description

There is no historical Loan Modification activity.

Totals
Modification Code (1)
1.	Maturity Date Extension	7.	Capitalization of Taxes
2.	Amortization Change	8.	Other
3.	Principal Write-Off	9.	Combination
4.	Blank (formerly Combination)
5.	Temporary Rate Reduction
6.	Capitalization of Interest

Reports Available at www.sf.citidirect.com	Page 18 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Specially Serviced Loan Detail

		Workout	Most Recent	Most Recent
		Strategy	Inspection	Specially Serviced	Most Recent	Most Recent	Other REO
Loan	OMCR	(1)	Date	Transfer Date	Appraisal Date	Appraisal Value	Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals
Workout Strategy (1)
1.	Modification	7.	REO	13.	Other or TBD
2.	Foreclosure	8.	Resolved	98.	Not Provided By Servicer
3.	Bankruptcy	9.	Pending Return to Master Servicer
4.	Extension	10.	Deed In Lieu of Foreclosure
5.	Note Sale	11.	Full Payoff
6.	DPO	12.	Reps and Warranties

Reports Available at www.sf.citidirect.com	Page 19 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Historical Specially Serviced Loan Detail

			Spec.	Workout	Spec.			Property				Net	Net
Distribution	Loan		Serviced	Strategy	Serviced	Scheduled	Actual	Type		Interest	Note	Operating	Operating	DSC	DSC	Maturity
Date	Number	OMCR	Transfer Date	(1)	Loan to MS	Balance	Balance	(2)	State	Rate	Date	Income	Income Date	Ratio	Date	Date	WART
There is no historical Specially Serviced Loan activity.

Totals
Workout Strategy (1)
1. Modification	7.	REO	13.	Other or TBD
2. Foreclosure	8.	Resolved	98.	Not Provided By Servicer
3. Bankruptcy	9.	Pending Return to Master Servicer
4. Extension	10.	Deed In Lieu of Foreclosure
5. Note Sale	11.	Full Payoff
6. DPO	12.	Reps and Warranties

Reports Available at www.sf.citidirect.com	Page 20 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals
Liquidation / Prepayment Code (1)
1. Partial Liquidation (Curtailment)	7.	Not Used
2. Payoff Prior To Maturity	8.	Payoff With Penalty
3. Disposition / Liquidation	9.	Payoff With Yield Maintenance
4. Repurchase / Substitution	10.	Curtailment With Penalty
5. Full Payoff At Maturity	11.	Curtailment With Yield
6. DPO		Maintenance

Reports Available at www.sf.citidirect.com	Page 21 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Historical Unscheduled Principal Detail

Distribution	Loan		Liquidation /	Liquidation /	Unscheduled	Unscheduled	Other	Prepayment Interest	Prepayment	Yield Maintenance
Date	Number	OMCR	Prepayment Date	Prepayment Code	Principal Collections	Principal Adjustments	Interest Adjustment	Excess (Shortfall)	Penality	Premium

Totals
Liquidation / Prepayment Code (1)
1.	Partial Liquidation (Curtailment)	7.	Not Used
2.	Payoff Prior To Maturity	8.	Payoff With Penalty
3.	Disposition / Liquidation	9.	Payoff With Yield Maintenance
4.	Repurchase / Substitution	10.	Curtailment With Penalty
5.	Full Payoff At Maturity	11.	Curtailment With Yield
6.	DPO		Maintenance

Reports Available at www.sf.citidirect.com	Page 22 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Liquidated Loan Detail

Loan		Final Recovery	Most Recent	Most Recent	Actual	Gross	Proceeds	Liquidation	Net Liquidation	Net Proceeds	Realized	Repurchased by
Number	OMCR	Determ Date	Appraisal Date	Appraisal Value	Balance	Proceeds	as a % of Act Bal	Expenses	Proceeds	as a % of Act Bal	Loss	Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at www.sf.citidirect.com	Page 23 of 24	© Copyright 2015 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2015-GC29
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2015-GC29

Historical Liquidated Loan Detail

Distribution	Loan		Final Recovery	Most Recent	Most Recent	Actual	Gross	Gross Proceeds	Liquidation	Net Liquidation	Net Proceeds	Realized	Repurchased by
Date	Number	OMCR	Determ Date	Appraisal Date	Appraisal Value	Balance	Proceeds	as a % of Act Bal	Expenses	Proceeds	as a % of Act Bal	Loss	Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at www.sf.citidirect.com	Page 24 of 24	© Copyright 2015 Citigroup

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

*      Select appropriate depository.

E-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)           no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)          the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

cc: Citigroup Commercial Mortgage Securities Inc.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

E-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S),

F-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)         the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)           no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)          the transferee is an institution.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: Citigroup Commercial Mortgage Securities Inc.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.
**    Select (i) or (ii), as applicable.

F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*      Select appropriate depository.

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Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

cc: Citigroup Commercial Mortgage Securities Inc.

G-2

EXHIBIT H

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is an institution that is not a “U.S. person” as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

*      Select, as applicable.

H-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

Dated:
By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

*      Select appropriate depository.

I-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)           no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)          the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

cc: Citigroup Commercial Mortgage Securities Inc.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the “United States” (as defined in Regulation S);

J-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]*

[(2)         the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] *

(3)           no “directed selling efforts” (as defined in Regulation S) have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)          the transferee is an institution.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

cc: Citigroup Commercial Mortgage Securities Inc.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

K-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Operating Advisor, Certificate Administrator, Master Servicer, Special Servicer and the Underwriters.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

cc: Citigroup Commercial Mortgage Securities Inc.

K-2

EXHIBIT L-1

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:      Global Transaction Services –
 CGCMT Commercial Mortgage Trust 2015-GC29

Re:
Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.

STATE OF	)
) ss.:
COUNTY OF	)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.           I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.           The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the “Lower-Tier REMIC” and “Upper-Tier REMIC,” respectively, relating to the Certificates for which an election is to be or has been made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.           The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership

L-1-1

thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, a State or any political subdivision of a State, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Code Section 1381(a)(2) or (v) any other Person so designated by the Certificate Registrar based upon an opinion of counsel to the effect that any transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code.

4.           The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.           The Purchaser is a Permitted Transferee. For the purpose hereof, a “Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to which income from a Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

6.           No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.           The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

8.           Check the applicable paragraph:

☐          The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

L-1-2

(i)          the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)         the present value of the expected future distributions on such Class R Certificate; and

(iii)        the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐          The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)          the Purchaser is an “eligible corporation”, as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)         at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a Person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)        the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Treasury Regulations Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)        the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐           None of the above.

9.           The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

L-1-3

10.         The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.         The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer to any Person that does not provide an affidavit and agreement in substantially the same form as this affidavit and agreement or as to which the Purchaser has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee.

12.         The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.         The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.         The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.         The Purchaser consents to the designation of the Certificate Administrator as the agent of the tax matters person of the Lower-Tier REMIC and Upper-Tier REMIC pursuant to Section 4.04 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

L-1-4

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of _______________

[SEAL]

My Commission expires:

L-1-5

EXHIBIT L-2

FORM OF TRANSFEROR LETTER

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class R

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”).  The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)           No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)           The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit L-1. The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee (as defined in such Transfer Affidavit and Agreement) and has no actual knowledge or reason to know that the Transferee’s representations in clause (9) of such Transfer Affidavit and Agreement are false.

(3)           The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be

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respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

L-2-2

EXHIBIT L-3

FORM OF TRANSFEREE LETTER

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:        Global Transaction Services –
 CGCMT Commercial Mortgage Trust 2015-GC29

Deutsche Bank Trust Company Americas, as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705-4934
Attention: Trust Administration – CI1529

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor,
New York, New York 10013
Attention: Paul Vanderslice

[Transferor]
[______]
[______]
Attention: [______]

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$_____________ initial aggregate [principal amount] [notional amount]] [_____% Percentage Interest] of Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [_], CUSIP No. [____], in certificated fully registered form (such registered interest, the “Certificate”), issued pursuant to that certain pooling and servicing agreement, dated as of April 1, 2015  (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a

L-3-1

Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

[FOR TRANSFERS OF CLASS E, CLASS F, CLASS G OR CLASS H CERTIFICATES: In connection with such transfer, the Purchaser hereby represents and warrants to you that the Purchaser (A) either (i) is not and will not be an employee benefit plan or other plan subject to the fiduciary responsibility or prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA, or other person acting on behalf of any such Plan or using assets of any such Plan, or (ii) (1) is an insurance company, (2) the source of funds used to acquire or hold the Certificate or an interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied and (B) is not and will not be a governmental plan (as defined in Section 3(32) of ERISA) subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Certificate unless its acquisition, holding and disposition of the Certificate would not constitute or otherwise result in a non-exempt violation of Similar Law.]

[FOR TRANSFERS OF CLASS R OR CLASS S CERTIFICATES: In connection with such transfer, the Purchaser hereby represents and warrants to you that the Purchaser (A) is not and will not be an employee benefit plan or other plan subject to the fiduciary responsibility or prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”, and any such employee benefit plan or other plan, a “Plan”) or an entity or collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA, or other person acting on behalf of any such Plan or using assets of any such Plan and (B) is not and will not be a governmental plan subject to any federal, state or local law that is, to a material extent, similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Code Section 4975 (“Similar Law”) or any Person acting on behalf of any such governmental plan or using the assets of such governmental plan to acquire the Certificate.]

[FOR TRANSFERS OF CLASS R CERTIFICATES: The Purchaser hereby represents and warrants to you that the Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended.]

[FOR TRANSFERS OF CLASS S CERTIFICATES: The Purchaser hereby represents and warrants to you that the Purchaser is (1) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or (2) an entity that

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qualifies as an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act of 1933, as amended, or an entity in which all of the equity owners qualify as “accredited investors” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act of 1933, as amended.]

L-3-3

IN WITNESS WHEREOF, the Purchaser hereby executes this Representation Letter on the ___ day of _____, ____.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

L-3-4

EXHIBIT L-4

FORM OF INVESTMENT REPRESENTATION LETTER

[Date]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ 07310
Attention: Citibank Agency & Trust, CGCMT 2015-GC29

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention:        Global Transaction Services –
 CGCMT Commercial Mortgage Trust 2015-GC29

Deutsche Bank Trust Company Americas, as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705-4934
Attention: Trust Administration – CI1529

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29, Class [__] (the “Class [___] Certificates”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as operating advisor, Deutsche Bank Trust Company Americas, as trustee, and Citibank, N.A., as certificate administrator, on behalf of the holders of Commercial Mortgage Pass Through Certificates, Series 2015-GC29 (the “Certificates”), in connection with the transfer by [             ] (the “Seller”) to the undersigned (the “Purchaser”) of $______ aggregate [Certificate Principal Amount] [Notional Amount] of Class [   ] Certificates [representing a ___% Percentage Interest

L-4-1

in the related Class], in certificated fully registered form (such registered interest, the “Transferred Certificate”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.           The Purchaser is an “institutional accredited investor” (an “Institutional Accredited Investor”), (i.e. an entity meeting, or in which all of the equity owners meet, the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Transferred Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Transferred Certificate for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as to each of which the Purchaser exercises sole investment discretion. [FOR TRANSFERS OF CLASS R CERTIFICATES: Furthermore, the Purchaser and any such account are each a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).]The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

2.           The Purchaser’s intention is to acquire the Transferred Certificate (a) for investment for the Purchaser’s own account or (b) for resale to (i) “qualified institutional buyers” in transactions complying with Rule 144A[,FOR TRANSFERS OF ANY CERTIFICATES OTHER THAN CLASS R: or (ii) Institutional Accredited Investors under the Securities Act, pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer.] It understands that the Transferred Certificate (and any subsequent Non-Book Entry Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser acknowledges that the Transferred Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Transferred Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

L-4-2

4.           The Purchaser has reviewed the applicable Offering Circular dated April 1, 2015, relating to the Private Certificates (the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Non-Book Entry Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not sell or otherwise transfer any portion of the Transferred Certificate, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.           Check one of the following:

☐            The Purchaser is a “U.S. Tax Person” and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐            The Purchaser is not a “U.S. Tax Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to Distributions to be made on the Transferred Certificate(s). The Purchaser has attached hereto (i) a duly executed IRS Form W-8BEN or W-8 BEN-E, as applicable (or successor form), which identifies such Purchaser as the beneficial owner of the Transferred Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Transferred Certificate(s) and state that interest and original issue discount on the Transferred Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Administrator an updated IRS Form W-8BEN, IRS Form W-8 BEN-E, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For the purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

L-4-3

Please make all payments due on the Transferred Certificates:**

(a)          by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

(b)         by mailing a check or draft to the following address:
______________________________________________
______________________________________________
______________________________________________

Very truly yours,

[Insert Name of Purchaser]

By:
Name:
Title:

Dated: ________________, 20__

**      Please select (a) or (b).

L-4-4

EXHIBIT M-1

FORM OF INVESTOR CERTIFICATION FOR OBTAINING
INFORMATION AND NOTICES

[Date]

[Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Suite 700, Overland Park
Kansas 66210
Attention: Executive Vice President – Division Head]

[Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Global Transaction Services –CGCMT 2015-GC29]

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of April 1, 2015  (the “Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a [[Certificateholder][Beneficial Owner][prospective purchaser] of the Class ___ Certificates][Serviced Companion Loan Holder][Companion Loan Holder Representative].

2.          The undersigned has received a copy of the Prospectus Supplement and the Prospectus.1

3.           The undersigned is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor in or of any of the foregoing.

4.           The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the [Master Servicer’s website][Certificate Administrator’s

1 Only required for a Certificateholder or a Beneficial Owner.

M-1-1

Website] and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with its holding or purchasing the related Certificates or the related Companion Loan (as and if applicable), from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject and, if they execute and deliver a certification substantially similar to this, except from holders, beneficial owners and prospective purchasers of any related Companion Loan Securities (if applicable), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           The undersigned agrees that each time it accesses the [Master Servicer’s website][Certificate Administrator’s Website], the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Certificateholder][Beneficial Owner][Prospective Purchaser][Serviced Companion Loan Holder][Companion Loan Holder Representative]

By:

Name:

Title:

Company:

Phone:

M-1-2

EXHIBIT M-2

FORM OF INVESTOR CERTIFICATION FOR EXERCISING VOTING RIGHTS

[Date]

Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Global Transaction Services –CGCMT 2015-GC29

Attention:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

In accordance with the requirements for the exercise of Voting Rights pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2015  (the “Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.            The undersigned is a [Certificateholder][Beneficial Owner] of the Class ___ Certificates.

2.           The undersigned has received a copy of the Prospectus Supplement and the Prospectus.

3.             The undersigned is not a Mortgagor, a Manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor.

4.           The undersigned intends to exercise Voting Rights under the Agreement and certifies that (please check one of the following):

___	The undersigned is the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor.

___
The undersigned is an Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor and hereby certifies to the existence of an Affiliate Ethical Wall between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor, as applicable.

M-2-1

___	The undersigned is not the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or an Affiliate of any of the foregoing.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its officers, directors, employees, agents or other authorized representatives (“Representatives”) and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

[Certificateholder] [Beneficial Owner]

By:

Name:

Title:

Company:

Phone:

M-2-2

EXHIBIT M-3

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Vendor Provider not listed herein and would like access to the information, please contact [the Certificate Administrator’s customer service desk at 866-252-4360]

In connection with the Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates Series 2015-GC29 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc. or Markit Group Limited, CMBS.com Inc. or a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on [www.sf.citidirect.com (“CitiDirect”)] by request of the Depositor.

2.           The undersigned agrees that each time it accesses [CitiDirect], the undersigned is deemed to have recertified that the representation above remains true and correct.

3.           The undersigned acknowledges and agrees that the provision to it of information and/or reports on [CitiDirect] is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Rule 17g-5 Information Provider’s Website shall also be applicable to information obtained from [CitiDirect].

4.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of April 1, 2015, between Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as operating advisor, Citibank, N.A., as certificate administrator and Deutsche Bank Trust Company Americas, as trustee.

M-3-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[ ]

By:

Name:

Title:

Company:

Phone:

M-3-2

EXHIBIT M-4

FORM OF CONFIDENTIALITY AGREEMENT

[Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Suite 700, Overland Park
Kansas 66210
Attention: Executive Vice President – Division Head]

[Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Suite 700, Overland Park
Kansas 66210
Attention: Executive Vice President – Division Head]

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, California, 92705-4934
Attention: Trust Administration – GI1429

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice

Re:	Citigroup Commercial Mortgage Trust 2015-GC29 Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

In connection with the Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), we acknowledge that we will be furnished by Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer (and may have been previously furnished) with certain information (the “Information”).  For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions and/or exercising the rights of the Directing Holder with respect to the above-referenced Certificates and the related Mortgage Loans and will not disclose such Information to any Person other than (i) our Representatives, (ii) our auditors and regulators and (iii) any Person contemplating the purchase of any Certificate held by the

M-4-1

undersigned or of an interest therein (or such outside Persons as are assisting it in making an evaluation in connection with purchasing the related Certificates (but only if such Persons confirm in writing such contemplation of a prospective ownership interest and agree in writing to keep such Information confidential)), (iv) our accountants and attorneys, and (v) such governmental or banking authorities or agencies to which the undersigned is subject; and such Information will not, without the prior written consent of the Master Servicer or the Special Servicer, as applicable, and the Trustee, be otherwise disclosed by the undersigned or by its Representatives in any manner whatsoever, in whole or in part, unless required to do so by law.

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Operating Advisor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of April 1, 2015, between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator and Deutsche Bank Trust Company Americas, as Trustee.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:
Name:
Title:
Company:
Phone:

cc:	Citigroup Commercial Mortgage Securities Inc.
Trustee

M-4-2

EXHIBIT M-5

FORM OF NRSRO CERTIFICATION

Citibank, N.A., as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Global Transaction Services –CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2015  (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, with respect to the Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.         The undersigned, a nationally recognized statistical rating organization, has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e); and

2.         The undersigned has access to the Depositor’s Rule 17g-5 website relating to the Certificates.

3.         The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Rule 17g-5 Information Provider’s Website pursuant to the provisions of the Pooling and Servicing Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential, and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents, or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

M-5-1

4.         The undersigned agrees that each time it accesses the Rule 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
Email:

Dated:

M-5-2

EXHIBIT N

CUSTODIAN CERTIFICATION

[DATE]

[All Parties to Pooling and Servicing Agreement]
[Applicable Mortgage Loan Seller]
[Each Underwriter]
[Each Initial Purchaser]
[The related Serviced Companion Loan Holder (upon request, in the case of a Serviced Loan Combination)]

Re:	Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

In accordance with the provisions of Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan, and subject to the exceptions noted in the schedule of exceptions attached hereto, (i) all documents specified in clauses (1), (2), (3), (4) (other than with respect to an Outside Serviced Trust Loan), (5), (7), (15) and (20) (for any Mortgage Loan that is part of a Loan Combination) of the definition of “Mortgage File” are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with the related Loan Purchase Agreement; (ii) the recordation/filing contemplated by Section 2.01(c) of the Pooling and Servicing Agreement has been completed (based solely on receipt by the undersigned of the particular recorded/filed documents); (iii) all documents received by the undersigned with respect to such Mortgage Loan have been reviewed by the undersigned and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) and Section 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents (together with any Loan Agreement that has been delivered by the related Mortgage Loan Seller), the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv) and (v)(B) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the Mortgage File.

The undersigned makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in each Mortgage File or any of the Mortgage Loans identified in the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is subject in all respects to the terms of the Pooling and Servicing Agreement.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:
Name:
Title:

SCHEDULE OF EXCEPTIONS

[           ]

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit O, other than with respect to Item 1122(d)(2)(iii), references to Master Servicer below shall include any Sub-Servicer engaged by a Master Servicer or Special Servicer.

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Master Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer Custodian (if such entity is not also the Trustee)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.1	Master Servicer Special Servicer Certificate Administrator
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Master Servicer Trustee (to the extent the Trustee was required to make an advance during the applicable calendar year)
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator

1 The servicing criteria in Item 1122(d)(1)(v) of Regulation AB shall be applicable on and after November 23, 2015.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.
Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer Certificate Administrator
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Certificate Administrator Operating Advisor (with respect to (A) and (B))
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Reporting Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Master Servicer Special Servicer Custodian
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer Certificate Administrator
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Advisor
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

EXHIBIT P

SUPPLEMENTAL SERVICER SCHEDULE

P-1

CGCMT 2015-GC29 Supplemental Servicer Schedule

									Original	Remaining
Control		Loan	Mortgage			General	Original	Origination	Amortization Term	Amortization Term
Number	Footnotes	Number	Loan Seller	Property Name	Borrower Name	Property Type	Balance ($)	Date	(Mos.)	(Mos.)	Carve-out Guarantor
1		7NA2C0	GSMC	Selig Office Portfolio	Selig Holdings Company L.L.C.		125,000,000	3/19/2015	0	0	Selig Family Holdings, LLC and Martin Selig
1.01		7NA2C0-1		1000 Second Avenue		Office
1.02		7NA2C0-2		2901 Third Avenue		Office
1.03		7NA2C0-3		3101 Western Avenue		Office
1.04		7NA2C0-4		300 Elliott Avenue West		Office
1.05		7NA2C0-5		3131 Elliott Avenue		Office
1.06		7NA2C0-6		2615 Fourth Avenue		Office
1.07		7NA2C0-7		190 Queen Anne Avenue North		Office
1.08		7NA2C0-8		200 First Avenue West		Office
1.09		7NA2C0-9		18 West Mercer Street		Office
2		8111	CGMRC	160 Fifth Avenue	RFL 160 Fifth LLC	Mixed Use	110,000,000	3/12/2015	0	0	Aby Rosen and Michael Fuchs
3		8304	CGMRC	3 Columbus Circle	3 Columbus Circle LLC	Office	100,000,000	3/6/2015	0	0	SL Green Realty Corp. and Joseph Moinian
4		599L06	GSMC	Apollo Education Group Headquarters	Epic Apollo LLC	Office	91,500,000	2/24/2015	0	0	Steven Elghanayan
5		8260	CGMRC	Parkchester Commercial	PPC Commercial, LLC	Mixed Use	65,000,000	2/19/2015	360	360	Parkchester Preservation Company, L.P.
6		8049	CGMRC	170 Broadway	170 Broadway Retail Owner, LLC	Retail	50,000,000	3/11/2015	360	360	PPF Retail, LLC and Crown Atlantic Retail I, LLC
7	4	9P8SZ0	GSMC	Papago Arroyo	Papago Arroyo Associates, LLC	Office	29,250,000	1/22/2015	360	360	KDI Investments, Inc.
8		15011401	RMF	Ansley Walk	AMG Ansley Walk, LLC	Multifamily	25,000,000	2/26/2015	360	360	Anthony J. Iarocci III, Brian C. Gibbs and Gary N. Solomon
9		7918	CGMRC	400 Plaza Drive	400 Success LLC	Office	22,000,000	2/19/2015	360	360	Andrew Zafir
10		14111908	RMF	Stone Manor	Plutus Stone Manor, LLC	Multifamily	21,980,000	2/19/2015	360	360	Scott Dew and RPD Catalyst, LLC
11		7124	CGMRC	Beverly Hills Hotel Portfolio	Boutique 140 Hotel, LLC and Boutique Hotel Company-Beverly Hills, LLC		19,000,000	3/11/2015	360	360	Sandip Chadha, Krishan Kumar Chadha and Beena Chadha
11.01		7124-1		Mosaic Beverly Hills		Hospitality
11.02		7124-2		Maison 140		Hospitality
12		8238	CGMRC	Residence Inn Orangeburg	FB Orangetown Hotel LLC	Hospitality	17,700,000	3/10/2015	360	360	Richard Birdoff
13		14120504	RMF	Kentucky Self Storage Portfolio	Commando Industry LLC, Commando Etter LLC, Commando Enterprise LLC and Commando Kentucky LLC		17,285,000	3/10/2015	360	359	Robert Moser and Robert Morgan
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington		Self Storage
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville		Self Storage
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville		Self Storage
13.04		14120504.04		The Storeroom Mobile Storage - Lexington		Self Storage
14		14121102	RMF	Solaire Apartments	Providence Drive LLC	Multifamily	16,480,000	3/9/2015	360	360	Yechiel Lopiansky a/k/a Michael Lopiansky, Shmuel Nayman, Gershon Bassman and Yakov Bodenstein
15		596AB2	GSMC	Sherman Plaza	New Saugus, LLC	Retail	14,250,000	3/2/2015	360	360	Roger N. Sherman and Keith D. Sherman
16	5	7996	CGMRC	Crowne Plaza Bloomington	Bloomington Hotel Ventures L.L.C.	Hospitality	14,000,000	1/20/2015	360	358	Myron Kaeding, Dr. Ambrish Gupta, Dr. Vimla Bhooshan and Dr. Yudh Gupta
17		8245	CGMRC	Waldon Lakes Apartments	Waldon Lakes Acquisition LLC	Multifamily	13,050,000	1/30/2015	360	360	Robert Stone and Ira Mondry
18	6	59TS98	GSMC	Doubletree Charleston	Homecourt Hospitality North Charleston, LLC	Hospitality	12,750,000	3/9/2015	360	360	Josh D. Williams, Joseph Ross and James W. Turner
19			CGMRC	Eastmont Town Center	Eastmont Office Owner, LLC	Office	12,325,000	3/6/2015	360	360	Vertical Ventures Capital, LLC and Hamid Rezapour
20	7	15012101	RMF	Victory Crossing	Portsmouth Associates, LLC	Retail	11,100,000	2/5/2015	360	360	William S. Harvin and Howard E. Bowen
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments	Brightwater Properties, LLC	Multifamily	10,959,500	3/9/2015	360	360	Heidi Lawton
22	8	8200	CGMRC	Continuum Tower Retail	SBOP Retail Property LLC	Retail	10,100,000	2/27/2015	360	360	Ian Bruce Eichner
23		1WF460	GSMC	Triad Apartment Portfolio	Riverbend Apartments, LLC, Lawndale Apartments, LLC, Phoenix in Elon, LLC, British Manor Apartments, LLC and SW Printing, LLC		10,050,000	3/19/2015	360	360	Andy Albright and David Hancock
23.01		1WF460-1		Lawndale Apartments		Multifamily
23.02		1WF460-2		Cypress Pointe		Multifamily
23.03		1WF460-3		Riverbend Apartments		Multifamily
23.04		1WF460-4		British Manor		Multifamily
23.05		1WF460-5		Villas Way		Multifamily
23.06		1WF460-6		The Oaks		Multifamily
23.07		1WF460-7		Brown Apartments		Multifamily
24			RMF	Elizabeth Street Portfolio	Curcio KY. 1030, LLC, Curcio KY. 1040, LLC and Curcio KY. 1070, LLC		9,500,000	3/10/2015	360	359	Robert Moser and Robert Morgan
24.01				1030 Elizabeth Street		Self Storage
24.02				1040 Elizabeth Street		Industrial
24.03				1070 Elizabeth Street		Self Storage
25		8054	CGMRC	Mansell Shops	Mansell Shops, LLC	Retail	9,200,000	3/5/2015	360	360	Jeffrey B. Kerker and Jan R. Saperstein
26	9	8187	CGMRC	Lafayette Place	Lafayette Place OMV, LLC	Retail	9,000,000	1/30/2015	360	360	Dharma Malempati
27		8282	CGMRC	Shops of Flint Creek	Shops at Flint Creek Propco, LLC	Retail	9,000,000	1/30/2015	360	360	Andrew S. Hochberg and Marc J. Blum
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly	Arapahoe & Holly Self-Storage, L.L.C.	Self Storage	9,000,000	1/27/2015	0	0	Harvey L. Saipe and David J. Burry
29		14100386	RMF	Oaks Business Center	2967 Sidco Drive Holdings LLC	Office	9,000,000	3/6/2015	360	360	Andrew M. Stone
30		8237	CGMRC	Palmdale Corporate Center	RBL Palmdale Center LLC	Office	8,750,000	1/22/2015	360	360	Joseph Blum and Ari Blum
31	10	45	CGMRC	Parkwest Crossing	ECA Buligo Parkwest Crossing, LP	Retail	7,837,500	1/30/2015	360	360	Elliot Sasson, Christpoher Wild and Abraham Reichbach
32		59S6E3	GSMC	Marple Commons	Hudson Ventures, LP	Office	7,500,000	3/11/2015	360	360	John M. Hudson and Eric J. Hunter
33		8123	CGMRC	Pine Woods Village Apartments	Pine Woods Village Holdings Group LLC	Multifamily	7,400,000	2/27/2015	360	360	Meshulam Martin
34		1WV3L6	GSMC	Six Flags Village	HPC Collins Investors, LP	Retail	7,137,750	3/6/2015	360	360	Jeffrey Seltzer
35		943K09	GSMC	Greens at Fort Mill	The Greens at Fort Mill, LLC	Multifamily	7,100,000	2/18/2015	360	360	Faison S. Kuester, Jr., John Allen and Shaw Kuester
36		14103010	RMF	Zinc Mill Terrace	Zinc Mill Terrace, LLC	Multifamily	7,000,000	3/11/2015	360	360	Bradley J. Emmert and Kimberly A. Emmert-O’Dell
37		8266	CGMRC	12001 East Freeway	12001 East Freeway Inc.	Retail	7,000,000	2/13/2015	360	359	Mark Seelig
38		14120307	RMF	Crossview Courts Apartments	Crossview Partners, LTD.	Multifamily	6,900,000	2/26/2015	360	360	Charles G. Nickson
39	11	59VOT3	GSMC	Whitehall Tech Center VI	Whitehall Tech Center VI, LLC	Industrial	6,800,000	3/13/2015	360	360	Riprand Count Arco
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio	Lakeside Shopping Center, LLC and Morningside Shoppes, LLC		6,600,000	3/19/2015	360	360	James L. Case
40.01		49.01		Lakeside Shopping Center		Retail
40.02		49.02		Morningside Shoppes		Retail
41		15012201	RMF	Spring Branch Estates	Starpac Spring Grove, LLC	Multifamily	6,500,000	3/6/2015	360	360	Kylie Schischka and Curtis Haines

CGCMT 2015-GC29 Supplemental Servicer Schedule

									Original	Remaining
Control		Loan	Mortgage			General	Original	Origination	Amortization Term	Amortization Term
Number	Footnotes	Number	Loan Seller	Property Name	Borrower Name	Property Type	Balance ($)	Date	(Mos.)	(Mos.)	Carve-out Guarantor
42		14111704	RMF	Fall River Apartments Portfolio	The Residences at Fall River LLC		6,000,000	3/6/2015	360	359	Dan Botwinik and Derek Santini
42.01		14111704.01		The Residences at 1710		Multifamily
42.02		14111704.02		The Residences at 680		Multifamily
43		8251	CGMRC	Superior Storage	Superior Self Storage II, LLC	Mixed Use	6,000,000	3/6/2015	360	359	Herman R. Kopf and Herman R. Kopf, Trustee of the Herman R. Kopf Revocable Trust Dated January 5, 2006
44		61	CGMRC	Caxton Building	Property Operations, LLC	Office	5,790,000	1/6/2015	360	357	William Bolton
45		8148	CGMRC	Holiday Inn Express Bellevue	Yaway, L.L.C.	Hospitality	5,450,000	3/4/2015	300	299	Steven Slowey and Wayne Ibarolle
46		1WU3W4	GSMC	Azalea Ridge Apartments	Checkmate Investors, Ltd.	Multifamily	5,250,000	11/20/2014	300	296	Andrew Alexander and Pete Alexander
47		14121701	RMF	Dames Point Retail	Dames Center, LLC	Retail	5,100,000	2/26/2015	360	360	Daniel Halberstein
48		14081583	RMF	Commerce Point I & II	3800-3850 Wilke L.L.C.	Office	5,000,000	3/11/2015	360	360	Ronald J. Benach and Wayne Moretti
49		71	CGMRC	500 Murray Road	OH MIE, LLC	Industrial	5,000,000	12/10/2014	360	357	Gerald Wendel and Barry Lang
50		14120306	RMF	Tara Hall Apartments	Tara Partners, Ltd.	Multifamily	4,800,000	2/24/2015	360	360	Charles G. Nickson
51		74	CGMRC	Northwood & Gypsy Lane Apartments	Gander Properties, Ltd.	Multifamily	4,800,000	8/1/2014	360	352	Michael G. Anderson
52		94AA46	GSMC	Summerlyn Apartments	Summerlyn Investors LLC	Multifamily	4,725,000	2/27/2015	360	359	Glenn Gonzales and Shravan Parsi
53		8246	CGMRC	Five Points Shopping Center	H&R Tuscaloosa LLC	Retail	4,712,500	3/9/2015	360	360	Joseph Eisenberger
54		14100677	RMF	Bordeaux Apartments	TBA Associates, L.P.	Multifamily	4,650,000	3/18/2015	360	360	Philip E. Haight
55		79	CGMRC	Scarsdale Medical Center	Heathcote 259 Partners LLC	Office	4,425,000	10/22/2014	360	360	David Luski, Douglas Brout and L. Bradford Perkins
56		8227	CGMRC	Red Mountain Shopping Center	WOA Red Mountain LLC	Retail	4,025,550	12/22/2014	360	360	Howard S. Banchik and Steven J. Fogel
57		14090983	RMF	Walgreens - Raleigh	Kirk Dunitz Raleigh, LLC	Retail	4,015,000	2/20/2015	360	360	Lynn G. Kirk and Frank W. Kirk
58		14102203	RMF	Mercer Crossing	Mercer Crossing Shopping Center, LLC	Retail	3,900,000	3/4/2015	300	299	Rafat Shaikh
59		03OZJ6	GSMC	Woods Townhomes	Mad Coleman Investment, LLC	Multifamily	3,800,000	3/6/2015	360	359	Edward O. Dewey, James S. Anderson, and John S. Minor
60		15010505	RMF	Forest Hill Mini Storage	Curatolo Forest Hills, LLC	Self Storage	3,750,000	3/4/2015	360	359	Robert Moser and Robert Morgan
61		14110601	RMF	Campus Walk Apartments	Campus Walk Limited Partnership	Multifamily	3,700,000	2/27/2015	360	359	Nathan S. Collier
62	12		CGMRC	103rd Street Family Center	Jacksonville Family Center, LLC	Retail	3,600,000	2/27/2015	324	324	Yale I. Paprin
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx	Bronx Webster, LLC	Office	3,590,000	1/30/2015	360	360	Vincent Curran, Jr.
64		92	CGMRC	Chester Square	Chester Square, Ltd.	Retail	3,500,000	1/30/2015	300	298	George Voutsiotis, George Papaioannides and Nicholas Diamantis
65		8280	CGMRC	BMI Self Storage	BMI Storage, LLC	Self Storage	3,400,000	2/25/2015	360	359	David Kipling Smith
66		14111404	RMF	Bay Plaza	ATS Bay Plaza, LLC	Retail	3,275,000	2/25/2015	360	359	Amos T. Shoshan
67			CGMRC	University Landing	Gang of Five Guys, LLC	Multifamily	3,250,000	3/11/2015	360	360	Paul V. Hinshaw and Aaron Akers
68		8314	CGMRC	Amsdell - Sentinel Self Storage	Amsdell Storage Ventures XIX, LLC	Self Storage	3,235,000	2/24/2015	360	360	Robert J. Amsdell and Barry L. Amsdell
69		7999	CGMRC	Glen Valley Apartments	Glen Valley Apartments, LLC	Multifamily	3,000,000	2/25/2015	360	359	Lee A. Miller and Mark R. Miller
70		100	CGMRC	Belleview Shopping Center	Belleview Property LLC	Retail	2,950,000	3/4/2015	360	359	Carnegie Properties, Inc.
71		14121577	RMF	South Elgin Commons	South Elgin Commons South Elgin, IL. LLC	Retail	2,850,000	2/6/2015	360	360	Lakeview Crossing Shopping Center Dallas, TX. Limited Partnership
72		102	CGMRC	12285 McNulty Road	Onyx Glentov LLC and Onyx Glentov LG LLC	Industrial	2,825,000	12/16/2014	360	360	Leah Rieder and Jeremy Rieder
73	13, 14		CGMRC	La Paz Gateway	Rubicon LLC	Retail	2,800,000	2/18/2015	360	360	Robert W. Diel
74		104	CGMRC	Lumen Dental	SSFP Investments, LLC	Office	2,750,000	12/19/2014	300	297	Dr. Varnaz Dini, Dr. Shahrzad Jamea, Dr. Saeed Ahmadi and Pejman Jamea
75		92	FCRE REL, LLC	324-328 Louisa Avenue	KAS, LLC	Office	2,500,000	1/30/2015	300	300	Edward R. Sadler
76		107	CGMRC	Audubon Plaza	PDQ Audubon, LLC and PDQ 9604 Audubon, LLC	Retail	2,500,000	2/25/2015	300	299	Daniel Abramson
77		109	CGMRC	Maple Highlands	Lee Road Apartments, LLC	Multifamily	2,500,000	1/14/2015	360	358	Ernest Tschannen
78		94	FCRE REL, LLC	Rite Aid - Toledo	HG-Toledo, LLC	Retail	2,350,000	1/28/2015	360	358	John Ashley and Charles Ashley
79		8231	CGMRC	Delta Self Storage	Delta Site, LLC	Self Storage	2,140,000	3/11/2015	360	360	Claire Barto and Julie K. Lawton-Essa
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza	Niagara & Ontario Plaza Associates	Retail	2,035,000	10/9/2014	300	295	Penny D. Cipolla and Joseph A. Cipolla
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit	Detroit Cass, LLC	Office	1,800,000	2/3/2015	300	298	Vincent Curran, Jr.
82		114	CGMRC	Terrace Glen Estates	Terrace Glen MHP LLC	Manufactured Housing	1,725,000	2/23/2015	360	359	Adam T. Schwerin
83		115	CGMRC	Whispering Willow	Whispering Willow MHC, LLC	Manufactured Housing	1,630,000	3/9/2015	360	360	David M. Ruby and Richard L. Ruby
84		8293	CGMRC	Safe and Secure Self Storage	Safe & Secure Self Storage, Inc.	Self Storage	1,620,000	2/6/2015	360	358	Mark Haufe and Danette Haufe
85		15010676	RMF	USA Safe Storage	Curatolo Taunton, LLC	Self Storage	1,530,000	2/24/2015	360	359	Robert Moser and Robert Morgan
86		121	CGMRC	Chase Bank - Mentor on the Lake	Transworld Properties	Retail	620,000	3/6/2015	360	359	Michael Sorotzkin

CGCMT 2015-GC29 Supplemental Servicer Schedule

Control		Loan	Mortgage			Upfront RE	Ongoing RE	Upfront	Ongoing	Upfront	Ongoing
Number	Footnotes	Number	Loan Seller	Property Name	Letter of Credit	Tax Reserve ($)	Tax Reserve ($)	Insurance Reserve ($)	Insurance Reserve ($)	Replacement Reserve ($)	Replacement Reserve ($)
1		7NA2C0	GSMC	Selig Office Portfolio	No	255,019	255,019	0	0	0	33,989
1.01		7NA2C0-1		1000 Second Avenue
1.02		7NA2C0-2		2901 Third Avenue
1.03		7NA2C0-3		3101 Western Avenue
1.04		7NA2C0-4		300 Elliott Avenue West
1.05		7NA2C0-5		3131 Elliott Avenue
1.06		7NA2C0-6		2615 Fourth Avenue
1.07		7NA2C0-7		190 Queen Anne Avenue North
1.08		7NA2C0-8		200 First Avenue West
1.09		7NA2C0-9		18 West Mercer Street
2		8111	CGMRC	160 Fifth Avenue	No	435,627	108,907	0	0	0	2,358
3		8304	CGMRC	3 Columbus Circle	No	1,260,386	420,129	0	0	0	0
4		599L06	GSMC	Apollo Education Group Headquarters	No	0	0	0	0	0	9,995
5		8260	CGMRC	Parkchester Commercial	No	715,977	260,355	0	0	0	14,122
6		8049	CGMRC	170 Broadway	No	43,213	8,643	0	0	24,200	0
7	4	9P8SZ0	GSMC	Papago Arroyo	No	0	0	8,193	4,096	0	6,054
8		15011401	RMF	Ansley Walk	No	73,510	17,502	8,960	8,533	0	5,042
9		7918	CGMRC	400 Plaza Drive	No	170,045	85,022	18,901	6,300	0	4,308
10		14111908	RMF	Stone Manor	No	0	16,990	15,538	7,399	883,100	4,958
11		7124	CGMRC	Beverly Hills Hotel Portfolio	No	95,666	23,917	79,749	8,861	0	22,904
11.01		7124-1		Mosaic Beverly Hills
11.02		7124-2		Maison 140
12		8238	CGMRC	Residence Inn Orangeburg	No	114,069	22,814	0	0	0	8,828
13		14120504	RMF	Kentucky Self Storage Portfolio	No	39,257	9,347	25,768	2,231	0	3,128
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville
13.04		14120504.04		The Storeroom Mobile Storage - Lexington
14		14121102	RMF	Solaire Apartments	No	332,913	39,633	35,995	11,427	0	6,953
15		596AB2	GSMC	Sherman Plaza	No	0	17,549	22,464	2,042	0	1,248
16	5	7996	CGMRC	Crowne Plaza Bloomington	No	355,285	71,057	0	14,260	0	0
17		8245	CGMRC	Waldon Lakes Apartments	No	69,392	11,565	7,037	3,518	50,000	4,167
18	6	59TS98	GSMC	Doubletree Charleston	No	60,907	15,227	0	0	0	8,655
19			CGMRC	Eastmont Town Center	No	169,755	84,878	29,313	9,771	0	8,571
20	7	15012101	RMF	Victory Crossing	No	44,550	14,143	26,851	2,131	0	1,800
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments	No	0	19,571	0	2,688	0	4,075
22	8	8200	CGMRC	Continuum Tower Retail	No	4,763	4,763	32,705	10,902	0	301
23		1WF460	GSMC	Triad Apartment Portfolio	No	44,685	11,171	47,964	7,838	0	6,091
23.01		1WF460-1		Lawndale Apartments
23.02		1WF460-2		Cypress Pointe
23.03		1WF460-3		Riverbend Apartments
23.04		1WF460-4		British Manor
23.05		1WF460-5		Villas Way
23.06		1WF460-6		The Oaks
23.07		1WF460-7		Brown Apartments
24			RMF	Elizabeth Street Portfolio	No	23,519	5,600	16,900	1,463	0	1,953
24.01				1030 Elizabeth Street
24.02				1040 Elizabeth Street
24.03				1070 Elizabeth Street
25		8054	CGMRC	Mansell Shops	No	61,496	10,249	8,663	2,166	0	935
26	9	8187	CGMRC	Lafayette Place	No	57,212	14,303	32,500	3,250	350,000	0
27		8282	CGMRC	Shops of Flint Creek	No	88,353	12,622	0	0	0	742
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly	No	0	8,568	7,724	966	0	0
29		14100386	RMF	Oaks Business Center	No	8,049	3,833	2,360	1,124	0	722
30		8237	CGMRC	Palmdale Corporate Center	No	27,487	13,743	0	0	0	774
31	10	45	CGMRC	Parkwest Crossing	No	28,313	9,438	1,475	1,475	100,000	1,070
32		59S6E3	GSMC	Marple Commons	No	34,332	11,444	11,927	2,385	0	1,272
33		8123	CGMRC	Pine Woods Village Apartments	No	35,731	17,866	8,339	4,169	0	3,575
34		1WV3L6	GSMC	Six Flags Village	No	42,108	14,036	0	0	35,000	0
35		943K09	GSMC	Greens at Fort Mill	No	3,737	1,246	14,443	1,444	0	1,333
36		14103010	RMF	Zinc Mill Terrace	No	46,940	8,941	14,103	1,919	0	1,958
37		8266	CGMRC	12001 East Freeway	No	42,506	14,169	86,471	8,647	0	1,383
38		14120307	RMF	Crossview Courts Apartments	No	27,424	8,706	81,958	7,096	0	3,451
39	11	59VOT3	GSMC	Whitehall Tech Center VI	No	16,246	5,415	5,760	0	0	2,265
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio	No	0	25,429	0	4,842	0	1,001
40.01		49.01		Lakeside Shopping Center
40.02		49.02		Morningside Shoppes
41		15012201	RMF	Spring Branch Estates	No	22,685	7,202	18,561	5,892	685,000	2,979

CGCMT 2015-GC29 Supplemental Servicer Schedule

Control		Loan	Mortgage			Upfront RE	Ongoing RE	Upfront	Ongoing	Upfront	Ongoing
Number	Footnotes	Number	Loan Seller	Property Name	Letter of Credit	Tax Reserve ($)	Tax Reserve ($)	Insurance Reserve ($)	Insurance Reserve ($)	Replacement Reserve ($)	Replacement Reserve ($)
42		14111704	RMF	Fall River Apartments Portfolio	No	0	6,004	3,907	3,721	0	2,188
42.01		14111704.01		The Residences at 1710
42.02		14111704.02		The Residences at 680
43		8251	CGMRC	Superior Storage	No	16,718	8,359	3,086	1,543	0	1,469
44		61	CGMRC	Caxton Building	No	62,500	20,834	97,531	8,103	0	3,366
45		8148	CGMRC	Holiday Inn Express Bellevue	No	6,193	6,193	28,043	2,337	0	6,155
46		1WU3W4	GSMC	Azalea Ridge Apartments	No	13,365	6,683	6,656	11,444	0	7,353
47		14121701	RMF	Dames Point Retail	No	9,186	8,749	34,588	2,306	0	1,898
48		14081583	RMF	Commerce Point I & II	No	209,614	66,544	0	0	0	3,127
49		71	CGMRC	500 Murray Road	No	48,729	7,452	20,530	2,053	0	5,944
50		14120306	RMF	Tara Hall Apartments	No	28,413	9,020	91,973	7,963	0	3,777
51		74	CGMRC	Northwood & Gypsy Lane Apartments	No	0	8,444	24,108	6,027	0	3,786
52		94AA46	GSMC	Summerlyn Apartments	No	33,874	8,469	0	0	282,000	5,000
53		8246	CGMRC	Five Points Shopping Center	No	17,475	4,369	3,523	352	0	735
54		14100677	RMF	Bordeaux Apartments	No	31,707	7,549	10,950	2,607	51,818	3,040
55		79	CGMRC	Scarsdale Medical Center	No	0	0	0	0	0	0
56		8227	CGMRC	Red Mountain Shopping Center	No	24,981	4,163	0	0	35,175	0
57		14090983	RMF	Walgreens - Raleigh	No	0	0	0	0	0	0
58		14102203	RMF	Mercer Crossing	No	27,912	4,431	5,488	1,742	0	1,855
59		03OZJ6	GSMC	Woods Townhomes	No	8,488	2,829	2,479	2,479	0	3,295
60		15010505	RMF	Forest Hill Mini Storage	No	10,146	2,416	5,619	487	0	608
61		14110601	RMF	Campus Walk Apartments	No	6,725	6,725	11,010	2,622	0	4,525
62	12		CGMRC	103rd Street Family Center	No	27,411	5,482	14,933	1,659	60,000	473
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx	No	0	2,955	1,963	1,963	464	464
64		92	CGMRC	Chester Square	No	44,427	8,675	13,849	1,095	0	508
65		8280	CGMRC	BMI Self Storage	No	12,249	1,750	3,275	1,637	0	817
66		14111404	RMF	Bay Plaza	No	4,583	4,583	9,077	4,323	0	640
67			CGMRC	University Landing	No	19,312	3,862	5,164	1,721	0	1,100
68		8314	CGMRC	Amsdell - Sentinel Self Storage	No	15,286	3,821	0	0	0	702
69		7999	CGMRC	Glen Valley Apartments	No	36,049	9,012	3,620	1,810	0	2,600
70		100	CGMRC	Belleview Shopping Center	No	7,728	1,876	20,864	2,981	0	1,402
71		14121577	RMF	South Elgin Commons	No	49,698	6,762	4,397	419	0	179
72		102	CGMRC	12285 McNulty Road	No	46,677	4,456	11,404	998	0	938
73	13, 14		CGMRC	La Paz Gateway	No	4,870	4,870	1,007	503	0	75
74		104	CGMRC	Lumen Dental	No	40,898	3,510	1,505	298	0	0
75		92	FCRE REL, LLC	324-328 Louisa Avenue	No	5,905	1,968	344	344	150	150
76		107	CGMRC	Audubon Plaza	No	7,853	1,963	2,653	2,653	0	1,049
77		109	CGMRC	Maple Highlands	No	7,494	3,745	12,825	1,069	0	3,137
78		94	FCRE REL, LLC	Rite Aid - Toledo	No	0	0	1,513	1,513	0	0
79		8231	CGMRC	Delta Self Storage	No	21,105	3,015	1,991	664	0	404
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza	No	0	4,188	8,400	842	0	1,288
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit	No	2,015	2,015	1,217	1,217	194	194
82		114	CGMRC	Terrace Glen Estates	No	15,300	3,825	680	340	0	417
83		115	CGMRC	Whispering Willow	No	8,441	2,814	766	383	0	425
84		8293	CGMRC	Safe and Secure Self Storage	No	17,533	2,505	4,318	540	0	375
85		15010676	RMF	USA Safe Storage	No	19,562	4,658	4,997	433	0	432
86		121	CGMRC	Chase Bank - Mentor on the Lake	No	3,802	1,267	0	0	0	52

CGCMT 2015-GC29 Supplemental Servicer Schedule

Control		Loan	Mortgage		Replacement	Upfront	Ongoing		Upfront Debt	Ongoing Debt	Upfront Deferred
Number	Footnotes	Number	Loan Seller	Property Name	Reserve Caps ($)	TI/LC Reserve ($)	TI/LC Reserve ($)	TI/LC Caps ($)	Service Reserve ($)	Service Reserve ($)	Maintenance Reserve ($)
1		7NA2C0	GSMC	Selig Office Portfolio	0	0	203,932	0	0	0	337,524
1.01		7NA2C0-1		1000 Second Avenue
1.02		7NA2C0-2		2901 Third Avenue
1.03		7NA2C0-3		3101 Western Avenue
1.04		7NA2C0-4		300 Elliott Avenue West
1.05		7NA2C0-5		3131 Elliott Avenue
1.06		7NA2C0-6		2615 Fourth Avenue
1.07		7NA2C0-7		190 Queen Anne Avenue North
1.08		7NA2C0-8		200 First Avenue West
1.09		7NA2C0-9		18 West Mercer Street
2		8111	CGMRC	160 Fifth Avenue	0	0	16,667	0	0	0	30,563
3		8304	CGMRC	3 Columbus Circle	0	4,405,062	0	0	0	0	3,500,000
4		599L06	GSMC	Apollo Education Group Headquarters	0	0	49,972	0	0	0	0
5		8260	CGMRC	Parkchester Commercial	0	0	0	0	0	0	0
6		8049	CGMRC	170 Broadway	0	0	0	0	0	0	0
7	4	9P8SZ0	GSMC	Papago Arroyo	145,295	0	25,000	500,000	0	0	0
8		15011401	RMF	Ansley Walk	0	0	0	0	0	0	0
9		7918	CGMRC	400 Plaza Drive	0	1,000,000	21,538	1,500,000	0	0	0
10		14111908	RMF	Stone Manor	0	0	0	0	0	0	11,563
11		7124	CGMRC	Beverly Hills Hotel Portfolio	0	0	0	0	0	0	9,313
11.01		7124-1		Mosaic Beverly Hills
11.02		7124-2		Maison 140
12		8238	CGMRC	Residence Inn Orangeburg	0	0	0	0	121,430	0	8,063
13		14120504	RMF	Kentucky Self Storage Portfolio	0	0	0	0	0	0	21,469
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville
13.04		14120504.04		The Storeroom Mobile Storage - Lexington
14		14121102	RMF	Solaire Apartments	0	0	0	0	0	0	138,125
15		596AB2	GSMC	Sherman Plaza	44,917	0	3,119	220,000	0	0	271,350
16	5	7996	CGMRC	Crowne Plaza Bloomington	0	0	0	0	0	0	23,750
17		8245	CGMRC	Waldon Lakes Apartments	150,000	0	0	0	0	0	26,625
18	6	59TS98	GSMC	Doubletree Charleston	0	0	0	0	0	0	0
19			CGMRC	Eastmont Town Center	0	0	42,853	0	0	0	505,480
20	7	15012101	RMF	Victory Crossing	43,200	0	4,139	150,000	0	0	0
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments	0	0	0	0	0	0	0
22	8	8200	CGMRC	Continuum Tower Retail	0	0	2,917	175,000	0	0	0
23		1WF460	GSMC	Triad Apartment Portfolio	0	0	0	0	0	0	80,297
23.01		1WF460-1		Lawndale Apartments
23.02		1WF460-2		Cypress Pointe
23.03		1WF460-3		Riverbend Apartments
23.04		1WF460-4		British Manor
23.05		1WF460-5		Villas Way
23.06		1WF460-6		The Oaks
23.07		1WF460-7		Brown Apartments
24			RMF	Elizabeth Street Portfolio	0	50,000	1,871	75,000	0	0	0
24.01				1030 Elizabeth Street
24.02				1040 Elizabeth Street
24.03				1070 Elizabeth Street
25		8054	CGMRC	Mansell Shops	0	350,000	0	350,000	0	0	0
26	9	8187	CGMRC	Lafayette Place	350,000	97,000	4,348	200,000	0	0	0
27		8282	CGMRC	Shops of Flint Creek	0	100,000	3,343	125,000	0	0	0
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly	0	0	0	0	0	0	0
29		14100386	RMF	Oaks Business Center	0	126,000	5,148	247,080	0	0	0
30		8237	CGMRC	Palmdale Corporate Center	0	0	7,414	0	0	0	15,000
31	10	45	CGMRC	Parkwest Crossing	0	100,000	2,853	200,000	0	0	0
32		59S6E3	GSMC	Marple Commons	0	0	7,083	340,000	0	0	0
33		8123	CGMRC	Pine Woods Village Apartments	128,700	0	0	0	0	0	3,450
34		1WV3L6	GSMC	Six Flags Village	35,000	0	1,667	100,000	0	0	14,531
35		943K09	GSMC	Greens at Fort Mill	0	0	0	0	0	0	0
36		14103010	RMF	Zinc Mill Terrace	47,000	0	0	0	0	0	469
37		8266	CGMRC	12001 East Freeway	0	0	0	0	0	0	67,563
38		14120307	RMF	Crossview Courts Apartments	0	0	0	0	0	0	0
39	11	59VOT3	GSMC	Whitehall Tech Center VI	0	50,000	8,333	200,000	0	0	28,215
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio	0	0	3,336	45,000	0	0	9,250
40.01		49.01		Lakeside Shopping Center
40.02		49.02		Morningside Shoppes
41		15012201	RMF	Spring Branch Estates	0	0	0	0	0	0	215,125

CGCMT 2015-GC29 Supplemental Servicer Schedule

Control		Loan	Mortgage		Replacement	Upfront	Ongoing		Upfront Debt	Ongoing Debt	Upfront Deferred
Number	Footnotes	Number	Loan Seller	Property Name	Reserve Caps ($)	TI/LC Reserve ($)	TI/LC Reserve ($)	TI/LC Caps ($)	Service Reserve ($)	Service Reserve ($)	Maintenance Reserve ($)
42		14111704	RMF	Fall River Apartments Portfolio	0	0	0	0	0	0	0
42.01		14111704.01		The Residences at 1710
42.02		14111704.02		The Residences at 680
43		8251	CGMRC	Superior Storage	0	0	1,160	30,000	0	0	0
44		61	CGMRC	Caxton Building	0	475,000	0	394,309	0	0	0
45		8148	CGMRC	Holiday Inn Express Bellevue	0	0	0	0	0	0	2,500
46		1WU3W4	GSMC	Azalea Ridge Apartments	0	0	0	0	0	0	150,203
47		14121701	RMF	Dames Point Retail	0	0	4,111	197,340	0	0	16,875
48		14081583	RMF	Commerce Point I & II	0	500,000	31,273	0	0	0	24,688
49		71	CGMRC	500 Murray Road	0	0	7,727	0	0	0	26,250
50		14120306	RMF	Tara Hall Apartments	0	0	0	0	0	0	0
51		74	CGMRC	Northwood & Gypsy Lane Apartments	0	0	0	0	0	0	146,300
52		94AA46	GSMC	Summerlyn Apartments	0	0	0	0	0	0	102,111
53		8246	CGMRC	Five Points Shopping Center	0	100,000	0	100,000	0	0	0
54		14100677	RMF	Bordeaux Apartments	0	0	0	0	0	0	48,183
55		79	CGMRC	Scarsdale Medical Center	0	0	531	26,000	0	0	7,850
56		8227	CGMRC	Red Mountain Shopping Center	10,603	100,000	1,965	194,296	0	0	0
57		14090983	RMF	Walgreens - Raleigh	0	0	0	0	0	0	0
58		14102203	RMF	Mercer Crossing	0	300,000	4,167	0	0	0	33,750
59		03OZJ6	GSMC	Woods Townhomes	0	0	0	0	0	0	25,982
60		15010505	RMF	Forest Hill Mini Storage	0	0	0	0	0	0	0
61		14110601	RMF	Campus Walk Apartments	0	0	0	0	0	0	11,250
62	12		CGMRC	103rd Street Family Center	0	0	3,150	151,200	0	0	17,763
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx	0	1,100,000	0	0	52,727	0	0
64		92	CGMRC	Chester Square	0	85,000	2,233	80,388	0	0	0
65		8280	CGMRC	BMI Self Storage	19,618	0	0	0	0	0	0
66		14111404	RMF	Bay Plaza	0	100,000	0	100,000	0	0	0
67			CGMRC	University Landing	0	0	0	0	0	0	0
68		8314	CGMRC	Amsdell - Sentinel Self Storage	0	0	0	0	0	0	0
69		7999	CGMRC	Glen Valley Apartments	0	0	0	0	0	0	143,994
70		100	CGMRC	Belleview Shopping Center	0	0	3,506	126,219	0	0	0
71		14121577	RMF	South Elgin Commons	6,449	10,000	1,030	54,000	0	0	7,984
72		102	CGMRC	12285 McNulty Road	0	150,000	0	150,000	0	0	2,300
73	13, 14		CGMRC	La Paz Gateway	2,700	0	1,256	45,000	0	0	0
74		104	CGMRC	Lumen Dental	0	0	1,043	37,559	0	0	5,625
75		92	FCRE REL, LLC	324-328 Louisa Avenue	0	3,682	3,682	150,000	0	0	0
76		107	CGMRC	Audubon Plaza	0	0	2,622	94,386	0	0	0
77		109	CGMRC	Maple Highlands	0	0	0	0	0	0	0
78		94	FCRE REL, LLC	Rite Aid - Toledo	0	1,173	1,173	0	0	0	0
79		8231	CGMRC	Delta Self Storage	14,526	0	0	0	0	0	0
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza	0	0	2,068	50,000	0	0	0
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit	0	0	0	0	0	0	0
82		114	CGMRC	Terrace Glen Estates	0	0	0	0	0	0	0
83		115	CGMRC	Whispering Willow	0	0	0	0	0	0	0
84		8293	CGMRC	Safe and Secure Self Storage	0	0	0	0	0	0	0
85		15010676	RMF	USA Safe Storage	0	0	0	0	0	0	14,194
86		121	CGMRC	Chase Bank - Mentor on the Lake	0	0	153	0	0	0	0

CGCMT 2015-GC29 Supplemental Servicer Schedule

											Grace
Control		Loan	Mortgage		Ongoing Deferred	Upfront	Ongoing	Upfront	Ongoing	Other Reserve	Period-
Number	Footnotes	Number	Loan Seller	Property Name	Maintenance Reserve ($)	Environmental Reserve ($)	Environmental Reserve ($)	Other Reserve ($)	Other Reserve ($)	Description	Default
1		7NA2C0	GSMC	Selig Office Portfolio	0	0	0	7,278,662	0	Unexecuted Lease Holdback ($3,900,807); Unfunded Obligations ($3,377,855)	0
1.01		7NA2C0-1		1000 Second Avenue
1.02		7NA2C0-2		2901 Third Avenue
1.03		7NA2C0-3		3101 Western Avenue
1.04		7NA2C0-4		300 Elliott Avenue West
1.05		7NA2C0-5		3131 Elliott Avenue
1.06		7NA2C0-6		2615 Fourth Avenue
1.07		7NA2C0-7		190 Queen Anne Avenue North
1.08		7NA2C0-8		200 First Avenue West
1.09		7NA2C0-9		18 West Mercer Street
2		8111	CGMRC	160 Fifth Avenue	0	0	0	870,175	0	Unfunded Obligations Reserve	0
3		8304	CGMRC	3 Columbus Circle	0	0	0	4,915,084	0	Signage Conversion ($2,524,836); Signage Rent ($1,550,000); Rent Concession ($840,248)	0
4		599L06	GSMC	Apollo Education Group Headquarters	0	0	0	0	0		0
5		8260	CGMRC	Parkchester Commercial	0	0	0	228,017	0	Violations Work Reserve ($115,000); Free Rent Reserve ($113,017)	5
6		8049	CGMRC	170 Broadway	0	0	0	5,379	0	Condo Assessment Reserve	0
7	4	9P8SZ0	GSMC	Papago Arroyo	0	0	0	0	51,190	Ground Rent	0
8		15011401	RMF	Ansley Walk	0	0	0	0	0		0
9		7918	CGMRC	400 Plaza Drive	0	0	0	276,461	0	Hexaware Lease Reserve ($95,374); Aruba TI Reserve ($90,725); Aruba Lease Reserve ($90,362)	0
10		14111908	RMF	Stone Manor	0	0	0	0	0		0
11		7124	CGMRC	Beverly Hills Hotel Portfolio	0	0	0	2,541,435	0	Mosaic Renovation Reserve	0
11.01		7124-1		Mosaic Beverly Hills
11.02		7124-2		Maison 140
12		8238	CGMRC	Residence Inn Orangeburg	0	0	0	2,500	0	Marriott Comfort Letter Transfer Fee Reserve	0
13		14120504	RMF	Kentucky Self Storage Portfolio	0	0	0	0	0		0
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville
13.04		14120504.04		The Storeroom Mobile Storage - Lexington
14		14121102	RMF	Solaire Apartments	0	0	0	0	0		0
15		596AB2	GSMC	Sherman Plaza	0	0	0	0	0		0
16	5	7996	CGMRC	Crowne Plaza Bloomington	0	0	0	4,654,443	0	PIP Reserve ($4,612,308); Parking Rent Reserve ($42,135)	0
17		8245	CGMRC	Waldon Lakes Apartments	0	0	0	0	0		0
18	6	59TS98	GSMC	Doubletree Charleston	0	0	0	0	0		0
19			CGMRC	Eastmont Town Center	0	0	0	0	0		5
20	7	15012101	RMF	Victory Crossing	0	0	0	17,500	0	Simply Fashion Rent Reserve	0
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments	0	0	0	0	0		0
22	8	8200	CGMRC	Continuum Tower Retail	0	0	0	181,819	0	CIBO Leasing Reserve ($150,000); Free Rent Reserve ($20,819); CAM Reserve ($11,000)	0
23		1WF460	GSMC	Triad Apartment Portfolio	0	0	0	0	0		0
23.01		1WF460-1		Lawndale Apartments
23.02		1WF460-2		Cypress Pointe
23.03		1WF460-3		Riverbend Apartments
23.04		1WF460-4		British Manor
23.05		1WF460-5		Villas Way
23.06		1WF460-6		The Oaks
23.07		1WF460-7		Brown Apartments
24			RMF	Elizabeth Street Portfolio	0	0	0	0	0		0
24.01				1030 Elizabeth Street
24.02				1040 Elizabeth Street
24.03				1070 Elizabeth Street
25		8054	CGMRC	Mansell Shops	0	0	0	0	0		0
26	9	8187	CGMRC	Lafayette Place	0	0	0	300,724	0	Big Lots Reserve ($219,960); Unfunded Obligations Reserve ($80,764.06)	0
27		8282	CGMRC	Shops of Flint Creek	0	0	0	0	0		0
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly	0	0	0	0	0		0
29		14100386	RMF	Oaks Business Center	0	0	0	0	0		0
30		8237	CGMRC	Palmdale Corporate Center	0	0	0	0	0		0
31	10	45	CGMRC	Parkwest Crossing	0	0	0	0	0		0
32		59S6E3	GSMC	Marple Commons	0	0	0	0	0		0
33		8123	CGMRC	Pine Woods Village Apartments	0	0	0	0	0		0
34		1WV3L6	GSMC	Six Flags Village	0	172,000	0	250,000	0	OfficeMax Reserve	0
35		943K09	GSMC	Greens at Fort Mill	0	0	0	0	0		0
36		14103010	RMF	Zinc Mill Terrace	0	0	0	0	0		0
37		8266	CGMRC	12001 East Freeway	0	0	0	0	0		0
38		14120307	RMF	Crossview Courts Apartments	0	0	0	0	0		0
39	11	59VOT3	GSMC	Whitehall Tech Center VI	0	0	0	0	0		0
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio	0	0	0	0	0		5
40.01		49.01		Lakeside Shopping Center
40.02		49.02		Morningside Shoppes
41		15012201	RMF	Spring Branch Estates	0	0	0	0	0		0

CGCMT 2015-GC29 Supplemental Servicer Schedule

											Grace
Control		Loan	Mortgage		Ongoing Deferred	Upfront	Ongoing	Upfront	Ongoing	Other Reserve	Period-
Number	Footnotes	Number	Loan Seller	Property Name	Maintenance Reserve ($)	Environmental Reserve ($)	Environmental Reserve ($)	Other Reserve ($)	Other Reserve ($)	Description	Default
42		14111704	RMF	Fall River Apartments Portfolio	0	0	0	37,500	0	201 Cove Reserve	0
42.01		14111704.01		The Residences at 1710
42.02		14111704.02		The Residences at 680
43		8251	CGMRC	Superior Storage	0	0	0	17,122	0	Unfunded Obligations Reserve	0
44		61	CGMRC	Caxton Building	0	0	0	0	0		0
45		8148	CGMRC	Holiday Inn Express Bellevue	0	0	0	1,179,257	0	PIP Reserve	0
46		1WU3W4	GSMC	Azalea Ridge Apartments	0	0	0	557	0	Tax Service Fee ($535); Flood Certification Fee ($22)	0
47		14121701	RMF	Dames Point Retail	0	62,500	0	0	0		0
48		14081583	RMF	Commerce Point I & II	0	0	0	370,349	0	Paylocity Suite 220 Reserve Funds ($252,847.98); Paylocity Suite 350 Reserve Funds ($66,688.08); Paylocity Suite 350 Free Rent Reserve Funds ($41,580); Paylocity Suite 220 Free Rent Reserve Funds ($9,233.24)	0
49		71	CGMRC	500 Murray Road	0	0	0	156,250	0	Demolition Work Deposit	0
50		14120306	RMF	Tara Hall Apartments	0	0	0	0	0		0
51		74	CGMRC	Northwood & Gypsy Lane Apartments	0	0	0	0	0		0
52		94AA46	GSMC	Summerlyn Apartments	0	0	0	0	0		0
53		8246	CGMRC	Five Points Shopping Center	0	0	0	0	0		0
54		14100677	RMF	Bordeaux Apartments	0	0	0	0	0		0
55		79	CGMRC	Scarsdale Medical Center	0	0	0	0	0		0
56		8227	CGMRC	Red Mountain Shopping Center	0	0	0	0	0		0
57		14090983	RMF	Walgreens - Raleigh	0	0	0	0	0		0
58		14102203	RMF	Mercer Crossing	0	0	0	0	0		0
59		03OZJ6	GSMC	Woods Townhomes	0	0	0	0	0		0
60		15010505	RMF	Forest Hill Mini Storage	0	0	0	0	0		0
61		14110601	RMF	Campus Walk Apartments	0	0	0	0	0		0
62	12		CGMRC	103rd Street Family Center	0	0	0	0	0		5
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx	0	0	0	0	0		0
64		92	CGMRC	Chester Square	0	0	0	0	0		0
65		8280	CGMRC	BMI Self Storage	0	0	0	0	0		0
66		14111404	RMF	Bay Plaza	0	0	0	0	0		0
67			CGMRC	University Landing	0	0	0	0	0		5
68		8314	CGMRC	Amsdell - Sentinel Self Storage	0	0	0	135,000	0	Property Costs Holdback	0
69		7999	CGMRC	Glen Valley Apartments	0	0	0	0	0		0
70		100	CGMRC	Belleview Shopping Center	0	0	0	0	0		0
71		14121577	RMF	South Elgin Commons	0	0	0	0	0		0
72		102	CGMRC	12285 McNulty Road	0	0	0	0	0		0
73	13, 14		CGMRC	La Paz Gateway	0	0	0	65,726	0	Prepaid Rent Reserve	5
74		104	CGMRC	Lumen Dental	0	0	0	0	0		0
75		92	FCRE REL, LLC	324-328 Louisa Avenue	0	0	0	59,422	0	Dr. Hugo Termination Reserve	0
76		107	CGMRC	Audubon Plaza	0	0	0	368,898	0	Unfunded Obligations Reserve ($289,250); Free Rent Reserve ($79,648)	0
77		109	CGMRC	Maple Highlands	0	0	0	0	0		0
78		94	FCRE REL, LLC	Rite Aid - Toledo	0	0	0	0	0		0
79		8231	CGMRC	Delta Self Storage	0	0	0	0	0		0
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza	0	0	0	35,000	0	Family Dollar Reserve	0
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit	0	0	0	0	0		0
82		114	CGMRC	Terrace Glen Estates	0	0	0	0	0		0
83		115	CGMRC	Whispering Willow	0	0	0	0	0		0
84		8293	CGMRC	Safe and Secure Self Storage	0	0	0	0	0		0
85		15010676	RMF	USA Safe Storage	0	0	0	0	0		0
86		121	CGMRC	Chase Bank - Mentor on the Lake	0	0	0	0	0		0

CGCMT 2015-GC29 Supplemental Servicer Schedule

					Grace
Control		Loan	Mortgage		Period-	Residual Value	Lease Enhancement	Environmental	O&M	Cash
Number	Footnotes	Number	Loan Seller	Property Name	Late Fee	Insurance	Insurance	Insurance	Required	Management	Lockbox
1		7NA2C0	GSMC	Selig Office Portfolio	0	No	No	No		In Place	Hard
1.01		7NA2C0-1		1000 Second Avenue		No	No	No	None
1.02		7NA2C0-2		2901 Third Avenue		No	No	No	None
1.03		7NA2C0-3		3101 Western Avenue		No	No	No	None
1.04		7NA2C0-4		300 Elliott Avenue West		No	No	No	None
1.05		7NA2C0-5		3131 Elliott Avenue		No	No	No	None
1.06		7NA2C0-6		2615 Fourth Avenue		No	No	No	ACM
1.07		7NA2C0-7		190 Queen Anne Avenue North		No	No	No	ACM
1.08		7NA2C0-8		200 First Avenue West		No	No	No	ACM
1.09		7NA2C0-9		18 West Mercer Street		No	No	No	None
2		8111	CGMRC	160 Fifth Avenue	0	No	No	No	None	In Place	Hard
3		8304	CGMRC	3 Columbus Circle	0	No	No	No	None	Springing	Hard
4		599L06	GSMC	Apollo Education Group Headquarters	5	No	No	No	None	In Place	Hard
5		8260	CGMRC	Parkchester Commercial	5	No	No	Yes	None	Springing	Hard
6		8049	CGMRC	170 Broadway	0	No	No	No	ACM	Springing	Hard
7	4	9P8SZ0	GSMC	Papago Arroyo	0	No	No	No	None	Springing	Hard
8		15011401	RMF	Ansley Walk	0	No	No	No	None	Springing	Springing
9		7918	CGMRC	400 Plaza Drive	0	No	No	No	ACM	Springing	Hard
10		14111908	RMF	Stone Manor	0	No	No	No	None	Springing	Springing
11		7124	CGMRC	Beverly Hills Hotel Portfolio	0	No	No	No		Springing	Hard
11.01		7124-1		Mosaic Beverly Hills		No	No	No	ACM
11.02		7124-2		Maison 140		No	No	No	ACM
12		8238	CGMRC	Residence Inn Orangeburg	0	No	No	No	None	Springing	Springing
13		14120504	RMF	Kentucky Self Storage Portfolio	0	No	No	No		Springing	Springing
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington		No	No	No	None
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville		No	No	No	None
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville		No	No	No	None
13.04		14120504.04		The Storeroom Mobile Storage - Lexington		No	No	No	None
14		14121102	RMF	Solaire Apartments	0	No	No	No	ACM & LBP	Springing	Springing
15		596AB2	GSMC	Sherman Plaza	0	No	No	No	None	Springing	Springing
16	5	7996	CGMRC	Crowne Plaza Bloomington	0	No	No	No	ACM	Springing	Hard
17		8245	CGMRC	Waldon Lakes Apartments	0	No	No	No	None	Springing	Springing
18	6	59TS98	GSMC	Doubletree Charleston	0	No	No	No	None	Springing	Springing
19			CGMRC	Eastmont Town Center	5	No	No	No	None	Springing	Hard
20	7	15012101	RMF	Victory Crossing	0	No	No	No	None	Springing	Springing
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments	0	No	No	No	None	Springing	Soft
22	8	8200	CGMRC	Continuum Tower Retail	0	No	No	No	None	In Place	Hard
23		1WF460	GSMC	Triad Apartment Portfolio	0	No	No	No		None	None
23.01		1WF460-1		Lawndale Apartments		No	No	No	None
23.02		1WF460-2		Cypress Pointe		No	No	No	None
23.03		1WF460-3		Riverbend Apartments		No	No	No	None
23.04		1WF460-4		British Manor		No	No	No	ACM & LBP
23.05		1WF460-5		Villas Way		No	No	No	ACM & LBP
23.06		1WF460-6		The Oaks		No	No	No	None
23.07		1WF460-7		Brown Apartments		No	No	No	ACM & LBP
24			RMF	Elizabeth Street Portfolio	0	No	No	No		Springing	Springing
24.01				1030 Elizabeth Street		No	No	No	None
24.02				1040 Elizabeth Street		No	No	No	None
24.03				1070 Elizabeth Street		No	No	No	None
25		8054	CGMRC	Mansell Shops	0	No	No	No	ACM	Springing	Springing
26	9	8187	CGMRC	Lafayette Place	0	No	No	No	ACM	Springing	Springing
27		8282	CGMRC	Shops of Flint Creek	0	No	No	No	None	Springing	Springing
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly	0	No	No	No	None	None	None
29		14100386	RMF	Oaks Business Center	0	No	No	No	ACM	Springing	Hard
30		8237	CGMRC	Palmdale Corporate Center	0	No	No	No	None	Springing	Hard
31	10	45	CGMRC	Parkwest Crossing	0	No	No	No	None	Springing	Springing
32		59S6E3	GSMC	Marple Commons	0	No	No	No	None	Springing	Springing
33		8123	CGMRC	Pine Woods Village Apartments	0	No	No	No	None	Springing	Springing
34		1WV3L6	GSMC	Six Flags Village	0	No	No	Yes	None	Springing	Springing
35		943K09	GSMC	Greens at Fort Mill	0	No	No	No	None	Springing	Springing
36		14103010	RMF	Zinc Mill Terrace	0	No	No	No	None	Springing	Springing
37		8266	CGMRC	12001 East Freeway	0	No	No	No	ACM	Springing	Hard
38		14120307	RMF	Crossview Courts Apartments	0	No	No	No	ACM & LBP	Springing	Springing
39	11	59VOT3	GSMC	Whitehall Tech Center VI	15	No	No	No	None	In Place	Hard
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio	5	No	No	No		Springing	Springing
40.01		49.01		Lakeside Shopping Center		No	No	No	None
40.02		49.02		Morningside Shoppes		No	No	No	None
41		15012201	RMF	Spring Branch Estates	0	No	No	No	ACM & LBP	Springing	Springing

CGCMT 2015-GC29 Supplemental Servicer Schedule

					Grace
Control		Loan	Mortgage		Period-	Residual Value	Lease Enhancement	Environmental	O&M	Cash
Number	Footnotes	Number	Loan Seller	Property Name	Late Fee	Insurance	Insurance	Insurance	Required	Management	Lockbox
42		14111704	RMF	Fall River Apartments Portfolio	0	No	No	No		Springing	Springing
42.01		14111704.01		The Residences at 1710		No	No	No	ACM & LBP
42.02		14111704.02		The Residences at 680		No	No	No	ACM & LBP
43		8251	CGMRC	Superior Storage	0	No	No	No	None	Springing	Hard
44		61	CGMRC	Caxton Building	0	No	No	No	ACM	Springing	Springing
45		8148	CGMRC	Holiday Inn Express Bellevue	0	No	No	No	None	Springing	Hard
46		1WU3W4	GSMC	Azalea Ridge Apartments	0	No	No	No	ACM & LBP	None	None
47		14121701	RMF	Dames Point Retail	0	No	No	Yes	ACM	Springing	Hard
48		14081583	RMF	Commerce Point I & II	0	No	No	No	ACM	Springing	Springing
49		71	CGMRC	500 Murray Road	0	No	No	No	ACM	Springing	Springing
50		14120306	RMF	Tara Hall Apartments	0	No	No	No	ACM & LBP	Springing	Springing
51		74	CGMRC	Northwood & Gypsy Lane Apartments	0	No	No	No	ACM & LBP	Springing	Springing
52		94AA46	GSMC	Summerlyn Apartments	0	No	No	No	ACM & LBP	Springing	Springing
53		8246	CGMRC	Five Points Shopping Center	0	No	No	No	None	Springing	Hard
54		14100677	RMF	Bordeaux Apartments	0	No	No	No	ACM	None	None
55		79	CGMRC	Scarsdale Medical Center	0	No	No	No	ACM	Springing	Springing
56		8227	CGMRC	Red Mountain Shopping Center	0	No	No	No	None	Springing	Hard
57		14090983	RMF	Walgreens - Raleigh	15	No	No	No	None	Springing	Springing
58		14102203	RMF	Mercer Crossing	0	No	No	No	ACM	Springing	Springing
59		03OZJ6	GSMC	Woods Townhomes	15	No	No	No	ACM & LBP	None	None
60		15010505	RMF	Forest Hill Mini Storage	0	No	No	No	None	Springing	Springing
61		14110601	RMF	Campus Walk Apartments	0	No	No	No	ACM & LBP	Springing	Springing
62	12		CGMRC	103rd Street Family Center	5	No	No	No	ACM	Springing	Springing
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx	0	No	No	No	None	Springing	Hard
64		92	CGMRC	Chester Square	0	No	No	No	None	Springing	Springing
65		8280	CGMRC	BMI Self Storage	0	No	No	No	ACM	Springing	Springing
66		14111404	RMF	Bay Plaza	0	No	No	No	ACM	Springing	Hard
67			CGMRC	University Landing	15	No	No	No	None	Springing	Springing
68		8314	CGMRC	Amsdell - Sentinel Self Storage	0	No	No	No	None	Springing	Springing
69		7999	CGMRC	Glen Valley Apartments	0	No	No	No	ACM & LBP	Springing	Springing
70		100	CGMRC	Belleview Shopping Center	0	No	No	No	ACM	Springing	Springing
71		14121577	RMF	South Elgin Commons	10	No	No	No	None	Springing	Springing
72		102	CGMRC	12285 McNulty Road	0	No	No	No	ACM	Springing	Springing
73	13, 14		CGMRC	La Paz Gateway	5	No	No	No	None	Springing	Springing
74		104	CGMRC	Lumen Dental	0	No	No	No	ACM	In Place	Hard
75		92	FCRE REL, LLC	324-328 Louisa Avenue	0	No	No	No	None	Springing	Soft
76		107	CGMRC	Audubon Plaza	0	No	No	No	ACM	Springing	Springing
77		109	CGMRC	Maple Highlands	3	No	No	No	ACM & LBP	Springing	Springing
78		94	FCRE REL, LLC	Rite Aid - Toledo	0	No	No	No	None	Springing	Hard
79		8231	CGMRC	Delta Self Storage	0	No	No	No	None	Springing	Springing
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza	0	No	No	No	None	Springing	Soft
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit	0	No	No	No	None	Springing	Hard
82		114	CGMRC	Terrace Glen Estates	0	No	No	No	ACM	Springing	Springing
83		115	CGMRC	Whispering Willow	0	No	No	No	ACM	Springing	Springing
84		8293	CGMRC	Safe and Secure Self Storage	0	No	No	No	None	Springing	Springing
85		15010676	RMF	USA Safe Storage	0	No	No	No	ACM	Springing	Springing
86		121	CGMRC	Chase Bank - Mentor on the Lake	0	No	No	No	ACM	Springing	Springing

CGCMT 2015-GC29 Supplemental Servicer Schedule

							Monthly	Interest
Control		Loan	Mortgage		Units, Pads,	Unit	Debt	Accrual	Administrative	Ground
Number	Footnotes	Number	Loan Seller	Property Name	Rooms, Sq Ft	Description	Service ($) (1)	Method	Fee Rate (%) (2)	Lease Y/N	Prepayment Provision (3)
1		7NA2C0	GSMC	Selig Office Portfolio	1,631,457	SF	412,790.08	Actual/360	0.0095%		Lockout/24_Defeasance/92_0%/4
1.01		7NA2C0-1		1000 Second Avenue	447,792	SF				No
1.02		7NA2C0-2		2901 Third Avenue	269,862	SF				No
1.03		7NA2C0-3		3101 Western Avenue	187,035	SF				No
1.04		7NA2C0-4		300 Elliott Avenue West	226,159	SF				No
1.05		7NA2C0-5		3131 Elliott Avenue	189,849	SF				No
1.06		7NA2C0-6		2615 Fourth Avenue	124,276	SF				No
1.07		7NA2C0-7		190 Queen Anne Avenue North	84,582	SF				No
1.08		7NA2C0-8		200 First Avenue West	66,470	SF				No
1.09		7NA2C0-9		18 West Mercer Street	35,432	SF				No
2		8111	CGMRC	160 Fifth Avenue	141,497	SF	385,235.53	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
3		8304	CGMRC	3 Columbus Circle	525,807	SF	305,011.57	Actual/360	0.0095%	No	Lockout/25_Defeasance/88_0%/7
4		599L06	GSMC	Apollo Education Group Headquarters	599,664	SF	288,865.18	Actual/360	0.0170%	No	Lockout/25_Defeasance/32_0%/3
5		8260	CGMRC	Parkchester Commercial	541,232	SF	307,329.58	Actual/360	0.0095%	No	Lockout/25_>YM or 1%/92_0%/3
6		8049	CGMRC	170 Broadway	16,134	SF	243,051.66	Actual/360	0.0095%	No	Lockout/24_Defeasance/90_0%/6
7	4	9P8SZ0	GSMC	Papago Arroyo	279,411	SF	143,550.15	Actual/360	0.0370%	Yes	Lockout/26_Defeasance/90_0%/4
8		15011401	RMF	Ansley Walk	242	Units	124,600.23	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
9		7918	CGMRC	400 Plaza Drive	258,459	SF	108,484.52	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
10		14111908	RMF	Stone Manor	238	Units	109,483.77	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
11		7124	CGMRC	Beverly Hills Hotel Portfolio	93	Rooms	96,044.55	Actual/360	0.0095%		Lockout/24_Defeasance/32_0%/4
11.01		7124-1		Mosaic Beverly Hills	49	Rooms				No
11.02		7124-2		Maison 140	44	Rooms				No
12		8238	CGMRC	Residence Inn Orangeburg	129	Rooms	89,788.50	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
13		14120504	RMF	Kentucky Self Storage Portfolio	250,275	SF	90,897.48	Actual/360	0.0095%		Lockout/25_Defeasance/91_0%/4
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington	94,900	SF				No
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville	70,375	SF				No
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville	56,100	SF				No
13.04		14120504.04		The Storeroom Mobile Storage - Lexington	28,900	SF				No
14		14121102	RMF	Solaire Apartments	382	Units	85,768.92	Actual/360	0.0095%	No	Lockout/24_>YM or 1%/32_0%/4
15		596AB2	GSMC	Sherman Plaza	74,862	SF	68,897.11	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
16	5	7996	CGMRC	Crowne Plaza Bloomington	430	Rooms	72,189.15	Actual/360	0.0095%	No	Lockout/26_Defeasance/92_0%/2
17		8245	CGMRC	Waldon Lakes Apartments	200	Units	65,503.56	Actual/360	0.0570%	No	Lockout/26_Defeasance/90_0%/4
18	6	59TS98	GSMC	Doubletree Charleston	149	Rooms	64,822.26	Actual/360	0.0095%	No	Lockout/24_Defeasance/91_0%/5
19			CGMRC	Eastmont Town Center	514,236	SF	66,994.31	Actual/360	0.0170%	No	Lockout/24_Defeasance/32_0%/4
20	7	15012101	RMF	Victory Crossing	107,973	SF	53,763.88	Actual/360	0.0095%	No	Lockout/26_Defeasance/89_0%/5
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments	163	Units	55,270.01	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
22	8	8200	CGMRC	Continuum Tower Retail	24,044	SF	50,875.59	Actual/360	0.0095%	No	Lockout/25_Defeasance/88_0%/7
23		1WF460	GSMC	Triad Apartment Portfolio	277	Units	50,207.81	Actual/360	0.0095%		Lockout/24_Defeasance/92_0%/4
23.01		1WF460-1		Lawndale Apartments	44	Units				No
23.02		1WF460-2		Cypress Pointe	60	Units				No
23.03		1WF460-3		Riverbend Apartments	42	Units				No
23.04		1WF460-4		British Manor	84	Units				No
23.05		1WF460-5		Villas Way	18	Units				No
23.06		1WF460-6		The Oaks	18	Units				No
23.07		1WF460-7		Brown Apartments	11	Units				No
24			RMF	Elizabeth Street Portfolio	156,246	SF	49,958.12	Actual/360	0.0095%		Lockout/25_Defeasance/91_0%/4
24.01				1030 Elizabeth Street	62,510	SF				No
24.02				1040 Elizabeth Street	64,136	SF				No
24.03				1070 Elizabeth Street	29,600	SF				No
25		8054	CGMRC	Mansell Shops	56,124	SF	46,396.65	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
26	9	8187	CGMRC	Lafayette Place	94,875	SF	43,592.34	Actual/360	0.0095%	No	Lockout/26_Defeasance or >YM or 1%/90_0%/4
27		8282	CGMRC	Shops of Flint Creek	59,325	SF	43,487.85	Actual/360	0.0095%	No	Lockout/26_Defeasance/90_0%/4
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly	90,750	SF	29,656.25	Actual/360	0.0095%	No	Lockout/26_Defeasance/90_0%/4
29		14100386	RMF	Oaks Business Center	61,770	SF	45,388.02	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
30		8237	CGMRC	Palmdale Corporate Center	58,017	SF	42,534.04	Actual/360	0.0395%	No	Lockout/26_Defeasance/90_0%/4
31	10	45	CGMRC	Parkwest Crossing	85,602	SF	38,326.72	Actual/360	0.0095%	No	Lockout/26_Defeasance/91_0%/3
32		59S6E3	GSMC	Marple Commons	57,760	SF	36,514.51	Actual/360	0.0495%	No	Lockout/24_Defeasance/92_0%/4
33		8123	CGMRC	Pine Woods Village Apartments	156	Units	35,971.65	Actual/360	0.0570%	No	Lockout/25_Defeasance/91_0%/4
34		1WV3L6	GSMC	Six Flags Village	76,904	SF	35,983.79	Actual/360	0.0095%	No	Lockout/24_>YM or 1%/89_0%/7
35		943K09	GSMC	Greens at Fort Mill	64	Units	35,219.30	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
36		14103010	RMF	Zinc Mill Terrace	94	Units	35,136.01	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
37		8266	CGMRC	12001 East Freeway	110,675	SF	33,016.77	Actual/360	0.0095%	No	Lockout/25_Defeasance/92_0%/3
38		14120307	RMF	Crossview Courts Apartments	167	Units	34,756.59	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
39	11	59VOT3	GSMC	Whitehall Tech Center VI	80,686	SF	33,092.63	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio	80,066	SF	32,159.67	Actual/360	0.0095%		Lockout/24_Defeasance/92_0%/4
40.01		49.01		Lakeside Shopping Center	47,969	SF				No
40.02		49.02		Morningside Shoppes	32,097	SF				No
41		15012201	RMF	Spring Branch Estates	143	Units	33,089.21	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4

CGCMT 2015-GC29 Supplemental Servicer Schedule

							Monthly	Interest
Control		Loan	Mortgage		Units, Pads,	Unit	Debt	Accrual	Administrative	Ground
Number	Footnotes	Number	Loan Seller	Property Name	Rooms, Sq Ft	Description	Service ($) (1)	Method	Fee Rate (%) (2)	Lease Y/N	Prepayment Provision (3)
42		14111704	RMF	Fall River Apartments Portfolio	105	Units	31,298.84	Actual/360	0.0095%		Lockout/25_Defeasance/91_0%/4
42.01		14111704.01		The Residences at 1710	66	Units				No
42.02		14111704.02		The Residences at 680	39	Units				No
43		8251	CGMRC	Superior Storage	117,512	SF	30,258.68	Actual/360	0.0295%	No	Lockout/25_Defeasance/92_0%/3
44		61	CGMRC	Caxton Building	147,549	SF	29,337.08	Actual/360	0.0670%	No	Lockout/27_Defeasance/89_0%/4
45		8148	CGMRC	Holiday Inn Express Bellevue	87	Rooms	30,447.75	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
46		1WU3W4	GSMC	Azalea Ridge Apartments	281	Units	28,015.26	Actual/360	0.0770%	No	Lockout/28_Defeasance/88_0%/4
47		14121701	RMF	Dames Point Retail	75,900	SF	25,223.47	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
48		14081583	RMF	Commerce Point I & II	187,638	SF	26,445.24	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
49		71	CGMRC	500 Murray Road	356,610	SF	23,957.32	Actual/360	0.0095%	No	Lockout/27_Defeasance/87_0%/6
50		14120306	RMF	Tara Hall Apartments	166	Units	23,894.97	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
51		74	CGMRC	Northwood & Gypsy Lane Apartments	148	Units	25,268.14	Actual/360	0.0095%	No	Lockout/32_Defeasance/85_0%/3
52		94AA46	GSMC	Summerlyn Apartments	200	Units	26,385.05	Actual/360	0.0095%	No	Lockout/25_Defeasance/10_0%/25
53		8246	CGMRC	Five Points Shopping Center	58,834	SF	23,626.20	Actual/360	0.0095%	No	Lockout/24_Defeasance/93_0%/3
54		14100677	RMF	Bordeaux Apartments	120	Units	23,754.67	Actual/360	0.0095%	No	Lockout/24_Defeasance/89_0%/7
55		79	CGMRC	Scarsdale Medical Center	8,982	SF	22,368.27	Actual/360	0.0095%	No	Lockout/29_Defeasance/87_0%/4
56		8227	CGMRC	Red Mountain Shopping Center	17,671	SF	19,803.29	Actual/360	0.0395%	No	Lockout/27_Defeasance/89_0%/4
57		14090983	RMF	Walgreens - Raleigh	14,820	SF	20,702.82	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
58		14102203	RMF	Mercer Crossing	111,324	SF	21,810.50	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
59		03OZJ6	GSMC	Woods Townhomes	112	Units	18,693.72	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
60		15010505	RMF	Forest Hill Mini Storage	48,600	SF	19,403.86	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
61		14110601	RMF	Campus Walk Apartments	181	Units	18,201.78	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
62	12		CGMRC	103rd Street Family Center	37,800	SF	19,538.07	Actual/360	0.1070%	No	Lockout/25_Defeasance/91_0%/4
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx	19,979	SF	17,977.32	Actual/360	0.0095%	No	Lockout/26_Defeasance/90_0%/4
64		92	CGMRC	Chester Square	40,600	SF	19,793.40	Actual/360	0.0670%	No	Lockout/26_Defeasance/90_0%/4
65		8280	CGMRC	BMI Self Storage	98,092	SF	16,626.58	Actual/360	0.0595%	No	Lockout/25_Defeasance/91_0%/4
66		14111404	RMF	Bay Plaza	38,419	SF	16,691.38	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
67			CGMRC	University Landing	132	Beds	17,051.62	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
68		8314	CGMRC	Amsdell - Sentinel Self Storage	56,195	SF	16,104.21	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
69		7999	CGMRC	Glen Valley Apartments	104	Units	15,830.75	Actual/360	0.0595%	No	Lockout/25_Defeasance/92_0%/3
70		100	CGMRC	Belleview Shopping Center	84,146	SF	15,034.99	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
71		14121577	RMF	South Elgin Commons	13,436	SF	14,103.84	Actual/360	0.0095%	No	Lockout/24_>YM or 1%/89_0%/7
72		102	CGMRC	12285 McNulty Road	75,000	SF	14,079.83	Actual/360	0.0095%	No	Lockout/27_Defeasance/89_0%/4
73	13, 14		CGMRC	La Paz Gateway	6,028	SF	13,988.25	Actual/360	0.0095%	No	Lockout/25_Defeasance/88_0%/7
74		104	CGMRC	Lumen Dental	17,150	SF	16,156.44	Actual/360	0.0495%	No	Lockout/27_Defeasance/29_0%/4
75		92	FCRE REL, LLC	324-328 Louisa Avenue	20,085	SF	13,334.35	Actual/360	0.0095%	No	Lockout/26_Defeasance/90_0%/4
76		107	CGMRC	Audubon Plaza	62,924	SF	14,123.83	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
77		109	CGMRC	Maple Highlands	104	Units	12,519.02	Actual/360	0.0095%	No	Lockout/26_Defeasance/91_0%/3
78		94	FCRE REL, LLC	Rite Aid - Toledo	11,093	SF	11,601.90	Actual/360	0.0095%	No	Lockout/26_Defeasance/90_0%/4
79		8231	CGMRC	Delta Self Storage	48,418	SF	11,435.72	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza	42,675	SF	11,161.56	Actual/360	0.0095%	No	Lockout/29_Defeasance/87_0%/4
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit	11,413	SF	9,903.09	Actual/360	0.0095%	No	Lockout/26_Defeasance/90_0%/4
82		114	CGMRC	Terrace Glen Estates	100	Pads	8,638.13	Actual/360	0.0720%	No	Lockout/25_Defeasance/91_0%/4
83		115	CGMRC	Whispering Willow	102	Pads	8,463.60	Actual/360	0.0095%	No	Lockout/24_Defeasance/92_0%/4
84		8293	CGMRC	Safe and Secure Self Storage	30,002	SF	8,401.93	Actual/360	0.0595%	No	Lockout/26_Defeasance/90_0%/4
85		15010676	RMF	USA Safe Storage	34,550	SF	8,008.89	Actual/360	0.0095%	No	Lockout/25_Defeasance/91_0%/4
86		121	CGMRC	Chase Bank - Mentor on the Lake	3,120	SF	3,393.01	Actual/360	0.0095%	No	Lockout/25_Defeasance/92_0%/3

CGCMT 2015-GC29 Supplemental Servicer Schedule

						Companion Loan	Companion Loan
Control		Loan	Mortgage		Companion	Monthly Debt	Interest Accrual
Number	Footnotes	Number	Loan Seller	Property Name	Loan Flag	Service ($)	Method
1		7NA2C0	GSMC	Selig Office Portfolio	Yes	726,510.53	Actual/360
1.01		7NA2C0-1		1000 Second Avenue
1.02		7NA2C0-2		2901 Third Avenue
1.03		7NA2C0-3		3101 Western Avenue
1.04		7NA2C0-4		300 Elliott Avenue West
1.05		7NA2C0-5		3131 Elliott Avenue
1.06		7NA2C0-6		2615 Fourth Avenue
1.07		7NA2C0-7		190 Queen Anne Avenue North
1.08		7NA2C0-8		200 First Avenue West
1.09		7NA2C0-9		18 West Mercer Street
2		8111	CGMRC	160 Fifth Avenue
3		8304	CGMRC	3 Columbus Circle	Yes	762,528.94	Actual/360
4		599L06	GSMC	Apollo Education Group Headquarters
5		8260	CGMRC	Parkchester Commercial
6		8049	CGMRC	170 Broadway	Yes	97,220.67	Actual/360
7	4	9P8SZ0	GSMC	Papago Arroyo
8		15011401	RMF	Ansley Walk
9		7918	CGMRC	400 Plaza Drive
10		14111908	RMF	Stone Manor
11		7124	CGMRC	Beverly Hills Hotel Portfolio
11.01		7124-1		Mosaic Beverly Hills
11.02		7124-2		Maison 140
12		8238	CGMRC	Residence Inn Orangeburg
13		14120504	RMF	Kentucky Self Storage Portfolio
13.01		14120504.01		Safe Storage 910 Enterprise Court - Lexington
13.02		14120504.02		Safe Storage Industry Parkway - Nicholasville
13.03		14120504.03		Safe Storage Etter Drive - Nicholasville
13.04		14120504.04		The Storeroom Mobile Storage - Lexington
14		14121102	RMF	Solaire Apartments
15		596AB2	GSMC	Sherman Plaza
16	5	7996	CGMRC	Crowne Plaza Bloomington	Yes	63,165.51	Actual/360
17		8245	CGMRC	Waldon Lakes Apartments
18	6	59TS98	GSMC	Doubletree Charleston
19			CGMRC	Eastmont Town Center	Yes	157,633.68	Actual/360
20	7	15012101	RMF	Victory Crossing
21		27	FCRE REL, LLC	Ashton Arlington Heights Apartments
22	8	8200	CGMRC	Continuum Tower Retail
23		1WF460	GSMC	Triad Apartment Portfolio
23.01		1WF460-1		Lawndale Apartments
23.02		1WF460-2		Cypress Pointe
23.03		1WF460-3		Riverbend Apartments
23.04		1WF460-4		British Manor
23.05		1WF460-5		Villas Way
23.06		1WF460-6		The Oaks
23.07		1WF460-7		Brown Apartments
24			RMF	Elizabeth Street Portfolio
24.01				1030 Elizabeth Street
24.02				1040 Elizabeth Street
24.03				1070 Elizabeth Street
25		8054	CGMRC	Mansell Shops
26	9	8187	CGMRC	Lafayette Place
27		8282	CGMRC	Shops of Flint Creek
28		1WV5A8	GSMC	Extra Space Arapahoe & Holly
29		14100386	RMF	Oaks Business Center
30		8237	CGMRC	Palmdale Corporate Center
31	10	45	CGMRC	Parkwest Crossing
32		59S6E3	GSMC	Marple Commons
33		8123	CGMRC	Pine Woods Village Apartments
34		1WV3L6	GSMC	Six Flags Village
35		943K09	GSMC	Greens at Fort Mill
36		14103010	RMF	Zinc Mill Terrace
37		8266	CGMRC	12001 East Freeway
38		14120307	RMF	Crossview Courts Apartments
39	11	59VOT3	GSMC	Whitehall Tech Center VI
40		49	FCRE REL, LLC	Port St Lucie Retail Portfolio
40.01		49.01		Lakeside Shopping Center
40.02		49.02		Morningside Shoppes
41		15012201	RMF	Spring Branch Estates

CGCMT 2015-GC29 Supplemental Servicer Schedule

						Companion Loan	Companion Loan
Control		Loan	Mortgage		Companion	Monthly Debt	Interest Accrual
Number	Footnotes	Number	Loan Seller	Property Name	Loan Flag	Service ($)	Method
42		14111704	RMF	Fall River Apartments Portfolio
42.01		14111704.01		The Residences at 1710
42.02		14111704.02		The Residences at 680
43		8251	CGMRC	Superior Storage
44		61	CGMRC	Caxton Building
45		8148	CGMRC	Holiday Inn Express Bellevue
46		1WU3W4	GSMC	Azalea Ridge Apartments
47		14121701	RMF	Dames Point Retail
48		14081583	RMF	Commerce Point I & II	Yes	52,890.48	Actual/360
49		71	CGMRC	500 Murray Road
50		14120306	RMF	Tara Hall Apartments
51		74	CGMRC	Northwood & Gypsy Lane Apartments
52		94AA46	GSMC	Summerlyn Apartments
53		8246	CGMRC	Five Points Shopping Center
54		14100677	RMF	Bordeaux Apartments
55		79	CGMRC	Scarsdale Medical Center
56		8227	CGMRC	Red Mountain Shopping Center
57		14090983	RMF	Walgreens - Raleigh
58		14102203	RMF	Mercer Crossing
59		03OZJ6	GSMC	Woods Townhomes
60		15010505	RMF	Forest Hill Mini Storage
61		14110601	RMF	Campus Walk Apartments
62	12		CGMRC	103rd Street Family Center
63		77	FCRE REL, LLC	DaVita Dialysis - Bronx
64		92	CGMRC	Chester Square
65		8280	CGMRC	BMI Self Storage
66		14111404	RMF	Bay Plaza
67			CGMRC	University Landing
68		8314	CGMRC	Amsdell - Sentinel Self Storage
69		7999	CGMRC	Glen Valley Apartments
70		100	CGMRC	Belleview Shopping Center
71		14121577	RMF	South Elgin Commons
72		102	CGMRC	12285 McNulty Road
73	13, 14		CGMRC	La Paz Gateway
74		104	CGMRC	Lumen Dental
75		92	FCRE REL, LLC	324-328 Louisa Avenue
76		107	CGMRC	Audubon Plaza
77		109	CGMRC	Maple Highlands
78		94	FCRE REL, LLC	Rite Aid - Toledo
79		8231	CGMRC	Delta Self Storage
80	15	96	FCRE REL, LLC	Niagara & Ontario Plaza
81		97	FCRE REL, LLC	DaVita Dialysis - Detroit
82		114	CGMRC	Terrace Glen Estates
83		115	CGMRC	Whispering Willow
84		8293	CGMRC	Safe and Secure Self Storage
85		15010676	RMF	USA Safe Storage
86		121	CGMRC	Chase Bank - Mentor on the Lake

(1)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.
(2)
The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.
(4)	Ongoing TI/LC reserve is $25,000.00 in the first year of the loan term, $16,666.66 in the second year of the loan term and $23,333.33 thereafter.
(5)
Ongoing FF&E payments will be required commencing on the due date occurring in August 2016, in an amount equal to the greater of (a) one-twelfth of 4% of the greater of (i) the gross income for the Crowne Plaza Bloomington Property in the preceding calendar year or (ii) the projected gross income for the Crowne Plaza Bloomington Property for the current calendar year or (b) the amount required by the franchisor under the franchise agreement.

(6)
On each monthly Due Date, the borrower is required to fund Ongoing Replacement Reserves in an amount equal to the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement or (b) (i) during the 2015 calendar year, 2% of the borrower’s gross revenues over the trailing 12-month period, (ii) during the 2016 calendar year, 3% of the borrower’s gross revenues over the trailing 12-month period and (iii) during each calendar year thereafter, 4% of the borrower’s gross revenues over the trailing 12-month period.

(7)	The replacement reserve is capped at $43,200.
(8)	Ongoing TI/LC payments in the amount of $2,916.67 will be required beginning on the due date occuring in March 2016 and continuing the for remainder of the loan term.
(9)	Following the completion of the roof replacement work, the Replacement Reserve Cap falls to $100,000.
(10)
The TI/LC Reserve account is capped at $200,000. The Borrower is not required to make the monthly TI/LC Reserve account deposit of $2,853 unless the TI/LC Reserve account balance falls below $150,000. In the event the TI/LC Reserve account balance falls below $150,000, the Borrower shall make the TI/LC Reserve monthly deposits until the balance meets the cap of $200,000.

(11)	Ongoing TI/LC Reserve is (i) for the Due Dates occurring in May 2015 through April 2016, $8,333.33, and (ii) for each subsequent Due Date, $4,500.00.
(12)
The borrower is required to fund an Ongoing TI/LC Reserve in the amount of $3,150 per month until such time that the amount on deposit equals or exceeds $151,200.  If at any time (i) the reserve balance is less than or equal to $94,500 or (ii) an event of default exists, the borrower shall resume making the monthly deposits until the amount on deposit reaches the cap or until an event of default no longer exists.

(13)
The borrower is required to fund an Ongoing Replacement Reserve in the amount of $75.35 on each monthly payment date. The borrower’s obligations to make monthly deposits may be suspended once (i) the Replacement Reserve balance is greater than or equal to $2,700, or (ii) an event of default exists.

(14)
The borrower is required to fund an Ongoing TI/LC Reserve in the amount of $1,255.83 on each monthly payment date.  The borrower’s obligations to make monthly deposits may be suspended once (i) the reserve balance is greater than or equal to $45,000, or (ii) an event of default exists.

(15)	The amount held as TI/LC Reserve excludes the initial deposit of $35,000.00 into the Family Dollar Reserve.

EXHIBIT Q

[RESERVED]

Q-1

EXHIBIT R

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: Report will be delivered annually (after the occurrence and during the continuance of an applicable Control Termination Event) no later than [INSERT DATE].
Transaction: Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC29
Operating Advisor: [                             ]
Special Servicer: [                             ]
Directing Holder: [                             ]

I.                 Population of Mortgage Loans that Were Considered in Compiling This Report

[   ] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)           [   ] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)           [   ] of such Specially Serviced Loans had executed Final Asset Status Reports. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

II.                Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard in accordance with the Operating Advisor’s requirements outlined in the Pooling and Servicing Agreement.  Based on such review, the Operating Advisor [believes, does not believe] there are material deviations [(i)] from the Servicing Standard [and/or (ii)] from the Special Servicer’s obligations under the

1      This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Loans. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

Reviewed any assessment of compliance and/or attestation report delivered to the Operating Advisor pursuant to the Pooling and Servicing Agreement with respect to the Special Servicer, and the Asset Status Reports, net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [ ] Specially Serviced Loans: [LIST APPLICABLE MORTGAGE LOANS]

III.               Specific Items of Review

1.           The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.           During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.           Appraisal Reduction calculations and net present value calculations:

(a)         The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

(b)         The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(c)         After consultation with the Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.           The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

5.           In addition to the other information presented herein, the Operating Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

IV.              Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.           In accordance with the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and the applicable Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the applicable Directing Holder directly pursuant to the Pooling and Servicing Agreement. As such, the Operating Advisor generally relied upon its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.           The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.           Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.           The Operating Advisor is not empowered to directly communicate with investors pursuant to the Pooling and Servicing Agreement. If investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s Website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[                         ]

By:
Name:
Title:

EXHIBIT S

SUBSERVICING AGREEMENTS

Mortgage Loan/ Property Name	Sub-Servicer Name
Caxton Building	Bellwether Enterprise Real Estate Capital, LLC
Chester Square	Bellwether Enterprise Real Estate Capital, LLC
Terrace Glen Estates	Bellwether Enterprise Real Estate Capital, LLC
Waldon Lakes Apartments	Berkadia Commercial Morgtgage LLC
Pine Woods Village Apartments	Berkadia Commercial Mortgage LLC
Apollo Education Group Headquarters	GEMSA Loan Services, L.P.
Papago Arroyo	GEMSA Loan Services, L.P.
Eastmont Town Center Loan Combination	NorthMarq Capital, LLC
Azalea Ridge Apartments	NorthMarq Capital, LLC
103rd Street Family Center	NorthMarq Capital, LLC
Palmdale Corporate Center	Holliday Fenoglio Fowler, L.P.
Marple Commons	Holliday Fenoglio Fowler, L.P.
Red Mountain Shopping Center	Holliday Fenoglio Fowler, L.P.
Lumen Dental	Holliday Fenoglio Fowler, L.P.
Superior Storage	PFG Servicing Corporation

S-1

EXHIBIT T

FORM OF RECOMMENDATION OF SPECIAL SERVICER TERMINATION

Deutsche Bank Trust Company Americas,
as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705-4934
Attention: Trust Administration – CI1529

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention:  Global Transaction Services –
CGCMT 2015-GC29

Midland Loan Services, a Division of PNC Bank, National Association,
  as Special Servicer
10851 Mastin Street
Suite 700, Overland Park
Kansas 66210
Attention: Executive Vice President – Division Head

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.08(b) of the Pooling and Servicing Agreement, dated as of April 1, 2015  (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, on behalf of the holders of Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”) regarding the replacement of the Special Servicer.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the operational practices of the Special Servicer [with respect to the Serviced Loans other than any Serviced Outside Controlled Pari Passu Loan Combination] [with respect to the [NAME OF SERVICED OUTSIDE CONTROLLED PARI PASSU LOAN COMBINATION] Loan Combination] conducted pursuant to and in accordance with the Pooling and Servicing Agreement, it is our assessment that [________], in its current capacity as Special Servicer [with respect to the Serviced Loans other than any Serviced Outside

Controlled Pari Passu Loan Combination] [with respect to the [NAME OF SERVICED OUTSIDE CONTROLLED PARI PASSU LOAN COMBINATION] Loan Combination], is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard].  The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [_______] be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

EXHIBIT U

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.04 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. For this CGCMT 2015-GC29 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information Any information required by Item 1121 of Regulation AB which is NOT included on the Distribution Date Statement
Certificate Administrator
Depositor
Master Servicer (only with respect to Item 1121(a)(12) of Regulation AB as to Performing Serviced Loans)
Special Servicer (only with respect to Item 1121(a)(12) of Regulation AB as to Specially Serviced Loans)
Each Mortgage Loan Seller (only with respect to Item 1121(c)(2) of Regulation AB as to itself)

Item 2: Legal Proceedings per Item 1117 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, in each case as to the Trust (in the case of the

U-1

Item on Form 10-D	Party Responsible
Master Servicer and the Special Servicer, to be reported by the party controlling such litigation), (iv) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110(b) originator and Regulation AB Item 1100(d)(1) party relating to a Mortgage Loan sold by such Mortgage Loan Seller to the Depositor
Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders1	Certificate Administrator Trustee
Item 6: Significant Obligors of Pool Assets	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Item 7: Significant Enhancement Provider Information	Depositor
Item 8: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	Certificate Administrator Depositor

1    No disclosure is required for so long as Item 5 of Form 10-D requires the inclusion of information related to mine safety disclosures.

U-2

EXHIBIT V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.05 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, each Other Depositor and Other Exchange Act Reporting Party to which such Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income, financial statements, budgets and/or rent rolls required to be provided in connection with the Additional Item below consisting of disclosure per Item 1112(b) of Regulation AB, possession) (in each case, after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. For this CGCMT 2015-GC29 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	Certificate Administrator Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) any other Reporting Servicer (as to itself), (iii) the Trustee, the Certificate Administrator, the Master Servicer, the Depositor and the Special Servicer, in each case as to the Trust (in the case of the Master Servicer, the Depositor and the Special Servicer, to be reported by the party controlling such

V-1

Item on Form 10-K	Party Responsible
litigation), (iv) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110(b) originator and Regulation AB Item 1100(d)(1) party relating to a Mortgage Loan sold by such Mortgage Loan Seller to the Depositor
Additional Item: Disclosure per Item 1119 of Regulation AB
(i) All parties to the Pooling and Servicing Agreement as to themselves (in the case of the Master Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer or a sub-servicer described in 1108(a)(3) and, in the case of the Special Servicer, only as to 1119(a) affiliations with Significant Obligors identified in the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Master
Servicer or a sub-servicer described in 1108(a)(3)), (ii) each Mortgage Loan Seller as to itself and as to each Regulation AB Item 1110 originator and Regulation AB Item 1100(d)(1) party relating to a Mortgage Loan sold by such Mortgage Loan Seller to the Depositor, (iii) the Depositor as to the enhancement or support provider

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) Special Servicer (as to REO Properties)
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	Depositor

V-2

EXHIBIT W

FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [                   ] AND VIA EMAIL TO [                                                                    ] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Global Transaction Services –CGCMT 2015-GC29

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [  ] of the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as operating advisor, Deutsche Bank Trust Company Americas, as trustee, and Citibank, N.A., as certificate administrator, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                             ], phone number: [          ]; email address: [                  ].

W-1

[NAME OF PARTY],
as [role]

By:
Name:
Title:

W-2

EXHIBIT X

FORM OF CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATIONS

I, [identifying the certifying individual], certify that:

1.
I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K, of Citigroup Commercial Mortgage Trust 2015-GC29 (the “Exchange Act Periodic Reports”);

2.
Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.
Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects; and

5.
All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [Master Servicer][Special Servicer][Certificate Administrator][Trustee][Custodian][Operating Advisor][Outside Servicer][Outside Special Servicer]

Date:

[Signature] [Title]

X-1

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY THE CERTIFICATE ADMINISTRATOR

Re:
Citigroup Commercial Mortgage Trust 2015-GC29 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee.

I, [identifying the certifying individual], a [title] of [CERTIFICATE ADMINISTRATOR], certify to Citigroup Commercial Mortgage Securities Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.           I have reviewed the annual report on Form 10-K for the fiscal year 20__, and all reports on Form 10-D required to be filed in respect of periods covered by that annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.          Based on my knowledge, the distribution information in Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by that report on Form 10-K;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided by the Certificate Administrator pursuant to the Pooling and Servicing Agreement for inclusion in the Exchange Act Periodic Reports is included in such reports; and

4.           The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered by the Certificate Administrator in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Y-1-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[ ]

By:
[Name]

Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE MASTER SERVICER

Re:
Citigroup Commercial Mortgage Trust 2015-GC29 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee

I, [identify the certifying individual], a [title] of [MASTER SERVICER], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

(1)
I have (or a Servicing Officer under my supervision has) reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the Certificate Administrator covering the fiscal year 20__;

(2)
Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

(3)
Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information required to be provided in these servicing reports to the Certificate Administrator by the Master Servicer under the Pooling and Servicing Agreement is included in the servicing reports delivered by the Master Servicer to the Certificate Administrator;

(4)	I am, or an employee under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based

Y-2-1

upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.08 of the Pooling and Servicing Agreement with respect to the Master Servicer, and except as disclosed in such compliance statement delivered by the Master Servicer under Section 10.08 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

(5)
The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses 1 through 5 that is in turn dependent upon information required to be provided by any sub-servicer acting under a sub-servicing agreement that the Master Servicer entered into in connection with the issuance of the Certificates, or upon the performance by any such sub-servicer of its obligations pursuant to any such sub-servicing agreement, in each case beyond the respective backup certifications actually provided by such sub-servicer to the Master Servicer with respect to the information that is subject of such certification.

Date:

[ ]

By:
[Name]

Y-2-2

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE SPECIAL SERVICER

Re:
Citigroup Commercial Mortgage Trust 2015-GC29 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee

I, [identify the certifying individual], a [title] of [SPECIAL SERVICER], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the servicing information in the servicing reports or information relating to the Trust delivered by the Special Servicer to the Master Servicer covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

2.      Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Certificate Administrator is included in the servicing reports delivered by the Special Servicer to the Master Servicer;

3.      I am, or an employee under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.08 of the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such compliance statement delivered by the Special Servicer under Section 10.08 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

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4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Date:

[ ]

By:
[Name]
[Title]

Y-3-2

EXHIBIT Y-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE OPERATING ADVISOR

Re:
Citigroup Commercial Mortgage Trust 2015-GC29 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor (the “Operating Advisor”), Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee

I, [identify the certifying individual], a [title] of [OPERATING ADVISOR], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Operating Advisor to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement and based upon my knowledge the Operating Advisor has, except as described in any information provided to the Certificate Administrator by the Operating Advisor covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing

Y-4-1

criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

[In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].]

Date:

[ ]

By:
[Name]
[Title]

Y-4-2

EXHIBIT Y-5

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE CUSTODIAN

Re:
Citigroup Commercial Mortgage Trust 2015-GC29 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor (the “Operating Advisor”), Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and as custodian (the “Custodian”)

I, [identify the certifying individual], a [title] of [CUSTODIAN], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Custodian covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Custodian under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Custodian to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Custodian under the Pooling and Servicing Agreement and based upon my knowledge the Custodian has, except as described in any information provided to the Certificate Administrator by the Custodian covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing

Y-5-1

criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[ ]

By:
[Name]
[Title]

Y-5-2

EXHIBIT Y-6

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
BY THE TRUSTEE

Re:
Citigroup Commercial Mortgage Trust 2015-GC29 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor (the “Operating Advisor”), Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”)

I, [identify the certifying individual], a [title] of [TRUSTEE], certify to Citigroup Commercial Mortgage Securities Inc. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by Section 10.06 of the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.      Based on my knowledge, the information required by the Pooling and Servicing Agreement to be provided to the Certificate Administrator by the Trustee covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

2.      Based on my knowledge, the information required to be provided to the Certificate Administrator by the Trustee under the Pooling and Servicing Agreement for inclusion in the Exchange Act reports to be filed by the Certificate Administrator is included in the reports delivered by the Trustee to the Certificate Administrator;

3.      I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement and based upon my knowledge the Trustee has, except as described in any information provided to the Certificate Administrator by the Trustee covering the fiscal year 20[__], fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such review applies; and

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4.      The report on assessment of compliance with servicing criteria for asset-backed securities and the related attestation report on assessment of compliance with servicing criteria for asset-backed securities required to be delivered in accordance with Section 10.09 and Section 10.10 of the Pooling and Servicing Agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [list applicable transaction parties].

Date:

[ ]

By:
[Name]
[Title]

Y-6-2

EXHIBIT Z

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor, the Certificate Administrator, each Other Depositor and Other Exchange Act Reporting Party to which such Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge (after complying with its affirmative obligations, if any, under the Pooling and Servicing Agreement to obtain such information) of such information (other than information as to such party itself which such party is obligated to provide).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this CGCMT 2015-GC29 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement
Master Servicer, Special Servicer and the Trustee (in the case of the Master Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Pooling and Servicing Agreement) is a party)
Depositor

Item 1.02- Termination of a Material Definitive Agreement
Master Servicer, Special Servicer and the Trustee (in the case of the Master Servicer, Special Servicer and the Trustee, only as to agreements it is a party to or entered into on behalf of the Trust)
Certificate Administrator (other than as to agreements to which the Depositor (and no other party to the Pooling and Servicing

Z-1

Item on Form 8-K	Party Responsible
Agreement) is a party) Depositor
Item 1.03- Bankruptcy or Receivership	Depositor Each Mortgage Loan Seller as to itself Each other party to the Pooling and Servicing Agreement (as to itself)
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders	Certificate Administrator
Item 5.03- Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	Depositor
Item 5.07: Submission of Matters to a Vote of Security Holders	Certificate Administrator Trustee
Item 6.01- ABS Informational and Computational Material	Depositor
Item 6.02- Change of Master Servicer, Special Servicer or Trustee	Master Servicer (as to itself or a servicer retained by it) Special Servicer (as to itself or a servicer retained by it) Trustee Certificate Administrator Depositor
Item 6.03- Change in Credit Enhancement or Other External Support	Depositor Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	Certificate Administrator
Item 6.05- Securities Act Updating Disclosure	Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01 – Other Events	Depositor
Item 9.01 – Financial Statements and Exhibits	Depositor

Z-2

EXHIBIT AA-1

FORM OF POWER OF ATTORNEY FOR MASTER SERVICER

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank Trust Company Americas, a New York banking corporation, incorporated and existing under the laws of the State of New York, having its usual place of business at 1761 East St. Andrew Place, Santa Ana, California, 92705, as Trustee (the “Trustee”) for Citigroup Commercial Mortgage Trust 2015-GC29  pursuant to that Pooling and Servicing Agreement dated as of April 1, 2015 (the “Agreement”) by and among Citigroup Commercial Mortgage Securities Inc. as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as  operating advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as certificate administrator, hereby constitutes and appoints Midland Loan Services, a Division of PNC Bank, National Association (the “Servicer”), by and through the Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the Servicer and all properties (“REO Properties”) administered by the Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items (1) through (12) below with respect to the Mortgage Loans and REO Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement.  Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.
The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.
The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.
The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution of requests to trustees to accomplish same.

AA-1-1

4.
The conveyance of any property to the mortgage insurer, or the closing of title to any mortgaged property (a “Mortgaged Property”) to be acquired as REO Property, or conveyance of title to any REO Property.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.
The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related promissory note.

7.
The assignment of any Mortgage or Deed of Trust and the related promissory note and other loan documents, in connection with the purchase or repurchase of the Mortgage Loan secured and evidenced thereby.

8.
The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related promissory note and other loan documents.

9.
The full enforcement of and preservation of the Trustee’s interests in any Mortgage or Deed of Trust or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and such Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the filing, prosecution and defense of claims, and the appearance on behalf of the Trustee, in bankruptcy cases affecting any Mortgage or Deed of Trust or the related promissory note;

AA-1-2

f.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

g.
the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

h.
the preparation and execution of such other documents and the performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	The sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;
b.	purchase and sale agreements;
c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;
d.	escrow instructions; and
e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to any Mortgaged Property or reserves for replacement of personal property.

12.	The execution and delivery of the following:

a.
any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, Deed of Trust or other security document in the related mortgage file or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.
any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management,

AA-1-3

operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of [EXECUTION DATE OF POA].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the Servicer has the power to delegate its rights or obligations under the Agreement, the Servicer also has the power to delegate the authority given to it by Deutsche Bank Trust Company Americas, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The Servicer’s attorneys-in-fact shall have no greater authority than that held by the Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank Trust Company Americas except as specifically provided for herein. If the Servicer receives any notice of suit, litigation or proceeding in the name of Deutsche Bank Trust Company Americas, then the Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the Servicer under the Agreement or to allow the Servicer to take any action with respect to Mortgages, Deeds of Trust or the related promissory notes not authorized by the Agreement.

The Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or

AA-1-4

nature whatsoever incurred by reason or result of or in connection with the exercise by the Servicer, or its attorneys-in-fact, of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Deutsche Bank Trust Company Americas, as Trustee for Citigroup Commercial Mortgage Trust 2015-GC29 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Deutsche Bank Trust Company Americas, as Trustee for Citigroup Commercial Mortgage Trust 2015-GC29

By:
Name:
Title:

Prepared by:

Name:

Witness:

Witness:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California}
County of Orange}

AA-1-5

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of  satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

AA-1-6

EXHIBIT AA-2

FORM OF POWER OF ATTORNEY FOR SPECIAL SERVICER

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank Trust Company Americas, a New York banking corporation, incorporated and existing under the laws of the State of New York, having its usual place of business at 1761 East St. Andrew Place, Santa Ana, California, 92705, as Trustee (the “Trustee”) for Citigroup Commercial Mortgage Trust 2015-GC29  pursuant to that Pooling and Servicing Agreement dated as of April 1, 2015 (the “Agreement”) by and among Citigroup Commercial Mortgage Securities Inc. as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Situs Holdings, LLC, as  operating advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as certificate administrator, hereby constitutes and appoints Midland Loan Services, a Division of PNC Bank, National Association (the “Special Servicer”), by and through the Special Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the Special Servicer and all properties (“REO Properties”) administered by the Special Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items (1) through (12) below with respect to the Mortgage Loans and REO Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required, permitted or contemplated under the Agreement pursuant to the authority granted Special Servicer therein.  Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.
The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.
The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting such Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.
The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of

AA-2-1

partial satisfactions/releases, partial reconveyances or the execution of requests to trustees to accomplish same.

4.
The conveyance of any property to the mortgage insurer, or the closing of title to any mortgaged property (a “Mortgaged Property”) to be acquired as REO Property, or conveyance of title to any REO Property.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.
The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related promissory note.

7.
The assignment of any Mortgage or Deed of Trust and the related promissory note and other loan documents, in connection with the purchase or repurchase of the Mortgage Loan secured and evidenced thereby.

8.
The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related promissory note and other loan documents.

9.
The full enforcement of and preservation of the Trustee’s interests in any Mortgage or Deed of Trust or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and such Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed-in-lieu of foreclosure;

AA-2-2

f.	the filing, prosecution and defense of claims, and the appearance on behalf of the Trustee, in bankruptcy cases affecting any Mortgage or Deed of Trust or the related promissory note;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.
the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.
the preparation and execution of such other documents and the performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	The sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;
b.	purchase and sale agreements;
c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;
d.	escrow instructions; and
e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to any Mortgaged Property or reserves for replacement of personal property.

12.	The execution and delivery of the following:

a.
any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, Deed of Trust or other security document in the related mortgage file or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.
any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured

AA-2-3

by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of [EXECUTION DATE OF POA].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the Special Servicer has the power to delegate its rights or obligations under the Agreement, the Special Servicer also has the power to delegate the authority given to it by Deutsche Bank Trust Company Americas, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The Special Servicer’s attorneys-in-fact shall have no greater authority than that held by the Special Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank Trust Company Americas except as specifically provided for herein. If the Special Servicer receives any notice of suit, litigation or proceeding in the name of Deutsche Bank Trust Company Americas, then the Special Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the Special Servicer under the Agreement or to allow the Special Servicer to take any action with respect to Mortgages, Deeds of Trust or the related promissory notes not authorized by the Agreement.

AA-2-4

The Special Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by the Special Servicer, or its attorneys-in-fact, of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice, and without further inquiry, may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Deutsche Bank Trust Company Americas, as Trustee for Citigroup Commercial Mortgage Trust 2015-GC29 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Deutsche Bank Trust Company Americas, as Trustee for Citigroup Commercial Mortgage Trust 2015-GC29

By:
Name:
Title:

Prepared by:

Name:

Witness:

Witness:

AA-2-5

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California}
County of Orange}

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

AA-2-6

EXHIBIT BB

CLASS A-AB SCHEDULED PRINCIPAL BALANCE

Distribution Date	Balance	Distribution Date	Balance
5/10/2015	$52,822,000.00	1/10/2020	$52,822,000.00
6/10/2015	$52,822,000.00	2/10/2020	$52,822,000.00
7/10/2015	$52,822,000.00	3/10/2020	$52,822,000.00
8/10/2015	$52,822,000.00	4/10/2020	$52,821,803.33
9/10/2015	$52,822,000.00	5/10/2020	$51,846,730.65
10/10/2015	$52,822,000.00	6/10/2020	$50,939,977.04
11/10/2015	$52,822,000.00	7/10/2020	$49,958,118.46
12/10/2015	$52,822,000.00	8/10/2020	$49,044,327.39
1/10/2016	$52,822,000.00	9/10/2020	$48,127,131.62
2/10/2016	$52,822,000.00	10/10/2020	$47,135,129.93
3/10/2016	$52,822,000.00	11/10/2020	$46,210,819.71
4/10/2016	$52,822,000.00	12/10/2020	$45,211,907.33
5/10/2016	$52,822,000.00	1/10/2021	$44,280,430.23
6/10/2016	$52,822,000.00	2/10/2021	$43,345,482.30
7/10/2016	$52,822,000.00	3/10/2021	$42,194,609.47
8/10/2016	$52,822,000.00	4/10/2021	$41,251,886.92
9/10/2016	$52,822,000.00	5/10/2021	$40,235,089.52
10/10/2016	$52,822,000.00	6/10/2021	$39,285,064.34
11/10/2016	$52,822,000.00	7/10/2021	$38,261,173.45
12/10/2016	$52,822,000.00	8/10/2021	$37,303,791.81
1/10/2017	$52,822,000.00	9/10/2021	$36,342,842.45
2/10/2017	$52,822,000.00	10/10/2021	$35,308,340.24
3/10/2017	$52,822,000.00	11/10/2021	$34,339,953.88
4/10/2017	$52,822,000.00	12/10/2021	$33,298,227.65
5/10/2017	$52,822,000.00	1/10/2022	$32,322,349.45
6/10/2017	$52,822,000.00	2/10/2022	$31,342,834.37
7/10/2017	$52,822,000.00	3/10/2022	$30,151,556.80
8/10/2017	$52,822,000.00	4/10/2022	$29,163,949.32
9/10/2017	$52,822,000.00	5/10/2022	$28,103,552.43
10/10/2017	$52,822,000.00	6/10/2022	$27,108,311.38
11/10/2017	$52,822,000.00	7/10/2022	$26,040,499.54
12/10/2017	$52,822,000.00	8/10/2022	$25,037,568.64
1/10/2018	$52,822,000.00	9/10/2022	$24,030,899.67
2/10/2018	$52,822,000.00	10/10/2022	$22,951,987.18
3/10/2018	$52,822,000.00	11/10/2022	$21,937,544.09
4/10/2018	$52,822,000.00	12/10/2022	$20,851,080.12
5/10/2018	$52,822,000.00	1/10/2023	$19,828,805.59
6/10/2018	$52,822,000.00	2/10/2023	$18,802,720.63
7/10/2018	$52,822,000.00	3/10/2023	$17,569,222.61
8/10/2018	$52,822,000.00	4/10/2023	$16,534,713.13
9/10/2018	$52,822,000.00	5/10/2023	$15,428,757.43
10/10/2018	$52,822,000.00	6/10/2023	$14,386,268.53
11/10/2018	$52,822,000.00	7/10/2023	$13,272,561.92
12/10/2018	$52,822,000.00	8/10/2023	$12,222,034.75
1/10/2019	$52,822,000.00	9/10/2023	$11,167,591.46
2/10/2019	$52,822,000.00	10/10/2023	$10,042,272.81
3/10/2019	$52,822,000.00	11/10/2023	$8,979,703.09
4/10/2019	$52,822,000.00	12/10/2023	$7,846,490.74
5/10/2019	$52,822,000.00	1/10/2024	$6,775,734.66
6/10/2019	$52,822,000.00	2/10/2024	$5,700,986.78
7/10/2019	$52,822,000.00	3/10/2024	$4,489,657.87
8/10/2019	$52,822,000.00	4/10/2024	$3,406,386.09
9/10/2019	$52,822,000.00	5/10/2024	$2,253,064.53
10/10/2019	$52,822,000.00	6/10/2024	$1,161,453.70
11/10/2019	$52,822,000.00	7/10/2024	$31.90
12/10/2019	$52,822,000.00	8/10/2024 and thereafter	$0.00

BB-1

EXHIBIT CC-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right (as defined below)  established under the Pooling and Servicing Agreement, dated as of April 1, 2015  (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.            The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.            Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the

CC-1-1

Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

CC-1-2

EXHIBIT CC-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice

Midland Loan Services, a Division of PNC Bank, National Association,
      as Master Servicer
10851 Mastin Street
Suite 700, Overland Park
Kansas 66210
Attention: Executive Vice President – Division Head

Re:	Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.            The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.            The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered

CC-2-1

pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit CC-1 to the Pooling and Servicing Agreement, and (B) each of Midland Loan Services, a Division of PNC Bank, National Association and the Depositor has received a certificate from the prospective transferee substantially in the form attached as Exhibit CC-2 to the Pooling and Servicing Agreement.

3.             The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.             Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any Person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any Person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any Person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any Person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.             The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.              The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

CC-2-2

7.             The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives (collectively, “Representatives”) not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than the Transferee’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such Person or has become generally available to the public other than as a result of disclosure by such Person; provided, however, that the Transferee or any of its Representatives may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such other Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such other Person’s auditors, legal counsel and regulators.

8.             The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12 of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

CC-2-3

EXHIBIT DD

FORM OF NOTICE AND CERTIFICATION REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022
Attention: CMBS Surveillance
Facsimile No: (646) 731-2395

Moody’s Investors Service, Inc.
7 World Trade Center
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
Facsimile No: (212) 553-0300

Fitch Ratings, Inc.
One State Street Plaza, 31st Floor
New York, New York 10004
Attention: Commercial Mortgage Surveillance Group
Facsimile No: (212) 635-0295

From:
Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as Master Servicer (the “Master Servicer”) under the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, the Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator.

Date:	____________, 20___

Re:
Citigroup Commercial Mortgage Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29 Mortgage Loan (the “Subject Mortgage Loan”) heretofore secured by real property known as ____________ [Include the following if there is pari passu or AB debt: as evidenced by that certain Promissory Note [A-1][A] in the amount of $____________, which Promissory Note [A-1][A] is owned by the Trust, and Promissory Note [A-2][B] in the amount of $_____________, which Promissory Note [A-2][B] is owned by ________________.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING

AND SERVICING AGREEMENT (THE “SERVICING STANDARD”), AND (B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Subject Mortgage Loan or the defeasance transaction:

1.           The Mortgagor has consummated a defeasance of the Subject Mortgage Loan of the type checked below:**

____ a full defeasance of the entire outstanding principal balance ($____________) of the Subject Mortgage Loan; or

____ a partial defeasance of a portion ($____________) of the Subject Mortgage Loan that represents ___% of the entire principal balance of the Subject Mortgage Loan ($____________).

2.           The defeasance was consummated on ____________, 20__.

3.           The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

[Include the following if there is pari passu or AB debt:

4.           In accordance with the Loan Documents, the defeasance occurred such that:

____ Promissory Notes [A-1][A] and [A-2][B] were defeased simultaneously in their entirety; or

____ Promissory Note [A-2][B] was paid off in full.]

5.           To the knowledge of the Master Servicer any other debt related to the Subject Mortgage Loan (including mezzanine debt, senior secured debt, pari passu debt or subordinate secured debt was either paid off in full or defeased.  Such debt consists of the following: [Describe debt and holder of the debt and if it was paid off or defeased].

6.           The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation, (v) consolidated debt obligations of the Federal Home Loan Bank or (vi) securities covered by the Federal Deposit Insurance Corporation’s (the “FDIC”) Temporary Liquidity Guarantee Program

(“TLGP”).  Based upon a written report from an independent certified accountant, such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not callable prior to their respective maturity dates.  In addition, if the defeasance collateral contains any TLGP securities, then:

●	Such securities are eligible under TLGP;

●
The master servicer (and the trustee, if it serves as the back-up advancing agent for the transaction) has waived its right to (i) collect interest on advances made on behalf of the borrower holding TLGP securities, and (ii) collect for expenses incurred in making demand on the FDIC;

●
If the TLGP debt is to be used to satisfy a balloon payment, a reserve conforming to the criteria for eligible accounts was funded with a minimum of 90 days interest on the defeasance collateral to cover potential delays in receipt of the balloon payment;

●	The TLGP securities mature before June 30, 2012; and

●	The master servicer’s error and omissions insurance policy covers losses to the CMBS trust caused by the servicer’s failure to make timely demand on the FDIC’s guarantee.

7.           After the defeasance, the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that: (i) is the original Mortgagor, (ii) is a Single-Purpose Entity (as described in S&P’s criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Subject Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has previously received confirmation from Standard & Poor’s that the organizational documents of such Defeasance Obligor conform with applicable Standard & Poor’s criteria. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the “Pool”).

8.           If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $35 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates, as of the date of the most recent Certificate Administrator’s Distribution Date Statement received by Master Servicer (the “Current Report”), except to the extent the Defeasance Obligor is of the type specified in paragraph 7(v) above or the original Loan Documents do not limit the amount of defeased loans that it may hold.

9.           The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in S&P’s criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in S&P’s criteria).  The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing defeasance).

10.           The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to the Master Servicer’s collection account, all scheduled payments on the Subject Mortgage Loan or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased including any defeasance premiums set forth in the loan documents (the “Scheduled Payments”).

11.           The Master Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Monthly Payments including the payment in full of the Subject Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) except as otherwise disclosed in the written report from an independent certified public accountant, [and disclosed below,] the revenues received in any month from the defeasance collateral will be applied to make Monthly Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not callable prior to their respective maturity dates, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor’s interest expense for the Subject Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

12.           The Master Servicer received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause either Trust REMIC to fail to qualify as a REMIC for purpose of the Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, [and] (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

13.           The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Subject Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

14.           At the time of the defeasance of the Subject Mortgage Loan, the Subject Mortgage Loan is (x) not one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance equal to or less than $35,000,000 and (z) a Mortgage Loan that represents less than 5% of the Stated Principal Balance of all Mortgage Loans.

15.           Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant’s report and other items delivered in connection with the defeasance will be provided to you upon request.

16.           The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.

[MASTER SERVICER]

By:
Name:
Title:

EXHIBIT A

Exceptions

EXHIBIT B

Sample Perfected Security Interest Representations

General:

1.           [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

Note that “Collateral” means securities, permitted investments and other assets credited to securities accounts.

1.           The [Deposit Account] constitutes a “deposit account” within the meaning of the applicable UCC.

2.           All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account] has agreed to treat all assets credited to the [Securities Account] as “financial assets” within the meaning of the UCC.

Creation:

1.           The Defeasance Account Agreement provides that the Pledgee shall have “control” (as defined in the applicable UCC).

2.           [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

1.           [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

2.           [Debtor] has delivered to[Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

3.           [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

4.           To the extent a Deposit Account exists, [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

1.           Other than the security interest granted to the [Secured Party] pursuant to this Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

2.           The [Securities Account and Deposit Account] are not in the name of any person other than the [Debtor] or the [Secured Party]. The [Debtor] has not consented to the securities intermediary of any [Securities Account] or the account bank of any [Deposit Account] to comply with entitlement orders or instructions of any person other than the [Secured Party].

EXHIBIT EE

FORM OF NOTICE OF EXCHANGE OF EXCHANGEABLE CERTIFICATES

[Date]

[Certificateholder Letterhead]

Citibank, N.A.,
as Certificate Registrar
480 Washington Boulevard, 30th Floor
Jersey City, NJ  07310
Attention:  Citibank Agency & Trust, CGCMT 2015-GC29

Citibank, N.A.,
as Certificate Administrator
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention:  Global Transaction Services–CGCMT 2015-GC29

Re:	Citigroup Commercial Mortgage Securities Trust 2015-GC29, Commercial Mortgage Pass-Through Certificates, Series 2015-GC29

Ladies and Gentlemen:

Pursuant to the terms of the Pooling and Servicing Agreement, dated as of April 1, 2015  (the “Pooling and Servicing Agreement”), between Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, and executed in connection with the above referenced transaction, we hereby (i) certify that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificates described on the attached Schedule I, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates specified on Schedule I attached hereto and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates specified on Schedule I attached hereto.  We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portions of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion of the Exchangeable Certificate received in such exchange shall be increased.  We confirm that no such exchange will be effected until we pay a fee to the Certificate Administrator in an amount equal to $5,000 (together with any other expenses related to such exchange (including fees charged by the Depository, if applicable)).

[[If Applicable] Our Depository participant number is [________].]

Capitalized terms used in this notice but not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

Sincerely,

[_____________]

By:
Name:
Title:

[Medallion Stamp Guarantee]

Schedule I

EXHIBIT FF-1

FORM OF NOTICE REGARDING OUTSIDE
SERVICED TRUST LOAN

[Date]

Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Account Name – COMM 2015-CCRE22	Deutsche Bank Trust Company Americas 1761 East St. Andrew Place Santa Ana, CA 92705 Attention: Trust Administration—DB1522

Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: COMM 2015-CCRE22 Asset Manager	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street, Suite 700 Overland Park, Kansas 66210 Attention: Executive Vice President –Division Head

Park Bridge Lender Services LLC 560 Lexington Avenue, 17th Floor New York, New York 10022 Attention: COMM 2015-CCRE22 -Surveillance Manager

Re:	COMM 2015-CCRE22 Mortgage Trust, Commercial Mortgage Pass Through Certificates

Ladies and Gentlemen:

Reference is hereby made to the Pooling and Servicing Agreement, dated as of March 1, 2015 (the “CCRE22 PSA”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as a special servicer, Midland Loan Services, a Division of PNC Bank, National Association, as a special servicer, Park Bridge Lender Services LLC, as operating advisor, Wilmington Trust, National Association, as trustee, and Deutsche Bank Trust Company Americas, as certificate administrator and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the CCRE22 PSA.

The undersigned is the certificate administrator under the Pooling and Servicing Agreement, dated as of April 1, 2015 (the “GC29 PSA”), between Citigroup Commercial

FF-1-1

Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GC29 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “GC29 Special Servicer”), Situs Holdings, LLC, as operating advisor (the “GC29 Operating Advisor”), Citibank, N.A., as certificate administrator (the “GC29 Certificate Administrator”) and Deutsche Bank Trust Company Americas, as trustee (the “GC29 Trustee”), pursuant to which the Citigroup Commercial Mortgage Trust 2015-GC29 (the “GC29 Trust”) was established and the 3 Columbus Circle Pari Passu Companion Loans evidenced by 3 Columbus Circle Pari Passu Note A-2 and 3 Columbus Circle Pari Passu Note A-5 were transferred to the GC29 Trust as of April 15, 2015 (the “Closing Date”).

The undersigned hereby notifies you that, as of the Closing Date:

1.           Deutsche Bank Trust Company Americas, as trustee under the GC29 PSA, is the holder of the 3 Columbus Circle Pari Passu Companion Loans evidenced by 3 Columbus Circle Pari Passu Note A-2 and 3 Columbus Circle Pari Passu Note A-5.  You are directed to remit to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GC29 PSA, all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GC29 PSA, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the  Companion Loan Noteholders with respect to the 3 Columbus Circle Pari Passu Companion Loans under the CCRE22 PSA and the Intercreditor Agreement with respect to the 3 Columbus Circle Loan Combination.  The wire instructions for Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GC29 PSA is as follows:

Bank: PNC Bank, N.A.
Account Name:
Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass Through Certificates, Series 2015-GC29

Account #: 1029013299

3.           The contact information for the GC29 Trustee, the GC29 Certificate Administrator, the GC29 Master Servicer and the GC29 Special Servicer with respect to the 3 Columbus Circle Pari Passu Companion Loans evidenced by 3 Columbus Circle Pari Passu Note A-2 and 3 Columbus Circle Pari Passu Note A-2 is as follows:

GC29 Trustee:	Deutsche Bank Trust Company Americas 1761 East St. Andrew Place Santa Ana, California, 92705-4934 Attention: Trust Administration – GI1529 (714) 247-6478

FF-1-2

GC29 Certificate Administrator:	Citibank, N.A., 388 Greenwich Street, 14th Floor New York, NY 10013 Attention: Global Transaction Services – CGCMT 2015-GC29 Fax Number: (212) 816-5527
GC29 Master Servicer:
Midland Loan Services, a Division of PNC Bank,
      National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
      Division Head
Fax number: (913) 253-9001
with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106-2150
Attention:  Kenda K. Tomes
Fax number:  (816) 412-9338

GC29 Special Servicer:
Midland Loan Services, a Division of PNC Bank,
      National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
      Division Head
Fax number: (913) 253-9001

with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106-2150
Attention:  Kenda K. Tomes
Fax number:  (816) 412-9338

GC29 Operating Advisor:	Situs Holdings, LLC 2 Embarcadero, Suite 1300, San Francisco, California 94111, Attention: Stacey Ciarlanti, Vice President Stacey.Ciarlanti@situs.com with a copy to:

FF-1-3

Situs Holdings, LLC, 5065 Westheimer Suite 700E Houston, Texas 77052 Attention: Legal Department

4.           Enclosed herewith is a copy of an executed version of the GC29 PSA.

Very truly yours,

By:
Name:
Title:

FF-1-4

EXHIBIT FF-2

FORM OF NOTICE REGARDING OUTSIDE
SERVICED TRUST LOAN

[TO BE SENT FOLLOWING THE 3 COLUMBUS CIRCLE CONTROLLING NOTE
SECURITIZATION DATE OR EASTMONT TOWN CENTER CONTROLLING NOTE
SECURITIZATION DATE, AS APPLICABLE]

[Date]

[Outside Trustee] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Outside Certificate Administrator] [Address Line 1] [Address Line 2] Attn: [Contact Person]

[Outside Master Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]	[Outside Special Servicer] [Address Line 1] [Address Line 2] Attn: [Contact Person]

[Outside Operating Advisor] [Address Line 1] [Address Line 2] Attn: [Contact Person]

Re:	[INSERT DESCRIPTION OF THE OTHER SECURITIZATION TRUST THAT HOLDS THE 3 COLUMBUS CIRCLE CONTROLLING COMPANION LOAN OR THE EASTMONT TOWN CENTER COMPANION LOAN, AS APPLICABLE]

Ladies and Gentlemen:

Reference is hereby made to the Pooling and Servicing Agreement, dated as of [______], 2015 (the “PSA”), [INSERT DESCRIPTION OF THE OTHER POOLING AND SERVICING AGREEMENT GOVERNING THE CREATION OF THE OUTSIDE SECURITIZATION TRUST THAT HOLDS THE 3 COLUMBUS CIRCLE CONTROLLING COMPANION LOAN OR THE THE EASTMONT TOWN CENTER COMPANION LOAN, AS APPLICABLE].  Capitalized terms used but not defined herein shall have the meanings given to them in the PSA.

The undersigned is the certificate administrator under the Pooling and Servicing Agreement, dated as of April 1, 2015 (the “GC29 PSA”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GC29 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “GC29 Special

FF-2-1

Servicer”), Situs Holdings, LLC, as operating advisor (the “GC29 Operating Advisor”), Citibank, N.A., as certificate administrator (the “GC29 Certificate Administrator”) and Deutsche Bank Trust Company Americas, as trustee (the “GC29 Trustee”), pursuant to which the Citigroup Commercial Mortgage Trust 2015-GC29 (the “GC29 Trust”) was established and the [[3 Columbus Circle Pari Passu Companion Loans] evidenced by promissory note A-2 and promissory note A-5 were] [[Eastmont Town Center Pari Passu Companion Loan] evidenced by promissory note A-1 was] transferred to the GC29 Trust as of April 15, 2015 (the “Closing Date”).

The undersigned hereby notifies you that, as of the Closing Date:

1.           Deutsche Bank Trust Company Americas, as trustee under the GC29 PSA, is the holder of the [3 Columbus Circle [Pari Passu] Companion Loans evidenced by promissory note A-2 and promissory note A-5] [Eastmont Town Center [Pari Passu] Companion Loan evidenced by promissory note A-1].  You are directed to remit to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GC29 PSA, all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GC29 PSA, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the [Companion Loan Noteholders] with respect to the [3 Columbus Circle [Pari Passu] Companion Loans][Eastmont Town Center [Pari Passu] Companion Loan] under the PSA and the [Intercreditor][Co-Lender] Agreement with respect to the [3 Columbus Circle Loan Combination][Eastmont Town Center Loan Combination].  The wire instructions for Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under the GC29 PSA is as follows:

Bank: PNC Bank, N.A.
Account Name:
Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee, for the benefit of the registered holders of Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass Through Certificates, Series 2015-GC29

Account #: 1029013299

3.           The contact information for the GC29 Trustee, the GC29 Certificate Administrator, the GC29 Master Servicer and the GC29 Special Servicer with respect to the [3 Columbus Circle [Pari Passu] Companion Loans evidenced by promissory note A-2 and promissory note A-5] [Eastmont Town Center [Pari Passu] Companion Loan evidenced by promissory note A-1] is as follows:

GC29 Trustee:	Deutsche Bank Trust Company Americas 1761 East St. Andrew Place Santa Ana, California, 92705-4934 Attention: Trust Administration – GI1529

FF-2-2

(714) 247-6478
GC29 Certificate Administrator:	Citibank, N.A., 388 Greenwich Street, 14th Floor New York, NY 10013 Attention: Global Transaction Services – CGCMT 2015-GC29 Fax Number: (212) 816-5527
GC29 Master Servicer:
Midland Loan Services, a Division of PNC Bank,
      National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
      Division Head
Fax number: (913) 253-9001
with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106-2150
Attention:  Kenda K. Tomes
Fax number:  (816) 412-9338

GC29 Special Servicer:
Midland Loan Services, a Division of PNC Bank,
      National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President –
      Division Head
Fax number: (913) 253-9001

with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106-2150
Attention:  Kenda K. Tomes
Fax number:  (816) 412-9338

GC29 Operating Advisor:	Situs Holdings, LLC 2 Embarcadero, Suite 1300, San Francisco, California 94111, Attention: Stacey Ciarlanti, Vice President Stacey.Ciarlanti@situs.com

FF-2-3

with a copy to: Situs Holdings, LLC, 5065 Westheimer Suite 700E Houston, Texas 77052 Attention: Legal Department

4.           Enclosed herewith is a copy of an executed version of the GC29 PSA.

Very truly yours,

By:
Name:
Title:

FF-2-4

EXHIBIT GG

SPECIFIED SERVICED MORTGAGE LOANS

None

GG-1